As filed with the Securities and Exchange Commission on May 27, 2005
Registration No. 333-123596

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALLTEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	4812	34-0868285
(State of other jurisdiction of	(Primary standard industrial	(IRS Employer
incorporation or organization)	classification code number)	Identification Number)
One Allied Drive, Little Rock, Arkansas 72202
(501) 905-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Francis X. Frantz
Executive Vice President and Secretary
One Allied Drive
Little Rock, Arkansas 72202
(501) 905-8111
(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:
Friedman Kaplan Seiler & Adelman LLP	Wachtell, Lipton, Rosen & Katz	Kutak Rock LLP
Attention: Barry A. Adelman and	Attention: Daniel A. Neff and	Attention: John P. Fletcher
Gregg S. Lerner	Mark Gordon	425 West Capitol Avenue, Suite 1100
1633 Broadway	51 West 52nd Street	Little Rock, AR 72201
New York, New York 10019	New York, New York 10019	(501) 975-3000 (TEL)
(212) 833-1100 (TEL)	(212) 403-1000 (TEL)	(501) 975-3001 (FAX)
(212) 833-1250 (FAX)	(212) 403-2000 (FAX)
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger as described in the enclosed proxy statement/ prospectus are satisfied or waived.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION	MAY 27, 2005
THE INFORMATION IN THIS PROXY STATEMENT/ PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. ALLTEL MAY NOT DISTRIBUTE AND ISSUE THE SHARES OF ALLTEL COMMON STOCK BEING REGISTERED PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROXY STATEMENT/ PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND ALLTEL IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.
[WESTERN WIRELESS CORPORATION LETTERHEAD]
Bellevue, Washington
                  , 2005
Dear Shareholders:
     You are cordially invited to attend the annual meeting of shareholders of Western Wireless Corporation (“Western Wireless”) on                        , at           a.m. (Pacific Time) at                                     . Directions are provided on the back cover of this document.
     On January 9, 2005, the board of directors of Western Wireless unanimously approved an agreement authorizing the merger of Western Wireless with and into a wholly-owned subsidiary of ALLTEL Corporation (“ALLTEL”). ALLTEL will acquire Western Wireless through the merger of Western Wireless with and into a wholly-owned subsidiary of ALLTEL that will survive the merger. As a result of the merger, the separate corporate existence of Western Wireless will cease and Western Wireless shareholders will no longer be able to trade shares of Western Wireless Class A common stock on the Nasdaq Stock Market or any other exchange. At the annual meeting you will be asked to approve and adopt the merger agreement and the merger. At the annual meeting, you will also be asked to consider and vote on a number of other regular annual meeting proposals, which we describe in the Notice of Annual Meeting of Shareholders on the following page. At the annual meeting, we will also report on Western Wireless’ operations and respond to any questions you may have.
     In the merger, Western Wireless shareholders may elect to receive for each of their shares of Western Wireless common stock: (1) a combination of $9.25 in cash and 0.535 shares of ALLTEL common stock, (2) $40 in cash, subject to proration, or (3) 0.7 shares of ALLTEL common stock, also subject to proration. The cash and stock elections are subject to proration to preserve an overall mix of $9.25 in cash and approximately, but not less than, 0.535 shares of ALLTEL common stock for all of the outstanding shares of Western Wireless common stock taken together. As a result, even if you make the all cash or all stock election you may receive a prorated amount of cash and ALLTEL common stock. Western Wireless shareholders who fail to make an election will be deemed to have made the mixed election. A discussion of the proration mechanism as well as examples of hypothetical prorations can be found in the proxy statement/ prospectus under the heading “The Merger Agreement — Merger Consideration.”
     ALLTEL common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol “AT.” Western Wireless Class A common stock is listed on the Nasdaq Stock Market under the trading symbol “WWCA.” On                        , 2005, the closing prices of a share of ALLTEL common stock and Western Wireless Class A common stock were $         and $         , respectively. It is anticipated that ALLTEL will issue up to an aggregate of approximately 59.3 million shares of its common stock to Western Wireless shareholders pursuant to the merger agreement, representing approximately          % of the shares of ALLTEL common stock outstanding immediately after the merger. The approximate value of the transaction is $6 billion, taking into account (i) the issuance of up to an aggregate of approximately 59.3 million shares of ALLTEL common stock, (ii) payment by ALLTEL of approximately $1.0 billion in cash to shareholders of Western Wireless, and (iii) the assumption by ALLTEL or its subsidiaries of approximately $2.1 billion of Western Wireless debt.
     Before deciding how to vote on the merger, you should consider the “Risk Factors” beginning on page     of the proxy statement/prospectus.
     Your board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Western Wireless and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger. The merger cannot be completed unless holders of outstanding shares of Western Wireless Class A and Class B common stock, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast by such holders vote to approve and adopt the merger agreement and the merger. You should be aware that certain shareholders that hold an aggregate of approximately 41% of the aggregate number of votes entitled to be cast have already agreed with ALLTEL to vote or cause to be voted all of the Western Wireless shares they own in favor of the approval and adoption of the merger agreement and the merger.
     No vote of ALLTEL shareholders is required to complete the merger.
     The proxy statement/ prospectus provides you with detailed information about the annual meeting, the proposed merger and certain other information. You may obtain additional information about us and ALLTEL from documents we and ALLTEL have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” in the proxy statement/ prospectus. We strongly encourage you to read the proxy statement/ prospectus carefully.

Very truly yours,

John W. Stanton
Chairman and Chief Executive Officer
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by ALLTEL under the proxy statement/ prospectus or passed upon the adequacy or accuracy of the proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
     The proxy statement/ prospectus is dated                        , 2005, and is being first mailed to Western Wireless shareholders on or about                        , 2005.

Western Wireless Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        , 2005
TO THE SHAREHOLDERS OF WESTERN WIRELESS CORPORATION:
      Notice is hereby given that the annual meeting of shareholders of Western Wireless Corporation will be held at                     on                     , 2005 at       a.m. (Pacific Time), to consider and act upon the following matters:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 9, 2005 (referred to in the proxy statement/ prospectus as the “merger agreement”), by and among ALLTEL Corporation, a Delaware corporation (“ALLTEL”), Wigeon Acquisition LLC, a Washington limited liability company and a wholly-owned subsidiary of ALLTEL (“Merger Sub”), and Western Wireless Corporation, a Washington corporation (“Western Wireless”), and to approve and adopt the merger contemplated thereby (referred to in the proxy statement/ prospectus as the “merger”), pursuant to which Western Wireless will merge with and into Merger Sub, after which Merger Sub will survive the transaction and continue to be a wholly-owned subsidiary of ALLTEL and the separate corporate existence of Western Wireless will cease.

2. To elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified or until the consummation of the merger.

3. To ratify the selection of PricewaterhouseCoopers LLP as Western Wireless’ independent registered public accounting firm for 2005.

4. To approve the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan.

5. To adjourn or postpone the annual meeting, if necessary, to solicit additional proxies for the approval and adoption of the merger agreement and the merger.

6. To transact such other business as may properly come before the annual meeting or any adjournments thereof.
      Western Wireless’ board of directors has fixed the close of business on May 24, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements of the annual meeting.
      The accompanying proxy statement/ prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, a copy of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger. The accompanying proxy statement/ prospectus is a part of this notice.
      You are cordially invited to attend the annual meeting. Your proxy is being solicited by Western Wireless’ board of directors. Even if you plan to attend the annual meeting, we urge you to submit a valid proxy promptly. If your shares of Western Wireless common stock are registered in your own name, you may submit your proxy by signing, dating and returning the proxy in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are held in “street name” you should follow the directions your broker or bank provides.
      Granting your proxy will impact your dissenters’ rights in respect of the merger. Under Washington law, only Western Wireless shareholders who do not vote in favor of the approval and adoption of the merger agreement and the merger and who deliver to Western Wireless before the annual meeting a written notice of dissent and otherwise comply with the provisions of Chapter 23B.13 of the Washington Business Corporation Act will be entitled, if the merger is completed, to statutory appraisal of the fair value of their shares of Western Wireless common stock as discussed in the proxy statement/ prospectus under the heading “Dissenters’ Rights.”
      Your vote is very important. We urge you to review the enclosed materials and return your proxy card. Your board of directors unanimously recommends that shareholders vote “FOR” the approval and adoption of the merger agreement and the merger. The Western Wireless board of directors also unanimously recommends that Western Wireless shareholders vote “FOR” each of the director nominees listed under the heading “Election of Directors — Information about the Nominees,” “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Western Wireless’ independent registered public accounting firm for 2005 and “FOR” the approval of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan.

By Order of the Board of Directors,

Jeffrey A. Christianson
Senior Vice President, General Counsel and Secretary
Bellevue, Washington
                    , 2005

REFERENCES TO ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about ALLTEL Corporation and Western Wireless Corporation from documents previously filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company with the following contact information:

Western Wireless Corporation:	ALLTEL Corporation:

Investor Relations 3650 131st Avenue SE Bellevue, Washington 98006 (425) 586-8700 email address: investor.relations@wwireless.com	Investor Relations Department One Allied Drive Little Rock, Arkansas 72202 (877) 446-3628 email address: alltel.investor.relations@alltel.com
      If you would like to request any documents, please do so by                     , 2005 in order to receive them before the annual meeting.
      See “Where You Can Find More Information” for more information about the documents referred to in this proxy statement/ prospectus.
      In addition, if you have questions about the merger you may contact:
Mellon Investor Services
44 Wall Street - 7th Floor
New York, NY 10005
Telephone: 1-888-566-9471
      INFORMATION INCLUDED IN THE PROXY STATEMENT/ PROSPECTUS REGARDING ALLTEL AND WESTERN WIRELESS (INCLUDING THE FINANCIAL ADVISOR TO WESTERN WIRELESS) WAS PROVIDED BY ALLTEL AND WESTERN WIRELESS, RESPECTIVELY. NEITHER COMPANY WARRANTS THE ACCURACY OF INFORMATION PROVIDED BY THE OTHER COMPANY.

Page

REFERENCES TO ADDITIONAL INFORMATION	ii
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER	1
SUMMARY	5
The Companies	5
Recent Developments	5
What You Will Be Entitled to Receive Pursuant to the Merger Agreement	5
In Order to Make an Election, You Must Properly Complete and Deliver the Form of Election, the Letter of Transmittal and Your Western Wireless Common Stock Certificates	6
The Annual Meeting	7
Recommendation of the Western Wireless Board Regarding the Merger; Western Wireless’ Reasons for the Merger	8
Opinion of Financial Advisor to Western Wireless	8
ALLTEL’s Reasons for the Merger	8
Interests of Certain Persons in the Merger	8
Conditions to the Merger	9
Termination	9
Material United States Federal Income Tax Consequences	10
Comparison of Rights of ALLTEL Shareholders and Western Wireless Shareholders	10
Comparative Market Price Information	11
Listing and Trading of ALLTEL Common Stock	11
Regulatory Approvals	11
Litigation Regarding the Merger	11
Dissenters’ Rights	11
Selected Historical Consolidated Financial Data of ALLTEL	13
Selected Historical Consolidated Financial Data of Western Wireless	17
Selected Unaudited Pro Forma Condensed Combined Financial Data	18
Comparative Historical and Pro Forma Per Share Data	19
Comparative Stock Prices and Dividends	21
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER (PROPOSAL NO. 1)	23
Introduction	23
The Companies	23
ALLTEL Corporation	23
Wigeon Acquisition LLC	24
Western Wireless Corporation	24
Risk Factors	26
Risks Related to the Merger	26
Risks Related to ALLTEL	29
The Merger	31
General	31
Background of the Merger	31
Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger	35
Opinion of Financial Advisor to Western Wireless	38

TABLE OF CONTENTS — (Continued)

TABLE OF CONTENTS — (Continued)

v

TABLE OF CONTENTS — (Continued)

Page

ANNEX A — AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B — VOTING AGREEMENT	B-1
ANNEX C — OPINION OF FINANCIAL ADVISOR TO WESTERN WIRELESS	C-1
ANNEX D — CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT — DISSENTERS’ RIGHTS	D-1
ANNEX E — WESTERN WIRELESS CORPORATION AUDIT COMMITTEE CHARTER	E-1
ANNEX F — WESTERN WIRELESS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN	F-1
EX-2.2: LIST OF EXHIBITS AND SCHEDULES TO AGREEMENT AND PLAN OF MERGER
EX-5.1: FORM OF OPINION OF KUTAK ROCK LLP
EX-8.1: FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
EX-8.2: FORM OF OPINION OF JONES DAY
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.2: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-99.2: FORM OF PROXY CARD
EX-99.4: CONSENT OF BEAR, STEARNS & CO. INC.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER
The Merger

Q:	What is the proposed transaction?

A:	You are being asked to vote to approve and adopt an agreement and plan of merger among ALLTEL, Merger Sub and Western Wireless and approve and adopt the merger contemplated by the agreement and plan of merger (in this proxy statement/prospectus, we refer to the agreement and plan of merger as the “merger agreement” and the merger contemplated thereby as the “merger”). In the merger, Western Wireless will merge with and into Merger Sub, a newly formed limited liability company and wholly-owned subsidiary of ALLTEL. After the merger, Merger Sub will be the surviving entity and the separate corporate existence of Western Wireless will cease.

Q:	What will I be entitled to receive pursuant to the merger agreement?

A:	The basic consideration in the merger is $9.25 in cash and 0.535 shares of ALLTEL common stock for each share of Western Wireless Class A and Class B common stock (which are collectively referred to in this proxy statement/prospectus as the “Western Wireless common stock”) outstanding immediately prior to completion of the merger, and you are entitled to elect to receive this basic mix. Alternatively, you may elect to receive either $40 in cash or 0.7 shares of ALLTEL common stock for each share of Western Wireless common stock that you own by making a “cash” election or a “stock” election, respectively. The cash and stock elections are subject to proration to preserve an overall mix of $9.25 in cash and approximately, but not less than, 0.535 shares of ALLTEL common stock for all of the outstanding shares of Western Wireless common stock taken together. As a result, even if you make the all cash or all stock election you may receive a prorated amount of cash and ALLTEL common stock. If you fail to make an election, you will be deemed to have made the mixed election. A discussion of the proration mechanism as well as examples of hypothetical prorations can be found in this proxy statement/prospectus under the heading “The Merger Agreement — Merger Consideration.”

You will not be entitled to receive any fractional shares of ALLTEL common stock. Instead, you will be entitled to receive cash, without interest, for any fractional share of ALLTEL common stock you might otherwise have been entitled to receive based on the closing price of the ALLTEL common stock on the date the merger occurs.

Q:	Do I have dissenters’ rights in respect of the merger?

A:	Yes. If you do not vote in favor of the approval and adoption of the merger agreement and the merger, deliver to Western Wireless before the annual meeting a written notice of dissent and otherwise comply with the requirements of Washington law, you will be entitled to assert dissenters’ rights. A copy of Chapter 23B.13 of the Washington Business Corporation Act, which sets forth the requirements for perfecting dissenters’ rights, is attached as Annex D to this proxy statement/ prospectus. If you hold your shares in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps identified properly and in a timely manner (or, alternatively, submit the record holder’s written consent to your dissent prior to or at the time you submit your notice of dissent) to perfect dissenters’ rights. See “Dissenters’ Rights” beginning on page .

If any Western Wireless shareholder who demands dissenters’ rights under Washington law withdraws and does not duly reassert the right to dissent prior to the annual meeting or loses (through failure to perfect or otherwise) the right to dissent, then such shareholder’s shares will no longer be dissenting shares and will automatically be converted into the right to receive $9.25 in cash and 0.535 shares of ALLTEL common stock for each of his or her shares of Western Wireless common stock.

Q:	What are the material United States federal income tax consequences of the merger to me?

A:	The transaction is intended to be tax-free for United States federal income tax purposes, except with respect to any cash received by Western Wireless shareholders. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page .

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly after Western Wireless shareholders approve and adopt the merger agreement and the merger at the annual meeting and after the satisfaction or waiver of all other conditions to the merger, including the receipt of all regulatory approvals that are required to be obtained pursuant to the merger agreement. We currently expect this to occur mid-year 2005.

Q:	When must I elect the type of the merger consideration that I prefer to receive?

A:	If you are a holder of Western Wireless common stock and wish to elect the type of merger consideration you prefer to receive in the merger, you should carefully review and follow the instructions set forth in the form of election provided to Western Wireless shareholders together with this proxy statement/ prospectus. These instructions require that a properly completed and signed form of election be received by the exchange agent by the election deadline, which we will announce before the expected completion of the merger. If you do not submit a properly completed and signed form of election to the exchange agent by the election deadline, then you will be deemed to have elected to receive $9.25 cash and 0.535 shares of ALLTEL common stock in exchange for each of your shares of Western Wireless common stock.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. Please DO NOT send your stock certificates with your proxy card. Rather, prior to the election deadline, you should send your Western Wireless common stock certificates to the exchange agent, together with your completed, signed form of election. If your shares are held in “street name,” you should follow your broker’s or banker’s instructions for making an election with respect to your shares.

Q:	Can I change my election after I submit an election form?

A:	You may revoke your election of merger consideration with respect to all or a portion of the shares of Western Wireless common stock subject thereto by delivering written notice thereof to the exchange agent prior to the election deadline. If you instructed a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions. In addition, any election of merger consideration you make will automatically be revoked if the merger agreement is terminated.

If an election is properly revoked with respect to shares of Western Wireless common stock represented by stock certificates, the certificates representing such shares will be promptly returned to the holder that submitted them to the exchange agent.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card you should contact:
Mellon Investor Services
44 Wall Street - 7th Floor
New York, NY 10005
Telephone: 1-888-566-9471

Q:	Where can I find more information about Western Wireless and ALLTEL?

A:	You can find more information about Western Wireless and ALLTEL from various sources described under the heading “Where You Can Find More Information” on page .
The Annual Meeting

Q:	What matters will we vote on at the annual meeting?

A:	You will vote on the following proposals:

• to approve and adopt the merger agreement and the merger;

• to elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified or until the consummation of the merger;

• to ratify the selection of PricewaterhouseCoopers LLP as Western Wireless’ independent registered public accounting firm for 2005;

• to approve the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan;

• to adjourn or postpone the annual meeting, if necessary, to solicit additional proxies for the approval and adoption of the merger agreement and the merger; and

• to transact such other business as may properly come before the annual meeting.

Q:	What is the required vote to approve and adopt the merger agreement and the merger?

A:	The merger agreement and the merger must be approved and adopted by the holders of shares of Western Wireless Class A and Class B common stock outstanding as of the record date, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast by such holders. Abstentions from voting and broker non-votes (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter), since they are not affirmative votes, will have the same practical effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

You should be aware that shareholders who hold an aggregate of approximately 41% of the aggregate number of votes entitled to be cast on the record date have already agreed with ALLTEL to vote in favor of the approval and adoption of the merger agreement and the merger at the annual meeting of shareholders.

No vote of the shareholders of ALLTEL is required.

Q:	What is the required vote for the other matters at the annual meeting?

A:	Ratification of the selection of the independent registered public accounting firm, and approval of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan, require the affirmative vote of holders of shares of Western Wireless Class A and Class B common stock outstanding as of the record date, voting together as a single class, representing a majority of the votes present at the meeting, in person or by proxy. For the election of directors, if a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. For the election of directors, abstentions from voting and broker non-votes (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) will have the legal effect of neither a vote for nor against the nominee. For all other matters, abstentions from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters.

Q:	Who is entitled to vote at the annual meeting?

A:	Holders of record of Western Wireless common stock at the close of business on May 24, 2005, which is the date Western Wireless’ board of directors has fixed as the record date for the annual meeting, are entitled to vote at the annual meeting.

Q:	What does the Western Wireless board of directors recommend?

A:	The Western Wireless board of directors has unanimously approved the merger agreement and the merger and has also unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Western Wireless and its shareholders. Accordingly, the Western Wireless board unanimously recommends that Western Wireless shareholders vote “FOR” the approval and adoption of the merger agreement and the merger at the annual meeting.

The Western Wireless board of directors also unanimously recommends that Western Wireless shareholders vote “FOR” each of the director nominees listed under the heading “Election of Directors — Information about the Nominees,” “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Western Wireless’ independent registered public accounting firm for

2005 and “FOR” the approval of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan at the annual meeting.

Q:	What do I need to do to vote my shares at the annual meeting?

A:	After carefully reading and considering the information included and incorporated by reference in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares may be voted at the annual meeting. If your shares of Western Wireless common stock are registered in your own name you may submit your proxy by filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed envelope.

If your shares are held in “street name,” you should follow the directions your broker or bank provides in order to ensure your shares are voted at the annual meeting.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the annual meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of each of the proposals being considered at the annual meeting, including the merger agreement and the merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	You may change your vote at any time before your proxy is voted at the annual meeting. If your shares of Western Wireless common stock are registered in your own name, you can do this in one of three ways. First, you can deliver to Western Wireless prior to the annual meeting a written notice stating that you want to revoke your proxy. Second, you can complete and deliver to Western Wireless prior to the annual meeting a new proxy card. If you choose either of these two methods, Western Wireless must receive your notice of revocation or your new proxy card prior to the annual meeting at the following address: Western Wireless Corporation, Attn: Investor Relations, 3650 131st Avenue SE, Bellevue, Washington 98006. Third, you can attend the Western Wireless annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy, as you must vote at the annual meeting in order to revoke a prior proxy.

If you have instructed a broker or bank to vote your shares, you must follow the directions you received from your broker or bank to change your vote.

SUMMARY
      This summary highlights selected information from this proxy statement/ prospectus about the proposed merger. It may not contain all of the information that is important to you. You should read carefully the entire proxy statement/ prospectus and the additional documents referred to in it to fully understand the merger.
The Companies (See Page      )

ALLTEL Corporation	Wigeon Acquisition LLC	Western Wireless Corporation
One Allied Drive, Little Rock, Arkansas 72202 (501) 905-8000	One Allied Drive, Little Rock, Arkansas 72202 (501) 905-8000	3650 131st Avenue, S.E., Suite 400, Bellevue, Washington 98006 (425) 586-8700

ALLTEL is a customer-focused communications company that provides, among other things, wireless and wireline local, long-distance, network access and Internet services.	Merger Sub was organized solely for the purpose of effecting the merger with Western Wireless.	Western Wireless is one of the largest providers of rural wireless communications services in the United States.
Recent Developments
      On May 17, 2005, ALLTEL completed the settlement of the purchase contract component of the equity units that were originally issued by ALLTEL in an underwritten public offering in 2002. In the settlement, ALLTEL received cash proceeds of approximately $1.385 billion and delivered approximately 24.5 million shares of ALLTEL common stock in the aggregate to the holders of the equity units. The proceeds from the settlement are expected to finance the payment by ALLTEL of approximately $1.0 billion in cash to shareholders of Western Wireless in the merger and the repayment of a portion of the $1.2 billion of borrowings outstanding under Western Wireless’ credit facility that, as a result of a change in control, will become due immediately upon the closing of the merger. The settlement of the purchase contracts completed ALLTEL’s obligations under the equity units.
      While the settlement of the purchase contracts provided additional liquidity to ALLTEL, the issuance of ALLTEL common stock in connection therewith increased the total number of shares of ALLTEL common stock outstanding. The merger consideration will not be adjusted as a result of the issuance of these shares. As a result, Western Wireless shareholders receiving ALLTEL common stock in the merger will own a smaller percentage of ALLTEL than they would have owned if the settlement of the purchase contracts had not occurred. Additionally, the market price of ALLTEL’s common stock could be negatively impacted by the issuance of the additional shares pursuant to the purchase contracts, which would reduce the value of the ALLTEL common stock Western Wireless shareholders receive as a portion of their merger consideration.
      Unless otherwise indicated, all references to shares of ALLTEL common stock issued and outstanding in this proxy statement/ prospectus exclude the shares of ALLTEL common stock that were issued pursuant to the equity units, except that references to shares of ALLTEL common stock estimated to be outstanding after the merger include the approximately 24.5 million shares of ALLTEL common stock that were issued pursuant to the equity units.
What You Will Be Entitled to Receive Pursuant to the Merger Agreement (See Page      )
      The basic consideration in the merger is $9.25 in cash and 0.535 shares of ALLTEL common stock for each share of Western Wireless common stock outstanding immediately prior to completion of the merger, and you are entitled to elect to receive this basic mix. Alternatively, you may elect to receive either $40 in cash or 0.7 shares of ALLTEL common stock by making a “cash” election or a “stock” election. AS EXPLAINED BELOW, HOWEVER, THE CASH AND STOCK ELECTIONS ARE

SUBJECT TO PRORATION TO PRESERVE AN OVERALL MIX OF $9.25 IN CASH AND APPROXIMATELY, BUT NOT LESS THAN, 0.535 SHARES OF ALLTEL COMMON STOCK FOR ALL OF THE OUTSTANDING SHARES OF WESTERN WIRELESS COMMON STOCK TAKEN TOGETHER. AS A RESULT, EVEN IF YOU MAKE THE ALL CASH OR ALL STOCK ELECTION YOU MAY RECEIVE A PRORATED AMOUNT OF CASH AND ALLTEL COMMON STOCK. If you fail to make an election, you will be deemed to have made the mixed election.

Consideration to be Received per Share of
Type of Election	Western Wireless Common Stock

Mixed	$9.25 in cash and 0.535 shares of ALLTEL common stock
Stock	0.7 shares of ALLTEL common stock, before proration
Cash	$40 in cash, before proration

Explanation of Proration
      The total amount of cash that will be paid and the total number of shares of ALLTEL common stock that will be issued in the merger to holders of Western Wireless common stock outstanding immediately prior to completion of the merger will be the product of $9.25 and between 0.535 and 0.538 shares of ALLTEL common stock, respectively, multiplied by the total number of shares of Western Wireless common stock outstanding immediately prior to completion of the merger. The stock and cash elections are subject to proration to preserve an overall mix of $9.25 in cash and between 0.535 and 0.538 shares of ALLTEL common stock for all of the outstanding shares of Western Wireless common stock taken together. Therefore, unless the number of stock elections is significantly greater than the number of cash elections, Western Wireless shareholders making the cash election will not receive $40 in cash, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the Western Wireless shareholders. In all cases, the cash election will include at least as much cash as the mixed election. The formula that will be used to determine the actual amount of proration is described on page      . Similarly, if the number of stock elections is significantly greater than the number of cash elections, Western Wireless shareholders making the stock election will not receive 0.7 shares of ALLTEL common stock, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the Western Wireless shareholders. In all cases, the stock election will include at least as much stock as the mixed election.

Fractional Shares
      You will not be entitled to receive any fractional shares of ALLTEL common stock. Instead, you will be entitled to receive cash, without interest, for any fractional share of ALLTEL common stock you might otherwise have been entitled to receive, based on the closing price of the ALLTEL common stock on the date the merger occurs.
In Order to Make an Election, You Must Properly Complete and Deliver the Form of Election and Your Western Wireless Common Stock Certificates (See Page      )
      You are receiving together with this proxy statement/ prospectus a form of election with instructions for making your merger consideration election. You must properly complete and deliver to the exchange agent your form of election along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or form of election with your proxy card. Once you deliver your stock certificates to the exchange agent, you may not transfer your Western Wireless shares, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

      Forms of election must be received by the exchange agent by the election deadline, which we will announce before the expected completion of the merger. If you fail to submit a properly completed form of election prior to the election deadline, you will be deemed to have made the mixed election to receive $9.25 cash and 0.535 shares of ALLTEL common stock in exchange for each of your shares of Western Wireless common stock.
      Generally, you may revoke or change your election, but only by submitting written notice that is received by the exchange agent prior to the election deadline. If you properly revoke your election, or the merger agreement is terminated, and you have transmitted certificates to the exchange agent, the exchange agent will promptly return those certificates to you. You will not be entitled to revoke or change your election following the election deadline. As a result, if you make an election you will be unable to revoke your election or sell your shares of Western Wireless common stock during the interval between the election deadline and the date of completion of the merger.
      If you own shares of Western Wireless common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.
The Annual Meeting (See Page      )
      The Western Wireless annual meeting will take place at                     , on                     , 2005, at       a.m. (Pacific Time). At the annual meeting, the holders of Western Wireless common stock will be asked to approve and adopt the merger agreement and the merger. The holders of Western Wireless common stock will also be asked to elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified or until the consummation of the merger, ratify the selection of PricewaterhouseCoopers LLP as Western Wireless’ independent registered public accounting firm for 2005 and approve the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan. The close of business on May 24, 2005 is the record date for determining if you are entitled to vote at the annual meeting. On that date, there were 93,875,487 shares of Western Wireless Class A common stock outstanding and 6,668,794 shares of Western Wireless Class B common stock outstanding. Each share of Western Wireless Class A common stock is entitled to one vote at the annual meeting and each share of Western Wireless Class B common stock is entitled to ten votes at the annual meeting. The affirmative vote of holders of shares of Western Wireless Class A and Class B common stock outstanding as of the record date, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast by such holders, is required to approve and adopt the merger agreement and the merger. Ratification of the selection of the independent registered public accounting firm, and approval of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan, require the affirmative vote of holders of shares of Western Wireless Class A and Class B common stock outstanding as of the record date, voting together as a single class, representing a majority of the votes present at the meeting, in person or by proxy. For the election of directors, if a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. On the record date, directors and executive officers of Western Wireless beneficially owned and had the right to vote 9,269,214 shares of Western Wireless Class A common stock and 6,393,968 shares of Western Wireless Class B common stock, entitling them to cast approximately 44.54% of the number of votes entitled to be cast at the annual meeting.
      Certain shareholders that hold an aggregate of approximately 41% of the aggregate number of votes entitled to be cast have agreed with ALLTEL to vote, or cause to be voted, all of their shares of Western Wireless common stock to approve and adopt the merger agreement and the merger. See “Voting Agreement.”

Recommendation of the Western Wireless Board Regarding the Merger; Western Wireless’ Reasons for the Merger (See Page      )
      Western Wireless’ board of directors has unanimously approved the merger agreement. Western Wireless’ board has also unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Western Wireless and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger. In reaching its decision, the Western Wireless board considered a number of factors that are described in more detail in “The Merger — Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger” beginning on page      . The Western Wireless board of directors did not assign relative weights to the factors described in that section or the other factors considered by it in reaching its decision. In addition, the Western Wireless board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of all of these factors as a whole.
Opinion of Financial Advisor to Western Wireless (See Page      )
      Bear, Stearns & Co. Inc. delivered its written opinion, dated January 9, 2005, to Western Wireless’ board of directors that, subject to the assumptions and conditions contained therein, as of the date thereof, the consideration to be received pursuant to the merger is fair, from a financial point of view, to the shareholders of Western Wireless.
      The full text of the written opinion of Bear, Stearns & Co. Inc., dated January 9, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/ prospectus. You should read the opinion in its entirety. Bear, Stearns & Co. Inc. provided its opinion for the information and assistance of Western Wireless’ board of directors in connection with the board’s consideration of the transaction contemplated by the merger agreement. The Bear, Stearns & Co. Inc. opinion is not a recommendation as to how you should vote with respect to the proposal to approve and adopt the merger agreement and the merger.
ALLTEL’s Reasons for the Merger (See Page      )
      The board of directors of ALLTEL met several times to review the merger and unanimously approved the merger agreement on January 9, 2005 after ALLTEL’s senior management discussed with the board of directors the potential benefits and risks of the transaction. As a result of the merger, ALLTEL expects to increase its wireless revenue mix from approximately 60 percent to nearly 70 percent of its total consolidated revenues. The merger will also permit ALLTEL to increase its retail position in Western Wireless’ rural markets where it can bring significant value to customers by offering competitive national rate plans. In addition, ALLTEL will diversify its wireless roaming revenue sources and become a leading independent roaming partner for the four national carriers in the markets served by ALLTEL. For a discussion of additional reasons of ALLTEL for the merger see “The Merger — ALLTEL’s Reasons for the Merger” beginning on Page      .
Interests of Certain Persons in the Merger (See Page      )
      Some of Western Wireless’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Western Wireless shareholders generally. The Western Wireless board of directors was aware of these interests and considered them in approving the merger agreement and the merger. These interests include the requirement of ALLTEL to honor Western Wireless’ severance program in which executive officers participate, the establishment of a $20 million retention pool in which executive officers will be eligible to receive a cash retention bonus in certain circumstances, ALLTEL’s agreement to appoint John W. Stanton to ALLTEL’s board of directors following the merger, the acceleration of certain stock option awards in connection with the merger and rights of directors and executive officers to continued indemnification and insurance coverage by ALLTEL after the merger for acts or omissions occurring prior to the merger.

Conditions to the Merger (See Page      )
      The obligations of each party to complete the merger are conditioned upon the other party’s representations and warranties being true and correct, subject to certain materiality and other exceptions, and the other party having complied in all material respects with such party’s covenants. In addition, among other things, ALLTEL’s and Western Wireless’ obligations are conditioned on:

•	the approval and adoption of the merger agreement and the merger by Western Wireless’ shareholders;

•	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the merger;

•	the continuing effectiveness of the registration statement of which this proxy statement/ prospectus forms a part;

•	the approval of the shares of ALLTEL common stock to be issued in connection with the merger for listing on the New York Stock Exchange;

•	the termination or expiration of the applicable waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the obtaining of any other regulatory approvals of Western Wireless or ALLTEL required to be obtained for the consummation of the merger, other than regulatory approvals the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Western Wireless or ALLTEL;

•	the obtaining of all necessary Federal Communications Commission approvals and consents other than any such consents the failure to obtain which would not reasonably be expected to have a material adverse effect on Western Wireless or ALLTEL, on terms that would not, subject to certain exceptions described under the heading “The Merger Agreement — Covenants — Filings; Other Actions”, require ALLTEL to divest itself of any businesses, assets or product lines; and

•	the receipt by each of ALLTEL and Western Wireless, from its respective legal counsel, of an opinion substantially to the effect that the merger will be treated as a reorganization under section 368(a) of the Internal Revenue Code.
      In addition, ALLTEL’s obligation to complete the merger is also conditioned on the absence, since January 9, 2005, of any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a material adverse effect on Western Wireless following the date of the merger agreement, except as disclosed to ALLTEL prior to the date of the merger agreement.
Termination (See Page      )
      The merger agreement may be terminated by the mutual consent of ALLTEL and Western Wireless. Additionally, either ALLTEL or Western Wireless may terminate the merger agreement if:

•	the merger is not consummated by August 31, 2005 (which date can be extended by ALLTEL or Western Wireless to November 30, 2005 if, as of August 31, 2005, all conditions to closing other than certain regulatory approvals have been satisfied) through no fault of the party seeking to terminate the merger agreement;

•	there are final, non-appealable legal restraints preventing the merger, through no fault of the party seeking to terminate the merger agreement;

•	Western Wireless shareholders fail to approve and adopt the merger agreement and the merger at the annual meeting, except that Western Wireless will not be permitted to terminate the merger agreement because of the failure to obtain such shareholder approval if such failure was caused by (i) Western Wireless’ actions or inactions that constitute a material breach of the merger agreement or (ii) a breach of the voting agreement by any party thereto other than ALLTEL; or

•	the other party has materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement, resulting in a failure of a condition to the non-breaching party’s obligation to effect the merger and such breach cannot be cured by August 31, 2005 (or November 30, 2005, if extended).
      Western Wireless must pay ALLTEL a termination fee of $120 million if:

•	Western Wireless terminates the merger agreement because the merger has not been completed by August 31, 2005 (or if either party has properly extended the termination date under the merger agreement, by November 30, 2005), which failure to complete was not proximately caused by ALLTEL’s breach in any material respect of its obligations under the merger agreement, or either Western Wireless or ALLTEL terminates the merger agreement because the Western Wireless shareholders fail to approve and adopt the merger and the merger agreement at the annual meeting, and

•	prior to the termination of the merger agreement, a Company Alternative Proposal (defined as any bona fide proposal or offer made by any person, prior to the approval of the merger by Western Wireless’ shareholders, for the (i) acquisition of Western Wireless by a merger or business combination transaction or for a “merger of equals” with Western Wireless, (ii) acquisition of more than 20% of the assets of Western Wireless and its subsidiaries, taken as a whole, or (iii) acquisition of more than 20% of the common stock of Western Wireless) shall have been commenced, publicly proposed or publicly disclosed prior to, and in each case, not withdrawn at the time of, the annual meeting, and

•	Western Wireless enters into an agreement regarding the acquisition of Western Wireless by merger or business combination, or a “merger of equals,” or the acquisition of 40% or more of its assets or shares of common stock with the third party making such Company Alternative Proposal within nine months after the termination or Western Wireless enters into an agreement regarding the acquisition of Western Wireless by merger or business combination, or a “merger of equals,” or the acquisition of 40% or more of its assets or shares of common stock with any other party within six months after the termination.
Material United States Federal Income Tax Consequences (See Page      )
      The United States federal income tax consequences of the merger to a holder of Western Wireless common stock will generally depend on the form of consideration the holder receives in the merger:

•	if the holder receives only shares of ALLTEL common stock, it will generally not recognize gain or loss;

•	if the holder receives both shares of ALLTEL common stock and cash, it will generally not recognize any loss and will generally recognize gain in an amount not exceeding the amount of cash received; and

•	if the holder receives only cash, it will generally recognize gain or loss.
Comparison of Rights of ALLTEL Shareholders and Western Wireless Shareholders (See Page      )
      After the merger, Western Wireless shareholders (other than shareholders who properly exercise their dissenters’ rights or who make valid cash elections that do not become subject to proration) will become ALLTEL shareholders and their rights as shareholders will be governed by the certificate of incorporation and by-laws of ALLTEL and the general corporation law of the State of Delaware. There are a number of differences between the certificate of incorporation and by-laws of ALLTEL, the articles of incorporation and by-laws of Western Wireless and the general corporation law of the State of Delaware and the business corporation act of the State of Washington. These differences are summarized under the heading “Comparison of Rights of ALLTEL and Western Wireless Shareholders.”

Comparative Market Price Information (See Page      )
      ALLTEL common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol “AT.” Western Wireless Class A common stock is listed on the Nasdaq Stock Market under the trading symbol “WWCA.” On January 7, 2005, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing price of Western Wireless Class A common stock was $36.52 per share and the closing price of ALLTEL common stock was $56.12 per share. On                     , 2005, the most recent practicable date prior to the printing of this proxy statement/ prospectus, the closing price of Western Wireless Class A common stock was $           per share and the closing price of ALLTEL common stock was $           per share. We urge you to obtain current market quotations.
Listing and Trading of ALLTEL Common Stock (See Page      )
      Shares of ALLTEL common stock received by Western Wireless shareholders pursuant to the merger will be listed on the New York Stock Exchange.
      After completion of the merger, shares of ALLTEL common stock will continue to be traded on the New York Stock Exchange, but shares of Western Wireless common stock will no longer be listed or traded.
Regulatory Approvals (See Page      )
      A condition to the obligation of ALLTEL and Western Wireless to complete the merger is that the requisite Federal Communications Commission (“FCC”) consents be granted regarding the transfer of control to ALLTEL of the FCC licenses and authorizations held by Western Wireless. On January 24, 2005, Western Wireless and ALLTEL jointly filed FCC applications, seeking the requisite FCC approvals.
      In addition, Western Wireless and ALLTEL must make certain filings and registrations with, and seek, consents, permits, authorizations and approvals from, state or foreign governmental entities, including, without limitation, such entities regulating competition and telecommunications businesses.
      As a condition to the merger, The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), requires Western Wireless and ALLTEL to observe the HSR Act’s notification and waiting periods. Western Wireless and ALLTEL each filed notification and report forms with the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) on January 24, 2005. On February 23, 2005, Western Wireless and ALLTEL each received an additional request for information and documentary materials (a “Second Request”) from the DOJ. The HSR Act provides that the transaction may not close during a waiting period of 30 calendar days following certification by Western Wireless and ALLTEL that they have substantially complied with the Second Request.
Litigation Regarding the Merger (See Page      )
      A purported class action has been filed against Western Wireless, ALLTEL and Western Wireless’ directors, alleging, among other things, that the directors of Western Wireless breached their fiduciary duties in approving the merger. The complaint seeks various forms of relief, including, without limitation, injunctive relief decreeing that the merger agreement is unlawful and unenforceable. Western Wireless and ALLTEL believe the allegations of the complaint are without merit.
Dissenters’ Rights (See Page      )
      Under applicable Washington law, you have the right to dissent from the merger and to receive payment in cash for the appraised value of your shares of Western Wireless common stock. The appraised value of the shares of Western Wireless common stock may be more than, less than or equal to the value of the merger consideration. Each Western Wireless shareholder seeking to preserve statutory dissenters’ rights must:

•	deliver to Western Wireless, before the vote is taken at the Western Wireless annual meeting regarding the merger agreement and the merger, written notice of such shareholder’s intent to demand payment for such shareholder’s Western Wireless common stock if the merger becomes effective;

•	not vote such shareholder’s shares of Western Wireless common stock in person or by proxy in favor of the proposal to approve and adopt the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section of this proxy statement/ prospectus entitled “Dissenters’ Rights.”
      Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached as Annex D to this proxy statement/ prospectus. Failure by a Western Wireless shareholder to comply precisely with all procedures required by Washington law may result in the loss of dissenters’ rights for that shareholder.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALLTEL
      The summary below sets forth selected historical consolidated financial data for ALLTEL. This data should be read in conjunction with ALLTEL’s consolidated historical financial statements and related notes included in ALLTEL’s Annual Report on Form 10-K for the year ended December 31, 2004 and ALLTEL’s Quarterly Report on Form 10-Q for the period ended March 31, 2005. See “Where You Can Find More Information.”

	Three Months Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

(Millions, except per share data)	(Unaudited)
Revenues and sales	$2,126.0	$1,961.2	$8,246.1	$7,979.9	$7,112.4	$6,615.8	$6,308.9

Operating expenses	1,656.7	1,514.6	6,273.6	6,062.9	5,322.8	4,990.8	4,757.4
Restructuring and other charges	—	51.8	50.9	19.0	69.9	76.3	15.3

Total costs and expenses	1,656.7	1,566.4	6,324.5	6,081.9	5,392.7	5,067.1	4,772.7

Operating income	469.3	394.8	1,921.6	1,898.0	1,719.7	1,548.7	1,536.2
Non-operating income (expense), net	113.1	2.3	22.9	(3.2)	(5.3)	(14.1)	27.6
Interest expense	(86.7)	(91.7)	(352.5)	(378.6)	(355.1)	(261.2)	(284.3)
Gain on disposal of assets, write- down of investments and other	—	—	—	17.9	1.0	357.6	1,928.5

Income from continuing operations before income taxes	495.7	305.4	1,592.0	1,534.1	1,360.3	1,631.0	3,208.0
Income taxes	182.7	115.6	565.3	580.6	510.2	653.0	1,325.3

Income from continuing operations	313.0	189.8	1,026.7	953.5	850.1	978.0	1,882.7
Discontinued operations, net of tax	—	—	19.5	361.0	74.2	69.5	82.7

Income before cumulative effect of accounting change	313.0	189.8	1,046.2	1,314.5	924.3	1,047.5	1,965.4
Cumulative effect of accounting change, net of tax	—	—	—	15.6	—	19.5	(36.6)

Net income	313.0	189.8	1,046.2	1,330.1	924.3	1,067.0	1,928.8
Preferred dividends	—	—	0.1	0.1	0.1	0.1	0.1

Net income applicable to common shares	$313.0	$189.8	$1,046.1	$1,330.0	$924.2	$1,066.9	$1,928.7

Basic earnings per share:
Income from continuing operations	$1.04	$0.61	$3.34	$3.06	$2.73	$3.14	$5.99
Income from discontinued operations	—	—	.06	1.16	.24	.22	.26
Cumulative effect of accounting change	—	—	—	.05	—	.06	.(12)

Net income	$1.04	$0.61	$3.40	$4.27	$2.97	$3.42	$6.13

	Three Months Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

(Millions, except per share data)	(Unaudited)
Diluted earnings per share:
Income from continuing operations	$1.03	$0.61	$3.33	$3.05	$2.72	$3.12	$5.94
Income from discontinued operations	—	—	.06	1.15	.24	.22	.26
Cumulative effect of accounting change	—	—	—	.05	—	.06	(.12)

Net income	$1.03	$0.61	$3.39	$4.25	$2.96	$3.40	$6.08

Dividends per common share	$0.38	$0.37	$1.49	$1.42	$1.37	$1.33	$1.29
Weighted average common shares:
Basic	302.2	311.5	307.3	311.8	311.0	311.4	314.4
Diluted	303.5	312.5	308.4	312.8	312.3	313.5	317.2
Balance sheet data:
Total assets	$16,773.2	$16,539.6	$16,603.7	$16,661.1	$16,244.6	$12,500.7	$12,087.2
Total shareholders’ equity	$7,240.1	$6,898.5	$7,128.7	$7,022.2	$5,998.1	$5,565.8	$5,095.4
Total redeemable preferred stock and long-term debt (including current maturities)	$5,599.3	$5,886.4	$5,578.3	$5,859.4	$6,641.1	$3,913.0	$4,673.3
Cash flows provided by (used in):
Operating activities	$778.7	$551.5	$2,466.8	$2,474.7	$2,392.2	$1,882.1	$1,429.0
Investing activities	$(307.7)	$(201.8)	$(1,258.4)	$(1,265.9)	$(4,494.6)	$(427.0)	$(1,158.1)
Financing activities	$(67.5)	$(370.3)	$(1,381.2)	$(1,218.2)	$2,079.5	$(1,479.5)	$(182.1)
Notes to Selected Financial Information:

A.	Net income for the first quarter of 2005 included a special cash dividend of $111.0 million received on March 28, 2005 related to ALLTEL’s investment in Fidelity National Financial, Inc. (“Fidelity National”) common stock. The special cash dividend increased net income $69.8 million or $.23 per share. Net income for the first quarter of 2005 also included a pretax charge of $19.8 million primarily related to a change in accounting for operating leases. This charge decreased net income $12.1 million or $.04 per share.

B.	Net income for the first quarter of 2004 included pretax charges of $29.3 million related to a planned workforce reduction and the exit of its competitive local exchange carrier operations in the Jacksonville, Florida market. In addition, ALLTEL recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003. ALLTEL also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the proposed leasing or sale of those facilities of $24.8 million. These transactions decreased net income $31.7 million or $.10 per share.

C.	On April 1, 2003, ALLTEL completed the sale of the financial services division of its information services subsidiary, ALLTEL Information Services, Inc., to Fidelity National for $1.05 billion, received as $775.0 million in cash and $275.0 million in Fidelity National common stock. As part of this transaction, Fidelity National acquired ALLTEL’s mortgage servicing, retail and wholesale banking and commercial lending operations, as well as the community/regional bank division. In January 2003, ALLTEL completed the termination of its business venture with Bradford & Bingley Group. The business venture, ALLTEL Mortgage Solutions, Ltd., a majority-owned consolidated subsidiary of ALLTEL, was created in 2000 to provide mortgage administration and information technology products in the United Kingdom. As a result of these transactions, the financial services division and the operations of ALLTEL Mortgage Solutions, Ltd. have been reflected as discontinued operations for all periods presented. Accordingly, consolidated cash flow information presented above for the year ended December 31, 2000 differs from the amounts reported in ALLTEL’s Annual Reports on Form 10-K for each of the three years ended December 31, 2002 through December 31, 2000.

D.	Net income for 2004 included pretax charges of $28.4 million related to a planned workforce reduction and the exit of ALLTEL’s competitive local exchange carrier operations in the Jacksonville, Florida market. In addition, ALLTEL recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003. ALLTEL also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the proposed leasing or sale of those facilities of $24.8 million. These transactions decreased net income $31.1 million or $.10 per share. Net income for 2004 also reflected a reduction in income tax expense associated with continuing operations of $19.7 million, or $.06 per share, resulting from ALLTEL’s adjustment of its income tax contingency reserves to reflect the results of audits of ALLTEL’s consolidated federal income tax returns for the fiscal years 1997 through 2001.

E.	Net income for 2003 included pretax charges of $8.5 million primarily related to the closing of certain call center locations and the write-off of $13.2 million of certain capitalized software development costs with no alternative future use or functionality. ALLTEL also recorded a $2.7 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003 to reflect differences between estimated and actual costs paid in completing the previous planned restructuring activities. These transactions decreased net income $11.5 million or $.04 per share. Net income for 2003 also included a pretax gain of $31.0 million realized from the sale of certain assets of the telecommunications information services operations, partially offset by pretax write-downs totaling $6.0 million to reflect other-than-temporary declines in the fair value of certain investments in unconsolidated limited partnerships. In addition, ALLTEL incurred pretax termination fees of $7.1 million related to the early retirement of long-term debt. These transactions increased net income $10.7 million or $.04 per share. Effective January 1, 2003, ALLTEL adopted SFAS No. 143 in accounting for asset retirement obligations. The cumulative effect of this accounting change resulted in a one time non-cash credit of $15.6 million, net of income tax expense of $10.3 million, or $.05 per share.

F.	Net income for 2002 included pretax charges of $34.0 million incurred in connection with restructuring ALLTEL’s competitive local exchange carrier, call center and retail store operations and with the closing of seven product distribution centers. ALLTEL also incurred integration expenses of $28.8 million related to its acquisitions of wireline properties from Verizon Communications, Inc. and wireless properties from CenturyTel, Inc. ALLTEL also recorded write-downs in the carrying value of certain cell site equipment of $7.1 million. These charges decreased net income $42.3 million or $.14 per share. Net income for 2002 included a pretax gain of $22.1 million realized from the sale of a wireless property, partially offset by pretax write-downs of $16.3 million related to investments in marketable securities. ALLTEL also recorded a pretax adjustment of $4.8 million to reduce the gain recognized from the dissolution of a wireless partnership that was initially recorded in 2001. These transactions increased net income $0.6 million or less than $.01 per share.

G.	Net income for 2001 included pretax gains of $347.8 million from the sale of PCS licenses, a pretax gain of $9.5 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Net income also included pretax termination fees of $2.9 million incurred due to the early retirement of debt. These transactions increased net income $212.7 million or $.68 per share. Net income also included pretax charges of $61.2 million incurred in connection with the restructuring of ALLTEL’s regional communications, product distribution and corporate operations. ALLTEL also recorded write-downs in the carrying value of certain cell site equipment totaling $15.1 million. These charges decreased net income $45.3 million or $.14 per share. Effective January 1, 2001, ALLTEL changed its method of accounting for a subsidiary’s pension plan to conform to

ALLTEL’s primary pension plan. The cumulative effect of this accounting change resulted in a non-cash credit of $19.5 million, net of income tax expense of $13.0 million, or $.06 per share.

H.	Net income for 2000 included pretax gains of $1,345.5 million from the exchange of wireless properties with Bell Atlantic Corporation and GTE Corporation, pretax gains of $36.0 million from the sale of certain PCS assets and pretax gains of $562.0 million from the sale of investments, principally consisting of WorldCom, Inc. common stock. Net income also included a pretax write-down of $15.0 million in ALLTEL’s investment in an Internet access service provider. These transactions increased net income $1,124.3 million or $3.58 per share. Net income also included integration costs and other charges of $15.3 million primarily incurred in connection with the acquisition of wireless assets. ALLTEL also incurred a pretax charge of $11.5 million in connection with a litigation settlement. These charges decreased net income $16.1 million or $.05 per share. Effective January 1, 2000, ALLTEL changed its method of recognizing wireless access revenues and certain customer activation fees. The cumulative effect of this accounting change resulted in a non-cash charge of $36.6 million, net of income tax benefit of $23.3 million or $.12 per share.

I.	On May 17, 2005, ALLTEL completed the settlement of the purchase contract obligation under its equity units by issuing approximately 24.5 million shares of ALLTEL common stock in exchange for ALLTEL’s receipt of cash proceeds of approximately $1,385.0 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESTERN WIRELESS
      The summary below sets forth selected historical consolidated financial data for Western Wireless. This data should be read in conjunction with Western Wireless’ consolidated historical financial statements and related notes included in Western Wireless’ Annual Report on Form 10-K for the year ended December 31, 2004 and Western Wireless’ Quarterly Report on Form 10-Q for the three months ended March 31, 2005. See “Where You Can Find More Information.”

	For the Three
	Months Ended
	March 31,		For the Years Ended December 31,

	2005	2004	2004	2003	2002(1)	2001(1)	2000

							(Unaudited)
(Millions, except per share data)	(Unaudited)
Consolidated statements of operations data:
Revenues	$520.2	$446.5	$1,917.7	$1,503.7	$1,186.6	$1,038.0	$835.0
Operating expenses	(445.6)	(364.8)	(1,609.3)	(1,343.4)	(1,135.2)	(1,016.8)	(666.1)
Other expenses	(29.6)	(33.4)	(155.1)	(128.0)	(151.7)	(176.3)	(105.5)
Minority interests in net (income) loss of consolidated subsidiaries	(3.8)	(2.5)	(11.5)	4.6	8.1	17.8	2.1

Income (loss) from continuing operations before provision for income taxes and cumulative change in accounting principle	41.2	45.8	141.8	36.9	(92.2)	(137.3)	65.5
Benefit (provision) for income taxes	(35.9)	(9.6)	91.1	(37.4)	(121.2)	—	—

Income (loss) from continuing operations before cumulative change in accounting principle	5.3	36.2	232.9	(0.5)	(213.4)	(137.3)	65.5
Total discontinued operations	—	—	—	—	29.6	(5.9)	—
Cumulative change in accounting principle	—	—	—	(2.2)	—	(5.6)	—

Net income (loss)	$5.3	$36.2	$232.9	$(2.7)	$(183.8)	$(148.8)	$65.5

Basic income (loss) per share:
Continuing operations before cumulative change in accounting principle	$.05	$.39	$2.46	$(.01)	$(2.71)	$(1.74)	$.84
Discontinued operations	—	—	—	—	.38	(.08)	—
Cumulative change in accounting principle	—	—	—	(.02)	—	(.07)	—

Basic income (loss) per share	$.05	$.39	$2.46	$(.03)	$(2.33)	$(1.89)	$.84

Diluted income (loss) per share:
Continuing operations before cumulative change in accounting principle	$.05	$.37	$2.27	$(.01)	$(2.71)	$(1.74)	$.81
Discontinued operations	—	—	—	—	.38	(.08)	—
Cumulative change in accounting principle	—	—	—	(.02)	—	(.07)	—

Diluted income (loss) per share	$.05	$.37	$2.27	$(.03)	$(2.33)	$(1.89)	$.81

Consolidated balance sheets data:
Total assets	$2,955.3	$2,564.4	$3,118.8	$2,539.1	$2,421.5	$2,400.3	$2,018.7

Total long-term debt, net of current portion	$2,046.0	$2,167.6	$2,013.2	$2,172.9	$2,317.1	$2,215.6	$1,926.4

Total shareholders’ equity (deficit)	$266.3	$195.0	$264.0	$(230.8)	$(476.4)	$(293.1)	$(138.7)

Consolidated cash flows provided by (used in):
Operating activities	$124.5	$95.1	$478.3	$317.8	$155.0	$80.8	$167.0

Investing activities	$(138.4)	$(97.7)	$(532.2)	$(179.3)	$(308.5)	$(440.7)	$(644.3)

Financing activities	$(180.5)	$(2.6)	$193.6	$(98.4)	$162.8	$382.0	$468.7

Weighted average common shares (thousands):
Basic	100,168	91,708	94,665	81,248	78,955	78,625	77,899
Diluted	102,106	101,425	103,932	81,248	78,955	78,625	80,303

(1)	Certain amounts in 2002 and 2001 consolidated financial data have been reclassified to properly reflect the discontinued operations of TAL, Western Wireless’ Icelandic subsidiary.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
      The summary below sets forth selected unaudited historical pro forma financial data for ALLTEL after giving effect to the merger for the period indicated. The unaudited historical pro forma data presented below for the three months ended March 31, 2005 combines selected unaudited historical financial data of ALLTEL and Western Wireless for the three months ended March 31, 2005. The unaudited historical pro forma data presented below for the year ended December 31, 2004 combines selected audited historical financial data of ALLTEL and Western Wireless for the fiscal year ended December 31, 2004. The following table should be read together with the consolidated financial statements and accompanying notes of ALLTEL and of Western Wireless included in the documents described under “Where You Can Find More Information” and the unaudited pro forma condensed combined financial statements and accompanying discussion and notes set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Information” included herein. The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what the financial position or the results of operations of ALLTEL would have been had the merger occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or future results of operations of ALLTEL will be. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	For the Three	For the Year
	Months Ended	Ended
	or as of	or as of
	March 31, 2005	December 31, 2004

	(Millions, except per share data)
Revenue and sales	$2,641.9	$10,151.0
Operating income	$497.9	$2,054.8
Net income from continuing operations	$301.3	$1,191.8
Basic earnings per share from continuing operations	$.79	$3.09
Diluted earnings per share from continuing operations	$.78	$3.04
Weighted average common shares outstanding:
Basic	380.5	385.6
Diluted	388.6	393.4
Dividends per common share	$.38	$1.49
Total assets	$22,958.6	$23,073.1
Total shareholders’ equity	$11,755.3	$11,643.9
Total redeemable preferred stock and long-term debt (including current maturities and short-term debt)	$6,689.2	$6,943.7
Book value per common share	$30.87	$30.60

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
      The summary below sets forth certain audited historical per share information for ALLTEL and Western Wireless and unaudited pro forma information as if ALLTEL and Western Wireless had been combined for the period shown (“pro forma combined”). The unaudited pro forma combined per share data presented below for the three months ended March 31, 2005 and for the year ended December 31, 2004 combines certain per share financial data of ALLTEL and Western Wireless. No cash dividends have ever been paid on the Western Wireless common stock. The historical data is derived from, and should be read in conjunction with, the consolidated historical financial statements and related notes included in each of ALLTEL’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004 and Western Wireless’ Quarterly Report on Form 10-Q for the period ended March 31, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004. See “Where You Can Find More Information.” The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what the financial position or the results of operations of ALLTEL would have been had the merger occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or future results of operations of ALLTEL will be. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.
ALLTEL

	For the Three Months Ended	For the Year Ended
	or as of	or as of
	March 31, 2005	December 31, 2004

ALLTEL Historical
Basic earnings per common share from continuing operations	$1.04	$3.34
Diluted earnings per common share from continuing operations	$1.03	$3.33
Book value per share	$23.93	$23.58
Cash dividends declared per share	$.38	$1.49
WESTERN WIRELESS

	For the Three Months Ended	For the Year Ended
	or as of	or as of
	March 31, 2005	December 31, 2004

Western Wireless Historical
Basic earnings per common share	$.05	$2.46
Diluted earnings per common share	$.05	$2.27
Book value per share	$2.66	$2.64
Cash dividends per share	—	—
ALLTEL AND WESTERN WIRELESS

	For the Three Months Ended	For the Year Ended
	or as of	or as of
	March 31, 2005	December 31, 2004

Pro Forma Combined
Basic earnings per common share from continuing operations	$.79	$3.09
Diluted earnings per common share from continuing operations	$.78	$3.04
Book value per share	$30.87	$30.60
Cash dividends declared per share	$.38	$1.49
Western Wireless Pro Forma Per Share Equivalents(a)(b)
Basic earnings per common share from continuing operations	$.42	$1.66
Diluted earnings per common share from continuing operations	$.42	$1.63
Book value per share	$16.56	$16.42
Cash dividends per share	$.20	$.80

(a)	The Western Wireless pro forma per share equivalent amounts are calculated by multiplying the pro forma combined per common share amounts by a fraction equal to 0.53656. The actual number of shares of ALLTEL common stock to be issued in the merger will equal a fraction ranging from 0.535 to 0.538 multiplied by all of the outstanding shares of Western Wireless common stock taken together. See “The Merger Agreement — Merger Consideration.” Western Wireless shareholders receiving ALLTEL common stock as part of the foregoing exchange ratio will also be entitled to receive $9.25 per share in cash in exchange for their Western Wireless shares.

(b)	Solely for illustrative purposes, the Western Wireless pro forma per share equivalent amounts that would result from multiplying the pro forma combined per common share amounts by the fraction equal to 0.7 (representing the exchange ratio, before proration, of the stock election), are as follows:

	For the	For the
	Three Months Ended	Year Ended
	or as of	or as of
	March 31, 2005	December 31, 2004

Basic earnings per share from continuing operations	$.55	$2.16
Diluted earnings per share from continuing operations	$.55	$2.13
Book value per share	$21.61	$21.42
Cash dividends per share	$.27	$1.04

COMPARATIVE STOCK PRICES AND DIVIDENDS
      ALLTEL common stock is traded on the New York Stock Exchange (the “NYSE”) and the Pacific Stock Exchange under the symbol “AT.” Western Wireless Class A common stock is traded on the Nasdaq Stock Market under the symbol “WWCA.” The following table sets forth the dividends declared on the ALLTEL common stock and the high and low intra-day sales prices per share for the ALLTEL common stock and the Western Wireless Class A common stock, each as reported on the NYSE Composite Transactions Tape and the Nasdaq Stock Market, respectively, for the periods indicated. No cash dividends have ever been paid on the Western Wireless Class A common stock. There currently is no established public trading market for Western Wireless Class B common stock; however, such shares generally convert automatically into shares of Western Wireless Class A common stock on a share-for-share basis immediately upon any transfer of the Class B common stock.

				Western Wireless
	ALLTEL			Class A
	Common Stock			Common Stock

Fiscal Year	High	Low	Dividends	High	Low

2003
First Quarter	$56.22	$40.68	$.35	$7.91	$5.00
Second Quarter	$49.68	$43.62	$.35	$12.50	$4.55
Third Quarter	$50.31	$44.51	$.35	$21.08	$11.13
Fourth Quarter	$49.98	$43.75	$.37	$21.20	$16.69
2004
First Quarter	$53.28	$46.65	$.37	$27.40	$18.30
Second Quarter	$51.95	$48.63	$.37	$33.51	$20.46
Third Quarter	$55.80	$49.23	$.37	$29.29	$23.75
Fourth Quarter	$60.62	$53.40	$.38	$29.95	$25.89
2005
First Quarter	$59.85	$54.20	$.38	$39.63	$30.21
Second Quarter (through May 26, 2005)	$58.50	$54.82	$.38	$39.80	$38.02
      Set forth below are the last reported sale prices of ALLTEL common stock and Western Wireless Class A common stock on January 7, 2005, the last trading day prior to the execution of the merger agreement, and on May 26, 2005, as reported on the NYSE Composite Transactions Tape and the Nasdaq Stock Market, respectively. The table also presents implied equivalent per share values for Western Wireless Class A common shares by:

•	multiplying the price per ALLTEL common share on each of the two dates by the stock election exchange ratio of 0.7, assuming no proration; and

•	multiplying the price per ALLTEL share on each of the two dates by the mixed election exchange ratio of 0.535 and adding $9.25.

		Western	Implied per	Implied per
	ALLTEL	Wireless	Share Value of	Share Value of
	Share Price	Share Price	Stock Election	Mixed Election

January 7, 2005	$56.12	$36.52	$39.28	$39.27
May 26, 2005	$57.66	$39.55	$40.36	$40.10
      You are urged to obtain current market quotations for shares of ALLTEL common stock and Western Wireless Class A common stock before making a decision with respect to the merger.

      No assurance can be given as to the market prices of ALLTEL common stock or Western Wireless Class A common stock at the closing of the merger. Because the exchange ratio will not be adjusted for changes in the market price of ALLTEL’s common stock, the market value of the shares of ALLTEL common stock that holders of Western Wireless common stock will receive at the effective time may vary significantly from the market value of the shares of ALLTEL common stock that holders of Western Wireless common stock would have received if the merger were consummated on the date of the merger agreement or on the date of this proxy statement/ prospectus.

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER
(PROPOSAL NO. 1)
Introduction
      We are asking Western Wireless shareholders to approve and adopt the merger agreement and the merger, pursuant to which Western Wireless will merge with and into Merger Sub, after which Merger Sub will survive the transaction and continue to be a wholly-owned subsidiary of ALLTEL and the separate corporate existence of Western Wireless will cease. In the merger, Western Wireless shareholders may elect to receive for each of their shares of Western Wireless common stock: (1) a combination of $9.25 in cash and 0.535 shares of ALLTEL common stock, (2) $40 in cash, subject to proration, or (3) 0.7 shares of ALLTEL common stock, also subject to proration. The cash and stock elections are subject to proration to preserve an overall mix of $9.25 in cash and approximately, but not less than, 0.535 shares of ALLTEL common stock for all of the outstanding shares of Western Wireless common stock taken together. As a result, even if you make the all cash or all stock election you may receive a prorated amount of cash and ALLTEL common stock. Western Wireless shareholders who fail to make an election will be deemed to have made the mixed election. A discussion of the proration mechanism as well as examples of hypothetical prorations can be found in this proxy statement/ prospectus under the heading “The Merger Agreement — Merger Consideration.”
The Companies
ALLTEL Corporation
      ALLTEL is a customer-focused communications company. ALLTEL owns subsidiaries that provide wireless and wireline local, long-distance, network access and Internet services. Telecommunications products are warehoused and sold by ALLTEL’s distribution subsidiary. A subsidiary also publishes telephone directories for affiliates and other independent telephone companies. In addition, a subsidiary provides billing, customer care and other data processing and outsourcing services to telecommunications companies. For the three months ended March 31, 2005, ALLTEL had $2.1 billion in revenues, $470 million in operating income and $313 million in net income. For the year ended December 31, 2004, ALLTEL had $8.2 billion in revenues, $1.9 billion in operating income and $1.0 billion in net income.
      As of March 31, 2005, ALLTEL provided wireless communications services to approximately 8.8 million customers in 24 states. At March 31, 2005, ALLTEL’s wireless penetration rate (that is, the number of its customers as a percentage of the total population in its service areas) was approximately 13.8%. Wireless revenues and sales comprised 62% of ALLTEL’s total operating revenue from business segments in the first quarter of 2005 and comprised 60% of ALLTEL’s total operating revenues from business segments in 2004. As a result of ALLTEL’s recent acquisition of properties from Cingular Wireless LLC, it currently owns a majority interest in wireless operations in 96 metropolitan statistical areas, or MSAs, covering a population of approximately 43.9 million potential customers, or POPs. ALLTEL also owns a majority interest in wireless operations in 156 rural statistical areas, or RSAs, representing approximately 22.5 million wireless POPs. ALLTEL holds minority interests in operations in 30 other wireless markets, including, without limitation, the Chicago, Illinois and Houston, Texas MSAs.
      ALLTEL’s wireline operations consist of subsidiaries that are incumbent local exchange carriers, or ILECs, and competitive local exchange carriers, or CLECs. Through these subsidiaries, ALLTEL provides local telephone service to approximately 3.0 million customers primarily located in rural areas in 15 states. Wireline services include basic dial-tone, DSL, or Digital Subscriber Line, Internet and other enhanced services including, without limitation, call waiting, call forwarding, three-way calling and voicemail. ALLTEL’s local telephone subsidiaries also offer facilities for private line, high-speed data transmission and other communications services. Wireline revenues, which consist of local service, network access and long-distance and miscellaneous revenues, comprised 27% of ALLTEL’s total operating revenues from business segments in the first quarter of 2005 and comprised 29% of ALLTEL’s total operating revenues from business segments in 2004.

      ALLTEL’s communications support services consist of its long-distance and network management services, communications products, directory publishing operations and the retained telecommunications information services operations of ALLTEL Information Services, Inc. that were not sold in 2003. As of March 31, 2005, ALLTEL provided long-distance service to nearly 1.8 million customers. As of that date, ALLTEL’s directory publishing business coordinated advertising, sales, printing and distribution for 412 telephone directory contracts in 37 states. ALLTEL’s product distribution business distributes telecommunications equipment and materials. ALLTEL’s telecommunications information services operations, or the telecom division, are primarily engaged in the development and marketing of billing services and customer care software to local telephone, wireless and personal communications services, or PCS, companies. Communications support services revenues comprised 11% of ALLTEL’s total operating revenues from business segments for both the first quarter of 2005 and the year of 2004.
      ALLTEL is incorporated in Delaware. ALLTEL’s principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, and its telephone number is (501) 905-8000. ALLTEL’s website is located at www.alltel.com. Information on ALLTEL’s website is not incorporated into this proxy statement/ prospectus.
      ALLTEL common stock is listed on the NYSE and the Pacific Stock Exchange under the trading symbol “AT.”
Wigeon Acquisition LLC
      Wigeon Acquisition LLC, a Washington limited liability company and a direct wholly-owned subsidiary of ALLTEL, was organized on January 7, 2005 solely for the purpose of effecting the merger with Western Wireless. It has not carried on any activities other than in connection with the merger agreement. Wigeon Acquisition LLC’s principal place of business is located at One Allied Drive, Little Rock, Arkansas 72202, and its telephone number is (501) 905-8000.
Western Wireless Corporation
      Western Wireless is one of the largest providers of rural wireless communications services in the United States. Western Wireless’ domestic wireless operations are primarily in rural areas which it believes provide growth opportunities greater than those that exist in more densely populated urban areas. Western Wireless’ network covers approximately 25% of the continental United States in 19 western states. Western Wireless operates in 88 rural service areas and 19 metropolitan statistical areas, representing approximately 11.5 million potential customers. As of March 31, 2005, Western Wireless provided wireless services, under the CellularONE® and Western Wireless® brand names, to approximately 1.5 million subscribers in the western United States. For the three months ended March 31, 2005, Western Wireless had $520.2 million in revenues, $41.2 million in income before provisions for income taxes and $5.3 million in net income. For the year ended December 31, 2004, Western Wireless had $1,917.7 million in revenues, $141.8 million in income from continuing operations before provision for income taxes and cumulative change in accounting principle and $232.9 million in net income.
      Western Wireless provides voice and data services to both businesses and consumers including its own subscribers and other companies’ subscribers who roam through its service areas. Western Wireless’ domestic networks support the four leading technology platforms currently used by the national cellular and PCS carriers. As a result, Western Wireless believes it is well positioned to be the roaming partner of choice for national carriers whose customers roam throughout its service areas. Western Wireless has roaming agreements with most of the major wireless carriers in North America, including Cingular, T-Mobile, Verizon Wireless and Sprint PCS. In addition, Western Wireless believes that its 800 MHz band licenses, utilizing multiple digital and analog technologies, give it superior coverage and efficiency characteristics at these frequencies in rural service areas. Western Wireless has also acquired certain 1900 MHz PCS licenses to supplement its coverage in certain markets.
      In addition, through its subsidiary, Western Wireless International Holding Corporation, or WWI, Western Wireless is licensed to provide wireless communications services in seven countries, representing approximately over 56 million potential customers. The primary business of WWI is the delivery of mobile telecommunications services in countries outside of the United States, including Austria, Ireland, Slovenia, Bolivia, Haiti, Ghana and Georgia. In certain regions, WWI’s operating companies also provide other telecommunications services, including fixed line, wireless local loop, international long distance and mobile data services. As of March 31, 2005, WWI’s consolidated subsidiaries served, in aggregate, approximately 1.9 million mobile subscribers. Historically, WWI has focused its investments in regions characterized by inadequate local landline telephone service and areas where local landline telephone service is unavailable to a majority of the population. Western Wireless believes that wireless technology is a more economic means of delivering telephone services in these regions. In addition to investments in underserved regions, WWI has increasingly focused its investments in countries with a more developed telecommunications infrastructure and wireless competition, but where the low entry costs and strong subscriber growth potential provide an attractive investment opportunity. These countries include Austria and Ireland.
      Western Wireless was organized in 1994. It is a Washington corporation. Western Wireless’ principal corporate office is located at 3650 131st Avenue S.E., Bellevue, Washington 98006 and its phone number is (425) 586-8700. Western Wireless’ website is located at www.wwireless.com. Information on Western Wireless’ website is not incorporated into this proxy statement/ prospectus.
      Western Wireless Class A common stock is listed on the Nasdaq Stock Market under the trading symbol “WWCA.”

RISK FACTORS
      You should consider the following risk factors in evaluating whether to vote in favor of the merger, together with the other information contained in this proxy statement/ prospectus and the annexes to, and documents incorporated by reference in, this proxy statement/ prospectus.
Risks Related to the Merger
The exchange ratio will not be adjusted in the event the value of ALLTEL common stock declines before the merger is completed. As a result, at the time you vote on the merger and/or make your merger consideration election you will not know the value you will receive for your Western Wireless shares.
      The exchange ratio for the portion of the merger consideration to be paid in ALLTEL common stock will not be adjusted in the event the market price of ALLTEL common stock declines. If the market price of ALLTEL common stock declines after you vote and/or make your merger consideration election, and you receive ALLTEL common stock as a portion of the merger consideration, you will be receiving less value than you expected when you voted and/or made your merger consideration election. Neither ALLTEL nor Western Wireless is permitted to terminate the merger agreement or resolicit the vote of Western Wireless shareholders because of changes in the market prices of their respective common stocks.
You may not know the exact form of consideration you will receive and might not be able to exchange your Western Wireless common stock in an entirely tax-free transaction.
      The consideration to be received by Western Wireless shareholders in the merger is subject to proration to preserve the overall mix of $9.25 in cash and approximately, but not less than, 0.535 shares of ALLTEL common stock for all outstanding shares of Western Wireless common stock. Accordingly, you may not receive the type of consideration you elect to receive in the merger. If you elect to receive all of the merger consideration in cash and the all cash election is oversubscribed, then you will receive a portion of the merger consideration in shares of ALLTEL common stock. Similarly, if you elect to receive all of the merger consideration in shares of ALLTEL common stock and the stock election is oversubscribed, then you will receive a portion of the merger consideration in cash. In addition, because the receipt of cash in the merger may be taxable to a Western Wireless shareholder, you might not be able to exchange your Western Wireless common stock in an entirely tax-free transaction. A discussion of the proration mechanism as well as examples of hypothetical prorations can be found under the heading “The Merger Agreement — Merger Consideration.”
Regulators may impose conditions that could prevent completion of the merger or reduce the anticipated benefits from the merger. As a result, the price of ALLTEL common stock may be adversely affected.
      As a condition to ALLTEL’s and Western Wireless’ respective obligations to complete the merger, the approval of various regulatory authorities, including, without limitation, the FCC, the DOJ and the FTC, must be obtained. Any of these regulators could object to the merger and/or impose conditions or restrictions on their approvals that are materially adverse to ALLTEL and the combined company. Depending on their nature and extent, any objections, conditions or restrictions of regulatory authorities may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger.
      Under the terms of the merger agreement, Western Wireless and ALLTEL are obligated to use all reasonable efforts to resolve any such objections to permit the merger. In no event will ALLTEL be required to, nor will Western Wireless be permitted to, agree to any condition imposed by a regulator that would require ALLTEL to divest itself of any businesses, assets or product lines, including any businesses, assets or product lines it acquires from Western Wireless following completion of the merger, except that ALLTEL is required to, and Western Wireless is permitted to, agree to divest spectrum licenses or systems assets of itself or any of its subsidiaries, and agree to the imposition of any limitation upon such licenses, assets or operations, in any service area in which there is a spectrum overlap where at least one of the parties or their respective subsidiaries holds a cellular license in the 850 MHz spectrum band. In connection with the foregoing, subject to the requirements of the relevant regulator in connection with the foregoing, solely as between ALLTEL and Western Wireless, ALLTEL has the right to determine which assets are divested or which licenses become subject to limitation and make all determinations with respect to the terms of any such divestiture or limitation, provided that neither ALLTEL nor Western Wireless, nor any of their respective subsidiaries, shall be required to make any divestiture or agree to any limitation that is not conditioned upon occurrence of the closing of the merger.
      ALLTEL may waive its rights and take actions that it is not otherwise required to take in connection with receipt of the necessary regulatory approvals, to proceed with the completion of the merger. If ALLTEL were to proceed with the merger despite the imposition of these conditions or restrictions, ALLTEL’s business, operating and financial results and the price of its common stock could be adversely affected.
The merger is subject to certain conditions to closing that could result in the merger being delayed or not completed, which could negatively impact Western Wireless’ stock price and future business and operations.
      Failure to complete the merger could negatively impact Western Wireless’ stock price and future business and operations. The merger is subject to customary conditions to closing, as set forth in the merger agreement. If any of the conditions to the merger are not satisfied or, if waiver is permissible, not waived, the merger will not be completed. If the merger is not completed for any reason, Western Wireless may be subject to a number of material risks, including the following:

•	if the merger agreement is terminated and Western Wireless thereafter enters into an alternative transaction, Western Wireless may be required, in specific circumstances, to pay a termination fee of $120 million;

•	the price of Western Wireless’ common stock may decline to the extent that the current market price of Western Wireless’ common stock reflects an assumption that the merger will be completed; and

•	Western Wireless must pay its expenses related to the merger, including substantial legal, accounting and financial advisory fees, and employee retention bonuses, even if the merger is not completed. This could affect Western Wireless’ results of operations and potentially its stock price.
      Uncertainty about the effect of the merger could adversely affect Western Wireless’ business. This uncertainty could increase churn, decrease Western Wireless’ ability to attract new customers and have a negative impact on subscriber growth, revenue, and results of operations. Similarly, current and prospective employees may experience uncertainty about their future role with Western Wireless until ALLTEL’s strategies with regard to Western Wireless are announced or executed. This may adversely affect Western Wireless’ ability to attract and retain key personnel.
      Further, if the merger agreement is terminated and Western Wireless’ board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with ALLTEL. See “The Merger Agreement” beginning on page      of this proxy statement/ prospectus for a further description of the terms of the merger agreement, conditions to the merger and termination fee and expenses.
Failure to successfully integrate Western Wireless on a timely basis could reduce ALLTEL’s profitability and adversely affect its stock price.
      ALLTEL and Western Wireless expect certain benefits to arise from the merger, including, without limitation, revenue and market penetration improvements, and certain operating efficiencies and synergies. See “The Merger — Western Wireless’ Reasons for the Merger; ALLTEL’s Reasons for the Merger.” Achievement of these benefits in the amounts and time periods expected will depend in part upon how and when the businesses of ALLTEL and Western Wireless are integrated. ALLTEL’s success in integrating the businesses will involve, among other things, the conversion of network and billing systems, changes in branding and product offerings, and combining ALLTEL’s and Western Wireless’ operations. If ALLTEL is not successful in this integration, its financial results could be adversely impacted. Additionally, integrating Western Wireless’ business will expose ALLTEL to risks associated with conducting international operations, including, without limitation, increased challenges to maintaining adequate internal controls over geographically dispersed operations, enhanced regulatory risks, exposure to foreign currency fluctuations, and political, social and economic risks associated with foreign countries such as expropriation of assets, natural disasters, and terrorism.
      ALLTEL’s management may be required to dedicate significant time and effort to this integration process which could divert their attention from other business concerns.
ALLTEL expects to incur significant non-recurring expenses related to the merger.
      ALLTEL is developing a plan to integrate the operations of Western Wireless after the merger. In connection with that plan, ALLTEL anticipates that certain non-recurring charges such as branding expenses and billing system conversion costs will be incurred in connection with this integration. ALLTEL cannot identify the timing, nature and amount of all such charges as of the date of this proxy statement/ prospectus. However, any such charge could affect ALLTEL’s results of operations in the period in which such charges are recorded.
The price of ALLTEL common stock may be affected by factors different from those affecting the price of Western Wireless common stock.
      Holders of Western Wireless common stock will be entitled to receive cash and ALLTEL common stock in the merger and will thus become holders of ALLTEL common stock. ALLTEL’s business is different in certain ways from that of Western Wireless, and ALLTEL’s results of operations, as well as the price of ALLTEL common stock, may be affected by factors different from those affecting Western Wireless’ results of operations and the price of Western Wireless common stock. The price of ALLTEL common stock may fluctuate significantly following the merger, including as a result of factors over which ALLTEL has no control. For a discussion of ALLTEL’s and Western Wireless’ businesses and certain factors to consider in connection with such businesses, including Risk Factors for Western Wireless, see ALLTEL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the three months ended March 31, 2005 and Western Wireless’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which are incorporated by reference in this proxy statement/ prospectus.
If you deliver shares of Western Wireless common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.
      If you are a holder of Western Wireless common stock and wish to elect the type of merger consideration you prefer to receive in the merger, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent prior to the election deadline, which we will announce before the expected completion of the merger. You will not be able to sell any shares of Western Wireless common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Western Wireless common stock for any reason until you receive cash and/or ALLTEL common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of Western Wireless or ALLTEL may decrease, and you might otherwise want to sell your shares of Western Wireless to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

      The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining required consents and approvals.
Risks Related to ALLTEL
ALLTEL faces intense competition in its businesses that could reduce its market share or adversely affect its financial performance.
      Substantial and increasing competition exists in the wireless communications industry. Multiple wireless service providers may operate in the same geographic area, along with any number of resellers that buy bulk wireless services from one of the wireless service providers and resell them to their customers. In January 2003, the FCC lifted its rule imposing limits on the amount of spectrum that can be held by one provider in a specific market. Competition may continue to increase as a result of recent consolidation in the wireless industry and to the extent that there are other consolidations in the future involving its competitors.
      A majority of ALLTEL’s wireless markets have multiple carriers. The presence of multiple carriers within ALLTEL’s wireless markets has made it increasingly difficult to attract new customers and retain existing ones. While the recent consolidation in the wireless industry may reduce the number of carriers in ALLTEL’s markets, the carriers resulting from such consolidation will be larger and potentially more effective in their ability to compete with ALLTEL. As a result of increased competition, ALLTEL anticipates that the price per minute for wireless voice services will decline while costs to acquire customers, including, without limitation, handset subsidies and advertising and promotion costs, may increase. ALLTEL’s ability to continue to compete effectively will depend upon its ability to anticipate and respond to changes in technology, customer preferences, new service offerings, demographic trends, economic conditions and competitors’ pricing strategies. Failure to successfully market its products and services or to adequately and timely respond to competitive factors could reduce ALLTEL’s market share or adversely affect its revenue or net income.
      In the current wireless market, ALLTEL’s ability to compete also depends on its ability to offer regional and national calling plans to its customers. ALLTEL relies on roaming agreements with other wireless carriers to provide roaming capabilities in areas not covered by its network. These agreements are subject to renewal and termination if certain events occur, including, without limitation, if network standards are not maintained. If ALLTEL is unable to maintain or renew these agreements, its ability to continue to provide competitive regional and nationwide wireless service to its customers could be impaired, which, in turn, would have an adverse impact on its wireless operations.
      Some of ALLTEL’s incumbent local exchange carrier (ILEC) operations have begun to experience competition in their local service areas. Sources of competition to ALLTEL’s local service business include, but are not limited to, resellers of local exchange services, interexchange carriers, satellite transmission service providers, wireless communications providers, cable television companies, competitive access service providers, including, without limitation, those utilizing Unbundled Network Elements-Platform or UNE-P, and voice-over-Internet-protocol, or VoIP, providers and providers using other emerging technologies. To date, this competition has not had a material adverse effect on ALLTEL’s results from operations. However, competition, mainly from wireless and broadband substitution, has caused a reduction in the number of ALLTEL’s access lines. In the future, ALLTEL expects the number of its access lines served to continue to be adversely affected by wireless and broadband substitution.
ALLTEL is subject to government regulation of the telecommunications industry.
      As a provider of wireless communication services, ALLTEL is subject to regulation by the FCC. The FCC has rules governing the construction and operation of wireless communications systems and licensing and technical standards for the provision of wireless communication services. The FCC also regulates the terms under which ancillary services may be provided through wireless facilities. While the FCC has authority to regulate rates for wireless services, it has so far refrained from doing so. States are also permitted to regulate the terms and conditions of wireless services which are unrelated to either rates or market entry. The FCC and various state commissions regulate ALLTEL’s status as an Eligible Telecommunications Carrier (ETC), which qualifies ALLTEL to receive support from the Universal Service Fund. In addition, the FCC and Federal Aviation Administration regulate the siting, lighting and construction of transmitter towers and antennae. Tower siting and construction is also subject to state and local zoning as well as federal statutes regarding environmental and historic preservation. The future costs to comply with all relevant regulations are to some extent unknown and could result in higher operating expenses in the future, and changes to other regulations (such as those relating to qualification as an ETC) could result in loss of revenue in the future.
      Licenses granted to ALLTEL by the FCC to provide wireless communications services were originally issued for 10-year terms and may be renewed for additional 10-year terms subject to FCC approval of the renewal applications. Failure to comply with FCC requirements in a given service area could result in the revocation of its license for that area or in the imposition of fines.
      As a provider of wireline communication services, ALLTEL has been granted franchises by each of the 15 states in which it operates. ALLTEL is subject to regulation from the regulatory commissions in each of these 15 states as well as from the FCC. State regulatory commissions have primary jurisdiction over local and intrastate rates that ALLTEL charges customers, including, without limitation, other telecommunications companies, and service quality standards. The FCC has primary jurisdiction over the interstate access rates that ALLTEL charges other telecommunications companies that use its network and issues related to interstate service. Future revenues, costs, and capital investment in its wireline business could be adversely affected by material changes to these regulations including but not limited to changes in inter-carrier compensation, state and federal USF support, UNE-P pricing and requirements, and VOIP regulation.
Rapid and significant changes in technology could require ALLTEL to significantly increase capital investment or could result in reduced demand for its services.
      Technologies for wireless and wireline communications are rapidly changing. In the majority of ALLTEL’s wireless markets, it employs Code Division Multiple Access, or CDMA, which is a second-generation digital technology providing expanded channel capacity and the ability to offer advanced services and functionality. ALLTEL is currently deploying CDMA 2000 1XRTT and EV-DO technologies, which are third-generation technologies that increase voice capacity, allow high-speed data services and are capable of addressing more complex data applications. Deployment of third-generation digital technologies will require ALLTEL to make additional capital investments.
      New communication technologies may also impact ALLTEL’s wireline business. For example, ALLTEL may be unable to retain existing wireline customers who decide to replace their wireline telephone service with wireless telephone service. Furthermore, the development and deployment of cable and DSL broadband technology will likely result in additional local telephone line losses for ALLTEL as its customers shift from dial-up data services to high-speed data services. In addition, VOIP technology, which operates on broadband technology, now provides ALLTEL’s competitors with a low-cost alternative to access the home and provide local telephone voice services to ALLTEL’s wireline customers.
      The need to deploy new technologies in its wireless business, or the proliferation of replacement technologies impacting its wireline business, could require ALLTEL to make significant additional capital investment or could result in reduced demand for its services, both of which could adversely impact its financial performance and results of operations.

THE MERGER
General
      On January 9, 2005, Western Wireless’ board of directors unanimously approved the merger agreement that provides for the acquisition by ALLTEL of Western Wireless through a merger of Western Wireless with and into Merger Sub, a newly formed and wholly-owned subsidiary of ALLTEL. After the merger, Merger Sub will be the surviving entity and the separate corporate existence of Western Wireless will cease. The basic consideration in the merger is $9.25 in cash and 0.535 shares of ALLTEL common stock for each share of Western Wireless common stock outstanding immediately prior to completion of the merger, and each Western Wireless shareholder is entitled to elect to receive this basic mix. Alternatively, Western Wireless shareholders may elect to receive either $40 in cash or 0.7 shares of ALLTEL common stock by making a “cash” election or a “stock” election. THE CASH AND STOCK ELECTIONS ARE SUBJECT TO PRORATION TO PRESERVE AN OVERALL MIX OF $9.25 IN CASH AND APPROXIMATELY, BUT NOT LESS THAN, 0.535 SHARES OF ALLTEL COMMON STOCK FOR ALL OF THE OUTSTANDING SHARES OF WESTERN WIRELESS COMMON STOCK TAKEN TOGETHER. AS A RESULT, EVEN IF WESTERN WIRELESS SHAREHOLDERS MAKE THE ALL CASH OR ALL STOCK ELECTION THEY MAY RECEIVE A PRORATED AMOUNT OF CASH AND ALLTEL COMMON STOCK. Western Wireless shareholders who fail to make an election will be deemed to have made the mixed election. A discussion of the proration mechanism as well as examples of hypothetical prorations can be found in this proxy statement/ prospectus under the heading “The Merger Agreement — Merger Consideration.”
Background of the Merger
      During the past few years, Western Wireless’ board of directors has sought to expand the geographic scope of, and enhance the services provided by, its wireless business to enable it to compete more effectively against national wireless carriers. While Western Wireless is a leader in the rural sector of the U.S. wireless industry, Western Wireless’ board of directors and management have come to believe that Western Wireless’ size and financial resources relative to national wireless carriers are a disadvantage. Western Wireless needs to make significant capital expenditures to expand coverage and offer next-generation services to continue to provide a competitive range of products and services to its customers. The capital required to expand Western Wireless’ business to compete more effectively would be costly and would expose Western Wireless to significant business and financial risks.
      During this period, the board of directors of Western Wireless periodically reviewed the state of the wireless industry and considered whether a business combination would be in the best interest of Western Wireless and its shareholders.
      As part of the continuous evaluation of its business and plans, ALLTEL regularly considers a variety of strategic options and transactions. During the past few years, executive management at ALLTEL has periodically engaged in discussions with John W. Stanton, Western Wireless’ chairman and chief executive officer, regarding the telecommunications industry, including a potential acquisition of Western Wireless by ALLTEL. During this time period, management of ALLTEL also considered other acquisition opportunities.
      Following the public announcement of the Cingular and AT&T Wireless merger agreement, ALLTEL’s executive management determined again to approach Mr. Stanton to discuss a purchase of Western Wireless by ALLTEL. On September 1, 2004, Scott T. Ford, president and chief executive officer of ALLTEL, and Mr. Stanton agreed to meet to discuss the ongoing changes in the telecommunications industry.
      On September 7, Mr. Stanton and Mr. Ford met in person in Jackson Hole, Wyoming and engaged in wide-ranging discussions regarding the telecommunications industry in general, both within the United States and globally, and the history, current status and culture of their respective companies. On September 16, 2004, in executive session at a regularly scheduled meeting of the board of directors of Western Wireless, Mr. Stanton informed the Western Wireless board of directors regarding the

September 7 meeting with Mr. Ford and described his plans to continue discussions with Mr. Ford. On September 22, 2004, Mr. Stanton and Mr. Ford met again in Jackson Hole, Wyoming and discussed various consolidation opportunities in the wireless industry. At this meeting, Mr. Stanton and Mr. Ford discussed a possible strategic combination of ALLTEL and Western Wireless. Mr. Stanton provided Mr. Ford a brief overview of Western Wireless’ management team and international operations, and they discussed other issues associated with a possible combination of their respective companies.
      Mr. Stanton and Mr. Ford met briefly in New York, New York on October 4 and 5, 2004 at a financial conference and in Las Vegas, Nevada, on October 12, 2004 at an industry conference. There were no substantive discussions during those meetings regarding consolidation opportunities in the wireless industry or a possible combination of ALLTEL and Western Wireless. On November 22, 2004, Mr. Stanton and Mr. Ford met in Santa Fe, New Mexico. During this meeting, Mr. Ford indicated ALLTEL’s interest in acquiring Western Wireless by way of a merger in which holders of shares of Western Wireless’ common stock would receive shares of ALLTEL’s common stock as consideration. Mr. Ford also indicated that ALLTEL could not make an offer to acquire Western Wireless without conducting a preliminary due diligence investigation. Mr. Stanton advised Mr. Ford that he would be willing to support a transaction at a value of $40 per share of Western Wireless common stock and would recommend approval of a transaction at such value by Western Wireless’ board of directors. Mr. Stanton and Mr. Ford discussed an exchange ratio of approximately 0.7 shares of ALLTEL common stock for each share of Western Wireless common stock, which would result, based on the then-prevailing market prices of the common stock of Western Wireless and ALLTEL, respectively, in a value per share of Western Wireless common stock of approximately $40. This represented a premium of approximately 40% over the then-prevailing market price of the common stock of Western Wireless. They also discussed ALLTEL’s desire for the execution of a voting agreement by Mr. Stanton and certain of his affiliates that would obligate them to vote in favor of the merger. On November 24, 2004, Western Wireless and ALLTEL entered into a non-disclosure agreement in connection with the possibility of further exploring a potential transaction, and to permit the exchange of confidential information. On November 29, 2004, Western Wireless retained Bear Stearns to advise it in connection with a potential transaction with ALLTEL and on potential strategic alternatives. Western Wireless and ALLTEL then began exchanging non-public information regarding each other. On December 1 and 2, 2004, members of management from Western Wireless and representatives from its financial advisor, Bear Stearns, and several of ALLTEL’s executive officers and representatives from its financial advisor met in Seattle, Washington and Western Wireless’ management team made presentations on its business to the ALLTEL executives.
      On December 6, 2004, Western Wireless’ board of directors met. Senior members of Western Wireless’ management and representatives of Bear Stearns also attended. At this meeting, Mr. Stanton advised the board of his recent discussions with Mr. Ford and the possible timing of a proposal from ALLTEL.
      On December 15 and 16, 2004, Mr. Stanton and Mr. Ford met in Phoenix, Arizona, to continue their discussions regarding a possible business combination. Mr. Ford indicated that he was satisfied with what ALLTEL had learned in the discussions on December 1 and 2, 2004 and from the information exchanged and that ALLTEL desired to acquire all of the outstanding shares of Western Wireless’ common stock at an exchange ratio of approximately 0.7 shares of ALLTEL common stock for each share of Western Wireless common stock subject to due diligence, negotiation and documentation of the terms of the transaction, and the consideration and approval of the ALLTEL board of directors. Mr. Stanton and Mr. Ford discussed in general certain other potential terms, pursuant to which ALLTEL would acquire Western Wireless through a merger, including the possible structure of the transaction, the form of consideration, the possibility of the execution of a voting agreement by Mr. Stanton and certain of his affiliates that would obligate them to vote in favor of the merger, the possible use of a price protection mechanism, the possibility of setting aside a pool of money for retention, severance and performance bonus payments in connection with the potential transaction, and the possibility of an agreement by ALLTEL to certain limitations on entering other strategic transactions prior to the closing of the potential transaction with Western Wireless.

      Following the meetings in Phoenix, on December 16, 2004, ALLTEL sent to Western Wireless a draft merger agreement, as well as a draft voting agreement that ALLTEL required Mr. Stanton and certain of his affiliates to enter into as a condition to ALLTEL’s agreement to enter into the merger agreement.
      On December 17, 2004, Western Wireless’ board of directors met. Senior members of Western Wireless’ management also attended. At this meeting, Mr. Stanton reviewed with the board the terms proposed by Mr. Ford during his latest meeting with him in Phoenix. Western Wireless’ legal advisors also reviewed with the board the legal standards applicable to the board’s decision-making process and the key points of the draft merger agreement and the draft voting agreement received from ALLTEL’s legal advisors the previous day. Western Wireless’ management and financial and legal advisors answered the board’s questions and Bear Stearns reviewed with the board the range of companies that might be interested in a transaction with Western Wireless. Bear Stearns discussed the reasons why certain potential strategic partners might not be interested in a transaction with Western Wireless at this time, including considerations of business compatibility, recent or ongoing merger or acquisition activity of some potential strategic partners that would likely reduce such entities’ possible interest in a transaction with Western Wireless, and financial capability. After reviewing the likelihood of an alternative transaction with several of the large wireless communications providers in the United States and abroad, as well as the likelihood and desirability of entertaining any possible financial buyers, and considering the views and recommendations of its financial advisors, the board determined that two large telecommunications providers in the United States would likely be the only serious candidates for an alternative transaction. The board also reviewed again the prospects and risks that Western Wireless would face if it remained a stand-alone entity and, while remaining open to continuing as a stand-alone entity, in view of the ongoing consolidation of the wireless telecommunications industry and Western Wireless’ relative disadvantage in terms of size and financial resources, determined to continue its support for a possible strategic transaction. At the conclusion of this discussion, the board directed Western Wireless’ management, with the assistance of its legal and financial advisors, to continue negotiations with and the due diligence investigation of ALLTEL. Based on discussions with its management and financial and legal advisors, Western Wireless’ board also specifically directed the representatives of Bear Stearns to contact the two large telecommunications companies discussed earlier regarding a possible business combination of Western Wireless.
      During the period from late December 2004 through early January 2005, Bear Stearns contacted these two potential purchasers, but was informed that they were not interested in pursuing a possible business combination with Western Wireless.
      The companies engaged in due diligence sessions in Little Rock, Arkansas on January 3, 2005 and in Bellevue, Washington on January 4 and 5, 2005. On January 5, 2005, Mr. Stanton, Mr. Ford, members of management of Western Wireless and ALLTEL, with the assistance of their respective financial advisors, also continued to engage in negotiations regarding the terms of the transaction. During that session the parties discussed various price protection mechanisms, including the possibility of adding a “collar” around the exchange ratio or adding a cash component to the merger consideration. After some discussion, the parties agreed to include a cash component to the merger agreement, which would add some price protection for Western Wireless shareholders while still allowing them to participate in the combined post-merger company and would improve the overall capital structure of the combined company, while also increasing for Western Wireless shareholders the likelihood of consummation of the merger by obviating the need for approval by the shareholders of ALLTEL. Accordingly, the parties then agreed, among other things, to change the consideration for the merger to a combination of stock and cash that would be economically equivalent to approximately 0.7 shares of ALLTEL common stock or $40 per share of Western Wireless common stock. The parties decided not to include any price protection mechanisms because the management team of Western Wireless did not want to impose a ceiling on the potential value of the transaction to Western Wireless shareholders and understood that ALLTEL would not be amenable to allowing Western Wireless to minimize its shareholders’ downside risk without at the same time imposing such a ceiling.

      During the period from December 17, 2004 through January 9, 2005, Western Wireless and ALLTEL exchanged drafts of the merger agreement and the voting agreement and negotiated the terms and conditions of those agreements.
      On January 7, 2005, Western Wireless convened another meeting of its board. At the meeting, Mr. Stanton made a presentation to the board regarding the wireless industry in the U.S., the competitive environment in both the U.S. and Europe, and the risks and opportunities facing Western Wireless in the current environment. He also presented a brief overview of ALLTEL, a summary of his recent discussions with Mr. Ford, the business and strategic rationale for the proposed transaction, the proposed structure of the transaction, and a proposed timeline for the transaction. Western Wireless’ management then presented a report regarding its due diligence investigation of ALLTEL. Representatives of Bear Stearns reviewed with the Western Wireless board ALLTEL’s financial status, historical performance and prospects and Bear Stearns’ findings from its financial due diligence. Western Wireless’ legal advisors discussed certain legal considerations relating to the proposed transaction and briefed the board on the status of negotiations with ALLTEL’s legal advisors regarding the merger agreement and the voting agreement. Western Wireless’ management and advisors then provided the board an overview of the open issues still remaining. The board also reviewed and considered, with Western Wireless’ advisors, the various factors described under “— Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger” as well as regulatory approval risks, shareholder approval risks, and other risks, such as non-consummation or integration, in connection with the proposals. Following these reviews and further discussion, the board instructed management to continue negotiations with ALLTEL, and the board meeting was adjourned until January 9, 2005.
      Throughout the day and night of January 8 and 9, 2005, Western Wireless’ management and financial and legal advisors had a series of discussions and meetings with their counterparts at ALLTEL in order to finalize the proposed merger agreement on mutually agreeable terms. The financial terms were agreed upon late in the day on January 8, 2005.
      On the afternoon of January 9, 2005, ALLTEL’s board of directors met and, after reviewing all aspects of the proposed transaction, unanimously approved and authorized ALLTEL to enter into the merger agreement and voting agreement.
      Following the meeting of the ALLTEL board of directors, Western Wireless’ board of directors met in New York. Mr. Stanton advised the board that he had received a phone call from Mr. Ford who reported that the ALLTEL board had unanimously approved the merger. At this meeting, Western Wireless’ legal advisors reviewed the terms of the merger agreement in detail and described how certain open issues identified during the telephonic meeting of the board on January 7, 2005 had been resolved. Representatives of Bear Stearns then presented its financial analyses of the merger and delivered Bear Stearns’ oral opinion, later confirmed in writing, that as of the date of that opinion, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Western Wireless. The board then reviewed again the various factors described under “— Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger,” as well as regulatory approval risks, shareholder approval risks, and other risks in connection with the proposals. Following further discussion and consideration, and subject to finalization by the parties’ respective management teams and legal advisors, Western Wireless’ board of directors unanimously approved and authorized the execution of the merger agreement and resolved to recommend approval of the merger agreement to the shareholders of Western Wireless on the terms discussed at the Western Wireless board meeting. In addition, during that meeting, the full board also approved the general terms of certain retention and severance plans for agreement by ALLTEL pursuant to the merger agreement, with the text of the plans to still be prepared and presented for review, adoption and determination of awards by the board’s compensation committee (which occurred on February 8, 2005) (see “The Merger Agreement — Covenants — Stock Options; Employee Stock Purchase Plan; Employee Matters; Retention Pool; and Severance Program”).

      In the evening of January 9, 2005, representatives of Western Wireless’ and ALLTEL’s respective management and legal advisors completed the definitive merger agreement and the voting agreement, and thereafter the parties executed the merger agreement and John Stanton, Theresa E. Gillespie and certain of their affiliates entered into the voting agreement. Theresa E. Gillespie, a director and the Vice Chairman of Western Wireless, and John Stanton are married to each other. Western Wireless and ALLTEL issued a joint press release announcing the execution of the merger agreement and the voting agreement in the morning of January 10, 2005.
Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger
      On January 9, 2005, the board of directors of Western Wireless, by unanimous vote, determined the merger of Western Wireless into a wholly-owned subsidiary of ALLTEL, and the other transactions contemplated by the merger agreement, to be advisable, fair to and in the best interests of Western Wireless and its shareholders and approved and adopted the merger agreement and the merger. THE BOARD OF DIRECTORS OF WESTERN WIRELESS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF WESTERN WIRELESS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AT THE WESTERN WIRELESS ANNUAL MEETING.
      In the course of reaching its decision to approve and adopt the merger agreement and the merger and to recommend that Western Wireless shareholders vote to approve and adopt the merger agreement and the merger, the Western Wireless board consulted with management, as well as with its outside legal counsel and financial advisors, and considered the following material factors:
Financial Terms — Premium Valuation. The Western Wireless board noted that:

•	Based on the closing market price of shares of ALLTEL common stock on the last trading day prior to the announcement of the merger agreement, the per share value of the merger consideration to be received by Western Wireless shareholders represented a premium of approximately:

•	40.35% over the closing price of Western Wireless Class A common stock on December 16, 2004, the last trading day prior to the Western Wireless board’s decision to contact other potential acquirors and continue negotiations with ALLTEL;

•	29.03% over the closing price of Western Wireless Class A common stock on January 5, 2005, the last trading day prior to the widespread circulation of rumors of a possible transaction between Western Wireless and ALLTEL;

•	39.64% and 45.99%, respectively, over the average closing prices of Western Wireless Class A common stock for the three- and six-month periods leading up to the announcement of the merger agreement; and

•	19.37% over the highest trading price of Western Wireless Class A common stock at any time during the one-year period preceding December 16, 2004.
      Please see page [     ] for information about the current trading price of ALLTEL common stock and the current per share value of the merger consideration to be received by Western Wireless shareholders.
Opportunity to Participate in a Stronger Combined Company After the Merger. Because most of the merger consideration will be payable in the form of ALLTEL shares, Western Wireless shareholders will have the opportunity to participate in the future performance of the combined post-merger company. In this regard, the Western Wireless board noted that:

•	The combined company would be the leading nationwide 850 MHz operator for rural markets and that the addition of Western Wireless’ operations would complement ALLTEL’s geographic coverage and provide greater scale and purchasing power;

•	The combined company would have a strong balance sheet and substantial cash flow to finance future expansion as well as to invest in improving and adding new services for customers; and

•	The larger geographic footprint and increased number of subscribers of the combined company would make it attractive as an acquisition target to a greater number of national operators than Western Wireless would be as an independent company.
Alternatives to the Merger and Advantages of the ALLTEL Transaction. The Western Wireless board considered a number of strategic alternatives available to Western Wireless, including:

•	remaining an independent company and continuing Western Wireless’ strategy of expanding the geographic scope of its services and expanding the scope of the products and services offered to its customers, in order to be able to compete effectively with larger wireless carriers in the U.S.;

•	pursuing one or more significant acquisitions of other wireless telecommunications providers; and

•	entering into a combination with or being acquired by a major telecommunications company of national scale.
      When the Western Wireless board approved the proposed merger, the board did not give material consideration, if any, to the potential acceleration of its credit facilities and potential changed treatment of its deferred tax attributes as a result of the proposed merger.
      After investigating and discussing these strategic alternatives (see “— Background of the Merger”) and comparing these strategic alternatives to the proposed merger with ALLTEL, the Western Wireless board concluded, based on its familiarity with the wireless business in which Western Wireless competes and general industry, economic and market conditions, both historical and prospective, and based on presentations by Western Wireless’ management and financial advisors, that the merger represented the most desirable strategic alternative for Western Wireless. In reaching this conclusion, the board reviewed and took into consideration:

•	the risks and uncertainties associated with the strategic alternatives available to Western Wireless, including the competitive challenges in view of the emergence of a few national wireless providers, the increasing capital costs that would be required to maintain Western Wireless’ multiple technologies strategy in rural areas as the industry evolved to next generation technologies, as compared with the potential shareholder value that the board believed might result from a merger with ALLTEL on the proposed terms;

•	the strong strategic fit between Western Wireless’ mobile telecommunications business and operations, resulting from the geographical contiguity between Western Wireless’ domestic properties and ALLTEL’s existing wireless operations, which combined with minimal overlap of their markets would enable the combined company to serve a much larger geographic area in the United States, ranging from the Southeast to the Western and mountain states of the country;

•	the fact that efforts by Western Wireless’ financial advisor to contact other potential acquirors did not result in any indications of interest; and

•	the material terms of the merger agreement.
Opinion of Financial Advisor to Western Wireless. Representatives of Bear Stearns, Western Wireless’ financial advisor, presented its financial analyses of the merger and the various strategic alternatives available to Western Wireless and delivered Bear Stearns’ oral opinion, later confirmed in writing, that as of the date of that opinion, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Western Wireless. In this regard, the Board was aware that Bear Stearns would receive an aggregate fee for its services of approximately $22 million, of which approximately $20 million is contingent on successful consummation of the merger (see “— Opinion of Financial Advisor to Western Wireless”).

Likelihood of Completion. The Western Wireless board believed, after reviewing the terms of the merger agreement with Western Wireless’ legal advisors, that the nature and relatively limited number of conditions to the completion of the merger, and the strength of ALLTEL’s obligations to fulfill those conditions, would increase the likelihood of the merger being completed (see “— Conditions to the Merger” and “— Regulatory Approvals”).
Tax-Free Treatment. It is expected that the portion of the merger consideration to be received by Western Wireless shareholders in the form of ALLTEL common stock will be tax-free to those shareholders for U.S. federal income tax purposes, although the Western Wireless board was also mindful of the fact that the cash portion of the merger consideration may be taxable for U.S. federal income tax purposes (see “— Material United States Federal Income Tax Consequences”).
      The Western Wireless board also considered the following potentially negative factors associated with the merger:

•	the risks of the type and nature described under “Risk Factors”;

•	the possibility that the FTC, FCC or state or foreign regulatory authorities might seek to impose conditions on or enjoin or otherwise prevent or delay the merger, which possibility the board considers to be low;

•	the risks and costs to Western Wireless if the merger does not close, including the diversion of management and employee attention, potential employee attrition, employee retention costs and the potential effect on business and customer relationships;

•	the restrictions on the conduct of Western Wireless’ business prior to the consummation of the merger, requiring Western Wireless to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Western Wireless from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that Western Wireless submit the merger agreement to its shareholders even if the Western Wireless board withdraws its recommendation, to the extent permitted by applicable law, which could delay or prevent Western Wireless’ ability to pursue a superior proposal if one were to become available;

•	the fact that holders of approximately 41% of the aggregate number of votes entitled to be cast have agreed with ALLTEL to vote in favor of the transaction and against any competing proposal, which could contribute to the merger being approved even if a superior proposal were to become available;

•	the requirement that Western Wireless pay to ALLTEL a termination fee of $120 million, if the merger agreement were to be terminated and if, under specified circumstances and during specified periods thereafter, Western Wireless were to enter into an agreement regarding the acquisition of Western Wireless by merger or business combination, or a “merger of equals,” or an acquisition of 40% or more of its assets or shares of common stock with a third party; and

•	the risk that because the exchange ratios for the stock election and the stock portion of the mixed election will not be adjusted in the event the market price of ALLTEL common stock declines and the cash and stock elections are subject to proration, the dollar value of the merger consideration to Western Wireless’ shareholders receiving ALLTEL common stock in the merger could decrease prior to the completion of the merger. The merger agreement does not contain a “collar” or other mechanism that could mitigate the effect of a decrease in the trading price of ALLTEL shares.
      The Western Wireless board believed and continues to believe, however, that these potential risks and drawbacks are greatly outweighed by the potential benefits that the board expects Western Wireless and its shareholders to achieve as a result of the merger.

      In considering the proposed merger, Western Wireless’ directors were aware of the interests of certain officers and directors of Western Wireless in the merger, described under “— Interests of Certain Persons in the Merger.”
      The foregoing discussion addresses the material information and factors that the board of directors of Western Wireless reviewed in its consideration of the merger. The board conducted numerous discussions of the factors discussed above, including asking questions of Western Wireless’ management and its financial and legal advisors. In view of the variety of factors and the amount of information considered, the Western Wireless board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The Western Wireless board made its determination after considering all of the factors as a whole; and individual members of the board may have given different weights to different factors.
Opinion of Financial Advisor to Western Wireless
      Pursuant to an engagement letter, dated as of November 29, 2004, Western Wireless engaged Bear Stearns as its financial advisor in connection with the merger. At a meeting of Western Wireless’ board of directors held on January 9, 2005, at which the Western Wireless board of directors considered and approved the merger agreement and the merger, Bear Stearns rendered its oral opinion (which was subsequently confirmed in a written opinion, dated January 9, 2005) that, as of such date and based upon and subject to the matters reviewed with Western Wireless’ board of directors and the assumptions and limitations contained in the written Bear Stearns opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Western Wireless.
      The full text of the Bear Stearns opinion is attached hereto as Annex C. The description of the Bear Stearns opinion set forth herein is qualified in its entirety by reference to the full text of the Bear Stearns opinion. Western Wireless shareholders are urged to read the Bear Stearns opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns in connection therewith. The Western Wireless board of directors did not impose any limitations on the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion. The Bear Stearns opinion is intended for the benefit and use of the board of directors of Western Wireless and does not constitute a recommendation to the board of directors of Western Wireless or any holders of Western Wireless common stock as to how to vote or take any other action in connection with the merger. The Bear Stearns opinion did not address Western Wireless’ underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for Western Wireless or the effects of any other transaction in which Western Wireless might engage.
      In the course of performing its review and analyses for rendering its opinion, Bear Stearns:

•	reviewed the Agreement and Plan of Merger, dated January 9, 2005, among ALLTEL, Merger Sub and Western Wireless and the Voting Agreement, dated January 9, 2005, among ALLTEL and the shareholders of Western Wireless named therein;

•	reviewed Western Wireless’ and ALLTEL’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001, 2002 and 2003, their Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, their Current Reports on Form 8-K for the three years ended January 9, 2005 and the preliminary results of Western Wireless and ALLTEL for the quarter ended December 31, 2004 provided to Bear Stearns by the managements of Western Wireless and ALLTEL, respectively;

•	reviewed certain operating and financial information relating to Western Wireless’ and ALLTEL’s business and prospects. This information included projections (described below as “Case 1” and “Case 2”) for the six years ending December 31, 2009 for Western Wireless prepared by Western Wireless’ management and for the year ending December 31, 2004 for ALLTEL prepared by ALLTEL’s management. Bear Stearns also reviewed publicly available research analyst projections for the five years ending December 31, 2009 for ALLTEL and reviewed and discussed such projections with the managements of ALLTEL and Western Wireless;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by ALLTEL’s management;

•	met with certain members of Western Wireless’ and ALLTEL’s senior managements to discuss each entity’s respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the common stock of each of Western Wireless and ALLTEL;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to each of Western Wireless and ALLTEL;

•	reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to Western Wireless and the merger;

•	performed discounted cash flow analyses based on the projections for each of Western Wireless and ALLTEL and synergy estimates for the combined company furnished to Bear Stearns;

•	reviewed the pro forma financial results, financial condition and capitalization of ALLTEL giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.
      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns or discussed with Bear Stearns by Western Wireless and ALLTEL, including, without limitation, the projections and synergy estimates. With respect to the projected financial results for Western Wireless and ALLTEL and the potential synergies that could be achieved upon consummation of the merger, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the persons who prepared such projected financial results and projected synergies (and with respect to the publicly available research projections for ALLTEL reviewed by Bear Stearns, were also prepared on bases that are consistent with the best currently available estimates and judgments of ALLTEL management), as to the expected future performance of Western Wireless and ALLTEL, as the case may be. Bear Stearns did not assume any responsibility for the independent verification of any such information or any such projections and synergy estimates, and Bear Stearns further relied upon the assurances of the senior managements of Western Wireless (with respect to information relating to Western Wireless) and ALLTEL (with respect to information relating to ALLTEL) that they are unaware of any facts that would make the information, and projections and synergy estimates, reviewed by Bear Stearns incomplete or misleading.
      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Western Wireless and ALLTEL, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Bear Stearns also assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Western Wireless, ALLTEL or Merger Sub.

Summary of Financial Analyses
      The following is a summary of the material financial analyses performed by Bear Stearns in connection with the rendering of its fairness opinion to the Western Wireless board of directors. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Bear Stearns’ financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.
      In connection with its role as Western Wireless’ financial advisor and as directed by Western Wireless’ board of directors, during the period from late December 2004 through early January 2005, Bear Stearns contacted the two parties it deemed most likely to be interested in a potential business combination with Western Wireless in addition to ALLTEL, but was informed that they were not interested in pursuing a possible business combination with Western Wireless.

Western Wireless Valuation
      Bear Stearns analyzed the value of Western Wireless using implied trading multiples of selected public companies and using implied multiples from selected precedent merger and acquisition transactions. Bear Stearns also valued Western Wireless using a discounted cash flow analysis. For purposes of Bear Stearns’ review, Bear Stearns utilized, among other things, projections of the future financial performance of Western Wireless, as prepared by the management of Western Wireless. Information in the following analyses referred to as “Case 1” for Western Wireless means the financial projections of the future performance of Western Wireless through December 31, 2009 that were prepared by the management of Western Wireless in Fall 2004 to help prospective lenders of Western Wireless assess debt financing alternatives and assumed certain base operating results with respect to Western Wireless’ revenue, EBITDA (as defined below) and capital expenditures. Information referred to as “Case 2” for Western Wireless means the financial projections of the future performance of Western Wireless through December 31, 2009 that were prepared by the management of Western Wireless and assumed certain more favorable operating results for Western Wireless with respect to Western Wireless’ revenue, EBITDA and capital expenditures. For purposes of the following analyses, Bear Stearns assumed an implied merger consideration of $39.27 per share, equal to $9.25 in cash plus the value of 0.535 shares of ALLTEL common stock as of January 7, 2005.
      Selected Comparable Public Companies Analysis. Bear Stearns reviewed and analyzed selected public companies in the wireless communications business that it viewed as reasonably comparable to Western Wireless based on Bear Stearns’ knowledge of the domestic and international wireless communications industry. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information (including equity value, enterprise value and EBITDA) valuation multiples and market trading data relating to Western Wireless and compared such information to the corresponding information of the selected comparable companies.
      Specifically, Bear Stearns compared Western Wireless to six publicly traded domestic wireless companies and two publicly traded international wireless companies. To the extent publicly available, Bear Stearns reviewed the enterprise value as of January 7, 2005 as a multiple of 2005 estimated earnings before interest, income taxes, depreciation and amortization, also referred to as “EBITDA”, of each of these comparable companies.
      The domestic wireless companies were:

•	Centennial Communications Corp.;

•	Dobson Communications Corporation;

•	Nextel Partners, Inc. (valuation is as of November 30, 2004 — prior to public disclosure of Nextel’s transaction with Sprint);

•	Rural Cellular Corporation;

•	Triton PCS Holdings, Inc.; and

•	United States Cellular Corporation.
      The international wireless companies were:

•	Millicom International Cellular S.A.; and

•	Orascom Telecom Holding S.A.E.
      Bear Stearns calculated the following trading multiples for the above comparable companies:
Selected Comparable Public Companies Trading Multiples

Enterprise Value as
a Multiple of CY
2005E EBITDA

Domestic Wireless Companies
High	14.7x
Mean	9.0x
Low	6.6x
International Wireless Companies
High	5.1x
Mean	4.8x
Low	4.5x
      Based on the foregoing, Bear Stearns determined an enterprise value to estimated 2005 EBITDA multiple reference range of 6.4x to 7.0x and applied such range to the projected 2005 EBITDA for Western Wireless to calculate an enterprise value range for Western Wireless under each of Case 1 and Case 2. Bear Stearns then used these enterprise value ranges to calculate implied equity value per share ranges for Western Wireless, both assuming a 30% transaction control premium (which reflects the approximate historical average transaction premium over the four weeks prior to announcement for all merger and acquisition transactions in excess of $1 billion announced in calendar year 2004 based on information provided by Thomson Financial Securities Data Corporation) paid to Western Wireless shareholders and assuming no transaction control premium, as follows:
Implied Equity Value Ranges

			30% Control
	No Premium		Premium

	Low	High	Low	High

Case 1	$28.10	$32.21	$36.53	$41.87
Case 2	$30.39	$34.71	$39.51	$45.12
Merger Consideration				$39.27
      Selected Precedent Merger and Acquisition Transactions. Bear Stearns reviewed and analyzed selected precedent merger and acquisition transactions involving wireless companies based on Bear Stearns’ determination that these transactions were reasonably comparable to the merger. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information (including enterprise value before and after announcement of the transaction) and transaction multiples relating to Western Wireless and compared such information to the corresponding information of the companies involved in the selected transactions.

      Specifically, Bear Stearns reviewed 12 merger and acquisition transactions since December 23, 1998 in which a wireless communications company or the wireless assets of a communications company was sold to either a strategic or financial buyer. Bear Stearns divided the precedent transactions universe into three groups (listed by the acquirer followed by the acquired company and the date these transactions were publicly announced): (a) “Current Market Transactions”, (b) “Most Comparable Transactions” and (c) “Other Transactions.” To the extent publicly available, Bear Stearns reviewed the enterprise values for the acquired companies (which is a measure of a company’s equity value plus debt and minority interest and less cash and unconsolidated investments) implied by the precedent transactions as a multiple of the projected EBITDA of the acquired company for the most applicable 12 month period following the announcement of the transaction, or “forward EBITDA.”
      The precedent transactions in the “Current Market Transactions” group were:

•	Sprint Corporation/Nextel Communications, Inc. — December 15, 2004;

•	Alamosa Holdings, Inc./AirGate PCS, Inc. — December 8, 2004;

•	Rogers Wireless Communications Inc./Microcell Telecommunications Inc. — September 20, 2004;

•	Cingular Wireless LLC/AT&T Wireless Services, Inc. — February 17, 2004; and

•	Dobson Communications Corporation/American Cellular Corporation — July 14, 2003.
      The precedent transactions in the “Most Comparable Transactions” group were:

•	Sprint Corporation/Nextel Communications Inc. — December 15, 2004;

•	Alamosa Holdings, Inc./AirGate PCS, Inc. — December 8, 2004;

•	Cingular Wireless LLC/AT&T Wireless Services, Inc. — February 17, 2004;

•	Dobson Communications Corporation/American Cellular Corporation — July 14, 2003;

•	ALLTEL Corporation/CenturyTel, Inc. (wireless operations) — March 19, 2002; and

•	Verizon Communications Inc./Price Communications Wireless, Inc. — November 15, 2000.
      The precedent transactions in the “Other Transactions” group were:

•	Rural Cellular Corporation/Triton Cellular Partners, L.P. — November 8, 1999;

•	Dobson Communications Corporation/American Cellular Corporation — October 6, 1999;

•	Vodafone Group PLC/CommNet Cellular Inc. — July 19, 1999;

•	Welsh, Carson, Anderson & Stowe VIII, L.P./Centennial Cellular Corp. — July 2, 1998; and

•	Dobson Communications Corporation/Sygnet Wireless, Inc. — July 29, 1998.

      Bear Stearns calculated the following multiples for the selected transactions used in its analysis:
Selected Merger and Acquisition Transaction Multiples

Enterprise Value
as a Multiple of
1-Year Forward
EBITDA

Current Market Transactions
High	10.8x
Mean	8.0x
Low	6.5x
Most Comparable Transactions
High	12.1x
Mean	8.1x
Low	6.5x
All Transactions (including Other Transactions)
High	13.1x
Mean	8.8x
Low	6.5x
      Based on the foregoing, Bear Stearns determined a forward EBITDA multiple reference range of 7.0x to 8.0x and applied such range to the projected 2005 EBITDA for Western Wireless to calculate an enterprise value range for Western Wireless under each of Case 1 and Case 2. Bear Stearns then used these enterprise value ranges to calculate implied equity value ranges for Western Wireless as follows:

	Low	High

Case 1	$32.21	$39.05
Case 2	$34.71	$41.90
Merger Consideration		$39.27
      Discounted Cash Flow Analysis. Bear Stearns performed an analysis of the present value of the cash flows available to equity holders that Western Wireless could generate over fiscal years 2005 through 2009. For this analysis, Bear Stearns analyzed separately the cash flows for Western Wireless’ domestic wireless business and international wireless business.
      For Western Wireless’ domestic wireless business, Bear Stearns applied terminal value multiples ranging from 6.0x to 6.5x (based on the corresponding range of implied perpetual growth rates of free cash flow that Bear Stearns determined to be reasonable) to Western Wireless’ domestic wireless business’ forward EBITDA for Case 1 and Case 2, as provided by the management of Western Wireless. Bear Stearns chose these terminal value multiples based on (i) the implied perpetual growth rates of free cash flow derived from such multiples, (ii) Bear Stearns’ review of trading data for comparable public companies and (iii) Bear Stearns’ overall experience in valuing domestic wireless companies. The cash flows were then discounted to present value using a weighted average cost of capital, or WACC, of 10.5% (based on a range of unlevered betas between 0.800 and 1.000, determined by observing the betas of selected regional and national wireless service providers, and debt-to-total capitalization ratios between 20.0% and 50.0%). Unlevered beta is a measure of the volatility in a company’s stock market price relative to the broader stock market that is calculated assuming that the company being analyzed has no debt in its capital structure. Based on the foregoing, Bear Stearns calculated an implied equity value range for Western Wireless’ domestic wireless business of $13.27 to $14.96 per share under Case 1 and $15.77 to $17.62 per share under Case 2.
      For Western Wireless’ international wireless business, Bear Stearns applied terminal value multiples ranging from 5.5x to 6.0x (based on the corresponding range of implied perpetual growth rates of free cash flow that Bear Stearns determined to be reasonable) to Western Wireless’ international wireless business’ forward EBITDA for Case 1 and Case 2, as provided by the management of Western Wireless. Bear Stearns chose these terminal value multiples based on (i) the implied perpetual growth rates of free cash flow derived from such multiples, (ii) Bear Stearns’ review of trading data for comparable public companies and (iii) Bear Stearns’ overall experience in valuing wireless companies. The cash flows were then discounted to present value using a WACC ranging from 12.5% to 13.0% (based on a range of costs of equity of 18.0% to 19.0%, determined by observing the implied costs of equity in countries where Western Wireless’ international wireless business operates, and debt-to-total capitalization ratios between 20.0% and 50.0%). Based on the foregoing, Bear Stearns calculated an implied equity value range for Western Wireless’ international wireless business of $20.78 to $22.70 per share under Case 1 and $25.41 to $27.76 per share under Case 2.
      Bear Stearns then combined the implied equity value ranges for Western Wireless’ domestic wireless business and international wireless business to calculate aggregate implied equity value ranges for Western Wireless of $34.05 to $37.66 per share under Case 1 and $41.19 to $45.38 per share under Case 2, as compared to the implied merger consideration of $39.27.
ALLTEL Valuation
      Since Western Wireless shareholders are receiving ALLTEL common stock in the merger, Bear Stearns analyzed the value of ALLTEL using implied trading multiples of selected public companies and using implied multiples from selected precedent merger and acquisition transactions. Bear Stearns also valued ALLTEL using a discounted cash flow analysis. For purposes of Bear Stearns’ review, Bear Stearns utilized, among other things, projections of the future financial performance of ALLTEL for fiscal year 2004 prepared by the management of ALLTEL and publicly available research analyst projections for fiscal years 2005 to 2009 for ALLTEL.
      Selected Comparable Public Companies Analysis. Bear Stearns reviewed and analyzed selected public companies in the wireline communications business and the wireless communications business that it viewed as reasonably comparable to ALLTEL based on Bear Stearns’ knowledge of the wireline communications industry and the wireless communications industry. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information (including equity value, enterprise value and EBITDA), valuation multiples and market trading data relating to ALLTEL and compared such information to the corresponding information of the selected comparable companies.
      Specifically, Bear Stearns compared ALLTEL to five publicly traded wireline companies and six publicly traded wireless companies. To the extent publicly available, Bear Stearns reviewed the enterprise value as of January 7, 2005 as a multiple of 2005 estimated EBITDA of each of these comparable companies.
      The wireline companies were:

•	Citizens Communications Company;

•	CenturyTel, Inc.;

•	Commonwealth Telephone Enterprises, Inc.;

•	Qwest Communications International Inc.; and

•	Telephone and Data Systems, Inc.
      The wireless companies were the same companies used in the Selected Comparable Public Companies Analysis for Western Wireless, with the exception of the international wireless companies noted above.

      Bear Stearns calculated the following trading multiples for the above comparable companies:
Selected Comparable Public Companies Trading Multiples

Enterprise Value
as a Multiple of
2005E EBITDA

Wireline Comparable Companies
High	7.9x
Mean	6.4x
Low	5.2x
      Based on the foregoing, Bear Stearns determined an enterprise value to estimated 2005 EBITDA multiple reference range of 6.0x to 6.5x for wireline companies and applied the range to the projected 2005 EBITDA for ALLTEL’s wireline business and an enterprise value to estimated 2005 EBITDA multiple reference range of 6.4x to 7.0x for wireless companies and applied the range to the projected 2005 EBITDA for ALLTEL’s wireless business. The resulting wireline and wireless enterprise values were then aggregated to calculate an enterprise value range for ALLTEL. Using this enterprise value range, Bear Stearns calculated an implied equity value range for ALLTEL of $53.26 to $58.96 per share, as compared to ALLTEL’s stock price of $56.12 on January 7, 2005.
      Selected Precedent Merger and Acquisition Transactions. Bear Stearns reviewed and analyzed selected precedent merger and acquisition transactions involving recent wireline and wireless communications transactions based on Bear Stearns’ determination that the transactions were reasonably comparable to the merger. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information (including transaction value) and transaction multiples relating to ALLTEL and compared such information to the corresponding information of the companies involved in such precedent transactions.
      Specifically, for wireline transactions Bear Stearns reviewed 36 access line purchase transactions since August 3, 2000. Bear Stearns divided the transactions universe into two groups (listed by the acquirer followed by the acquired company and the date these transactions were publicly announced): (a) “Most Comparable Transactions” and (b) “Other Transactions.” To the extent publicly available, Bear Stearns reviewed the transaction enterprise values as a multiple of EBITDA for the last twelve months, or LTM. This is in contrast to the selected wireless merger and acquisition transactions reviewed by Bear Stearns, where Bear Stearns calculated transaction multiples based on the projected EBITDA of the acquired company for the 12 month period following announcement of the transaction, or “forward EBITDA”. Bear Stearns believed that due to the relatively higher EBITDA growth profile of most wireless service providers as compared to wireline service providers, forward EBITDA was a more appropriate metric for wireless companies than LTM EBITDA, which Bear Stearns believed was a more appropriate metric for wireline companies due to their more stable EBITDA profiles.
      The precedent transactions in the “Most Comparable Transactions” group were:

•	Carlyle Group/Verizon Hawaii Inc. — May 21, 2004;

•	Consolidated Communications, Inc./TXU Corp. — April 14, 2004;

•	Homebase Acquisition Texas Corp./Illinois Consolidated Telephone Co. — July 17, 2002; and

•	Valor Telecommunications, LLC/Kerrville Communications Corp. — February 14, 2002.
      For wireless transactions, Bear Stearns reviewed the same transactions used in the Selected Precedent Merger and Acquisition Transactions Analysis for Western Wireless.

      Bear Stearns calculated the following multiples for the recent wireline transactions used in its analysis:
Recent Wireline Transaction Multiples

Enterprise Value
as a Multiple of
LTM EBITDA

Most Comparable Transactions
High	7.4x
Mean	7.2x
Low	6.9x
Other Transactions
High	12.0x
Mean	8.5x
Low	6.2x
All Transactions
High	12.0x
Mean	8.2x
Low	6.2x
      Based on the foregoing, Bear Stearns determined a forward EBITDA multiple reference range of 6.5x to 7.3x for the wireline transactions and applied the range to the projected 2005 EBITDA for ALLTEL’s wireline business and a reference range of 7.0x to 8.0x for the wireless transactions and applied the range to the projected 2005 EBITDA for ALLTEL’s wireless business. The resulting wireline and wireless enterprise values were then aggregated to calculate an enterprise value range for ALLTEL. Using this enterprise value range, Bear Stearns calculated an implied equity value range for ALLTEL of $58.96 to $68.09 per share, as compared to ALLTEL’s stock price of $56.12 on January 7, 2005.
      Discounted Cash Flow Analysis. Bear Stearns performed an analysis of the present value of the cash flows available to equity holders that ALLTEL could generate over fiscal years 2005 through 2009. For this analysis, Bear Stearns analyzed separately the cash flows for ALLTEL’s wireline business and wireless business.
      For ALLTEL’s wireline business, Bear Stearns applied terminal value multiples ranging from 6.0x to 6.5x (based on the corresponding range of implied perpetual growth rates of free cash flow that Bear Stearns determined to be reasonable) to ALLTEL’s wireline business’ forward EBITDA, based on publicly available research analyst projections. Bear Stearns chose these terminal values multiples based on (i) the implied perpetual growth rates of free cash flow derived from such multiples, (ii) Bear Stearns’ review of trading data for comparable public companies and (iii) Bear Stearns’ overall experience in valuing wireline companies. The cash flows were then discounted to present value using a WACC of 8.0% (based on a range of unlevered betas between 0.550 and 0.750, determined by observing the betas of selected regional wireline service providers, and debt-to-total capitalization ratios between 20.0% and 50.0%). Based on the foregoing, Bear Stearns calculated an implied equity value range for ALLTEL’s wireline business of $11.63 to $12.98 per share.
      For ALLTEL’s wireless business, Bear Stearns applied terminal value multiples ranging from 6.5x to 7.0x (based on the corresponding range of implied perpetual growth rates of free cash flow that Bear Stearns determined to be reasonable) to ALLTEL’s wireless business’ forward EBITDA, based on publicly available research analyst projections. Bear Stearns chose these terminal values multiples based on (i) the implied perpetual growth rates of cash available to equity holders derived from such multiples, (ii) Bear Stearns’ review of trading data for comparable public companies and (iii) Bear Stearns’ overall experience in valuing wireless companies. The cash flows were then discounted to present value using a WACC ranging from 9.0% to 9.5% (based on a range of unlevered betas between 0.750 and 0.950, determined by observing the betas of selected regional and national wireless service providers, and debt-to-total capitalization ratios between 20.0% and 50.0%). Unlevered beta is a measure of the volatility in a company’s stock market price relative to the broader stock market that is calculated assuming that the company being analyzed has no debt in its capital structure. Based on the foregoing, Bear Stearns calculated an implied equity value range for ALLTEL’s wireless business of $41.33 to $44.34 per share.
      Bear Stearns then combined the implied equity value ranges for ALLTEL’s wireline business and wireless business to calculate an aggregate implied equity value ranges for ALLTEL of $52.96 to $57.32 per share, as compared to ALLTEL’s stock price of $56.12 on January 7, 2005.

Merger Consequences
      Synergies. Bear Stearns reviewed ALLTEL management’s estimates of the potential operating expense synergies resulting from the merger. These estimates were prepared by ALLTEL’s management, assumed upfront costs associated with the merger of $100 million and estimated potential operating expense synergies ranging from $50 million in 2006 to $80 million in 2009. Based on this information, Bear Stearns estimated that the net present value to ALLTEL of the potential synergies in the merger would be approximately $694.9 million to $908.5 million.
      Discounted Cash Flow Accretion/Dilution Analysis. Bear Stearns’ range of assumptions for each of the Western Wireless and ALLTEL discounted cash flow analyses (using different terminal values and discount rates) caused multiple outcomes when assessing the consideration received by Western Wireless’ shareholders in the merger. Bear Stearns used the stand-alone discounted cash flow analyses of Western Wireless and ALLTEL to calculate a low to high range of implied values of the consideration to be received by Western Wireless’ shareholders from ALLTEL. This range of values was then compared to the respective low to high range of Western Wireless’ stand-alone discounted cash flow analyses implied per share values to assess the accretion or dilution that the Western Wireless shareholders could potentially experience. The analysis was performed assuming both synergies and no synergies from the merger and with the Case 1 and Case 2 projections:

	Case 1

	No Synergies		With Synergies
Western Wireless Shareholder Value Accretion/(Dilution):
Western Wireless:ALLTEL — Western Wireless:ALLTEL
Low:Low — High:High	8.2%	4.5%	11.4%	7.4%
Low:High — High:Low	14.0%	(0.7%)	17.2%	2.2%
      As illustrated above, under Case 1, Bear Stearns concluded that in every possible combination, the merger is projected to be accretive to Western Wireless’ shareholder value, except in one case which was projected to be mildly dilutive to Western Wireless’ shareholder value.

	Case 2

	No Synergies		With Synergies
Western Wireless Shareholder Value Accretion/(Dilution):
Western Wireless:ALLTEL — Western Wireless:ALLTEL
Low:Low — High:High	(7.9%)	(10.7%)	(5.3%)	(8.3%)
Low:High — High:Low	(3.1%)	(15.0%)	(0.5%)	(12.6%)
      As illustrated above, under Case 2, Bear Stearns concluded that in every possible combination, the merger is projected to be dilutive to Western Wireless’ shareholder value.
      Relative Contribution Analysis. Bear Stearns performed a contribution analysis, assuming no synergies, showing the percentages of net income, EBITDA and free cash flow (EBITDA less capital expenditures) that are estimated to be contributed by Western Wireless and ALLTEL to the pro forma results for the combined company for fiscal years 2004 through 2007 under each of Case 1 and Case 2 for Western Wireless. The following tables set forth the results of such analysis:

	Net Income Contribution

	2004E	2005P	2006P	2007P
Case 1
Western Wireless	13.6%	18.1%	20.2%	21.3%
ALLTEL	86.4%	81.9%	79.8%	78.7%

	EBITDA Contribution

	2004E	2005P	2006P	2007P

Western Wireless	16.1%	18.3%	20.4%	22.0%
ALLTEL	83.9%	81.7%	79.6%	78.0%

	Free Cash Flow Contribution

	2004E	2005P	2006P	2007P

Western Wireless	12.3%	25.4%	26.2%	28.1%
ALLTEL	87.7%	74.6%	73.8%	71.9%

	Net Income Contribution

	2004E	2005P	2006P	2007P
Case 2
Western Wireless	16.4%	22.6%	27.5%	30.0%
ALLTEL	83.6%	77.4%	72.5%	70.0%

	EBITDA Contribution

	2004E	2005P	2006P	2007P

Western Wireless	16.1%	19.0%	22.0%	24.1%
ALLTEL	83.9%	81.0%	78.0%	75.9%

	Free Cash Flow Contribution

	2004E	2005P	2006P	2007P

Western Wireless	12.4%	17.0%	21.5%	22.8%
ALLTEL	87.9%	83.0%	78.5%	77.2%
      The percentage of net income, set forth in the above table that is estimated to be contributed to the pro forma combined company by Western Wireless was then compared to the 19.3% interest that Western Wireless’ common shareholders will have in ALLTEL’s equity value (assuming that Western Wireless was acquired entirely with ALLTEL stock). Further, the percentages of EBITDA and free cash flow (EBITDA less capital expenditures) set forth in the tables above that are estimated to be contributed to the pro forma combined company by Western Wireless were compared to the 22.3% interest that Western Wireless’ common shareholders will have in ALLTEL’s enterprise value (assuming that Western Wireless was acquired entirely with ALLTEL stock).
      Bear Stearns also performed a contribution analysis, assuming operating expense synergies, showing the percentage of net income, EBITDA and free cash flow (EBITDA less capital expenditures) that will be contributed by Western Wireless and ALLTEL to the pro forma results for the combined company for fiscal years 2004 through 2007 under each of Case 1 and Case 2 for Western Wireless. The results of this analysis did not materially differ from the results of the contribution analysis, assuming no synergies, shown above.
      Pro Forma Financial Analysis. Bear Stearns analyzed the potential pro forma impact of the merger on ALLTEL’s estimated earnings per share for fiscal years 2005 through 2007, based on publicly available research analyst projections. Under Case 1 for Western Wireless, Bear Stearns noted that the merger would be accretive to ALLTEL’s projected earnings per share in 2006 and 2007 with and without estimated synergies. Under Case 2 for Western Wireless, Bear Stearns noted that the merger would be accretive to ALLTEL’s projected earnings per share in 2005, 2006 and 2007 with and without estimated synergies.
      In connection with rendering its opinion, Bear Stearns performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration to the shareholders of Western Wireless. Accordingly, notwithstanding the analyses summarized above, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Bear Stearns opinion. Bear Stearns did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis.
      In performing its analyses, Bear Stearns considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Western Wireless, ALLTEL and Bear Stearns. The analyses performed by Bear Stearns are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses are inherently subject to substantial uncertainty.
      The type and amount of consideration payable in the merger were determined through negotiations between Western Wireless and ALLTEL and approved by the Western Wireless board of directors. Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Western Wireless and ALLTEL may trade subsequent to the announcement or consummation of the merger. Bear Stearns also did not express any opinion as to the fairness of the merger consideration to the holders of Western Wireless common stock who properly exercise dissenters’ rights. The decision to enter into the merger agreement was solely that of the Western Wireless board of directors. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by Western Wireless’ board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Western Wireless’ board of directors or Western Wireless’ management with respect to the fairness of the merger consideration.
      Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.
      Bear Stearns was selected by the Western Wireless board of directors to act as Western Wireless’ financial advisor and to render a fairness opinion because of its expertise and reputation in investment banking and mergers and acquisitions and its familiarity with Western Wireless, ALLTEL and the wireless industry. Bear Stearns will receive an aggregate fee for such services of approximately $22 million, of which $2 million was payable upon delivery of Bear Stearns’ fairness opinion and approximately $20 million is contingent on successful consummation of the merger. Western Wireless also agreed to reimburse Bear Stearns for certain out-of-pocket expenses incurred in connection with the engagement, including the reasonable fees of and disbursements to its legal counsel. In addition, Western Wireless agreed to indemnify Bear Stearns against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
      Bear Stearns had been previously engaged by Western Wireless to provide certain investment banking and financial advisory services, but has not received any compensation for such services during the past two years. In addition, during the past two years, Bear Stearns has not provided investment banking or financial advisory services to ALLTEL. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Western Wireless and ALLTEL for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
ALLTEL’s Reasons for the Merger
      The board of directors of ALLTEL met several times to review the merger and unanimously approved the merger agreement on January 9, 2005 after ALLTEL’s senior management discussed with the board of directors the potential benefits and risks of the transaction. The ALLTEL board of directors believes the merger will provide ALLTEL a number of opportunities and benefits, including as follows. As a result of the merger, ALLTEL expects to increase its wireless revenue mix from approximately 60 percent to nearly 70 percent of its total consolidated revenues. ALLTEL will achieve additional scale by adding approximately 1.5 million domestic wireless customers (excluding reseller customers) in 19 midwestern and western states that are contiguous to ALLTEL’s existing wireless properties, increasing the number of wireless customers served by ALLTEL to more than 10 million customers in 33 states. ALLTEL also will add approximately 1.9 million international wireless customers in six countries. In addition, the merger will permit ALLTEL to increase its retail position in these domestic, rural markets where it can leverage ALLTEL’s brand and marketing experience and bring significant value to customers by offering competitive national rate plans. ALLTEL also will diversify its wireless roaming revenue sources and, as a result of offering multiple technologies, ALLTEL will become a leading independent roaming partner for the four national carriers in the markets served by ALLTEL. ALLTEL also will enhance its strategic options as the wireless industry continues to restructure while preserving ALLTEL’s strong financial position. Finally, ALLTEL expects that centralized operations costs and interest expense for the combined company will be lower than those costs and expenses for the two companies operating independently.
      In addition to the foregoing potential benefits of the merger, the ALLTEL board of directors considered the potential risks of the transaction, including as follows. The merger is subject to various regulatory approval processes and accordingly there is a possibility that the merger could not be completed on a timely basis or receive all necessary regulatory approvals without conditions. Roaming revenues are a material source of Western Wireless’ revenues and the sustainability of such revenues depends on whether Western Wireless’ roaming partners choose to continue under applicable roaming agreements to use Western Wireless networks to roam or build out their networks in the Western Wireless markets following the merger. ALLTEL has limited experience deploying or maintaining a GSM network or operating in developing countries that face significant political, social, and economic uncertainties. Finally, following the merger, the expected cost reductions and interest savings may not be achieved.
      The ALLTEL board of directors considered the above factors together with various other factors when approving the merger agreement. The ALLTEL board did not assign relative weights to the above factors or the other factors considered by it. Further, individual members of the ALLTEL board may have given different weight to different factors.
Interests of Certain Persons in the Merger
      In considering the recommendation of Western Wireless’ board of directors with respect to the merger, Western Wireless shareholders should be aware that some of Western Wireless’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Western Wireless shareholders generally. The Western Wireless board of directors was aware of these interests and considered them in approving the merger agreement and the merger.
      ALLTEL Board Seat. Following the effective time of the merger, John W. Stanton, Western Wireless’ chairman and chief executive officer, is expected to be elected, for a three year term, by the directors of ALLTEL to fill a vacancy on the ALLTEL board of directors.

      Director and Officer Indemnification. Under the terms of the merger agreement, ALLTEL has agreed that all rights to exculpation and indemnification for acts occurring prior to the merger in Western Wireless’ articles of incorporation or by-laws, or in any indemnification agreement, in favor of persons who were Western Wireless directors or officers will survive for a period of six years following the merger. ALLTEL also agreed that for a period of six years following the merger, ALLTEL will indemnify the former directors, officers or employees of Western Wireless to the fullest extent permitted by applicable law. The merger agreement further requires that, for six years following the effective time of the merger, subject to certain limitations, the surviving company maintain coverage under a director and officer liability insurance policy, with respect to claims arising from facts or events that occurred on or before the effective time of the merger, at a level at least equal to that which Western Wireless is maintaining for its officers and directors prior to the merger.
      Treatment of Equity Awards. The merger agreement provides that at the effective time of the merger, each outstanding unexpired and unexercised option to purchase a share of Western Wireless’ common stock will be converted into an option to purchase a fraction of a share of ALLTEL common stock equal to the sum of (i) 0.535, plus (ii) the fraction resulting from dividing $9.25 by the closing price of ALLTEL common stock on the NYSE on the last trading day preceding the closing of the merger. Under Western Wireless’ existing stock option agreements with its directors and certain of its officers, if during the one year period following completion of the merger the optionee’s employment is involuntarily terminated for any reason other than death, disability or cause, or the optionee terminates his or her employment for good reason, the optionee’s options will, to the extent not already vested, become fully vested and exercisable immediately prior to the merger. The stock option agreements define “good reason” as: (i) the assignment to the optionee of duties, or limitation of the optionee’s responsibilities, inconsistent with his or her title, position, duties, responsibilities and status with Western Wireless immediately prior to the completion of the merger, (ii) the failure to pay, or reduction in, the optionee’s compensation, (iii) the relocation of the optionee’s place of employment, and (iv) the breach by the optionor of any material provision of the option agreement. Under the foregoing terms of the existing option agreements all unvested options of Western Wireless directors and executive officers would generally be accelerated upon or shortly after the merger. Accordingly, Western Wireless and ALLTEL agreed in the merger agreement that Western Wireless would be permitted to amend the existing stock option agreements with directors and executive officers to provide explicitly that all of their options will, to the extent not already vested, become fully vested and exercisable immediately prior to consummation of the merger. The Compensation Committee of Western Wireless’ board of directors has so amended these stock option agreements. Assuming that at the completion of the merger the value of a share of ALLTEL common stock is $          .          , which was the price of a share of ALLTEL common stock on the NYSE on                     , 2005, the value of the unvested options held by Western Wireless directors and executive officers subject to these agreements (which, if the above-described circumstances occur, would become fully vested and exercisable) would be as follows:

Directors and
Executive Officers	Position	Value of Options

John W. Stanton	Chairman, Director and Chief Executive Officer

Donald Guthrie	Vice Chairman

Theresa E. Gillespie	Vice Chairman and Director

John L. Bunce, Jr.	Director

Mitchell R. Cohen	Director

Daniel J. Evans	Director

Jonathan M. Nelson	Director

Peggy V. Phillips	Director

Peter H. Van Oppen	Director

Mikal J. Thomsen	President and Director

Eric Hertz	Chief Operating Officer

M. Wayne Wisehart	Executive Vice President and Chief Financial Officer

Bradley J. Horwitz	Executive Vice President and President, Western Wireless International

Gerald J. “Jerry” Baker	Senior Vice President

Jeffrey A. Christianson	Senior Vice President, General Counsel and Secretary

Thorpe M. “Chip” Kelly, Jr.	Senior Vice President

Scott A. Soley	Vice President and Controller (Chief Accounting Officer)
      Retention Pool. The merger agreement provides for Western Wireless to establish a $20 million retention pool for retaining the services of key Western Wireless employees, including executive officers, pursuant to which Western Wireless adopted a Retention Bonus Plan on February 8, 2005. Western Wireless’ most senior executive officers (its chairman and chief executive officer, two vice chairmen, president and president — international) will not, however, participate in the Retention Bonus Plan. Under the Retention Bonus Plan, executive officers of Western Wireless will be eligible to receive a cash retention bonus equal to 12 months of their monthly base salary, 50% of which will be paid at the next payroll period after the completion of the merger and 50% of which will be paid at the next payroll period following the date that is six months thereafter, subject to the executive officer’s continued employment with ALLTEL or Western Wireless through such dates. The retention bonuses will be paid regardless of whether the merger is consummated. If the merger agreement is terminated, executive officers will be paid 50% of their retention bonus at the next payroll period after the one-month anniversary of the termination and 50% at the next payroll period after the seven-month anniversary of the termination, subject to each executive officer’s continued employment with Western Wireless through such payment dates. The Retention Bonus Plan also provides other employees with cash retention bonuses of varying amounts payable at different intervals. If the employment of a participant in the Retention Bonus Plan is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Retention Bonus Plan as a failure to pay, or a reduction in, the participant’s compensation, or a relocation of the participant’s place of employment) or terminated as a result of death or disability, prior to the scheduled payment date of any retention bonus to which the participant would otherwise have been entitled if the participant had remained employed until such payment date, the participant will receive the full amount of his or her cash retention bonus at the next payroll period after such termination of employment. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any cash retention bonus that had not already been paid. ALLTEL has agreed to honor the terms of the Retention Bonus Plan following the completion of the merger. The Retention Bonus Plan will be administered by John W. Stanton, Western Wireless’ chairman and chief executive officer, or his designee.
      The amount to be received by those Western Wireless executive officers participating in the Retention Bonus Plan would be as follows:

Executive Officer	Retention Amount

Eric Hertz	$325,000
M. Wayne Wisehart	$240,000
Gerald J. “Jerry” Baker	$182,000
Jeffrey A. Christianson	$220,000
Thorpe M. “Chip” Kelly, Jr.	$168,000
Scott A. Soley	$140,200
      Severance Program. The merger agreement requires ALLTEL to honor Western Wireless’ severance program, set forth in a Severance Plan adopted by Western Wireless on February 8, 2005, under which all employees as of January 10, 2005, including executive officers, will be entitled to certain benefits in the event of a qualifying termination of their employment within two years after the merger. Under the Severance Plan, the severance payments for executive officers will be equal to one year of such executive officer’s total compensation (base salary and target bonus). Severance payments will be paid if the employment of a participant is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Severance Plan as a failure to pay, or a reduction in, the participant’s compensation, or a relocation of the participant’s place of employment) during the two year period following the closing of the merger. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any severance payments. The Severance Plan also provides other employees with severance payments of varying amounts payable upon a qualifying termination. If a Severance Plan participant is entitled to greater benefits under any agreement with Western Wireless which provides for severance pay, he or she would be paid in accordance with such agreement and not under the Severance Plan. None of the executive officers who have employment agreements with Western Wireless are entitled to severance payments of greater than one year of total compensation under such employment agreements. No severance payments will be made under the Severance Plan in the event the merger is not consummated. Mr. Stanton (or his designee) will also administer the Severance Plan.
      The Retention Bonus Plan and Severance Program are described in greater detail under the heading “The Merger Agreement — Covenants — Stock Options; Employee Stock Purchase Plan; Employee Matters; Retention Bonus Plan; and Severance Program.”
Stock Exchange Listing
      ALLTEL has received authorization, subject to official notice of issuance, from the NYSE for the listing of ALLTEL common stock issuable pursuant to the merger in exchange for Western Wireless common stock. The trading symbol for ALLTEL common stock is “AT.” Following the merger, Western Wireless shareholders will no longer be able to trade shares of Western Wireless Class A common stock on the Nasdaq Stock Market or any other exchange because the existing Western Wireless common stock will cease to exist and therefore will no longer be listed on any exchange.
Resale of Shares of ALLTEL Common Stock Issued In The Merger
      Shares of ALLTEL common stock received in the merger by Western Wireless shareholders generally will be freely transferable, except that ALLTEL shares of common stock received by persons who are deemed to be affiliates of Western Wireless under the Securities Act of 1933 at the time of the annual meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Western Wireless for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, Western Wireless, and include Western Wireless’ directors and executive officers. In accordance with the merger agreement, Western Wireless caused each of its affiliates to deliver to ALLTEL on or prior to the mailing of this proxy statement a signed agreement to the effect that the affiliate will not sell, transfer or dispose of any ALLTEL shares of common stock issued to the affiliate in the merger unless such sale, transfer or disposition has been registered under the Securities Act, is made in compliance with Rule 145 or will not violate or is otherwise exempt from registration under the Securities Act.
Accounting Treatment
      The merger will be accounted for as a “purchase,” as that term is used under United States generally accepted accounting principles (“GAAP”), for accounting and financial reporting purposes. Western Wireless will be treated as the acquired corporation for accounting and financial reporting purposes. Western Wireless’ assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of ALLTEL. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of ALLTEL issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Western Wireless.
Material United States Federal Income Tax Consequences of the Merger
      The following discussion addresses the material United States federal income tax consequences of the merger to holders of Western Wireless common stock. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion applies only to Western Wireless shareholders that hold their Western Wireless common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this section as a “holder.” Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including, for example:

•	banks or other financial institutions,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons, foreign entities and U.S. expatriates,

•	persons whose functional currency is not the U.S. dollar,

•	holders who received their Western Wireless common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

•	holders who hold Western Wireless common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

      In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.
      Holders of Western Wireless common stock should consult their tax advisors with respect to the particular tax consequences of the merger to such holders.
      Skadden, Arps, Slate, Meagher & Flom LLP, counsel to ALLTEL, has delivered to ALLTEL its legal opinion, attached as Exhibit 8.1 to this Registration Statement, and Jones Day, counsel to Western Wireless, has delivered to Western Wireless its legal opinion, attached as Exhibit 8.2 to this Registration Statement, that, on the basis of the Code, Treasury regulations, Internal Revenue Service pronouncements, and judicial authorities in effect on the date the opinion was delivered, all of which are subject to change on a retroactive basis, and on the basis of the facts, assumptions, and representations set forth in each of such opinions and the representations and covenants set forth in certificates obtained from officers of ALLTEL and Western Wireless, respectively, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of ALLTEL and Western Wireless will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, the completion of the merger is conditioned upon the delivery by each of Jones Day or Wachtell, Lipton, Rosen & Katz, counsel to Western Wireless, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to ALLTEL, of legal opinions substantially to the same effect. None of these opinions will be binding on the Internal Revenue Service or the courts, and neither ALLTEL nor Western Wireless intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the opinions or to the discussion set forth below. In addition, if any of the representations, assumptions or covenants upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion is based on the opinions of Skadden, Arps, Slate, Meagher & Flom LLP and Jones Day, attached as Exhibits 8.1 and 8.2 to this Registration Statement, respectively.
      The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Western Wireless common stock for cash, for ALLTEL common stock or for a combination of cash and ALLTEL common stock.
      Exchange Solely for Cash. In general, if, pursuant to the merger, a holder exchanges all of the shares of Western Wireless common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Western Wireless common stock surrendered. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Western Wireless common stock surrendered is more than one year at the effective time of the merger. If, however, the holder constructively owns shares of Western Wireless common stock that are exchanged for shares of ALLTEL common stock in the merger or owns shares of ALLTEL common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading “Exchange for ALLTEL Common Stock and Cash,” except that the amount of consideration, if any, deemed to be a dividend may not be limited to the amount of that holder’s gain.
      Exchange Solely for ALLTEL Common Stock. If, pursuant to the merger, a holder exchanges all of the shares of Western Wireless common stock actually owned by it solely for shares of ALLTEL common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of ALLTEL common stock (as discussed below). The aggregate adjusted tax basis of the shares of ALLTEL common stock received in the merger (including fractional shares deemed received and redeemed as discussed below) will be equal to the aggregate adjusted tax basis of the shares of Western Wireless common stock surrendered for the ALLTEL common stock, and a holder’s holding period of the ALLTEL common stock (including fractional shares deemed received and redeemed as discussed below) will include the period during which the shares of Western Wireless common stock surrendered were held.

      Exchange for ALLTEL Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of Western Wireless common stock actually owned by it for a combination of ALLTEL common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (that is, the excess of the sum of the amount of cash and the fair market value of the ALLTEL common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Western Wireless common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and ALLTEL common stock should be allocated among different blocks of Western Wireless common stock. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the Western Wireless common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.
      The aggregate tax basis of ALLTEL common stock received (including fractional shares deemed received and redeemed as discussed below) by a holder that exchanges its shares of Western Wireless common stock for a combination of ALLTEL common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Western Wireless common stock surrendered for ALLTEL common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of ALLTEL common stock) and increased by the amount of gain, if any, recognized by the holder on the exchange (including any portion of the gain that is treated as a dividend as discussed below, but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares as discussed below). A holder’s holding period of the ALLTEL common stock (including fractional shares deemed received and redeemed as discussed below) will include such holder’s holding period of the shares of Western Wireless common stock surrendered.
      Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the merger exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of ALLTEL. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Western Wireless common stock solely for ALLTEL common stock and then ALLTEL immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the ALLTEL common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”
      The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of ALLTEL. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of ALLTEL that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of ALLTEL that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

      The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.
      These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.
      Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of ALLTEL common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Western Wireless common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Western Wireless common stock is more than one year at the effective time of the merger.
      Reporting Requirements. A holder of Western Wireless common stock receiving ALLTEL common stock as a result of the merger is required to retain records related to such holder’s Western Wireless common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.
      Backup Withholding and Information Reporting. Payments of cash to a holder of Western Wireless common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to ALLTEL and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.
Regulatory/Third Party Matters
      Antitrust Authorities. As a condition to the merger, the HSR Act requires Western Wireless and ALLTEL to observe the HSR Act’s notification and waiting periods. Western Wireless and ALLTEL each filed notification and report forms with the DOJ and the FTC on January 24, 2005. On February 23, 2005, Western Wireless and ALLTEL each received an additional request for information and documentary materials (a “Second Request”) from the DOJ. The HSR Act provides that the transaction may not close during a waiting period of 30 calendar days following certification by Western Wireless and ALLTEL that they have substantially complied with the Second Request.
      Federal Communications Commission. In order to obtain required FCC approvals, Western Wireless, each of Western Wireless’ subsidiaries that holds authorizations from the FCC that need to be transferred, and ALLTEL are required to file applications with the FCC seeking approval of the transfer of control to ALLTEL of the FCC licenses and authorizations held by Western Wireless and its subsidiaries. On January 24, 2005, Western Wireless and ALLTEL jointly filed such applications seeking the requisite FCC approvals. A condition to the obligation of ALLTEL and Western Wireless to complete the merger is that the requisite FCC consents be granted without any conditions other than conditions of the sort that the parties are required to fulfill (if imposed) by the merger agreement, and that all FCC consents be in full force and effect as of the date of completion of the merger.

      In addition, Western Wireless and ALLTEL must make certain filings and registrations with, and seek, consents, permits, authorizations and approvals from, state or foreign governmental entities, including, without limitation, such entities regulating competition and telecommunications businesses.
      Commitment to Obtain Approvals. Western Wireless and ALLTEL have agreed to use all reasonable efforts to obtain all consents and approvals of any governmental entity or third party required in connection with the merger. Any regulator could object to the merger and/or impose conditions or restrictions on their approvals that are materially adverse to ALLTEL and Western Wireless.
      Under the terms of the merger agreement, Western Wireless and ALLTEL are obligated to use all reasonable efforts to resolve any such objections by a regulator to permit the merger. In no event will ALLTEL be required to, nor will Western Wireless be permitted to, agree to any condition imposed by a regulator that would require ALLTEL to divest itself of any businesses, assets or product lines, including any businesses, assets or product lines it acquires from Western Wireless following completion of the merger, except that ALLTEL is required to, and Western Wireless is permitted to, agree to divest spectrum licenses or systems assets of itself or any of its subsidiaries, and agree to the imposition of any limitation upon such licenses, assets or operations, in any service area in which there is a spectrum overlap where at least one of the parties or their respective subsidiaries holds a cellular license in the 850 MHz spectrum band. In connection with the foregoing, subject to the requirements of the relevant regulator in connection with the foregoing, solely as between ALLTEL and Western Wireless, ALLTEL has the right to determine which assets are divested or which licenses become subject to limitation and make all determinations with respect to the terms of any such divestiture or limitation, provided that neither ALLTEL nor Western Wireless, nor any of their respective subsidiaries, shall be required to make any divestiture or agree to any limitation that is not conditioned upon occurrence of the closing of the merger. If conditions or restrictions that ALLTEL is not obligated to agree to under the merger agreement are imposed by a regulator, ALLTEL may waive its rights and take actions that it is not otherwise required to take in connection with receipt of the necessary regulatory approvals, to proceed with the completion of the merger.
Delisting and Deregistration of Western Wireless Common Stock
      If the merger is completed, the shares of Western Wireless Class A common stock will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, as amended. Consequently, following completion of the merger, Western Wireless shareholders will no longer be able to trade shares of Western Wireless Class A common stock on the Nasdaq Stock Market.
Litigation Regarding the Merger
      Western Wireless, its directors, and ALLTEL are named as defendants in a lawsuit brought in the Superior Court of the State of Washington, County of King at Seattle, arising out of the proposed merger. The complaint alleges, among other things, that the directors of Western Wireless breached their fiduciary duties in approving the merger, and as a result the shareholders of Western Wireless will be irreparably harmed in that they will not receive their fair portion of the value of Western Wireless’ assets and business and will be prevented from obtaining a fair price for their Western Wireless shares. The complaint also alleges, among other things, that Western Wireless and ALLTEL have aided and abetted the alleged breaches of fiduciary duties by Western Wireless directors. The complaint is brought on behalf of a purported class of all holders of Western Wireless stock who will allegedly be harmed by defendants’ actions. The complaint seeks various forms of injunctive relief, including, among other things: decreeing that the merger agreement is unlawful and unenforceable, directing the individual defendants to obtain a transaction which is in the best interests of Western Wireless’ shareholders until the process for the sale or auction of Western Wireless is completed and the highest possible price is obtained, and rescinding the merger to the extent implemented. Western Wireless and ALLTEL each believes that the allegations of the complaint are without merit.

THE MERGER AGREEMENT
      The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/ prospectus as Annex A. We urge you to read the merger agreement in its entirety. The merger agreement has been included to provide you with information regarding its terms and has been publicly filed with the Securities and Exchange Commission. It is not intended to provide any other factual information about ALLTEL or Western Wireless. Such information can be found elsewhere in this proxy statement/ prospectus and in the other public filings each of ALLTEL and Western Wireless makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties ALLTEL and Western Wireless made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that ALLTEL and Western Wireless have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in ALLTEL’s and Western Wireless’ general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. We do not believe that the disclosure schedules contain information securities laws require us to publicly disclose other than information that has already been so disclosed.
Form of the Merger
      If the holders of Western Wireless common stock approve and adopt the merger agreement and the merger and all other conditions to the merger are satisfied or waived, Western Wireless will be merged with and into Merger Sub, a newly formed and wholly-owned subsidiary of ALLTEL. After the merger, Merger Sub will be the surviving entity and the separate corporate existence of Western Wireless will cease. ALLTEL and Western Wireless anticipate that the closing of the merger will occur as promptly as practicable after the approval and adoption of the merger agreement and the merger by the Western Wireless shareholders at the annual meeting and after the satisfaction or waiver of all other conditions described below under the heading “The Merger Agreement — Conditions to the Merger.”
Merger Consideration
      The basic consideration in the merger is $9.25 in cash and 0.535 shares of ALLTEL common stock for each share of Western Wireless common stock outstanding immediately prior to completion of the merger, and you are entitled to elect to receive this basic mix. Alternatively, you may elect to receive either $40 in cash or 0.7 shares of ALLTEL common stock by making a “cash” election or a “stock” election. THE CASH AND STOCK ELECTIONS ARE SUBJECT TO PRORATION TO PRESERVE AN OVERALL MIX OF $9.25 IN CASH AND APPROXIMATELY, BUT NOT LESS THAN, 0.535 SHARES OF ALLTEL COMMON STOCK FOR ALL OF THE OUTSTANDING SHARES OF WESTERN WIRELESS COMMON STOCK TAKEN TOGETHER. AS A RESULT, EVEN IF YOU MAKE THE ALL CASH OR ALL STOCK ELECTION YOU MAY RECEIVE A PRORATED AMOUNT OF CASH AND ALLTEL COMMON STOCK. Western Wireless shareholders who fail to make an election will be deemed to have made the mixed election. The exchange ratio for the portion of the merger consideration to be paid in ALLTEL common stock will not be adjusted in the event the market price of ALLTEL common stock declines. If the market price of ALLTEL common stock declines after Western Wireless shareholders vote and/or make a merger consideration election, shareholders receiving ALLTEL common stock as a portion of their merger consideration will receive less value than they expected when they voted and/or made their merger consideration election. Neither

ALLTEL nor Western Wireless is permitted to terminate the merger agreement or resolicit the vote of Western Wireless shareholders because of changes in the market prices of their respective common stocks.

Consideration to be Received per Share of
Type of Election	Western Wireless Common Stock

Mixed	$9.25 in cash and 0.535 shares of ALLTEL common stock
Stock	0.7 shares of ALLTEL common stock, before proration
Cash	$40 in cash, before proration
      Western Wireless shareholders will receive shares of ALLTEL common stock, which are traded on the NYSE and the Pacific Stock Exchange under the symbol “AT.”
Explanation of Proration
      The total amount of cash that will be paid to holders of Western Wireless common stock in the merger will be equal to $9.25 multiplied by the total number of shares of Western Wireless common stock outstanding immediately prior to completion of the merger. The overall amount of ALLTEL common stock that will be issued in the merger to holders of Western Wireless common stock will be equal to the product of (x) the number of Western Wireless common shares outstanding immediately prior to the merger and (y) a number between 0.535 and 0.538 (the greater the number of Western Wireless shareholders electing the all stock or all cash elections, the closer this number will be to 0.538 and, conversely, the greater the number of Western Wireless shareholders electing the mixed election, the closer this number will be to 0.535). The stock and cash elections are subject to proration to preserve an overall mix of $9.25 in cash and between 0.535 and 0.538 shares of ALLTEL common stock for all of the outstanding shares of Western Wireless common stock taken together. Therefore, unless the number of stock elections is significantly greater than the number of cash elections, Western Wireless shareholders making the cash election will not receive $40 in cash, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the Western Wireless shareholders. In all cases, the cash election will include at least as much cash as received by shareholders electing the mixed election. Similarly, if the number of stock elections is significantly greater than the number of cash elections, Western Wireless shareholders making the stock election will not receive 0.7 shares of ALLTEL common stock, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above, after taking into account all of the elections made by all of the Western Wireless shareholders. In all cases, the stock election will include at least as much stock as received by shareholders electing the mixed election. Western Wireless shareholders who make the mixed election will not be subject to proration.
      We illustrate below how the proration mechanism will be used. For ease of reference, we refer to the amount of cash derived by multiplying $9.25 and the number of shares of Western Wireless common stock outstanding immediately prior to the completion of the merger as the “aggregate cash amount.” THE ILLUSTRATION BELOW ASSUMES THAT NO ADJUSTMENT, AS DESCRIBED BELOW, WOULD BE MADE.
      Proration if Too Much Cash is Elected. Unless the number of stock elections is significantly greater than the number of cash elections, Western Wireless shareholders making the cash election will not receive $40 in cash, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above in the following way:

•	Step 1. Derive the available cash election amount: the available cash election amount is the aggregate cash amount less the amount of cash to be paid in respect of shares as to which a valid mixed election is made.

•	Step 2. Derive the cash election amount: the cash election amount is the product of $40 and the number of shares of Western Wireless common stock as to which a valid cash election is made.

•	Step 3. Derive the cash proration factor: the cash proration factor equals the available cash election amount divided by the cash election amount.

•	Step 4. Derive the prorated cash consideration: each share of Western Wireless common stock as to which a valid cash election is made will be converted into the right to receive an amount in cash equal to the product of $40 multiplied by the cash proration factor.

•	Step 5. Derive the stock consideration: each share of Western Wireless common stock as to which a valid cash election is made will be converted into the right to receive a number of shares of ALLTEL common stock equal to the product of (1) 0.7 and (2) a number equal to one minus the cash proration factor.
      Proration if Too Many Shares of ALLTEL Common Stock are Elected. If the number of stock elections is significantly greater than the number of cash elections, Western Wireless shareholders making the stock election will not receive 0.7 shares of ALLTEL common stock, but instead will receive a mix of cash and stock calculated to preserve the overall cash and stock mix described above in the following way:

•	Step 1. Derive the available cash election amount: the available cash election amount is the aggregate cash amount less the amount of cash to be paid in respect of shares as to which a valid mixed election is made.

•	Step 2. Derive the cash election amount: the cash election amount is the product of $40 and the number of shares of Western Wireless common stock as to which a valid cash election is made.

•	Step 3. Derive the excess cash amount: the excess cash amount is the difference between the available cash election amount and the cash election amount.

•	Step 4. Derive the prorated cash consideration: each share of Western Wireless common stock as to which a valid stock election is made will receive an amount in cash equal to the excess cash amount divided by the number of shares of Western Wireless common stock as to which a valid stock election is made.

•	Step 5. Derive the stock proration factor: the stock proration factor is a fraction the numerator of which is $40 minus the per share cash consideration calculated in Step 4 and the denominator of which is $40.

•	Step 6. Derive the prorated stock consideration: each share of Western Wireless common stock as to which a valid stock election is made will be converted into the right to receive a number of shares of ALLTEL common stock equal to the product of (1) 0.7 and (2) the stock proration factor.
Examples of Proration
      If the cash election of Western Wireless shareholders is oversubscribed, we would calculate the cash proration factor as illustrated above under the heading “Proration if Too Much Cash is Elected.” Assuming that the cash proration factor is 0.6, then if you own 100 shares of Western Wireless common stock and make the cash election, you would receive:

•	the amount of cash equal to 0.6 multiplied by $40, multiplied by the number of shares of Western Wireless common stock you hold, or 100, for a total of $2,400 in cash; and

•	the number of shares of ALLTEL common stock equal to 0.7 multiplied by 0.4, multiplied by the number of shares of Western Wireless common stock you hold, or 100, for a total of 28 shares of ALLTEL common stock.
      If the stock election of Western Wireless shareholders is oversubscribed, we would calculate the cash consideration as illustrated above under the heading “Proration if Too Many Shares of ALLTEL Common Stock are Elected.” Assuming that the prorated cash consideration is $4 per share, then the stock proration factor would be 0.9. If you own 100 shares of Western Wireless common stock and make the stock election under these circumstances, you would receive:

•	$4 multiplied by the number of shares of Western Wireless common stock you hold, or 100, for a total of $400; and

•	the amount of shares of ALLTEL common stock equal to 0.7 multiplied by 0.9, multiplied by the number of shares of Western Wireless common stock you hold, or 100, for a total of 63 shares of ALLTEL common stock.
      The following examples estimate the total values that you will receive for each share of Western Wireless common stock you hold depending on:

•	which election you make;

•	which elections other Western Wireless shareholders make; and

•	various assumed prices of ALLTEL common stock on the date of closing of the merger.
      The last reported sale price of ALLTEL common stock on May 26, 2005, as reported on the NYSE Composite Transaction Tape, was $57.66.
EXAMPLE 1
Shareholders Making Mixed Election — 10%
Shareholders Making Stock Election — 10%
Shareholders Making Cash Election — 80%

Price per Share of	Value of Mixed
ALLTEL	Election	Value of Cash	Value of Stock
Common Stock	per Share	Election per Share	Election per Share

$52	$37.07	$37.34	$36.40
$57	$39.75	$39.93	$39.90
$58	$40.28	$40.45	$40.60
$63	$42.96	$43.04	$44.10
EXAMPLE 2
Shareholders Making Mixed Election — 50%
Shareholders Making Stock Election — 25%
Shareholders Making Cash Election — 25%

Price per Share
of ALLTEL	Value of Mixed	Value of Cash	Value of Stock
Common Stock	Election per Share	Election per Share	Election per Share

$52	$37.07	$38.07	$36.40
$57	$39.75	$39.95	$39.90
$58	$40.28	$40.33	$40.60
$63	$42.96	$42.21	$44.10

EXAMPLE 3
Shareholders Making Mixed Election — 10%
Shareholders Making Stock Election — 60%
Shareholders Making Cash Election — 30%

Price per Share
of ALLTEL	Value of Mixed	Value of Cash	Value of Stock
Common Stock	Election per Share	Election per Share	Election per Share

$52	$37.07	$38.90	$36.40
$57	$39.75	$39.97	$39.90
$58	$40.28	$40.19	$40.60
$63	$42.96	$41.26	$44.10
EXAMPLE 4
Shareholders Making Mixed Election — 10%
Shareholders Making Stock Election — 80%
Shareholders Making Cash Election — 10%

Price per Share
of ALLTEL	Value of Mixed	Value of Cash	Value of Stock
Common Stock	Election per Share	Election per Share	Election per Share

$52	$37.07	$40.00	$36.89
$57	$39.75	$40.00	$39.92
$58	$40.28	$40.00	$40.52
$63	$42.96	$40.00	$43.55

Explanation of Potential Adjustment to Merger Consideration
      As a company listed on the NYSE, ALLTEL is required to obtain shareholder approval before it may issue a number of shares of its common stock that equals or exceeds 20% of the total number of shares of its common stock outstanding. ALLTEL and Western Wireless agreed on January 9, 2005 that if, as a result of any inadvertent error in the calculation of the basic consideration in the merger of $9.25 (the “per share cash amount”) and 0.535 shares of ALLTEL common stock (the “mixed election stock exchange ratio”) per share of Western Wireless common stock, the amount of ALLTEL common stock to be issued in connection with the merger would equal or exceed 20% of the total number of shares of its common stock outstanding, thereby requiring a vote of the shareholders of ALLTEL under the applicable rules of the NYSE, then the per share cash amount and the mixed election stock exchange ratio and any other similarly dependent items, as the case may be, will be equitably adjusted to ensure that no such vote of ALLTEL shareholders is required. However, it is now clear that this adjustment will not be triggered as the issuance by ALLTEL of its common stock to Western Wireless shareholders in the merger will not exceed the 20% threshold. On May 17, 2005, in connection with the settlement of the purchase contracts underlying the ALLTEL equity units issued during 2002, ALLTEL issued approximately 24.5 million shares of its common stock. Taking into account this issuance, it is anticipated that ALLTEL will issue up to an aggregate of approximately 59.3 million shares of its common stock to Western Wireless shareholders pursuant to the merger agreement, representing approximately      % of the shares of ALLTEL common stock outstanding immediately prior to the merger.

Other Potential Adjustments
      The amount and form of the merger consideration will be adjusted in the event that before the completion of the merger any change in the outstanding shares of capital stock of ALLTEL or Western Wireless occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period.

Fractional Shares
      You will not be entitled to receive any fractional shares of ALLTEL common stock. Instead, you will be entitled to receive cash, without interest, for any fractional share of ALLTEL common stock you might otherwise have been entitled to receive based on the closing price of the ALLTEL common stock on the date the merger occurs.

Federal Income Tax Consequences
      The federal income tax consequences of the merger to Western Wireless shareholders will depend on whether they receive cash, ALLTEL common stock or a combination of cash and ALLTEL common stock. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”
Conversion of Shares; Exchange Agent; Form of Election; Procedures for Exchange of Certificates; Fractional Shares
      At the effective time of the merger, each outstanding share of Western Wireless common stock (other than shares held by ALLTEL or Merger Sub and shareholders who properly exercise their dissenters’ rights) will automatically convert into the right to receive the merger consideration. Following the merger, ALLTEL will cause the merger consideration to be provided to the exchange agent. ALLTEL has appointed                     to act as exchange agent for the merger.
      The merger agreement provides that at the time this proxy statement/ prospectus is made available to shareholders, Western Wireless shareholders will be provided with a form of election and other appropriate and customary transmittal materials. Each form of election will allow the holder to make its merger consideration election. The exchange agent will also make available forms of election to holders of Western Wireless common stock who request the form of election prior to the election deadline, which we will announce before the expected completion of the merger. Holders of Western Wireless common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares.
      To make an election, a holder of Western Wireless common stock must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. Shares of Western Wireless common stock as to which the holder has not made a valid election prior to the election deadline will be deemed to have elected to receive $9.25 cash and 0.535 shares of ALLTEL common stock in exchange for each of his or her shares of Western Wireless common stock.
      A form of election will be properly completed only if accompanied by certificates representing all shares of Western Wireless common stock covered by the form of election. If a shareholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a shareholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the form of election. Once Western Wireless shareholders deliver their form of election and stock certificates to the exchange agent, they may not transfer their Western Wireless shares, unless they revoke their election by written notice to the exchange agent that is received prior to the election deadline.
      Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates. Western Wireless shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to revoke their elections or sell their shares of

Western Wireless common stock during the interval between the election deadline and the date of completion of the merger.
      Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Western Wireless shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Western Wireless common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Western Wireless common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
      After the effective time of the merger, each certificate that previously represented shares of Western Wireless common stock (other than certificates held by ALLTEL or Merger Sub and shareholders who properly exercise their dissenters’ rights) will represent only the right to receive the merger consideration. The merger consideration also will include cash payable in lieu of fractional shares of ALLTEL common stock and dividends or other distributions on ALLTEL common stock with record dates after the effective time of the merger.
      Those certificates previously representing Western Wireless common stock may only be paid whole shares of ALLTEL common stock, dividends or other distributions payable on whole shares of ALLTEL common stock and the cash consideration to be received pursuant to the merger (including any cash in lieu of any fractional shares) after surrender of those certificates to the exchange agent. No interest will be paid or will accrue on the cash payable upon surrender of those certificates.
      If there is a transfer of ownership of Western Wireless common stock that is not registered in the transfer records of Western Wireless, exchange and payment may be made to the transferee if the certificate representing those shares of Western Wireless common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer and other taxes have been paid.
      ALLTEL will not issue any fractional shares of ALLTEL common stock to any Western Wireless shareholder upon surrender of its certificates. In addition, no dividend or distribution of ALLTEL will relate to fractional share interests and the fractional share interest will not entitle the owner to vote or to any rights of a shareholder of ALLTEL. In lieu of the issuance of fractional shares, ALLTEL will deliver to the exchange agent cash in order to pay each former holder of Western Wireless common stock an amount in cash equal to the product obtained by multiplying the fractional share interest to which the former holder (after taking into account all shares of Western Wireless common stock held at the effective time of the merger by the holder) would otherwise be entitled by the closing price of the ALLTEL common stock on the effective date of the merger.
      Shares of Western Wireless common stock owned by ALLTEL or Merger Sub will be cancelled in the merger without payment of any merger consideration.
Effective Time
      The merger will become effective at the time the articles of merger relating to the merger are filed with the Secretary of State of the State of Washington or such later time as is agreed upon by the parties and specified in the articles of merger. The filing of the articles of merger will take place only after the fulfillment or waiver of the conditions described below under the heading “Merger Agreement — Conditions to the Merger.”
Management and Organizational Documents after the Merger
      Management. The manager and the officers of Merger Sub immediately prior to the merger will become the initial manager and officers of the surviving company immediately following the merger. Each such individual will hold office in accordance with the limited liability company agreement of the surviving company.

      Organizational Documents. The certificate of formation of Merger Sub immediately prior to the merger will be the certificate of formation of the surviving company immediately following the merger, except that the certificate of formation of the surviving company will be amended to reflect the name “Western Wireless” (or a variation thereof) as the name of the surviving company. The limited liability company agreement of Merger Sub immediately prior to the merger will be the limited liability company agreement of the surviving company immediately following the merger.
Representations and Warranties
      The merger agreement contains a number of representations and warranties made by the parties to each other, including those regarding:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the merger agreement and no conflicts with or violations of governance documents, contracts or laws;

•	documents filed with the SEC and financial statements;

•	establishment and maintenance of internal controls and procedures;

•	no undisclosed liabilities;

•	compliance with applicable laws;

•	possession of required licenses and regulatory approvals;

•	compliance with environmental laws;

•	employee benefit plan matters and other employment matters;

•	conduct of business in the ordinary course since December 31, 2003, and no event has occurred which would have a material adverse effect;

•	no litigation or investigations;

•	accuracy of information supplied in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

•	no ownership of ALLTEL common stock by Western Wireless or Western Wireless common stock by ALLTEL;

•	tax matters;

•	labor matters;

•	intellectual property;

•	material contracts;

•	domestic communications regulatory matters;

•	inapplicability of state takeover statutes;

•	no affiliate transactions; and

•	finders’ or brokers’ fees.
      In addition, Western Wireless made representations and warranties to ALLTEL as to:

•	no shareholder rights plan;

•	the receipt of a fairness opinion from a financial advisor;

•	required shareholder vote; and

•	foreign communications regulatory matters.
      ALLTEL also represented and warranted to Western Wireless that no vote of ALLTEL shareholders is required in connection with the merger.
      In addition, the merger agreement contains representations and warranties made by Merger Sub to Western Wireless regarding certain of the matters listed above.
      Certain of Western Wireless’ and ALLTEL’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to Western Wireless or ALLTEL, “material adverse effect” means the following:

•	such state of facts, event, change or effect that has had a material adverse effect on the business, operations or financial condition of Western Wireless and its subsidiaries, taken as a whole or of ALLTEL and its subsidiaries, taken as a whole, as the case may be.
      Facts, events, changes, effects, or developments will not be deemed a “material adverse effect” with respect to Western Wireless or ALLTEL, as the case may be, if such facts, events, changes, effects, or developments:

•	generally affect the rural, regional or nationwide wireless voice and data industry in the United States or in other countries in which Western Wireless or its subsidiaries conduct business, including regulatory and political developments;

•	generally affect the economy or financial markets in the United States or in other countries in which Western Wireless or its subsidiaries conduct business; or

•	result from the announcement or the existence of the merger agreement and the transactions contemplated thereby.
Covenants
      Conduct of Business Pending Merger. Western Wireless has agreed that until the effective time of the merger it will conduct its business in the ordinary course of business, use its commercially reasonable efforts to preserve substantially intact its business organizations and goodwill, keep available the services of those of its officers, employees and consultants who are integral to the operation of its business as presently conducted, and preserve its present relationships with significant customers, suppliers and other persons with whom it has significant business relations.
      In addition, Western Wireless has agreed that until the merger is completed, Western Wireless and its subsidiaries will not take the actions listed in the merger agreement, which include the following actions, without ALLTEL’s prior written consent, except under limited circumstances specified in the merger agreement:

•	authorize or pay any dividends on, or make any distribution with respect to, its outstanding capital stock, or permit any subsidiary that is not wholly-owned to authorize or pay any such dividends or make any such distributions;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	increase compensation, severance or other benefits payable to its directors, officers or employees;

•	grant severance or termination pay to employees or enter into severance agreements with, or settle employment claims by, employees;

•	enter into employment agreements with directors or officers;

•	establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of current or former directors, officers or employees or their beneficiaries;

•	enter into or make loans to officers, directors, employees, affiliates, agents or consultants or make changes in any existing borrowing or lending arrangements for or on behalf of such persons;

•	materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income tax purposes;

•	approve or authorize actions for submission for shareholder approval that is intended or would reasonably be expected to prevent, delay or adversely affect the consummation of the merger;

•	authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, mergers, consolidations or business combinations or acquisitions of assets or securities with a value or purchase price in the aggregate in excess of $100 million or which would reasonably be expected to have the effect of delaying, preventing, or reducing the likelihood of consummation of the merger or obtaining regulatory or other consents or approvals contemplated by the merger agreement;

•	amend its articles of incorporation or by-laws;

•	issue, sell, pledge, dispose or encumber its capital stock, other ownership interests, or any securities or rights convertible into or exchangeable for any such shares or ownership interests or permit or authorize any of the above, other than, among other things, in connection with (i) the exercise of stock options outstanding on January 9, 2005 and (ii) the conversion of Western Wireless’ outstanding publicly traded convertible notes;

•	grant, confer or award options, warrants, convertible securities or other rights to acquire shares of its capital stock or take any action to cause to be exercisable any otherwise non-exercisable option under an existing stock option plan;

•	purchase, redeem or otherwise acquire its capital stock, or any rights, warrants or options to acquire its capital stock;

•	repurchase, redeem or repay certain outstanding notes of Western Wireless;

•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money;

•	make loans, advances or capital contributions to, or investments in, any other person or entity;

•	sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of, any material portion of its properties or assets, including the capital stock of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	make or change any material tax election, settle or compromise any material tax liability, claim or assessment or change its fiscal year;

•	modify, amend, terminate or waive any rights under any material contract in any material respect;

•	enter into any material contracts;

•	adopt any shareholder rights plan, “poison pill” or similar anti-takeover device; or

•	agree to take any of the actions listed above.
      ALLTEL has agreed that until the effective time of the merger it will conduct its business in the ordinary course of business, use its commercially reasonable efforts to preserve substantially intact its business organizations and goodwill, keep available the services of those of its officers, employees and consultants who are integral to the operation of its business as presently conducted, and preserve its present relationships with significant customers, suppliers and other persons with whom it has significant business relations.

      In addition, ALLTEL has agreed that until the merger is completed, ALLTEL and its subsidiaries will not take the actions listed in the merger agreement, which include the following actions, without Western Wireless’ prior written consent, except under limited circumstances specified in the merger agreement:

•	authorize or pay any dividends on, or make any distributions with respect to, its outstanding capital stock, or permit any subsidiary that is not wholly-owned to authorize or pay any such dividends or make any such distributions, except that ALLTEL may continue to pay regular quarterly cash dividends on its common and preferred stock consistent with past practice in timing and amount (including customary increases);

•	purchase, redeem or otherwise acquire its capital stock, or any rights, warrants or options to acquire its capital stock, except in accordance with ALLTEL’s repurchase program consistent with past practice;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income tax purposes;

•	issue any shares of ALLTEL capital stock or repurchase, redeem or cause to cease to be issued and outstanding any shares of ALLTEL common stock if, in either case, the taking of such action would give rise to a vote of ALLTEL’s shareholders with respect to the merger or the issuance of ALLTEL common stock pursuant to the merger agreement;

•	authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to any mergers, consolidations, business combinations or acquisitions of assets or securities with a value or purchase price in the aggregate in excess of $750 million or which would reasonably be expected to have the effect of delaying, preventing, or reducing the likelihood of consummation of the merger or obtaining regulatory or other consents or approvals contemplated by the merger agreement;

•	amend ALLTEL’s articles of incorporation or by-laws or the certificate of formation or limited liability company agreement of Merger Sub;

•	issue, sell, pledge, dispose or encumber its capital stock, other ownership interests or any securities or rights convertible into or exchangeable for any such shares or ownership interests, or permit or authorize any of the above, other than, among other things, in connection with (i) the exercise of stock options outstanding on January 9, 2005 and (ii) compensation or retention of employees in the ordinary course of business consistent with past practice;

•	sell, lease, license, transfer, exchange, swap, mortgage or encumber (including securitizations), or subject to any lien or dispose of properties or assets relating to its wireless telephony service business, including the capital stock of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	make or change any material tax election, settle or compromise any material tax liability, claim or assessment or change its fiscal year; or

•	agree to take any of the actions listed above.
      Tax-Free Reorganization Treatment. Both ALLTEL and Western Wireless are required to use all reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and neither party may permit, take or cause to be taken any action that would result in the merger failing to qualify as such a reorganization.
      Investigation. The merger agreement requires ALLTEL and Western Wireless to provide to the other party reasonable access to its properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and to promptly furnish to one another additional financial and operating data and other information as reasonably requested. Any such information received by either party will be treated in accordance with a confidentiality agreement executed between ALLTEL and Western Wireless.
      No Solicitation. The merger agreement precludes Western Wireless, its subsidiaries, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives from directly or indirectly soliciting, initiating, encouraging, knowingly facilitating or inducing any inquiry with respect to, or the making, submission or announcement of, any “Company Alternative Proposal”, which is defined in the merger agreement as any bona fide proposal or offer made by any person prior to the approval and adoption of the merger agreement and the merger by Western Wireless’ shareholders, for:

•	the acquisition of Western Wireless by merger or business combination transaction, or for a “merger of equals” with Western Wireless;

•	the acquisition by any person of twenty percent (20%) or more of the assets of Western Wireless and its subsidiaries, taken as a whole; or

•	the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Western Wireless common stock.
      The merger agreement also prohibits Western Wireless and its representatives from participating in any negotiations regarding, or furnishing to any person any nonpublic information with respect to, any such proposal or in response to any inquiries or proposals that may reasonably be expected to lead to any such proposal. In addition, neither Western Wireless nor its representatives may have any discussions with any person relating to any such proposal, or approve, endorse or recommend any such proposal, or enter into any letter of intent or similar agreement or commitment with respect to any such proposal.
      However, the merger agreement provides that if, prior to the approval and adoption by Western Wireless’ shareholders of the merger agreement and the merger, Western Wireless receives a Company Alternative Proposal which constitutes a “Company Superior Proposal”, or which the board of directors of Western Wireless determines in good faith, after consultation with its outside financial and legal advisors, could reasonably be expected to result in a Company Superior Proposal, Western Wireless may furnish nonpublic information to the third party making such Company Superior Proposal (subject to Western Wireless entering into a confidentiality agreement with such third party and concurrently furnishing a copy of such nonpublic information to ALLTEL) and engage in discussions or negotiations with such third party with respect to the Company Superior Proposal. The merger agreement defines a “Company Superior Proposal” as a bona fide “Company Alternative Proposal” made by any person, which has not been obtained by or on behalf of Western Wireless in violation of its obligations under the merger agreement, on terms that the Western Wireless board determines in good faith, after consultation with its financial and legal advisors, and considering such factors as the Western Wireless board considers to be appropriate (including the conditionality and timing of such proposal), are more favorable to Western Wireless and its shareholders than the merger with ALLTEL.
      The merger agreement also provides that Western Wireless must provide notice to ALLTEL of its intentions to enter into discussions or provide nonpublic information in connection with the Company Superior Proposal. Beginning forty-eight hours after delivery of such notice, in response to the receipt of a Company Superior Proposal the Western Wireless board may change, withhold or withdraw its recommendation to the Western Wireless shareholders that they approve the merger with ALLTEL if the Western Wireless board concludes in good faith, after consultation with its outside legal counsel, that the failure to change its recommendation to the Western Wireless shareholders would be reasonably likely to result in a breach by the directors of their fiduciary obligations under applicable law.
      The merger agreement also provides that, to the extent permitted by applicable law, the obligation of Western Wireless to hold a meeting of its shareholders to approve and adopt the merger agreement and the merger shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Alternative Proposal (whether or not it is a Company Superior

Proposal), or by any change, withholding or withdrawal of the Western Wireless board’s recommendation that the Western Wireless shareholders approve the merger.
      Proxy Material; Registration Statement. ALLTEL and Western Wireless agreed to prepare this proxy statement/ prospectus and the registration statement on Form S-4 of which it is a part, and to file them with the SEC and use all reasonable efforts to have the proxy statement cleared by the SEC and the registration statement declared effective by the SEC. This proxy statement/ prospectus and the registration statement will (subject to certain exceptions) include the recommendation of Western Wireless’ board of directors that Western Wireless’ shareholders approve and adopt the merger agreement. ALLTEL is required to take all necessary actions as may be required under state blue sky or securities laws and is required to file listing applications covering the shares to be issued in the merger with the NYSE and such other stock exchanges as shall be agreed upon.
      Both ALLTEL and Western Wireless are required to cooperate with each other to obtain written opinions from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that ALLTEL and Western Wireless each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. ALLTEL and Western Wireless agreed that ALLTEL may convert Merger Sub from a limited liability company to an entity treated as a corporation for federal income tax purposes if ALLTEL determines that such change would result in significant tax savings and will neither adversely effect the tax treatment of Western Wireless’ shareholders nor prevent the issuance of a written legal opinion concerning favorable tax treatment of the merger as a reorganization.
      Western Wireless was required under the terms of the merger agreement to mail this proxy statement/ prospectus to its shareholders as promptly as practicable after the registration statement was declared effective. The merger agreement also requires Western Wireless to call and hold a meeting of its shareholders as promptly as practicable following the effectiveness of the registration statement and mailing of the proxy statement in order to obtain the approval of Western Wireless’ shareholders. Additionally, subject to certain limitations and certain fiduciary duty considerations, Western Wireless has agreed to recommend that Western Wireless’ shareholders vote in favor of approval and adoption of the merger agreement and the merger and take all reasonable and lawful action to solicit and obtain such approval and adoption. See “— Covenants — No Solicitation.”
      Except as may be permitted by the merger agreement, Western Wireless’ board of directors may not withdraw or modify, in a manner adverse to ALLTEL, the recommendation of its board of directors that Western Wireless’ shareholders approve and adopt the merger agreement.
      ALLTEL has agreed to have the shares of ALLTEL common stock to be issued in connection with the merger approved for listing on the NYSE.
      Affiliate Agreements. Western Wireless was required to deliver to ALLTEL a list setting forth the names and addresses of all persons who are, at the time of the annual meeting, in the Western Wireless’ reasonable judgment, “affiliates” of Western Wireless for purposes of Rule 145 under the Securities Act of 1933. In accordance with the merger agreement, Western Wireless caused each person identified as an “affiliate” in such list to execute a written agreement in a form specified in the merger agreement regarding securities laws restrictions on resale of shares received in the merger.
      Stock Options; Employee Stock Purchase Plan; Employee Matters; Retention Pool; and Severance Program. At the effective time, each outstanding unexpired and unexercised option to purchase a share of Western Wireless’ common stock under certain option plans will be converted into an option to purchase a fraction of a share of ALLTEL common stock equal to the sum of (i) 0.535, plus (ii) the fraction resulting from dividing $9.25 by the closing price of ALLTEL common stock on the NYSE on the last trading day preceding the closing of the merger. The other terms of Western Wireless’ common stock options will continue to apply according to their terms, including, without limitation, any provisions for the acceleration of vesting resulting from the consummation of the merger (or any subsequent termination of employment) pursuant to such existing terms and conditions. Under Western Wireless’

existing stock option agreements with its directors and certain of its officers, if during the one year period following completion of the merger the optionee’s employment is involuntarily terminated for any reason other than death, disability or cause, or the optionee terminates his or her employment for good reason, the optionee’s options will, to the extent not already vested, become fully vested and exercisable. The stock option agreements define “good reason” as: (i) the assignment to optionee of duties, or limitation of the optionee’s responsibilities, inconsistent with his or her title, position, duties, responsibilities and status with Western Wireless immediately prior to the completion of the merger, (ii) the failure to pay, or reduction in, the optionee’s compensation, (iii) the relocation of the optionee’s place of employment, and (iv) the breach by the optionor of any material provision of the option agreement. Under the foregoing terms of the existing option agreements all unvested options of Western Wireless directors and executive officers would generally be accelerated upon or shortly after the merger. Accordingly, Western Wireless and ALLTEL agreed in the merger agreement that Western Wireless would be permitted to amend the existing stock option agreements with directors and executive officers to provide explicitly that all of their options will, to the extent not already vested, become fully vested and exercisable immediately prior to the merger, and the Compensation Committee of Western Wireless’ board of directors has so amended these stock option agreements. Western Wireless and ALLTEL also agreed in the merger agreement that Western Wireless would be permitted to amend the existing stock option agreements with all other Western Wireless option holders (covering up to 450,000 options) to provide that the optionee’s options will, to the extent not already vested, become fully vested and exercisable for any optionee whose employment is terminated as a result of layoffs or reductions in force in connection with and within one year following the merger. The Compensation Committee of Western Wireless’ board of directors has so amended these stock option agreements. ALLTEL will reserve for issuance the number of shares of ALLTEL common stock that will become subject to the converted options. ALLTEL will issue to each holder of a Western Wireless common stock option converted to an ALLTEL common stock option a document evidencing the assumption by ALLTEL, and ALLTEL will file a registration statement on Form S-8 related to such converted options.
      Western Wireless will take all actions necessary under the terms of its employee stock purchase plan to (i) shorten the offering period so that it terminates before the effective time of the merger, (ii) ensure that no offering periods begin after such time, (iii) permit participants to exercise, immediately before the effective time of the merger, any then existing purchase rights under the plan and (iv) refund to employee stock purchase plan participants the funds that remain in the participants’ accounts after such purchase. Western Wireless will terminate the employee stock purchase plan at the effective time of the merger.
      ALLTEL will honor all Western Wireless benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger. For a period of one year following the effective time of the merger, ALLTEL will provide to current and former employees of Western Wireless and its subsidiaries welfare, compensation and employee benefits plans, programs and arrangements that are not less favorable in the aggregate than those provided to Western Wireless employees before the effective time. Following such one year period, Western Wireless employees will receive compensation and benefits pursuant to the welfare, compensation and employee benefit plans, programs and arrangements of ALLTEL then in effect.
      For purposes of vesting, eligibility and level of benefits, each Western Wireless employee will be credited with his or her years of service with Western Wireless and its subsidiaries before the effective time of the merger, to the same extent as the Western Wireless employee was entitled, before the effective time, to credit for such service. Each Western Wireless employee will be immediately eligible to participate, without any waiting time, in any and all ALLTEL employee benefit plans to the extent the coverage under such ALLTEL employee benefit plans is comparable to Western Wireless’ employee benefit plan or compensation arrangement or agreements in which the employee participated.
      Western Wireless may provide a $20 million retention pool for the purpose of retaining the services of key Western Wireless employees. Pursuant to this provision of the merger agreement, on February 8, 2005 Western Wireless adopted a Retention Bonus Plan with an aggregate payout amount of $20 million. Under the Retention Bonus Plan, executive officers of Western Wireless will be eligible to receive a cash retention bonus equal to 12 months of their monthly base salary, 50% of which will be paid at the next payroll period after the completion of the merger and 50% of which will be paid at the next payroll period following the date that is six months thereafter subject to the executive officer’s continued employment with ALLTEL or Western Wireless through such dates. However, Western Wireless’ five most senior executive officers (its chairman and chief executive officer, two vice chairmen, its president and its president — international) will not participate in the Retention Bonus Plan. The Retention Bonus Plan provides other employees with cash retention bonuses of varying amounts payable at different intervals. Most participants in the Retention Bonus Plan will receive as cash retention bonuses the greater of $3,000 or one month’s salary for staying through the closing of the merger, to be paid at the next payroll period following the closing. Participants involved in customer care will be paid the greater of $5,000 or three months salary, to be paid 50% at the next payroll period following the closing and 50% at the next payroll period following the six month anniversary of the closing, subject to the participant’s continued employment through such dates. Approximately 400 key managers (including executive officers) will be paid three, six or twelve months salary to be paid 50% at the next payroll period following the closing and 50% at the next payroll period following the six month anniversary of the closing, subject to the participant’s continued employment through such dates. The retention bonuses will be paid regardless of whether the merger is consummated. If the merger agreement is terminated, executive officers, other key manager participants and customer care participants will be paid 50% of their retention bonus at the next payroll period after the one-month anniversary of the termination and 50% at the next payroll after the seven-month anniversary of the termination, and other participants will be paid 100% of their retention bonus at the next payroll period after the 1-month anniversary of the termination.
      If the employment of a participant in the Retention Bonus Plan is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Retention Bonus Plan as a failure to pay, or a reduction in, the participant’s compensation, or a relocation of the participant’s place of employment) or terminated as a result of death or disability, prior to the scheduled payment date of any retention bonus to which the participant would otherwise have been entitled if the participant had remained employed until such payment date, the participant will receive the full amount of his or her cash retention bonus at the next payroll period after such termination of employment. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any cash retention bonus that had not already been paid. ALLTEL has agreed to honor the terms of the Retention Bonus Plan following the completion the merger. The Retention Bonus Plan provides that any portion of the retention pool that is forfeited by a participant as a result of termination of employment may be reallocated by the administrator to remaining participants or key employees as the administrator may determine after consultation with ALLTEL. The Retention Bonus Plan will be administered by John W. Stanton, Western Wireless’ chairman and chief executive officer, or his designee.
      ALLTEL will honor Western Wireless’ severance program (set forth in a Severance Plan adopted by Western Wireless on February 8, 2005) under which all employees as of January 10, 2005 will be entitled to certain benefits in the event of a qualifying termination of their employment during the two year period immediately following the closing of the merger. Under the Severance Plan, the severance payments for executive officers and other participants at the position levels of senior vice president and above will generally be equal to one year of such executive officer’s total compensation (base salary and target bonus). Other employees would receive one month of total compensation per year of service with Western Wireless, with a minimum payment equal to three months of compensation and a maximum payment of one year of compensation. Severance payments will be paid if the employment of a participant is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Severance Plan as a failure to pay, or a reduction in, the participant’s compensation, or a relocation of the participant’s place of employment) during the two year period following the closing of the merger. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any severance payments. If a Severance Plan participant is entitled to greater benefits under any agreement with Western Wireless which provides for severance pay, he or she would be paid in accordance with such agreement and not under the Severance Plan. None of the executive officers who have employment agreements with Western Wireless are entitled to severance payments of greater than one year of total compensation under such employment agreements. ALLTEL has agreed to honor the Severance Plan following the merger. No severance payments will be made under the Severance Plan in the event the merger is not consummated. Mr. Stanton (or his designee) will also administer the Severance Plan.
      Notification of Certain Matters. Each of ALLTEL and Western Wireless are required to notify the other party of any events which would reasonably be expected to have a material adverse effect on it or cause certain conditions set forth in the merger agreement to be unsatisfied. In addition, each of ALLTEL and Western Wireless are required to notify the other party of any action, suit, proceeding, inquiry or investigation pending or threatened, which questions or challenges the validity of the merger agreement.
      Filings; Other Action. Both ALLTEL and Western Wireless will take all actions, and do and assist and cooperate in doing all things necessary, proper or advisable to consummate and make effective the merger, including, without limitation, the obtaining of all necessary actions or non-actions, waivers, consents, approvals, permits and authorizations, and the making of all necessary registrations and filings (including, without limitation, filings pursuant to the HSR Act and applications for FCC consent to the transfer of licenses), and the defending of any lawsuits or other legal proceedings. ALLTEL and Western Wireless are to use all reasonable efforts to resolve any objections or challenges from a regulatory authority. In no event will ALLTEL be required to, nor will Western Wireless be permitted to, agree to any condition imposed by a regulator that would require ALLTEL to divest itself of any businesses, assets or product lines, including any businesses, assets or product lines it acquires from Western Wireless following completion of the merger, except that ALLTEL is required to, and Western Wireless is permitted to, agree to divest spectrum licenses or systems assets of itself or any of its subsidiaries, and agree to the imposition of any limitation upon such licenses, assets or operations, in any service area in which there is a spectrum overlap where at least one of the parties or their respective subsidiaries holds a cellular license in the 850 MHz spectrum band. In connection with the foregoing, subject to the requirements of the relevant regulator in connection with the foregoing, solely as between ALLTEL and Western Wireless, ALLTEL has the right to determine which assets are divested or which licenses become subject to limitation and make all determinations with respect to the terms of any such divestiture or limitation, provided that neither ALLTEL nor Western Wireless, nor any of their respective subsidiaries shall be required to make any divestiture or agree to any limitation that is not conditioned upon occurrence of the closing of the merger.
      Anti-Takeover Statute. If any anti-takeover statute or regulation becomes applicable to the transactions contemplated by the merger agreement, each of ALLTEL and Western Wireless will grant approvals and take actions reasonably necessary to promptly consummate the merger under the terms of the merger agreement or minimize the effects of such statute or regulation.
      Public Announcements. Both ALLTEL and Western Wireless will provide each other the opportunity to review and comment on any press release or other public statement or comment before the issuance of such press release or other public statement.
      Directors’ and Officers’ Insurance; Indemnification. Under the terms of the merger agreement, ALLTEL and Merger Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring prior to the merger as provided in Western Wireless’ articles of incorporation or by-laws, or in any agreement, in favor of persons who are or were directors, officers or employees of Western Wireless or its subsidiaries, will survive for a period of six years following the merger and ALLTEL and Merger Sub will maintain these current provisions regarding indemnification in effect for six years. ALLTEL and Merger Sub also agreed that for a period of six years following the merger, ALLTEL and Merger Sub will indemnify the current and former directors, officers or employees of Western Wireless to the fullest extent permitted by applicable law. The merger agreement further requires that, for six years following the effective time of the merger, subject to certain limitations, Merger Sub maintain coverage under a director and officer liability insurance policy, with respect to claims arising from facts or events that occurred on or before the effective time of the merger, at a level at least equal to that which Western Wireless or its subsidiaries is maintaining prior to the merger, except that for any policy year, Merger Sub will not be required to pay, with respect to such insurance policies, more than 200% of the annual premium paid by Western Wireless for such insurance for the year ending December 31, 2005.
      Accountants’ “Comfort” Letters. Each of ALLTEL and Western will use commercially reasonable efforts to cause to be delivered to each other in connection with this proxy statement/ prospectus and the registration statement on Form S-4 of which it is a part, letters from their respective independent accountants in customary scope for comfort letters delivered for this purpose.
      Additional Reports and Information. ALLTEL and Western Wireless are each required to use all reasonable efforts to implement programs and take steps in order to comply with Section 404 of the Sarbanes-Oxley Act in accordance with all applicable deadlines. Both parties are required to furnish to the other copies of certain reports filed with the SEC. Western Wireless is required to provide ALLTEL with copies of drafts of each Western Wireless Form 10-Q for periods ending prior to the merger.
      If required as part of any ALLTEL SEC filing and requested by ALLTEL, Western Wireless will use all reasonable efforts to provide audited and unaudited financial statements and assist in obtaining any necessary independent accountants consents.
      Section 16 Matters. Prior to the effective time of the merger, ALLTEL and Western Wireless are required to use all reasonable efforts to approve in advance using applicable procedures any dispositions of Western Wireless common stock or acquisitions of ALLTEL common stock resulting from the merger by each officer or director of ALLTEL and Western Wireless who is subject to Section 16 of the Securities Exchange Act of 1934 with respect to equity securities of ALLTEL or Western Wireless.
      Control of Operations. Nothing contained in the merger agreement gives ALLTEL the right to control or direct Western Wireless’ operations prior to the effective time of the merger.
      Internal Controls and Procedures. Western Wireless is required to deliver to ALLTEL copies of any notices received from its independent auditor of any significant deficiencies or material weaknesses in Western Wireless’ internal control over financial reporting. Western Wireless is required to use all reasonable efforts to continue implementing programs necessary to effect compliance with Section 404 of the Sarbanes-Oxley Act.
      Real Estate Transfer Taxes. Any liability arising out of any real estate transfer tax with respect to interests in real property owned directly or indirectly by Western Wireless and its subsidiaries will be borne by either Merger Sub as the surviving company or ALLTEL and will not be a liability of Western Wireless shareholders.
      ALLTEL Covenant Concerning Subsidiary Indebtedness. ALLTEL covenants that prior to the effective time of the merger it will take certain actions to ensure that no violation of the subsidiary indebtedness covenant contained in its credit agreement will occur or be continuing as a result of the merger.
Conditions to the Merger
      The obligations of each party to complete the merger are conditioned upon the other party’s representations and warranties being true and correct, subject to certain exceptions, and the other party having complied in all material respects with such party’s covenants. In addition, among other things, ALLTEL’s and Western Wireless’ obligations are conditioned on:

•	the approval and adoption of the merger agreement and the merger by Western Wireless’ shareholders;

•	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction prohibiting the consummation of the merger;

•	the continuing effectiveness of the registration statement of which this proxy statement/ prospectus forms a part;

•	the approval of the shares of ALLTEL common stock to be issued in connection with the merger for listing on the NYSE;

•	the termination or expiration of the applicable waiting periods pursuant to the HSR Act;

•	the obtaining of any other regulatory approvals of Western Wireless or ALLTEL required to be obtained for the consummation of the merger, other than regulatory approvals the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Western Wireless or ALLTEL;

•	the obtaining of all necessary FCC approvals and consents, other than any such consents the failure to obtain which would not reasonably be expected to have a material adverse effect on Western Wireless or ALLTEL, on terms which, subject to certain exceptions described under the heading “The Merger Agreement — Covenants — Filings; Other Actions”, would not require ALLTEL to divest itself of any businesses, assets or product lines; and

•	the receipt by each of ALLTEL and Western Wireless, from its respective legal counsel, of an opinion substantially to the effect that the merger will be treated as a reorganization under section 368(a) of the Code.
      In addition, ALLTEL’s obligation to complete the merger is also conditioned on the absence, since January 9, 2005, of any events, occurrences, developments, circumstances or facts that would reasonably be expected to have a material adverse effect on Western Wireless following the date of the agreement, except for such circumstances or facts disclosed to ALLTEL prior to the date of the agreement.
Termination
      The merger agreement may be terminated by the mutual consent of ALLTEL and Western Wireless. Additionally, either ALLTEL or Western Wireless may terminate the merger agreement if:

•	the merger is not consummated by August 31, 2005 (which date can be extended by ALLTEL or Western Wireless to November 30, 2005 if, as of August 31, 2005, all conditions to closing other than regulatory approvals have been satisfied) through no fault of the party seeking to terminate the merger agreement;

•	there are final, non-appealable legal restraints preventing the merger and the party seeking to terminate the merger agreement has used all reasonable efforts to remove such legal restraints;

•	Western Wireless shareholders fail to approve and adopt the merger agreement and the merger at the annual meeting, except that Western Wireless will not be permitted to terminate the merger agreement because of the failure to obtain the shareholder approval if such failure was caused by (i) Western Wireless’ actions or inactions that constitute a material breach of the merger agreement or (ii) a breach of the voting agreement by any party thereto other than ALLTEL; or

•	the other party has materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement, resulting in a failure of a condition to the non-breaching party’s obligation to effect the merger, and such breach cannot be cured by August 31, 2005 (or November 30, 2005, if extended);
      Western Wireless must pay ALLTEL a termination fee of $120 million if:

•	Western Wireless terminates the merger agreement because the merger has not been completed by August 31, 2005 (or if either party has properly extended the termination date under the merger agreement, by November 30, 2005), which failure to complete was not proximately caused by ALLTEL’s breach in any material respect of its obligations under the merger agreement, or either Western Wireless or ALLTEL terminates the merger agreement because the Western Wireless shareholders fail to approve the merger and the merger agreement at the annual meeting, and

•	prior to the termination of the merger agreement, a Company Alternative Proposal (as defined above) shall have been commenced, publicly proposed or publicly disclosed prior to, and in each case, not withdrawn at the time of, the annual meeting, and

•	Western Wireless enters into an agreement regarding the acquisition of Western Wireless by merger or business combination, or a “merger of equals,” or the acquisition of 40% or more of its assets or shares of common stock with the third party making such Company Alternative Proposal within nine months after the termination or Western Wireless enters into an agreement regarding the acquisition of Western Wireless by merger or business combination, or a “merger of equals,” or the acquisition of 40% or more of its assets or shares of common stock with any other party within six months after the termination.
Amendment and Supplement; Waiver
      Amendment. The merger agreement may be amended or supplemented by the written agreement of Western Wireless and ALLTEL at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Western Wireless’ shareholders. However, following such adoption, no amendment of the merger agreement shall be made which requires further approval of Western Wireless’ shareholders without such further approval.
      Extension of Time, Waiver, Etc. At any time prior to the effective time of the merger, ALLTEL or Western Wireless may:

•	extend the time of performance of any of the obligations or other acts of the other parties pursuant to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement which may be legally waived.
      Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver.
Expenses
      The merger agreement provides that all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby (other than any termination fees, see “The Merger Agreement — Termination”) will be paid by the party incurring or required to incur such expenses whether or not the merger is consummated, except that expenses incurred in connection with the filing and mailing of this proxy statement/ prospectus and filing of the registration statement, of which this proxy statement/ prospectus is a part, will be shared equally by ALLTEL and Western Wireless.
VOTING AGREEMENT
      The following is a summary of selected provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is incorporated by reference in its entirety and attached to this proxy statement/ prospectus as Annex B. We urge you to read this agreement in its entirety.
      Contemporaneously with entering into the merger agreement, ALLTEL entered into a voting agreement with the following holders of Western Wireless common stock: John W. Stanton, Theresa E. Gillespie, the Stanton Family Trust, PN Cellular, Inc. and Stanton Communications Corporation (see “Securities Ownership of Certain Beneficial Owners and Management”). All of the shares of Western Wireless common stock beneficially owned by these shareholders are subject to the voting agreement. As of the record date for Western Wireless’ annual meeting, these shareholders held 5,867,658 shares of

Western Wireless Class A common stock and 6,050,693 shares of Class B common stock, representing approximately 41% of the number of votes entitled to be cast.
      Each of the shareholders noted above are obligated by the voting agreement to vote their shares in favor of the approval and adoption of the merger agreement and the merger. Unless ALLTEL consents to the contrary, these shareholders also are required by the voting agreement to vote against proposals of any third party relating to the merger of Western Wireless or acquisition of 20% or more of the assets of Western Wireless and its subsidiaries, taken as a whole, or 20% or more of the common stock of Western Wireless. These shareholders also may not in any manner participate in a “solicitation” (as that term is used in the rules of the SEC) of proxies or similar rights to vote, or seek to advise or influence any person with respect to voting intended to facilitate any such alternative merger or acquisition or to cause Western Wireless shareholders not to vote to approve and adopt the merger agreement. Further, these shareholders may not, directly or indirectly, enter into, solicit, or otherwise conduct any discussions or negotiations with, or respond to or provide any information to, anyone other than ALLTEL relating to a proposal involving the merger of Western Wireless or acquisition of 20% or more of the assets of Western Wireless and its subsidiaries, taken as a whole, or 20% or more of the common stock of Western Wireless. In addition, these shareholders may not enter into any other agreements the effect of which is inconsistent with the requirements listed in this paragraph.
      The voting agreement will terminate at any time upon notice by ALLTEL to the shareholders noted above or upon the earlier of (i) the approval and adoption of the merger agreement, (ii) the failure of the Western Wireless shareholders to vote to adopt and approve the merger and merger agreement at the shareholders meeting called for such purpose, or (iii) the termination of the merger agreement.
      No shareholder noted above who is or becomes during the term of the voting agreement a director or officer of Western Wireless was deemed to make any agreement or understanding in the voting agreement in such shareholder’s capacity as a director or officer. Each such shareholder entered into the voting agreement solely in his or her capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such shareholder’s shares and nothing in the voting agreement limits or affects any actions taken by such shareholder in his or her capacity as a director or officer of Western Wireless to the extent specifically permitted by the merger agreement or following the termination of the merger agreement.

DISSENTERS’ RIGHTS
General
      The following is a brief summary of the rights of holders of Western Wireless common stock under Chapter 23B.13 of the Washington Business Corporation Act, or the WBCA, to dissent from the merger, receive an appraisal as to the fair value of their shares of Western Wireless common stock and to receive cash equal to the appraised value of their Western Wireless common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13, a copy of which is attached to this proxy statement/ prospectus as Annex D.
      Under Chapter 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the Western Wireless annual meeting, the corporation in the notice of the meeting must state that shareholders are or may be entitled to assert dissenters’ rights and the notice must be accompanied by a copy of the dissenters’ rights statute. The notice of annual meeting at the front of this proxy statement/ prospectus constitutes notice to the holders of Western Wireless common stock and a copy of the dissenters’ rights statute is attached as Annex D.
      If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters’ rights, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters’ rights. If any Western Wireless shareholder who demands dissenters’ rights under Washington law withdraws or loses (through failure to perfect or otherwise) the right to dissent, then such shareholder’s shares will no longer be dissenting shares and will automatically be converted into the right to receive $9.25 in cash and 0.535 shares of ALLTEL common stock. Western Wireless will not give you any notice other than as described in this proxy statement/ prospectus as required by Washington law.
Requirements for Exercising Dissenters’ Rights
      To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•	deliver to Western Wireless before the vote is taken at the Western Wireless annual meeting regarding the merger agreement and the merger, written notice of your intent to exercise your dissenters’ rights and demand payment for your shares of Western Wireless common stock if the merger is completed, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described below under the heading “Appraisal Procedures.”
      If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the merger agreement is approved by the Western Wireless shareholders and the merger occurs, your shares of Western Wireless common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.
      Vote. Your shares must either not be voted at the Western Wireless annual meeting or must be voted against the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the Western Wireless annual meeting that does not direct how the shares of Western Wireless common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights.

      Notice. Written notice of your intent to exercise dissenters’ rights must be filed with Western Wireless at:
Western Wireless Corporation
Attn: Investor Relations
3650 131st Avenue SE
Bellevue, Washington 98006
      It is important that Western Wireless receive all written notices before the Western Wireless annual meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Western Wireless common stock you own, and that you intend to demand cash payment for your shares of Western Wireless common stock if the merger agreement is approved.
Appraisal Procedures
      If the merger agreement is approved by Western Wireless shareholders, within ten days after the approval, Western Wireless will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of Western Wireless common stock must be sent and the date by which certificates must be deposited;

•	the date on which your payment demand must be received by Western Wireless, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (January 10, 2005) and requires certification from the person asserting dissenters’ rights of whether or not the person acquired beneficial ownership of Western Wireless common stock before the date of the first announcement; and

•	a copy of Chapter 23B.13 of the WBCA.
      If you wish to assert dissenters’ rights, you must demand payment, certify that you acquired beneficial ownership of your shares before January 10, 2005, and deposit your Western Wireless certificates within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your Western Wireless certificates within the time period set forth in the written notice, you will lose the right to demand appraisal for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.
      If Western Wireless does not consummate the merger within 60 days after the date set for demanding payment, Western Wireless will return all deposited certificates. If after returning the deposited certificates, Western Wireless wishes to consummate the merger, it must send a new dissenters’ notice and repeat the payment demand procedure. If Western Wireless does not effect the merger and does not return the deposited certificates within 60 days after the date which it had set for demanding payment, you may notify Western Wireless in writing of your estimate of the fair value of your Western Wireless common stock plus the amount of interest due and demand payment of your estimated amount.
      Except as provided below, within 30 days after the later of the effective time of the merger or the receipt by Western Wireless of a valid demand for payment, Western Wireless will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Western Wireless estimates to be the fair value of the shareholder’s Western Wireless common stock, plus accrued interest, and will include the following information with the payment:

•	financial data relating to Western Wireless, including a balance sheet, an income statement, a statement of changes in shareholders’ equity as of and for a fiscal year ended not more than sixteen months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation by Western Wireless of how it estimated the fair value of the shares;

•	an explanation by Western Wireless of how the interest was calculated;

•	a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Chapter 23B.13 of the WBCA.
      For dissenting shareholders who were not the beneficial owners of their shares of Western Wireless common stock before January 10, 2005, Western Wireless may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. Payment of the fair value of these after-acquired shares may be conditional upon the dissenting shareholder’s waiver of other rights under Chapter 23B.13 of the WBCA. Western Wireless will also include in such statement an explanation of how it estimated the fair value of the shares and of how the interest was calculated and a notice of the dissenter’s right to demand payment of the dissenter’s estimate of the fair value of the shares and the amount of interest due if such dissenting shareholder believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.
      If you believe the payment or offer for payment of Western Wireless is less than the fair value of your shares or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify Western Wireless in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. You may also demand payment of your estimate of the fair value of the shares if Western Wireless fails to make payment for your shares within 60 days after the date set for demanding payment or does not effect the merger and does not return the deposited certificates within 60 days after the date set for demanding payment. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by Western Wireless of such shareholder’s demand for payment of his or her own estimate, Washington law requires that Western Wireless commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Western Wireless does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.
      The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their Western Wireless common stock under the terms of the merger agreement if the merger is consummated. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by Western Wireless, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Western Wireless common stock before January 10, 2005 and for which Western Wireless withheld payment pursuant to Section 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after-acquired shares.
      The court will also determine the costs and expenses of the court proceeding and assess them against Western Wireless, except that the court may assess the costs against all or some of the dissenters whose actions in demanding payment of their own estimates of value are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Western Wireless did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Western Wireless any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
      A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Western Wireless in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting record shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Western Wireless common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent at or before the time they file the notice of intent to demand payment, and the beneficial owner must do so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
      For purposes of Washington law, fair value means the value of Western Wireless common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, a Western Wireless shareholder has no right, at law or in equity, to challenge the approval of the merger agreement or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of Title 23B of the WBCA, the articles of incorporation or by-laws of Western Wireless or was fraudulent with respect to that shareholder or Western Wireless.
DESCRIPTION OF ALLTEL CAPITAL STOCK
      The following summary is qualified in its entirety by the Delaware General Corporation Law (the “DGCL”), the Amended and Restated Certificate of Incorporation of ALLTEL, as amended (the “ALLTEL Certificate”) and ALLTEL’s Rights Agreement (described below). The ALLTEL Certificate is included as an exhibit to the registration statement on Form S-4 of which this proxy statement/ prospectus is a part, and the Rights Agreement is an exhibit to ALLTEL’s Annual Report on Form 10-K (where it is incorporated by reference to ALLTEL’s Registration Statement on Form 8-A filed February 4, 1997) each of which are on file with the SEC. See “Where You Can Find More Information.”
General
      The authorized capital stock of ALLTEL consists of 1,000,000,000 shares of ALLTEL common stock, par value $1 per share, 50,000,000 shares of voting cumulative preferred stock, par value $25 per share (the “ALLTEL Voting Preferred Stock”) and 50,000,000 shares of cumulative non-voting preferred stock, no par value (the “ALLTEL Non-Voting Preferred Stock”).
ALLTEL Common Stock and Related Rights
      The holders of the ALLTEL common stock have one vote per share on matters submitted to a vote of shareholders. Such holders vote as a class together with the holders of ALLTEL Voting Preferred Stock. All shares of ALLTEL common stock will participate equally in the distribution of property remaining after payment of liquidation preferences on preferred stock and after satisfaction of all other claims, on liquidation, dissolution or winding up of the affairs of ALLTEL. Such shares will also equally participate in all dividends declared by the ALLTEL board. The outstanding shares of ALLTEL common stock are fully paid and non-assessable. The ALLTEL common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions. At December 31, 2004, there were 302,267,959 shares of ALLTEL common stock issued and outstanding.
      The ALLTEL by-laws provide for a classified board consisting of three classes of directors with each class being elected for a term of three years. The number of directors in each class may be fixed or changed from time to time by either (i) a majority of shareholders represented and entitled to vote at a meeting called for the purpose of electing directors or (ii) the affirmative vote of the majority of directors then in office.
      ALLTEL is party to a Rights Agreement (the “Rights Agreement”), dated January 30, 1997 (the “Dividend Declaration Date”) pursuant to which ALLTEL’s board declared a dividend of one right (“Right”) for each share of ALLTEL common stock outstanding on February 9, 1997 (the “Record Date”) and for each share of ALLTEL common stock issued between the Record Date and the Distribution Date (defined below). Each holder of a Right may purchase from ALLTEL, upon the occurrence of certain events, 1/1000 of a share of ALLTEL’s Series K Cumulative Voting Preferred Stock, par value $25 per share (the “Series K Stock”) at a price of $100.00 per 1/1000 of a share (the “Purchase Price”). The number of Rights per share of ALLTEL common stock, the number of shares of Series K Stock for which each Right is exercisable and the Purchase Price are subject to adjustment as described below.
      The certificates for the ALLTEL common stock evidence the Rights. A separate certificate for each Right will be issued on the close of business on the tenth business day after the earliest to occur of the following two events (the earlier of such dates being called the “Distribution Date”);

•	the public announcement that any person (other than ALLTEL, any subsidiary of ALLTEL or any employee benefit plan of ALLTEL) together with its affiliates and associates (an “Acquiring Person”), beneficially owns 15% or more of ALLTEL common stock; or

•	the close of business on the tenth business day after any person commences a tender or exchange offer if upon completion that person would beneficially own 15% or more of ALLTEL common stock.
      The Rights Agreement provides that, until the Distribution Date, the Rights will only be transferred with the ALLTEL common stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 31, 2007 (“Final Expiration Date”), unless earlier redeemed by ALLTEL as described below.
      If an Acquiring Person acquires 15% or more of ALLTEL common stock (the “Stock Acquisition Date”) then each holder of a Right shall have the right to purchase at the then current Purchase Price and in lieu of Series K Stock, shares of ALLTEL common stock having a value equal to two times the Purchase Price. If an Acquiring Person acquires 15% or more of ALLTEL common stock pursuant to a tender offer or an exchange offer at a price and on terms determined by at least a majority of the Rights Agreement Continuing Directors (defined below) to be in the best interest of ALLTEL and its shareholders (a “Qualifying Offer”), then Rights holders shall not be entitled to exercise the Rights. The term “Rights Agreement Continuing Director” means: (a) any member of the ALLTEL board who is not an Acquiring Person or an affiliate or associate of such person, and who was a member of the ALLTEL board prior to the date of the Rights Agreement or (b) any person who subsequently becomes a member of the ALLTEL board if the member’s election to the ALLTEL board is recommended or approved by a majority of the Rights Agreement Continuing Directors.
      Except for certain transactions involving a Qualifying Offer, if following the Stock Acquisition Date either:

•	ALLTEL engages in a merger or other business combination transaction in which ALLTEL does not survive,

•	ALLTEL engages in a merger or other business combination transaction with another person in which ALLTEL survives, but in which ALLTEL common stock is changed or exchanged, or

•	50% or more of ALLTEL’s assets, cash flow or earning power is sold or transferred,

the Rights Agreement provides that each holder of a Right will thereafter have the right to purchase at the then current Purchase Price, common stock of the acquiring company having a value equal to two times the Purchase Price.
      The Purchase Price payable, and the number of shares of Series K Stock or other securities or property issuable, on exercise of the Rights, are subject to adjustment from time to time to prevent dilution following stock dividends, subdivisions, combinations, reclassifications, warrant or right grants or distributions. Also, if prior to the Distribution Date ALLTEL declares a dividend on, subdivides or combines into a smaller number the outstanding shares of ALLTEL common stock, then the number of Rights associated with each share of ALLTEL common stock shall be proportionately adjusted in such a manner that the total number of outstanding Rights is unchanged.
      Until the close of business on the tenth business day following the Stock Acquisition Date, the ALLTEL board of directors by majority vote may redeem and terminate the Rights at a price of $0.01 per Right (the “Right Redemption Price”). ALLTEL may, at its option, pay the Right Redemption Price in cash, ALLTEL common stock, or any other form of consideration deemed appropriate by the ALLTEL Board.
      Until a Right is exercised, a Right holder has no rights as a shareholder of ALLTEL, including, without limitation, the right to vote or to receive dividends and such Rights have no dilutive effect on the earnings of ALLTEL.
      Prior to the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders. Following the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision;

•	shorten or lengthen any required time period; or

•	change any provisions in the Rights Agreement in any manner which does not adversely affect the interests of the Rights holders (other than an Acquiring Person).
      However, the Rights Agreement may not be amended to lengthen a time period relating to when the Rights may be redeemed if the Rights are not then redeemable, or to lengthen any other time period unless such lengthening is for the purpose of protecting the Rights holders. Additionally, after the Distribution Date ALLTEL may not make any amendment to the Rights Agreement that changes the Rights Redemption Price, the Final Expiration Date, the Purchase Price or the number of 1/1000 of a share of Series K Stock for which a Right is exercisable.
      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or a group that attempts to acquire ALLTEL without conditioning the offer on: (a) the Rights being redeemed; (b) a substantial number of Rights being acquired; or (c) being deemed a Qualifying Offer under the Rights Agreement. However, the Rights should not interfere with any merger or business combination in connection with a Qualifying Offer or that is approved by ALLTEL.
Delaware Anti-Takeover Statute
      Section 203 of the DGCL restricts business combinations with certain interested shareholders (defined under the DGCL to include persons who beneficially own or acquire 15% or more of a Delaware corporation’s voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987, hereinafter a “Section 203 Interested Shareholder”). Section 203, which applies to ALLTEL, prohibits business combination transactions between a publicly held Delaware corporation and any Section 203 Interested Shareholder for a period of three years after the date on which the Section 203 Interested Shareholder became an interested shareholder unless: (a) prior to that date the corporation’s board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder, the Section 203 Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers; and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% the outstanding voting stock which is not owned by the Section 203 Interested Shareholder.
Fair Price Provisions
      In addition to the provisions of Section 203, the ALLTEL Certificate contains certain “fair price” provisions which impose further conditions on the consummation of business combination transactions (“Section 203 Business Combinations”). The ALLTEL Certificate requires the holders of at least 85% of the voting power of the outstanding shares of any class of stock of ALLTEL entitled to vote generally in the election of directors to approve all Section 203 Business Combinations involving ALLTEL and a Section 203 Interested Shareholder unless: (a) after becoming a Section 203 Interested Shareholder, such person shall (i) have taken steps to ensure the ALLTEL Continuing Directors (as defined below) maintain representation on the ALLTEL board proportionate to the stockholdings of the holders of ALLTEL voting stock not affiliated with the Section 203 Interested Shareholder; (ii) the Section 203 Interested Shareholder shall not have acquired newly issued securities from ALLTEL (except in certain limited circumstances); and (iii) the Section 203 Interested Shareholder shall not have acquired any additional outstanding voting stock, or securities convertible into voting stock, except as part of the transaction that resulted in the Section 203 Interested Shareholder becoming an interested shareholder, and (b) certain minimum price and other procedural requirements are met in connection with the proposed transaction with the Section 203 Interested Shareholder.
      The term “ALLTEL Continuing Directors” is defined as any person who was a member of the ALLTEL board and elected by shareholders prior to the time when the Section 203 Interested Shareholder acquired in excess of 5% of the voting stock of ALLTEL, or any person recommended to succeed a ALLTEL Continuing Director by a majority of the ALLTEL Continuing Directors. Although neither Section 203, nor the ALLTEL fair price provision or ALLTEL Certificate, would preclude the holders of a controlling interest from exercising control over ALLTEL and would not prevent a hostile acquisition of control of ALLTEL, such provisions may have the effect of discouraging or making more difficult a hostile acquisition of control.
Rights of Appraisal
      Under the DGCL, ALLTEL shareholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality. The DGCL provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the ALLTEL Certificate does not) for a sale or transfer of all or substantially all of a corporation’s assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the ALLTEL Certificate does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 shareholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above)

or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights if the shareholders of the surviving corporation in a merger did not have to vote to approve the merger.
      Appraisal rights are not available to ALLTEL shareholders with respect to the merger.
ALLTEL Preferred Stock
      The Board of Directors of ALLTEL may issue (without obtaining shareholder approval) shares of preferred stock in such series as it deems appropriate. As of December 31, 2004, there were no shares of ALLTEL Voting Preferred Stock and a total of 44,478 shares of ALLTEL Non-Voting Preferred Stock issued and outstanding. ALLTEL has reserved 500,000 shares of Series K Stock for future issuance under the Rights Agreement discussed above.
      Prior to the issuance of shares of any series of preferred stock, the ALLTEL Board is required by the DGCL and the ALLTEL Certificate to fix, for each series, the designations, powers and preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Delaware Law, including:

•	the distinctive serial designation and the number of shares constituting such series;

•	the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment and record date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

•	the voting powers, full or limited, if any, of the shares of such series;

•	whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

•	the amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the company;

•	whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

•	whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of ALLTEL or a subsidiary and, if so convertible or exchangeable, the conversion price or prices, the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

•	the price or other consideration for which the shares of such series shall be issued;

•	whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

•	such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the board of directors may deem advisable.
Equity Units
      On May 17, 2005, ALLTEL completed the settlement of the purchase contract component of the equity units that were originally issued by ALLTEL in an underwritten public offering in 2002. In the settlement, ALLTEL received cash proceeds of approximately $1.385 billion and delivered approximately 24.5 million shares of ALLTEL common stock in the aggregate to the holders of the equity units. The proceeds from the settlement are expected to finance the payment by ALLTEL of approximately $1.0 billion in cash to shareholders of Western Wireless in the merger and the repayment of a portion of the $1.2 billion of borrowings outstanding under Western Wireless’ credit facility that, as a result of a change in control, will become due immediately upon closing of the merger. The settlement of the purchase contracts completed ALLTEL’s obligations under the equity units.
      While the settlement of the purchase contracts provided additional liquidity to ALLTEL, the issuance of ALLTEL common stock in connection therewith increased the total number of shares of ALLTEL common stock outstanding. The merger consideration will not be adjusted as a result of the issuance of these shares. As a result, Western Wireless shareholders receiving ALLTEL common stock in the merger will own a smaller percentage of ALLTEL than they would have owned if the settlement of the purchase contracts had not occurred. Additionally, the market price of ALLTEL’s common stock could be negatively impacted by the issuance of the additional shares pursuant to the purchase contracts, which would reduce the value of the ALLTEL common stock Western Wireless shareholders receive as a portion of their merger consideration.
Transfer and Rights Agent, Registrar
      Computershare Investor Services L.L.C. serves as the registrar and transfer and rights agent for ALLTEL common stock.
Stock Exchange Listing
      ALLTEL common stock is listed on the NYSE and the Pacific Stock Exchange. The trading symbol for ALLTEL common stock on these exchanges is “AT.”

COMPARISON OF RIGHTS OF ALLTEL
AND WESTERN WIRELESS SHAREHOLDERS
      Upon completion of the merger, holders of Western Wireless common stock (other than ALLTEL, Merger Sub, Western Wireless or any of their respective subsidiaries and shareholders who properly exercise their dissenters’ rights) will become entitled to receive ALLTEL common stock. ALLTEL is incorporated under the laws of the State of Delaware and Western Wireless is incorporated under the laws of the State of Washington. Before the completion of the merger, the rights of holders of Western Wireless common stock are governed by the Washington Business Corporation Act, or the WBCA, the amended and restated articles of incorporation of Western Wireless and the by-laws of Western Wireless. After the completion of the merger, Western Wireless shareholders will become shareholders of ALLTEL, and their rights will be governed by the Delaware General Corporation Law, or the DGCL, the restated certificate of incorporation of ALLTEL, as amended, and by-laws of ALLTEL, as amended.
      Although there are substantial similarities between the WBCA and the DGCL as well as between the charters and by-laws of ALLTEL and Western Wireless, a number of differences do exist. The following is a summary of the material differences between the rights of ALLTEL shareholders and the rights of Western Wireless shareholders. Although we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of ALLTEL shareholders and Western Wireless shareholders and it is qualified in its entirety by reference to the DGCL, the WBCA, and the various documents of ALLTEL and Western Wireless we refer to in this summary. You should carefully read this entire proxy statement/prospectus, the other documents we refer to in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of ALLTEL and being a shareholder of Western Wireless. ALLTEL and Western Wireless have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information.”

	ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

Authorized Capital Stock; Voting	ALLTEL’s certificate of incorporation provides that the authorized capital stock of ALLTEL consists of (i) 100,000,000,000 shares of common stock, $1.00 par value per share, (ii) 50,000,000 shares of voting cumulative preferred stock, par value $25.00 per share, and (iii) 50,000,000 shares of no par cumulative non-voting preferred stock, having no par value per share. Each share of ALLTEL common stock is entitled to one vote per share.	The amended and restated articles of incorporation of Western Wireless provide that the authorized capital stock of Western Wireless consists of 300,000,000 shares of common stock, no par value per share (of which 237,276,129 are designated Class A Common Stock and 62,723,871 are designated Class B Common Stock) and 50,000,000 shares of preferred stock, no par value per share. Each share of Class A Common Stock entitles the holder to one vote, and each share of Class B Common Stock entitles the holder to ten votes.
Size of Board of Directors	Delaware law provides that the board of directors of a Delaware corporation must consist of one or more directors with the number specified in or fixed in accordance with the certificate of incorporation or by-laws. The ALLTEL	Washington law provides that the board of directors of a Washington corporation must consist of one or more directors, with the number specified in or fixed in accordance with the articles of incorporation or by-laws. The

	ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

	by-laws provide that the number of directors will be fixed from time to time by the ALLTEL board of directors. The ALLTEL by-laws provide that the board of directors be divided into three classes with each class having at least three directors. The number of directors in each class may be fixed or changed from time to time. The number of ALLTEL directors is currently fixed at thirteen.	Western Wireless articles of incorporation provide that the number of directors shall be specified in, and may from time to time be increased in such manner as may be prescribed in, the by-laws. The by-laws of Western Wireless provide that the board of directors shall consist of at least one and not more than nine members as determined by the shareholders or the board of directors. The number of Western Wireless directors is currently fixed at nine.
Cumulative Voting	Delaware law allows for a corporation’s certificate of incorporation to permit shareholders to cumulate their votes. However, the certificate of incorporation of ALLTEL does not so provide, and accordingly, holders of ALLTEL common stock have no cumulative voting rights in connection with the election of directors.	Under Washington law, unless a corporation’s articles of incorporation provide otherwise, shareholders are permitted to cumulate their votes in connection with the election of directors. The articles of incorporation of Western Wireless provide that there is to be no cumulative voting.
Special Meetings of Shareholders	Under Delaware law, a special meeting of the shareholders may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or by-laws. The ALLTEL by-laws provide that a special meeting may be convened at any time by the chairman, the president or the secretary, by the directors acting at a meeting or a majority of the directors acting without a meeting.	Under Washington law, a special meeting of the shareholders may be called by a corporation’s board of directors, the persons authorized to do so in the corporation’s articles of incorporation or by-laws or, unless limited or denied by a corporation’s articles of incorporation, by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. The Western Wireless by-laws provide that, except as otherwise provided by law, special meetings of shareholders will be held whenever called by the board of directors or an authorized committee of the board of directors.
Notice of Shareholder Meetings	In accordance with Delaware law, ALLTEL’s by-laws provide that written notice of any shareholders meeting must be given to each shareholder entitled to vote not less than 10 or more than 60 days before the date of the meeting.	The Western Wireless by-laws provide that written notice of any shareholders meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the meeting, unless a greater period of notice is required by law in a particular case. Washington law states that notice of not less than 20 or more than

	ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

60 days before the shareholder meeting must be given in the case of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets or the dissolution of the corporation.
Action by Written Consent of Shareholders Without a Meeting	As permitted by Delaware law, the ALLTEL by-laws provide that any action that may be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, but only if written consents approving the action are signed by all shareholders entitled to vote on the action and delivered to the corporation or the appropriate officer.	Under Washington law and the Western Wireless by-laws, action by the shareholders may be taken without a meeting only if written consents approving the action are signed by all shareholders entitled to vote on the action and delivered to the corporation.
Removal of Directors	Delaware law provides that shareholders holding a majority of shares entitled to vote may remove any director or the entire board of directors; provided, however, that in the case of a Delaware corporation with a classified board, unless otherwise provided in the certificate of incorporation, shareholders may only remove a director for cause. ALLTEL has a classified board of directors but because the certificate of incorporation does not contain this provision, shareholders holding a majority of the shares may only remove a director for cause.	Under Washington law, a director may be removed with or without cause unless a corporation’s articles of incorporation provide that directors may be removed only for cause. The articles of incorporation of Western Wireless do not so provide. Under the articles of incorporation of Western Wireless, a director may be removed by the shareholders only at a special meeting and such director will be removed upon the affirmative vote of not less than a majority of the number of votes attributable to all shares of capital stock of the corporation outstanding and entitled to vote.
Vacancies on the Board of Directors	Delaware law provides that, unless the governing documents of a Delaware corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum. ALLTEL’s certificate of incorporation and by-laws provide that vacancies resulting from increases in the size of any class of directors or otherwise from the	Under Washington law, unless a corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors, or if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of all the directors in office. The articles of incorporation and by-laws of Western Wireless provide that a vacancy may be

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

removal, resignation, death or disqualification of any director shall be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum.	filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum.
Amendment of Articles of Incorporation or Certificate of Incorporation	Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval and adoption of any amendment to the corporation’s certificate of incorporation which would:

• increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

• increase or decrease the par value of the shares of such class; or

• alter or change the powers, preferences or rights of such class so as to affect them adversely.

Under the ALLTEL certificate of incorporation, the affirmative vote of the holders of at least 85% of the voting stock of ALLTEL is required to approve an amendment to the ALLTEL fair price provision, unless such amendment is recommended to ALLTEL shareholders by a majority of the members of the ALLTEL Board and two-thirds of the ALLTEL continuing directors.	Under Washington law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action, including changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend, or changes to, or the elimination of, provisions with respect to the par value of a corporation’s stock. Other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified:

• in the articles of incorporation,

• by the board of directors as a condition to its recommendation or

• by the provisions of the WBCA.

The articles of incorporation of Western Wireless provide that the provisions of the articles of incorporation may be repealed or amended only upon the affirmative vote of not less than a majority of the number of votes attributable to all shares of capital stock of the corporation outstanding and entitled to vote. However, the articles of incorporation also state that provisions relating to preemptive rights, cumulative voting and redemption of outstanding shares of capital stock may not be repealed or amended in any

	ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

respect, unless such action is approved by the affirmative vote of not less than 66 2/3% of the number of votes attributable to all shares of capital stock of the corporation outstanding and entitled to vote.
Amendment of By-laws	In accordance with Delaware law, ALLTEL’s by-laws may be altered, amended or repealed by the shareholders or by the board of directors. New by-laws may also be adopted by the shareholders or board of directors. The alteration, amendment or repeal of the by-laws or the adoption of new by-laws, can be effected at any annual meeting of shareholders, any meeting of the board of directors, or at any special meeting of the shareholders.	Under Washington law, a corporation’s board of directors can amend or repeal the by-laws, or adopt new by-laws, unless the articles of incorporation or the WBCA reserves this power exclusively to the shareholders in whole or in part (the articles of incorporation of Western Wireless do not do so) or if the shareholders, in amending or repealing a particular by-law, provide expressly that the board of directors may not amend or repeal that by-law. A corporation’s shareholders may amend or repeal the by-laws, or adopt new by-laws.
Delivery and Notice Requirements of Shareholder Nominations and Proposals	The ALLTEL by-laws provide that for business to be brought at any annual meeting such business must be either (a) in accordance with a notice of annual meeting, (b) by or at the direction of the ALLTEL Board or (c) otherwise properly brought before the annual meeting by a shareholder. To be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice in proper form to ALLTEL’s Secretary and be received by ALLTEL not less than 90 nor more than 120 days prior to the one year anniversary of the annual meeting in the immediately preceding year. Other than the limitations described above in “Special meetings of shareholders”, the ALLTEL by-laws contain no provision regarding how actions may be brought by shareholders before a special meeting.	The by-laws of Western Wireless provide that any shareholder seeking to bring business before or to nominate a director at any meeting of shareholders, must deliver written notice to the principal executive offices of Western Wireless not less than (i) with respect to an annual meeting of shareholders, 120 calendar days in advance of the one-year anniversary of the date that Western Wireless’ proxy statement was released to shareholders in connection with the previous year’s annual meeting, and (ii) with respect to a special meeting of shareholders, a reasonable time before Western Wireless’ proxy statement is to be released.
Proxies	Under Delaware law, each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing	Under Washington law, a proxy is valid for eleven months after receipt of the appointment form, unless the form provides for a longer period. The proxy

	ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

	without a meeting may grant a proxy, but no such proxy may be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, the appointment is coupled with an interest.	is revocable unless it states that it is irrevocable and the appointment is coupled with an interest.
Preemptive Rights	Delaware law provides that no shareholder will have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. ALLTEL’s certificate of incorporation does not grant any preemptive rights.	Under Washington law, shareholders have preemptive rights unless the corporation’s articles of incorporation provide otherwise. The articles of incorporation of Western Wireless provide that no statutory preemptive rights will exist with respect to the shares of capital stock of Western Wireless.
Shareholder Rights Plans	ALLTEL is party to the Rights Agreement pursuant to which ALLTEL’s board declared a dividend of one Right for each share of ALLTEL common stock outstanding on February 9, 1997 and for each share of ALLTEL common stock issued between that date and the earlier of:

• the public announcement that any person (other than ALLTEL, its subsidiaries or its employee benefit plans) together with its affiliates and associates, beneficially owns 15% or more of ALLTEL common stock; or

• the close of business on the tenth business day after any person commences a tender or exchange offer if upon completion that person would beneficially own 15% or more of ALLTEL common stock.

Each holder of a Right may purchase from ALLTEL, upon the occurrence of certain events, 1/1000 of a share of ALLTEL’s Series K Stock at the Purchase Price.

	The Rights are not exercisable until the earlier of the two events listed above	Western Wireless does not have a shareholder rights plan.

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

and will expire at the close of business on January 31, 2007 unless earlier redeemed by ALLTEL.

If an Acquiring Person acquires 15% or more of ALLTEL common stock then each holder of a Right shall have the right to purchase at the then current Purchase Price and in lieu of Series K Stock, shares of ALLTEL common stock having a value equal to two times the Purchase Price.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or a group that attempts to acquire ALLTEL without conditioning the offer on: (a) the Rights being redeemed; (b) a substantial number of Rights being acquired; or (c) being deemed a Qualifying Offer under the Rights Agreement. See “Description of ALLTEL Capital Stock — ALLTEL Common Stock and Related Rights” above for more information.
Dividends	Subject to any restrictions contained in a corporation’s certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of “surplus” (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the net assets of the corporation are less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.	Under Washington law, a board of directors may approve, and a corporation may make, a distribution to shareholders only to the extent that:

• such distribution does not leave the corporation unable to pay its debts as they become due in the usual course of business, and

• after the distribution, the corporation’s total assets would not be less than the sum of its total liabilities plus, unless the articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

Limitation of Personal Liability of Directors	In accordance with Delaware law, ALLTEL’s certificate of incorporation provides that a director of ALLTEL will not be personally liable to ALLTEL or ALLTEL’s shareholders for monetary damages for breach of fiduciary duties, except for liability for:

• any breach of the director’s duty of loyalty to ALLTEL or ALLTEL’s shareholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

• any transaction from which the director derived an improper personal benefit.	Western Wireless’ articles of incorporation provide that a director will not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

• Acts or omissions involving intentional misconduct or a knowing violation of law;

• Conduct violating Section 23B.08.310 of the WBCA (which involves liability for unlawful distributions by the corporation);

• Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

Western Wireless’ articles of incorporation further provide that if the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Western Wireless will be eliminated or limited to the fullest extent permitted by the WBCA, as so amended.
Indemnification of Directors and Officers	ALLTEL’s certificate of incorporation requires ALLTEL to indemnify any party to the fullest extent permitted by the DGCL who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director, officer, employee or agent of ALLTEL, or is or was serving at the request of ALLTEL as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition ALLTEL to the fullest extent authorized under Delaware law shall pay in advance of the final disposition of any such proceeding all expenses incurred by any director or officer in	Under Washington law, the standards for allowing indemnification of officers and directors are substantially the same as those under Delaware law. The Western Wireless articles of incorporation require Western Wireless to indemnify its directors and officers to the fullest extent permitted by Washington law.

The Western Wireless by-laws provide that the corporation must indemnify its directors and officers and may indemnify its employees and agents to the full extent permitted by the WBCA against liability arising out of a proceeding to which each such individual was made a party because

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

connection with such proceeding. The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under any statute, provision of ALLTEL’s certificate of incorporation or by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

ALLTEL is authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, and purchase insurance on behalf of any person required or permitted to be indemnified.	he/she is or was a director, officer, employee or agent of Western Wireless. The by-laws also state that Western Wireless will advance expenses incurred by each such individual who is a party to a proceeding in advance of final disposition of the proceeding, as provided by applicable law, the articles of incorporation, or by written agreement.

Notwithstanding the foregoing, Western Wireless is not obligated to indemnify its directors, officers, employees and agents for any amounts paid in settlement of any proceeding without Western Wireless’ prior written consent to such settlement and payment. Further, Western Wireless is not obligated to indemnify or advance expenses to any such individual with respect to any proceeding:

• brought voluntarily by the party seeking indemnification and not by way of defense (except with respect to proceedings brought to establish or enforce a right to indemnification);

• instituted in bad faith or frivolously by such individual seeking to enforce or interpret the provisions of Western Wireless’ articles of incorporation or by-laws;

• to the extent such individual has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable; or

• if Western Wireless is prohibited by its articles of incorporation, the WBCA or other applicable law from paying such indemnification and/or advancement of expenses.

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

Washington law provides that a corporation may not indemnify a director or officer in connection with:

• a proceeding by or in the right of the corporation in which the director or officer did not meet the standards of conduct described in the WBCA; or

• any other proceeding charging improper personal benefit to the director or officer, whether or not involving action in such individual’s official capacity, in which the director or officer is adjudged liable on the basis that personal benefit was improperly received.

Western Wireless is authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, and purchase insurance on behalf of any person required or permitted to be indemnified.
Appraisal/ Dissenters’ Rights	Under the DGCL, ALLTEL shareholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. The DGCL provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the ALLTEL Certificate does not) for a sale or transfer of all or substantially all of a corporation’s assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the ALLTEL Certificate does not):

• to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National	Under Washington law, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including certain mergers, share exchanges, and sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business, and any amendment of the articles of incorporation that materially reduces shares owned to a fraction of a share if the fractional share so created is to be acquired for cash.

In order to exercise dissenters’ rights, a Western Wireless shareholder must comply with the procedures set forth in Chapter 23B.13 of the WBCA, a copy of which is attached to this proxy statement/prospectus as Annex D. A summary of Chapter 23B.13 is set forth in the section entitled “Dissenters’ Rights.”

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

Association of Securities Dealers, Inc.) or

• held of record by more than 2,000 shareholders,

unless the applicable agreement of merger requires the holders of such shares to receive any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing.

In addition, the DGCL denies appraisal rights if the shareholders of the surviving corporation in a merger did not have to vote to approve the merger.

Appraisal rights are not available to ALLTEL shareholders with respect to the merger.
Certain Business Combination Restrictions	The DGCL contains a business combination statute that protects publicly-traded Delaware corporations, such as ALLTEL, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 203 of the DGCL prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested shareholder, unless:

• prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business	Under Washington law, public companies based in Washington (or that have significant business contacts with the state) are prohibited, with specified exceptions, from engaging in significant business transactions with any person or group of persons who beneficially own 10% or more of the voting shares of the target corporation for a period of five years after such share acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors of the target corporation prior to the time of the initial acquisition of shares by the acquiring person. These significant business transactions include:

• a merger, share exchange or consolidation with, a disposition of assets with an aggregate market value over 5% of the total market value of all of the target’s assets or all of the

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

combination or the transaction which will result in the person becoming an interested shareholder;

• after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding those shares owned by (i) persons who are both officers and directors, and (ii) specified employee stock plans; or

• after the person becomes an interested shareholder, the business combination is approved by the target corporation’s board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested shareholder.

A corporation can elect not to be governed by Section 203, however, The ALLTEL has not made this election and is therefore governed by Section 203.

The ALLTEL certificate of incorporation also contains a fair price provision that requires the approval by the holders of at least 85% of the voting power of the outstanding shares of any class of stock of ALLTEL entitled to vote generally in the election of directors as a condition for all Section 203 business combinations involving ALLTEL and a Section 203 interested shareholder, unless certain conditions are met.	target’s outstanding shares to, or the issuance or redemption of shares to or from, the acquiring person or its affiliates or associates;

• termination of 5% or more of the Washington-based employees of the target corporation over the course of the five-year period following the acquiring person’s acquisition of 10% or more of the shares of the target corporation, if such termination is the result of the acquiring person’s acquisition;

• the liquidation or dissolution of the target corporation pursuant to an arrangement with an acquiring person;

• a reclassification of securities of the target corporation pursuant to an arrangement with the acquiring person that has the effect of increasing the proportionate share of voting securities owned by the acquiring person; or

• an issuance to the acquiring person, or a transfer or redemption in favor of the acquiring person, by the target corporation of shares, options, warrants or other rights to acquire shares of the target corporation if the issuance, transfer or redemption is not made to all shareholders of the target corporation on the same proportional basis.

After the five-year period, certain significant business transactions still may not occur unless they comply with certain fair price provisions of the statute or are approved by the disinterested shareholders.

The Western Wireless board of directors has expressly approved the merger agreement so that the restrictions set forth above with respect to business combinations do not apply to the merger agreement or the

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

transactions contemplated thereby.
Vote on Certain Fundamental Issues	Delaware law permits a corporation to include supermajority provisions in its certificate of incorporation and by-laws with respect to the approval of various issues. However, other than the effect of Section 203 of the DGCL and ALLTEL’s “fair price” provisions, the certificate of incorporation and by-laws of ALLTEL do not contain any supermajority voting requirement provisions related to matters upon which the shareholders of ALLTEL may vote.	Under Washington law, the following must be approved by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group:

• a merger,

• a share exchange,

• a sale of all, or substantially all, of a corporation’s assets, other than in the ordinary course of business; and

• a dissolution.

A corporation may provide for lower voting requirements for these fundamental actions, provided that the minimum vote requirement may not be below a majority of all votes entitled to be cast. The articles of incorporation of Western Wireless do not contain such a provision.
Transactions With Officers or Directors	Under the DGCL, certain contracts or transactions in which one or more of a corporation’s directors or officers has an interest are not void or voidable solely because of such interest if either:

- the stockholders or a majority of the disinterested members of the board of directors approve in good faith any such contract or transaction after full disclosure of the material facts; or

- the contract or transaction is “fair” as to the corporation at the time it was approved.	The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if:

- it is approved by a majority of qualified directors, but no fewer than two;

- it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the stockholders; or

- at the time of commitment, the transaction is established to have been fair to the corporation.

For purposes of this provision, a “qualified director” is one who does not have either: (1) a conflicting interest respecting the transaction; or (2) a

ALLTEL Shareholder Rights	Western Wireless Shareholder Rights

familial, financial, professional, or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director’s judgment when voting on the transaction. “Qualified shares” are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director, or an affiliate of the director, who has a conflicting interest respecting the transaction.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
      The following unaudited pro forma combined condensed balance sheet as of March 31, 2005 and the unaudited pro forma combined condensed statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 are based on the historical financial statements of ALLTEL and Western Wireless after giving effect to the merger as a purchase of Western Wireless by ALLTEL based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.
      The unaudited pro forma combined condensed financial statements have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2004 for purposes of the combined statements of income and on March 31, 2005 for purposes of the combined balance sheet.
      The unaudited pro forma combined condensed financial statements presents the combination of historical financial statements of ALLTEL and Western Wireless adjusted to (1) give effect to the May 17, 2005 issuance of approximately 24.5 million shares of ALLTEL common stock to settle the purchase contract obligation related to ALLTEL’s outstanding equity units, as further discussed in Note (a) below and (2) give effect to the merger. (See Note (f) below.)
      The unaudited pro forma combined condensed financial statements were prepared using (1) the unaudited consolidated financial statements of ALLTEL included in ALLTEL’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005 as filed on May 6, 2005, which are incorporated herein by reference; (2) the audited consolidated financial statements of ALLTEL included in ALLTEL’s annual report on Form 10-K for the year ended December 31, 2004 as filed on February 10, 2005, which are incorporated herein by reference; (3) the unaudited consolidated financial statements of Western Wireless included in Western Wireless’ quarterly report on Form 10-Q for the quarterly period ended March 31, 2005 as filed on May 6, 2005, which are incorporated herein by reference; and (4) the audited consolidated financial statements of Western Wireless included in Western Wireless’ annual report on Form 10-K for the year ended December 31, 2004 as filed on March 16, 2005, which are incorporated herein by reference.
      Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market value of the tangible and intangible assets and liabilities of Western Wireless. Certain assumptions have been made with respect to the fair market value of identifiable intangible assets as more fully described in the accompanying notes to the unaudited pro forma combined condensed financial statements. As of the date of this filing, ALLTEL has not commenced the appraisals necessary to arrive at the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price. Once ALLTEL has completed the appraisals necessary to finalize the required purchase price allocation after the consummation of the merger, the final allocation of purchase price will be determined. The final purchase price allocation based on third party appraisals may be different than that reflected in the pro forma purchase price allocation and this difference may be material.
      ALLTEL is developing a plan to integrate the operations of Western Wireless after the merger. In connection with that plan, ALLTEL anticipates that certain non-recurring charges, such as relocation expenses, branding and signage costs and billing system conversion expenses, will be incurred in connection with this integration. ALLTEL cannot identify the timing, nature and amount of such charges as of the date of this proxy statement/ prospectus. However, any such charge could affect ALLTEL’s results of operations in the period in which such charges are recorded. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction.
      The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of ALLTEL that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of ALLTEL.
      The unaudited pro forma combined condensed financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the transaction. In addition, the unaudited pro forma combined condensed financial statements do not include the effects of dispositions, if any, that may be required in order to obtain regulatory approval of the merger transaction. The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of ALLTEL and Western Wireless that are incorporated by reference in this proxy statement/ prospectus.

ALLTEL CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF MARCH 31, 2005

		Settle
		Purchase
		Obligation
		Related to			Western	Pro Forma
	ALLTEL,	Equity		ALLTEL,	Wireless,	Add (Deduct)
	As Reported	Units		As Adjusted	As Reported	Adjustments		Combined
(Dollars in millions)
Assets
Cash and short-term investments	$888.4	$1,385.0	(a)	$2,273.4	$80.5	$(2,222.5	)(f)	$131.4
Other current assets	1,094.3	—		1,094.3	494.7	(149.3	)(b)(d)(g)	1,439.7

Total current assets	1,982.7	1,385.0		3,367.7	575.2	(2,371.8)		1,571.1

Investments	668.2	—		668.2	9.3	110.1	(b)	787.6
Goodwill	4,912.9	—		4,912.9	—	3,909.2	(f)	8,822.1
Other intangibles	1,295.7	—		1,295.7	1,270.4	(229.9	)(c)(f)	2,336.2
Property, plant and equipment, net	7,500.4	—		7,500.4	1,053.3	427.5	(f)	8,981.2
Other assets	413.3	—		413.3	47.1	—		460.4

Total Assets	$16,773.2	$1,385.0		$18,158.2	$2,955.3	$1,845.1		$22,958.6

Liabilities and Shareholders’ Equity
Current liabilities	$2,026.0	$—		$2,026.0	$466.0	$296.5	(d)(f)	$2,788.5
Long-term debt	4,924.6	—		4,924.6	2,046.0	(1,268.3	)(f)	5,702.3
Deferred income taxes	1,640.9	—		1,640.9	89.6	(47.0	)(g)	1,683.5
Other liabilities	941.6	—		941.6	87.4	—		1,029.0

Shareholders’ equity:
Preferred stock	0.3	—		0.3	—	—		0.3
Common stock	302.6	24.5	(a)	327.1	1,131.1	(1,077.4	)(e)(f)	380.8
Additional paid-in capital	203.6	1,360.5	(a)	1,564.1	—	3,076.5	(f)	4,640.6
Unrealized holding gain on investments	61.2	—		61.2	5.3	(5.3	)(e)	61.2
Foreign currency translation adjustment	0.5	—		0.5	15.3	(15.3	)(e)	0.5
Retained earnings	6,671.9	—		6,671.9	(885.4)	885.4	(e)	6,671.9

Total shareholders’ equity	7,240.1	1,385.0		8,625.1	266.3	2,863.9		11,755.3

Total Liabilities and Shareholders’ Equity	$16,773.2	$1,385.0		$18,158.2	$2,955.3	$1,845.1		$22,958.6

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

ALLTEL CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2005

		Settle
		Purchase
		Obligation			Western	Pro Forma
	ALLTEL,	and Remarket		ALLTEL,	Wireless,	Add (Deduct)
	As Reported	Equity Units		As Adjusted	As Reported	Adjustments		Combined

(Dollars in millions, except per share amounts)
Revenues and sales:
Service revenues	$1,898.3	$—		$1,898.3	$501.0	$(4.3	)(k)	$2,395.0
Product sales	227.7	—		227.7	19.2	—		246.9

Total revenues and sales	2,126.0	—		2,126.0	520.2	(4.3)		2,641.9

Costs and expenses:
Cost of services	626.3	—		626.3	143.7	16.2	(k)(l)	786.2
Cost of products sold	281.8	—		281.8	40.8	—		322.6
Selling, general, administrative and other	407.4	—		407.4	164.4	(11.9	)(l)	559.9
Depreciation and amortization	341.2	—		341.2	72.4	37.4	(m)	451.0
Restructuring and other charges	—	—		—	24.3	—		24.3

Total costs and expenses	1,656.7	—		1,656.7	445.6	41.7		2,144.0

Operating income	469.3	—		469.3	74.6	(46.0)		497.9
Equity earnings in unconsolidated partnerships	10.7	—		10.7	1.4	—		12.1
Minority interest in consolidated partnerships	(18.3)	—		(18.3)	(3.8)	—		(22.1)
Other income, net	120.7	—		120.7	4.6	(4.4	)(n)	120.9
Interest expense	(86.7)	5.5	(h)	(81.2)	(35.6)	17.2	(o)	(99.6)
Loss on extinguishment of debt	—	—		—	—	—		—

Income from continuing operations before income taxes	495.7	5.5		501.2	41.2	(33.2)		509.2
Income tax expense (benefit)	182.7	2.1	(i)	184.8	35.9	(12.8	)(p)	207.9

Net income from continuing operations	313.0	3.4		316.4	5.3	(20.4)		301.3
Preferred dividends	—	—		—	—	—		—

Net income from continuing operations applicable to common shares	$313.0	$3.4		$316.4	$5.3	$(20.4)		$301.3

Earnings per share from continuing operations:
Basic	$1.04			$.97				$.79
Diluted	$1.03			$.96				$.78
Average common shares outstanding:
Basic	302.2	24.5	(j)	326.7		53.8	(q)	380.5
Diluted	303.5	24.5	(j)	328.0		60.6	(r)	388.6
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

ALLTEL CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

		Settle
		Purchase
		Obligation
		and Remarket			Western	Pro Forma
	ALLTEL,	Equity Unit		ALLTEL,	Wireless,	Add (Deduct)
	As Reported	Notes		as Adjusted	as Reported	Adjustments		Combined

(Dollars in millions, except per share amounts)
Revenues and sales:
Service revenues	$7,374.3	$—		$7,374.3	$1,835.6	$(12.8	)(s)	$9,197.1
Product sales	871.8	—		871.8	82.1	—		953.9

Total revenues and sales	8,246.1	—		8,246.1	1,917.7	(12.8)		10,151.0

Costs and expenses:
Cost of services	2,374.2	—		2,374.2	523.2	75.9	(s)(t)	2,973.3
Cost of products sold	1,075.5	—		1,075.5	188.9	—		1,264.4
Selling, general, administrative and other	1,524.2	—		1,524.2	626.5	(63.1	)(t)	2,087.6
Depreciation and amortization	1,299.7	—		1,299.7	270.7	149.6	(u)	1,720.0
Restructuring and other charges	50.9	—		50.9	—	—		50.9

Total costs and expenses	6,324.5	—		6,324.5	1,609.3	162.4		8,096.2

Operating income	1,921.6	—		1,921.6	308.4	(175.2)		2,054.8
Equity earnings in unconsolidated partnerships	68.5	—		68.5	6.2	—		74.7
Minority interest in consolidated partnerships	(80.1)	—		(80.1)	(11.5)	—		(91.6)
Other income (expense), net	34.5	—		34.5	(4.2)	(11.7	)(v)	18.6
Interest expense	(352.5)	22.1	(h)	(330.4)	(140.8)	53.8	(w)	(417.4)
Loss on extinguishment of debt	—	—		—	(16.3)	—		(16.3)

Income from continuing operations before income taxes	1,592.0	22.1		1,614.1	141.8	(133.1)		1,622.8
Income tax expense (benefit)	565.3	8.6	(i)	573.9	(91.1)	(51.8	)(x)	431.0

Net income from continuing operations	1,026.7	13.5		1,040.2	232.9	(81.3)		1,191.8
Preferred dividends	0.1	—		0.1	—	—		0.1

Net income from continuing operations applicable to common shares	$1,026.6	$13.5		$1,040.1	$232.9	$(81.3)		$1,191.7

Earnings per share from continuing operations:
Basic	$3.34			$3.13				$3.09
Diluted	$3.33			$3.12				$3.04
Average common shares outstanding:
Basic	307.3	24.5	(j)	331.8		53.8	(y)	385.6
Diluted	308.4	24.5	(j)	332.9		60.5	(z)	393.4
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

a.	The pro forma adjustment represents the effects of the May 17, 2005 issuance of ALLTEL common stock to settle the purchase contract obligation related to ALLTEL’s outstanding equity units as if such transaction took place on March 31, 2005. In August 2002, ALLTEL sold 27.7 million equity units in an underwritten public offering. Each equity unit consisted of a corporate unit, with a $50 stated amount comprised of a purchase contract and $50 principal amount of senior notes. The purchase contract obligated the holder to purchase, and obligated ALLTEL to sell, on May 17, 2005, for $50, a variable number of newly issued common shares of ALLTEL common stock. Upon settlement of the purchase contracts on May 17, 2005, ALLTEL received proceeds of $1,385.0 million and delivered approximately 24.5 million common shares in the aggregate. The proceeds from the settlement of the purchase contracts is expected to finance the approximate $1.0 billion cash portion of the merger transaction with Western Wireless and a portion of the $1.2 billion of borrowings outstanding under the Western Wireless credit facility that, as a result of a change in control, will become due immediately upon the closing of the merger.

The $50 principal amount of senior notes mature on May 17, 2007 and initially accrued interest at an annual rate of 6.25 percent. On February 17, 2005, ALLTEL completed a remarketing of the senior notes that reset the annual interest rate on the notes to 4.656 percent. The proceeds of the remarketed senior notes were ultimately used to satisfy the corporate unit holders’ obligations under the purchase contract component of the corporate unit.

b.	This adjustment is to reclassify as of the merger date the Western Wireless marketable equity securities of $110.1 million from other current assets to investments to conform to ALLTEL’s financial statement presentation of equity securities.

c.	This adjustment is to eliminate as of the merger date the recorded values of the Western Wireless customer base, cellular and PCS licenses of $1,241.1 million and to write off the remaining unamortized debt issuance costs of $29.3 million in connection with the termination of the Western Wireless credit facility. See Note (f)(2).

d.	This adjustment is to eliminate as of the merger date the existing Western Wireless current portion of deferred activation fees of $5.0 million and the corresponding amount of deferred acquisition costs of $5.0 million in accordance with Emerging Issues Task Force (“EITF”) No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”.

e.	This adjustment is to eliminate the Western Wireless shareholder equity accounts as of the merger date.

f.	This adjustment represents the estimated purchase price allocation as of March 31, 2005. For purposes of determining the purchase price allocation, the fair market value of all tangible and intangible assets and liabilities were estimated at March 31, 2005. The allocation of purchase price was as follows:

Consideration:
ALLTEL common stock issued(1)	$3,079.5
Repayment of Western Wireless term loans, net of acquired Western Wireless cash balances(2)	1,155.3
Cash (including direct transaction costs)(3)	986.7
Additional cost of acquisition — Western Wireless stock-based compensation plans(4)	50.7

Total	5,272.2

Allocated to:
Current assets	345.4
Property, plant and equipment (including fair value adjustment)(5)	1,480.8
Investments and other tangible assets	166.5
Identifiable intangible assets(6)	1,040.5
Current liabilities acquired(7)(8)	(762.5)
Long-term debt assumed (including fair value adjustment)(9)	(777.7)
Other long-term liabilities acquired (including deferred taxes)	(130.0)

Goodwill(6)	$3,909.2

(1)	The value of ALLTEL common stock issued was based on 53,752,476 shares issued to Western Wireless shareholders and was calculated on the basis of (1) 100,179,337 Western Wireless shares outstanding at April 29, 2005 and (2) the calculation of the per share consideration received by Western Wireless shareholders on the basis of (a) an exchange ratio of 0.53656 and (b) the five day trailing average closing price of ALLTEL common stock through May 26, 2005 of $57.29. The actual exchange ratio could vary between 0.535 and 0.538 (the greater the number of Western Wireless shareholders electing the all-stock or all-cash elections, the closer this number will be to 0.538 and, conversely, the greater the number of Western Wireless shareholders electing the mixed election, the closer this number will be to 0.535). The final value of ALLTEL shares issued to effect the merger will be based on (1) the actual number of Western Wireless shares outstanding as of the merger date, (2) the actual exchange ratio determined once the Western Wireless shareholder elections have been completed and (3) the average closing price of ALLTEL common stock for a five day period commencing two days prior to the completion of the Western Wireless shareholder elections. Based on ALLTEL’s five-day average stock price through May 26, 2005 and the number of Western Wireless shares outstanding at April 29, 2005, the number of ALLTEL shares to be issued would range between 53,595,945 and 53,909,006 shares and the value of the ALLTEL shares would range between $3,070.5 million and $3,088.4 million, with the difference reflected as an adjustment to goodwill. The mid-point of these ranges were used in preparing the accompanying pro forma combined condensed financial statements.

(2)	Pursuant to the change in control provisions included in the Western Wireless credit facility agreement, any amounts outstanding as of the date of merger will become immediately due and payable. At March 31, 2005, Western Wireless had $1,235.8 million of borrowings outstanding under its credit facility and had cash and cash equivalents of $80.5 million. The net debt of $1,155.3 million represents additional consideration given by ALLTEL in the merger transaction.

(3)	The cash consideration paid by ALLTEL consisted of $926.7 million paid to Western Wireless shareholders and was calculated on the basis of (1) 100,179,337 Western Wireless shares outstanding at April 29, 2005 and (2) the exchange ratio of $9.25 per share. The determination of the actual amount of cash paid will be based on the number of Western Wireless shares outstanding as of the merger date. The cash consideration also included $60.0 million of direct cash costs related to the transaction. The direct cash costs consisted of estimates for professional fees (including banking fees) and other direct costs of the transaction.

ALLTEL expects to fund as of the merger date the (1) repayment of borrowings outstanding under the Western Wireless credit facility agreement (2) the cash consideration paid to the shareholders of Western Wireless and (3) direct cash costs of the transaction utilizing the available ALLTEL and Western Wireless cash on hand at the merger date with the balance of the cash outlays funded from the proceeds received from the settlement of the equity unit purchase contracts on May 17, 2005 as discussed in Note (a) above as follows:

Cash consideration:
Repayment of Western Wireless term loans, net of acquired Western Wireless cash balances(2)	$1,155.3
Cash payments to Western Wireless shareholders and for direct transaction costs(3)	986.7

Total cash required to complete the merger transaction	2,142.0
Funded from:
Cash proceeds from settlement of equity unit purchase contracts — See Note(a)	(1,385.0)
ALLTEL cash on hand	(757.0)

$—

The actual amount of borrowings outstanding to be repaid under the Western Wireless credit facility and the amount of available ALLTEL and Western Wireless cash balances will be determined at the merger date.

(4)	Under the 1998 Stock Appreciation Plan of the Western Wireless subsidiary which holds the international operations, selected management employees of the international operations had been granted stock appreciation rights (“SARs”) with respect to that subsidiary. The SARs vest ratably over a four-year period from the date of grant. The SARs exercise price is based on the implied enterprise value of the international operations on the grant date. The amount of compensation expense that would be recognized as of the merger date related to the SARs of the Western Wireless subsidiary which holds the international operations was estimated to be $35.1 million based on the implied fair value of Western Wireless’ international operations used to determine the estimated purchase price allocation. Upon consummation of the transaction, unvested Western Wireless stock options granted to directors and certain key Western Wireless management employees will vest as a result of a change in reporting relationship. The amount of compensation expense that would be recognized as of the merger date as a result of the accelerated vesting of the Western Wireless stock options was estimated to be $15.6 million based on the specified conversion ratio of the stock options to ALLTEL common stock equivalents of 0.7 per share. The additional compensation expense attributable to the SARs and stock options of Western Wireless represents additional consideration given by ALLTEL in the merger transaction and has been reflected as an increase in ALLTEL’s additional paid in capital balance as of the merger date.

(5)	Fair value adjustments of approximately $427.5 million have been made to the carrying value of property, plant and equipment related to the international operations of Western Wireless. Western Wireless acquired its Austrian subsidiary, tele.ring Telekom Services GmbH (“tele.ring”) in a purchase transaction in June 2001 for a price substantially below the net book value of the acquired assets. This adjustment is to write-up the carrying value of tele.ring’s property, plant and equipment to equal the net book value of the assets as reported for statutory audit purposes. For purposes of preparing the pro forma combined financial statements, ALLTEL has assumed that the statutory net book value approximates fair value, as ALLTEL does not have sufficient information to determine replacement cost of Western Wireless’ property, plant and equipment at this time. Accordingly, the fair value of the acquired property, plant and equipment was based on certain assumptions and does not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger. The depreciation and amortization effect of the fair value adjustment to property, plant, and equipment has been included in the adjustments to the unaudited pro forma combined condensed statement of income. See Note (m).

(6)	The identifiable intangibles consisted of (1) value assigned to the Western Wireless customer base as of March 31, 2005 of $317.5 million and (2) value assigned to the Western Wireless cellular licenses as of March 31, 2005 of $723.0 million, of which $500.0 million related to the international operations. For purposes of preparing the unaudited pro forma combined condensed statement of income, ALLTEL expects to amortize the fair value of the customer base and the international cellular licenses on a straight-line basis over their respective average estimated lives of five years and twenty years. The domestic cellular licenses recorded of $223.0 million have been classified as indefinite-lived intangible assets and are not subject to amortization because ALLTEL expects both the renewal by the granting authorities and the cash flows generated from the domestic cellular licenses to continue indefinitely. Goodwill of $3,909.2 million represents the excess of the purchase price of the acquired business over the fair value of the underlying identifiable net tangible and intangible assets at March 31, 2005. The premium paid by ALLTEL in the merger is due to the strategic importance of the Western Wireless merger. As a result of the merger, ALLTEL expects to increase its wireless revenue mix from approximately 60 percent to nearly 70 percent of its total consolidated revenues. ALLTEL will achieve additional scale by adding approximately 1.3 million domestic wireless customers (excluding reseller customers) in 19 midwestern and western states that are contiguous to ALLTEL’s existing wireless properties, increasing the number of wireless customers served by ALLTEL to more than 10 million customers in 33 states. ALLTEL also will add approximately 1.6 million international wireless customers in six countries. In addition, the merger will permit ALLTEL to increase its retail position in these domestic, rural markets where it can leverage ALLTEL’s brand and marketing experience and bring significant value to customers by offering competitive national rate plans. ALLTEL also will diversify its wireless roaming revenue sources and, as a result of offering multiple technologies, ALLTEL will become a leading independent roaming partner for the four national carriers in the markets served by ALLTEL. ALLTEL also will enhance its strategic options as the wireless industry continues to restructure while preserving ALLTEL’s strong financial position. Finally, ALLTEL expects to achieve reductions in centralized operations costs and interest expense savings as a result of the merger. The preliminary allocation of value to the intangible assets was based on assumptions as to the value of customers and cellular licenses. These values were determined by use of a market approach, which seeks to measure the value of assets as compared to similar transactions in the marketplace. To determine market values, ALLTEL utilized a third party valuation firm to derive current market values for the customer base (computed on a per customer basis) and cellular licenses (computed on a per POP basis) from publicly available data for similar transactions in the wireless industry. These valuations are preliminary and do not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger.

(7)	The merger agreement provides for Western Wireless to establish a $20.0 million retention pool for retaining the services of key Western Wireless employees, including executive officers, pursuant to which Western Wireless has adopted a Retention Bonus Plan. The cash retention bonus will be paid by Western Wireless regardless of whether the merger is completed or whether the employee is voluntarily or involuntarily terminated prior to the scheduled payment date of the retention bonus. Western Wireless has specifically identified the employees and the respective dollar amount of the bonus that will be payable to each participating employee under the Retention Bonus Plan. At March 31, 2005, Western Wireless had accrued $6.0 million of costs related to the Retention Bonus Plan. The remaining $14.0 million of costs associated with the Retention Bonus Plan has been recognized as a liability assumed by ALLTEL as of the consummation date of the merger and has been included in the allocation of the acquisition cost in accordance with EITF 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination”.

(8)	As a result of a change in control, the holders of the Western Wireless 4.625 percent convertible subordinated notes due 2023 have the right to cause Western Wireless to repurchase their convertible subordinated notes at par upon completion of the merger, and accordingly, this debt has been reclassified as short-term debt in the pro forma combined condensed balance sheet. The fair value of this debt was estimated to be $287.5 million at March 31, 2005 compared to its carrying value of $115.0 million. Immediately following the merger and assuming none of the convertible subordinated notes have been converted prior to the merger date, the fair value adjustment or premium of

$172.5 million would be recognized as income because at that point the right to cause Western Wireless to repurchase the convertible subordinated notes becomes effective. A pro forma adjustment to recognize the premium has not been reflected in the pro forma combined condensed statement of income due to the non-recurring nature of this item. Upon closing of the merger transaction, each $1,000 principal amount of the convertible subordinated notes will become convertible into 34.6144 shares of ALLTEL common stock and $598.47 in cash based on the mixed election exchange ratio.

(9)	Fair value adjustments of approximately $82.5 million have been made to the carrying value of the long term debt that was assumed by a subsidiary of ALLTEL in the merger transaction. ALLTEL expects to amortize the effect of the fair value adjustment to long-term debt as a reduction to interest expense over the term of each debt issue. The effect of the fair value adjustment to interest expense has been included in the adjustments to the unaudited pro forma combined condensed statement of income. See Notes (o) and (w).

A summary of the effects of the pro forma adjustments (b) to (g) on cash and short-term investments, other current assets, current liabilities, long-term debt and additional paid in capital was as follows:

Effects of pro forma adjustments on cash and short-term investments:
Repayment of borrowings outstanding under Western Wireless’ credit facility — Note(f)(2)	$(1,235.8)
Cash payments to Western Wireless shareholders and for direct transaction costs — Note(f)(3)	(986.7)

Net decrease in cash and short-term investments resulting from pro forma adjustments	$(2,222.5)

Effects of pro forma adjustments on other current assets:
Reclassification of Western Wireless marketable equity securities to investments — Note(b)	$(110.1)
Eliminate current portion of deferred activations costs — Note(d)	(5.0)
Eliminate current portion of Western Wireless deferred income taxes — Note(g)	(34.2)

Net decrease in other current assets resulting from pro forma adjustments	$(149.3)

Effects of pro forma adjustments on current liabilities:
Reclassification of Western Wireless 4.625% convertible subordinated notes to short-term debt — Note(f)(8)	$115.0
Fair value adjustment to Western Wireless 4.625% convertible subordinated notes — Note(f)(8)	172.5
Record liability related to Western Wireless retention bonus plan — Note(f)(7)	14.0
Eliminate current portion of deferred activation fees — Note(d)	(5.0)

Net increase in current liabilities resulting from pro forma adjustments	$296.5

Effects of pro forma adjustments on long-term debt:
Repayment of Western Wireless term loans(f)(2)	$(1,235.8)
Reclassification of Western Wireless 4.625% convertible subordinated notes to short-term debt — Note(f)(8)	(115.0)
Fair value adjustment to long-term debt of Western Wireless — Note(f)(9)	82.5

Net decrease in long-term debt resulting from pro forma adjustments	$(1,268.3)

Effects of pro forma adjustments on additional paid in capital
Issuance of ALLTEL common stock to effect the merger transaction — Note(f)(1)	$3,025.8
Additional cost of acquisition — Western Wireless stock-based compensation plans — Note(f)(4)	50.7

Net increase in additional paid in capital resulting from pro forma adjustments	$3,076.5

g.	This adjustment is to record the incremental deferred taxes required under SFAS No. 109, “Accounting for Income Taxes”, for the difference between the revised book basis, i.e., fair value, of Western Wireless assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. Because certain of the identifiable intangible assets recognized in the purchase price allocation had no tax basis at the time of the transaction, a deferred tax liability has been recognized for the difference in book and tax basis of the identifiable intangible assets. The pro forma adjustment to deferred income taxes was based on ALLTEL’s effective tax rate of 38.9 percent.

h.	This adjustment reflects the favorable effect on interest expense resulting from ALLTEL’s remarketing of $1,385.0 million of aggregate principal amount of senior notes completed on February 17, 2005 discussed in Note (a) above.

i.	This adjustment is to reflect the tax effect of the adjustment described in Note (h) above and was based on ALLTEL’s effective tax rate of 38.9 percent.

j.	The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional ALLTEL common shares of 24,527,666 issued to settle the equity unit purchase contracts on May 17, 2005 as described in Note (a) above.

k.	This adjustment is to eliminate intercompany roaming activity between ALLTEL and Western Wireless.

l.	This adjustment is to reflect the reclassification of Western Wireless Universal Service Fund (“USF”) expense of $6.7 million and Western Wireless bad debt expense of $5.2 million from selling, general, administrative and other expenses to cost of services. Such presentation is consistent with ALLTEL’s classification of these expenses in the statement of income.

m.	This adjustment is to reflect the incremental increase in depreciation expense reflecting the fair value adjustment to the property, plant and equipment of the international operations of Western Wireless described in Note (f)(5) above assuming the transaction had been consummated on January 1, 2004. For purposes of determining this amount, the estimated life of the international property, plant and equipment was assumed to be 7 years as of January 1, 2004. This adjustment also reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (f)(6) above. For purposes of determining the amount of the adjustment, the estimated life of the customer base was assumed to be 5 years and the estimated life of the international cellular licenses was assumed to be 20 years.

         Effects on depreciation and amortization expense:

Additional depreciation expense due to fair value adjustment — Note(f)(5) ($427.5 million/ 7 years)	$15.3
Amortization of customer lists — Note(f)(6) ($317.5 million/ 5 years)	15.9
Amortization of international cellular licenses — Note(f)(6) ($500.0 million/ 20 years)	6.2

Net increase in depreciation and amortization expense	$37.4

n.	The adjustment reflects the reduction in interest income resulting from the assumed use of ALLTEL available cash on hand of $757.0 million and Western Wireless available cash on hand of $80.5 million to fund a portion of the repayment of borrowings outstanding under the Western Wireless credit facility and the cash consideration required to complete the merger as discussed in Note (f)(3) above. The reduction in interest income was based on ALLTEL’s and Western Wireless’ historical yields earned on cash and short-term investments during the three months ended March 31, 2005. During the first quarter of 2005, ALLTEL earned 2.08 percent on its cash and short-term investments, while Western Wireless earned 2.37 percent on its cash and short-term investments.

o.	The adjustment reflects the favorable effects on interest expense resulting from (1) repayment of the borrowings outstanding under the Western Wireless credit facility assumed to occur on January 1, 2004 and (2) amortizing the fair value adjustment to long-term debt discussed in Note (f)(9) above. As of January 1, 2004, the fair value adjustment to long-term debt was estimated to be $33.0 million.
         Effects on interest expense:

Reduction in interest expense due to repayment of Western Wireless term loans — Note(f)(2)	$(16.4)
Reduction in interest expense due to amortizing fair value adjustment — Note(f)(9)	(0.8)

Net decrease in interest expense	$(17.2)

p.	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (k) through (o) above and was based on ALLTEL’s effective tax rate of 38.9 percent.

q.	The adjustment to weighted average shares outstanding is to reflect the additional ALLTEL common shares of 53,752,476 to effect the completion of the merger as described in Note (f)(1) above.

r.	The adjustment to diluted weighted average shares outstanding is to reflect the additional ALLTEL common shares issued to effect the completion of the merger as described in Note (q) above, as well as additional shares of 6.8 million to reflect the dilutive effects of the Western Wireless stock options and the assumed conversion of the Western Wireless 4.625 percent subordinated notes into ALLTEL common stock.

s.	This adjustment is to eliminate intercompany roaming activity between ALLTEL and Western Wireless.

t.	This adjustment is to reflect the reclassification of Western Wireless Universal Service Fund (“USF”) expense of $25.9 million and Western Wireless bad debt expense of $37.2 million from selling, general, administrative and other expenses to cost of services. Such presentation is consistent with ALLTEL’s classification of these expenses in the statement of income.

u.	This adjustment is to reflect the incremental increase in depreciation expense reflecting the fair value adjustment to the property, plant and equipment of the international operations of Western Wireless described in Note (f)(5) above assuming the transaction had been consummated on January 1, 2004. For purposes of determining this amount, the estimated life of the international property, plant and equipment was assumed to be 7 years as of January 1, 2004. This adjustment also reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (f)(6) above. For purposes of determining the amount of the adjustment, the estimated life of the customer base was assumed to be 5 years and the estimated life of the international cellular licenses was assumed to be 20 years.

Effects on depreciation and amortization expense:
Additional depreciation expense due to fair value adjustment — Note(f)(5) ($427.5 million/7 years)	$61.1
Amortization of customer lists — Note(f)(6) ($317.5 million/5 years)	63.5
Amortization of international cellular licenses — Note(f)(6) ($500.0 million/20 years)	25.0

Net increase in depreciation and amortization expense	$149.6

v.	The adjustment reflects the reduction in interest income resulting from the assumed use of ALLTEL available cash on hand of $757.0 million and Western Wireless available cash on hand of $80.5 million to fund a portion of the repayment of term loans outstanding under the Western Wireless credit facility and the cash consideration required to complete the merger as discussed in Note (f)(3) above. The reduction in interest income was based on ALLTEL’s and Western

Wireless’ historical yields earned on cash and short-term investments during the year ended December 31, 2004. During 2004, ALLTEL earned 1.4 percent on its cash and short-term investments, while Western Wireless earned 1.45 percent on its cash and short-term investments.

w.	The adjustment reflects the favorable effects on interest expense resulting from (1) repayment of the borrowings outstanding under the Western Wireless credit facility assumed to occur on January 1, 2004, and (2) amortizing the fair value adjustment to long-term debt discussed in Note (f) (9) above. As of January 1, 2004, the fair value adjustment to long-term debt was estimated to be $33.0 million.

Effects on interest expense:
Reduction in interest expense due to repayment of Western Wireless term loans — Note(f)(2)	$(51.0)
Reduction in interest expense due to amortizing fair value adjustment — Note(f)(9)	(2.8)

Net decrease in interest expense	$(53.8)

x.	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (s) through (w) above and was based on ALLTEL’s effective tax rate of 38.9 percent.

y.	The adjustment to weighted average shares outstanding is to reflect the additional ALLTEL common shares of 53,752,476 to effect the completion of the merger as described in Note (f)(1) above.

z.	The adjustment to diluted weighted average shares outstanding is to reflect the additional ALLTEL common shares issued to effect the completion of the merger as described in Note (q) above, as well as additional shares of 6.7 million to reflect the dilutive effects of the Western Wireless stock options and the assumed conversion of the Western Wireless 4.625 percent subordinated notes into ALLTEL common stock.

ELECTION OF DIRECTORS
(PROPOSAL NO. 2)
      At each annual meeting, directors are elected to serve for a term of one year and until their respective successors have been elected and qualified. The terms of office of Western Wireless’ current directors are scheduled to expire at the annual meeting.
      At the annual meeting, shareholders will elect nine directors to serve until the next annual meeting of the shareholders of Western Wireless and until their respective successors are elected and qualified or until the consummation of the merger. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the following persons to serve as directors of Western Wireless. In the event that any of the nominees should become unavailable for election to the board of directors for any reason, the persons named in the proxy have discretionary authority to vote the proxies for the election of another nominee to be designated by the board of directors to fill any such vacancy. The board of directors of Western Wireless believes that each of the nominees is willing and able to serve if elected a director. For information regarding Western Wireless’ director nomination policy, see “Board of Directors, Committees and Corporate Governance — Director Nominations and Qualifications” below.
Information about the Nominees
      John W. Stanton, 49, has been chairman of the board of directors, a director and chief executive officer of Western Wireless and its predecessors since 1992. Mr. Stanton was chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation (“T-Mobile USA”), a former subsidiary of Western Wireless, from 1994 to 2004 and was chief executive officer of T-Mobile USA from February 1998 to March 2003. Mr. Stanton served as a director of McCaw Cellular Communications Corporation (“McCaw Cellular”) from 1986 to 1994, and as a director of LIN Broadcasting from 1990 to 1994, during which time it was a publicly traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw Cellular, serving as vice chairman of the Board of McCaw Cellular from 1988 to September 1991 and as chief operating officer of McCaw Cellular from 1985 to 1988. Mr. Stanton is a member of the board of directors of Advanced Digital Information Corporation (“ADIC”), Columbia Sportswear, Inc., and Hutchison Telecommunications International Ltd, each of which is publicly traded. Mr. Stanton is a trustee of Whitman College.
      John L. Bunce, Jr., 46, has served as a director of Western Wireless and one of its predecessors since 1992. Mr. Bunce is a managing director of Hellman & Friedman, a private investment firm, having joined Hellman & Friedman as an associate in 1988. Mr. Bunce is also a director of National Information Consortium and Arch Capital Group, Ltd., and several other private entities.
      Mitchell R. Cohen, 41, has served as a director of Western Wireless and one of its predecessors since 1992. Mr. Cohen is a managing director of Hellman & Friedman, having joined Hellman & Friedman as an associate in 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc.
      Daniel J. Evans, 79, has served as a director of Western Wireless since 1997. Mr. Evans is the chairman of Daniel J. Evans Associates, a consulting firm. From 1965 through 1977, Mr. Evans was Governor of the State of Washington. In 1983 he was appointed and then elected to the United States Senate to fill the seat of the late Senator Henry M. Jackson. Mr. Evans also serves as a director of Archimedes Technology Group, National Information Consortium, Cray Computer Company and Costco Wholesale Corporation. Mr. Evans is also a member of the Board of Regents of the University of Washington.
      Theresa E. Gillespie, 52, has been vice chairman of Western Wireless since February 2003 and has been director of Western Wireless since October 2000. Prior to being elected vice chairman, Ms. Gillespie served as executive vice president of Western Wireless from May 1999 until February 2003, senior vice president of Western Wireless from May 1997 until May 1999, and chief financial officer of Western Wireless and one of its predecessors from 1991 to 1997. Ms. Gillespie was chief financial officer of certain entities controlled by Mr. Stanton and Ms. Gillespie since 1988. From 1986 to 1987, Ms. Gillespie was senior vice president and controller of McCaw Cellular. From 1976 to 1986 she was employed by a national public accounting firm.
      Jonathan M. Nelson, 48, has served as a director of Western Wireless since it was formed in 1994. Mr. Nelson has been president of Providence Equity Partners Inc., an investment advisor, since its inception in 1995. He has been co-chairman of Providence Ventures Inc., an investment advisor, since 1990. Since 1986, Mr. Nelson has been a managing director of Narragansett Capital, Inc., a private management company for three separate equity investment funds. Mr. Nelson is also a director of Bresnan Broadband Holdings, Warner Music Group, Yankees Entertainment and Sports Network, L.L.C. and numerous privately-held companies affiliated with Providence Equity Partners, Inc. Mr. Nelson is a trustee of Brown University.
      Peggy V. Phillips, 51, has served as a director of Western Wireless since April 2004. Ms. Phillips joined Immunex Corporation in 1996 and served as executive vice president and chief operating officer of Immunex, a biotechnology company, from 1999 until its acquisition by Amgen Inc. in July 2002. She also served as a director of Immunex from 1996 to July 2002. Ms. Phillips has served as a director of the United States Naval Academy Foundation since 2002.
      Mikal J. Thomsen, 48, has been president of Western Wireless since May 1999 and was chief operating officer of Western Wireless and one of its predecessors from 1991 to May 2002. In his capacity as chief operating officer, Mr. Thomsen was responsible for all domestic cellular operations. He has served as director since October 2000. He was also a director of its predecessor from 1991 until Western Wireless was formed in 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw Cellular, serving as General Manager of its International Division from 1990 to 1991 and as General Manager of its West Florida Region from 1987 to 1990. Mr. Thomsen is also a director of the Cellular Telecommunications & Internet Association, WineBid.com and the Basketball Club of Seattle, L.L.C. He also serves as chairman of the Washington State University Foundation Board of Governors.
      Peter H. van Oppen, 52, has served as a director of Western Wireless since October 2000. Mr. van Oppen has served as chairman of the board and chief executive officer of ADIC since its acquisition by Interpoint in 1994, and as president from 1994 to 1997. He served as chairman of the board of Interpoint from 1995 until its acquisition by Crane Co. in October 1996. He also served as president and chief executive officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996. Mr. van Oppen also serves as a director of ADIC and the Basketball Club of Seattle, L.L.C. He is also a trustee of Whitman College.
      Mr. Stanton and Ms. Gillespie are married to each other.
      THE BOARD OF DIRECTORS OF WESTERN WIRELESS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.
Board of Directors, Committees and Corporate Governance
      The Western Wireless’ board of directors currently consists of nine members. The board of directors has determined each of the following current directors to be an “independent director” as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): John L. Bunce, Jr.; Mitchell R. Cohen; Daniel J. Evans; Jonathan M. Nelson; Peggy V. Phillips and Peter H. van Oppen. The independent directors meet regularly without the directors who are not independent in attendance, including in executive sessions at each board of directors meeting.
      During the last fiscal year, there were 6 meetings of the board of directors, and all directors attended at least 75% of all board of directors meetings and meetings of committees of which they were members. Western Wireless does not have a specific policy regarding attendance at the annual shareholder meeting. However, all directors are encouraged to attend if available and Western Wireless tries to ensure that at least one independent director is present at the annual meeting and available to answer any shareholder questions.
      Western Wireless’ board of directors has standing Audit, Compensation and Nominating Committees. The current charters of each of these committees are available on Western Wireless’ website,

www.wwireless.com/aboutwesternwireless/corporategovernance. The Audit Committee charter, as amended, is also attached to this proxy statement/prospectus as Annex E. Also posted on that website is information regarding how shareholders may send communications to the board of directors.
      Audit Committee. Messrs. Bunce and van Oppen and Ms. Phillips are current members of the Audit Committee, on which Mr. Bunce serves as chairman. All of the members of Western Wireless’ Audit Committee are independent in accordance with applicable NASD and SEC rules. The board of directors has determined that Messrs. Bunce and van Oppen are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act. The purpose of the Audit Committee is to oversee Western Wireless’ internal control, internal audit, accounting and financial reporting processes. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Western Wireless’ independent registered public accounting firm and management of the scope, results and costs of the audit engagement. During the last fiscal year, the Audit Committee met twelve times and had three additional telephonic conference calls.
      Compensation Committee. Messrs. Cohen, Evans and Nelson are members of the Compensation Committee. All the members of the Compensation Committee are independent in accordance with applicable NASD rules. The Compensation Committee reviews the remuneration of the directors and key executive officers of Western Wireless and makes recommendations to the board of directors regarding appropriate periodic adjustments of such amounts. The Compensation Committee also determines Western Wireless’ grants of stock options and restricted stock offers and awards to officers and employees of Western Wireless under Western Wireless’ related plans. During the last fiscal year, the Compensation Committee met 4 times.
      Nominating Committee. Ms. Phillips and Messrs. Bunce, Cohen, Evans, Nelson and van Oppen are members of the Nominating Committee. All the members of the Nominating Committee are independent in accordance with applicable NASD rules. The primary purpose of the Nominating Committee is to identify and recommend individuals to be presented to Western Wireless’ shareholders for election or re-election to Western Wireless’ board of directors. During the last fiscal year, the Nominating Committee met 3 times, including 3 meetings held in conjunction with executive sessions at board of directors meetings.
     Director Nominations and Qualifications
      The Nominating Committee will consider nominees for the board of directors recommended by shareholders with respect to elections to be held at an annual meeting if the shareholder complies with the notice, information and consent provisions contained in Western Wireless’ by-laws. Western Wireless has an advance notice by-law provision. In order for the director nomination to be timely, a shareholder’s notice to Western Wireless must be delivered to Western Wireless (Attn: General Counsel) not less than 120 days prior to the anniversary of the date of Western Wireless’ proxy statement released to shareholders in connection with the previous year’s annual meeting. In the event that Western Wireless sets an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual shareholders meeting, such notice must be received by Western Wireless a reasonable time before Western Wireless’ proxy statement is to be released.
      The chairman of the Board, other directors and executive officers may also recommend director nominees to the Nominating Committee. The Nominating Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s independence, experience relevant to the needs of Western Wireless, diversity, personal and professional accomplishments and leadership qualities. The committee is also authorized under its charter to retain at Western Wireless’ expense a search firm to identify board candidates.
Compensation of Directors
      Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the board of directors and participating in other related activities. In addition, non-employee directors are each paid an annual retainer of $24,000, $1,500 for each board of directors meeting they attend, $750 for each committee meeting not held in conjunction with full board of directors meetings, and $500 for telephonic meetings. Directors serving as committee chairs receive an additional annual payment of $2,000. Each non-employee director is awarded annually nonqualified stock options to purchase 2,500 shares of Western Wireless’ Class A common stock. A non-employee director will also be issued a nonqualified option to purchase 5,000 shares of Western Wireless’ Class A common stock upon the director’s initial election or appointment to the board of directors.
Code of Business Conduct and Ethics
      Western Wireless has adopted a Code of Business Conduct and Ethics that applies to all employees, including Western Wireless’ chief executive officer, chief financial officer and all senior financial officers. The Code of Business Conduct and Ethics is posted on Western Wireless’ website, www.wwireless.com/aboutwesternwireless/corporategovernance. Western Wireless intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code with respect to Western Wireless’ chief executive officer and chief financial officer, and persons performing similar functions, by posting such information on its website.
Audit Committee Report
      The Audit Committee, pursuant to its written charter which was adopted by the board of directors, is responsible for monitoring and overseeing Western Wireless’ internal controls, internal audit and financial reporting processes, as well as the independent audit of Western Wireless’ consolidated financial statements by Western Wireless’ independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”). A copy of the Audit Committee charter is posted on Western Wireless’ website, www.wwireless.com/aboutwesternwireless/corporategovernance.
      Each of the members of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in NASD Rule 4200(a)(15). Each Audit Committee member meets the NASD’s financial knowledge requirements and Mr. Bunce and Mr. van Oppen both are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act.
      As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management and Western Wireless’ internal audit team Western Wireless’ audited financial statements for the year ended December 31, 2004, and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed that firm’s independence with representatives of the firm.
      Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the financial statements referred to above be included in Western Wireless’ Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Respectfully Submitted,

John L. Bunce, Jr. (Chairman)
Peggy V. Philips
Peter H. van Oppen

Principal Accountant Fees and Services
      The following table shows the fees paid or accrued by Western Wireless for the audit and other services provided by PricewaterhouseCoopers for the fiscal years 2004 and 2003.

	2004	2003

Audit Fees	$3,636,000	$1,209,000
Audit-Related Fees	$34,000	$11,000
Tax Fees	$139,000	$250,000
All Other Fees	$0	$30,000
Total	$3,809,000	$1,500,000
      Audit fees consisted of the audit work performed in connection with Western Wireless’ consolidated financial statements and quarterly review of financial statements, fees for the issuance of no default letters and statutory audits in the international locations. Audit-related fees included services related to statutory audits required internationally, services in connection with SEC filings and comfort letters, and consultations on accounting issues. Tax fees included services related to international corporate income tax returns. In 2003, all other fees primarily included fees related to the Western Wireless’ loan agreements.
      The Audit Committee has considered and concluded that the provision of the non-audit services provided by PricewaterhouseCoopers is compatible with maintaining the firm’s independence.
      The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Western Wireless’ independent auditor. Western Wireless is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit related fees incurred with Western Wireless’ independent auditor. Pursuant to this requirement, the Audit Committee has adopted an Audit Fee Policy that provides for the general pre-approval of specific types of services and activities, including audit-related, tax and non-audit services, and further provides specific cost limits for each such service on an annual basis. Amounts in excess of these cost limits must be pre-approved by the Audit Committee. In pre-approving any services by Western Wireless’ independent auditor, the Audit Committee will consider whether such services are consistent with the rules of the SEC on auditor independence.
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 3)
      The board of directors of Western Wireless will request that the shareholders ratify its selection of PricewaterhouseCoopers to serve as Western Wireless’ independent registered public accounting firm, to examine the consolidated financial statements of Western Wireless for the year ending December 31, 2005. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders. The affirmative vote of a majority of the total number of votes attributable to all shares represented at the annual meeting is required for the ratification of the board of directors’ selection of PricewaterhouseCoopers as Western Wireless’ independent registered public accounting firm for the fiscal year ending December 31, 2005.
      THE BOARD OF DIRECTORS OF WESTERN WIRELESS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF WESTERN WIRELESS FOR 2005.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of May 24, 2005, certain information regarding beneficial ownership of Western Wireless common stock by (i) each person who is known by Western Wireless to own beneficially 5% or more of either class of Western Wireless common stock; (ii) each Named Executive Officer (as defined under “Executive Compensation” below); (iii) each director and nominee for director of Western Wireless; and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable.

	Shares Beneficially Owned(2)			Percentage Beneficially Owned

	Class A	Class B	Total	Class A	Class B	Total	Outstanding
Name and Address(1)	Shares	Shares	Shares	Shares	Shares	Shares	Votes

John W. Stanton(3)	6,034,313	6,050,693	12,085,006	6.42%	90.73%	12.00%	41.34%
John L. Bunce, Jr.(4)	291,639	0	291,639	*	0	*	*
Mitchell R. Cohen(5)	46,117	0	46,117	*	0	*	*
Daniel J. Evans(6)	30,669	0	30,669	*	0	*	*
Theresa E. Gillespie(3)	6,034,313	6,050,693	12,085,006	6.42%	90.73%	12.00%	41.34%
Jonathan M. Nelson(7)	687,132	0	687,132	*	0	*	*
Peggy V. Phillips	0	0	0	*	0	*	*
Mikal J. Thomsen(8)	605,031	231,458	836,489	*	3.47%	*	1.89%
Peter H. van Oppen(9)	188,575	0	188,575	*	0	*	*
Bradley J. Horwitz(10)	387,021	21,700	408,721	*	0	*	*
Eric Hertz(11)	159,100	0	159,100	*	0	*	*
M. Wayne Wisehart(12)	69,500	0	69,500	*	0	*	*
T. Rowe Price Associates, Inc.(13)	6,399,400	0	6,399,400	6.86%	0	6.39%	3.96%
Columbia Wanger Asset Management, L.P.(14)	5,450,500	0	5,450,500	5.84%	0	5.44%	3.22%
Iridian Asset Management LLC(15)	5,134,400	0	5,134,400	5.50%	0	5.13%	3.03%
All directors and executive officers as a group (17 persons)(16)	9,269,214	6,393,968	15,663,182	9.70%	95.88%	15.32%	44.54%

*	Less than 1%

(1)	The address of T. Rowe Price Associates, Inc. (“T. Rowe Price”) is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, Connecticut 06880. The address of Western Wireless’ directors and executive officers is 3650 131(st) Avenue SE, Bellevue, Washington 98006.

(2)	Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(3)	Includes (i) 869,880 shares of Class A common stock and 1,686,069 shares of Class B common stock held by PN Cellular, Inc. (“PN Cellular”), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 576,859 shares of Class A common stock and 1,274,519 shares of Class B common stock held by Stanton Communications Corporation (“SCC”), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (iii) 4,420,919 shares of Class A common stock and 3,025,668 shares of Class B common stock held by Mr. Stanton and Ms. Gillespie, as tenants in common, (iv) 64,437 shares of Class B common stock held by The Stanton Family Trust, and (v) stock options which become exercisable within sixty days of May 24, 2005, held by Mr. Stanton and Ms. Gillespie to purchase 1,335 and 165,320 shares of Class A common stock, respectively. Mr. Stanton and Ms. Gillespie are married and share voting and investment power with respect to the shares jointly owned by them, as well as the shares held by PN Cellular, SCC and The Stanton Family Trust (the “Stanton Entities”).

(4)	Includes stock options which become exercisable within sixty days of May 24, 2005, held by Mr. Bunce to purchase 5,496 shares of Class A common stock. Options granted to Mr. Bunce prior to December 31, 1999 are held for the benefit of Hellman & Friedman Capital Partners II, L.P. and affiliates (“Hellman & Friedman”).

(5)	Includes stock options which become exercisable within sixty days of May 24, 2005, held by Mr. Cohen to purchase 5,496 shares of Class A common stock. Options granted to Mr. Cohen prior to December 31, 1999 are held for the benefit of Hellman & Friedman.

(6)	Includes stock options which become exercisable within sixty days of May 24, 2005, held by Mr. Evans to purchase 10,669 shares of Class A common stock.

(7)	Includes 487,490 shares owned by the Jonathan M. Nelson Family Foundation (the “Foundation”). Mr. Nelson is President and a Director of the Foundation and may be deemed to share voting and investment power over such shares. Mr. Nelson disclaims beneficial ownership of the shares held by the Foundation. Also includes stock options which become exercisable within sixty days of May 24, 2005, held by Mr. Nelson to purchase 3,642 shares of Class A common stock.

(8)	Includes stock options which become exercisable within sixty days of May 24, 2005, held by Mr. Thomsen to purchase 478,698 shares of Class A common stock. Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with his wife, except for shares issued or issuable upon the exercise of stock options.

(9)	Includes 5,000 shares of Class A common stock held by Mr. van Oppen’s wife, and 9,025 shares of Class A common stock held in trusts for the benefit of Mr. van Oppen’s son, niece and nephews. Mr. van Oppen disclaims beneficial ownership of those shares. Also includes stock options vested within sixty days of May 24, 2005, held by Mr. van Oppen to purchase 8,375 shares of Class A common stock.

(10)	Includes stock options vested within sixty days of May 24, 2005, held by Mr. Horwitz to purchase 219,021 shares of Class A common stock. Although this table reports all stock options as exercisable into Class A common stock, 47,788 of the stock options held by Mr. Horwitz are exercisable into either Class A common stock or Class B common stock at Mr. Horwitz’ discretion.

(11)	Includes 2,000 shares of Class A common stock held by Mr. Hertz’ wife and 400 shares of Class A common stock held in trust for the benefit of Mr. Hertz’ daughter. Mr. Hertz disclaims beneficial ownership of those shares. Also includes stock options vested within sixty days of May 24, 2005, held by Mr. Hertz to purchase 131,250 shares of Class A common stock.

(12)	Includes stock options vested within sixty days of May 24, 2005, held by Mr. Wisehart to purchase 50,000 shares of Class A common stock.

(13)	Beneficial ownership is as of December 31, 2004, as reported in a Schedule 13G/A filed on February 14, 2005. These shares are owned by various individual and institutional investors to which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities

(14)	Beneficial ownership is as of December 31, 2004, as reported in a Schedule 13G/A filed on February 14, 2005.

(15)	Beneficial ownership is as of December 31, 2004, as reported in the Schedule 13G filed on February 8, 2005.

(16)	Includes stock options vested within sixty days of May 24, 2005, held by directors and executive officers to purchase 1,692,984 shares of Class A common stock. Although this table reports all stock options as exercisable into Class A common stock, 177,648 of the options held by executive officers are exercisable into either Class A common stock or Class B common stock at the respective holder’s discretion.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table summarizes the compensation for services rendered during 2004, 2003 and 2002 for Western Wireless’ chief executive officer and its next four most highly compensated executive officers (collectively referred to herein as the “Named Executive Officers”).

					Long-Term Compensation Awards

					Restricted	Securities
					Stock	Underlying	All Other
	Annual Compensation

	Fiscal		Salary	Bonus	Awards	Options/	Compensation
Name and Principal Position	Year		($)	($)	($)(1)	SARs (#)	($)(2)

John W. Stanton	2004		270,475	600,000	0	0	6,150
Chairman and Chief Executive	2003		300,000	0	875,600	0	6,000
Officer	2002		412,500	0	315,220	0	5,500
Mikal J. Thomsen	2004		330,475	427,500	0	22,500	6,150
President and Chief Operating	2003		325,000	0	328,350	40,000	6,000
Officer	2002		325,000	0	174,080	120,000	5,500
Eric Hertz	2004		331,150	323,000	0	125,000	6,150
Chief Operating Officer	2003		325,000	90,000	218,900	75,000	6,000
	2002	(3)	187,326	59,000	117,760	100,000	251,827	(4)
Bradley J. Horwitz	2004		270,475	373,458	0	45,000	6,150
Executive Vice President	2003		265,000	0	328,350	30,000	6,000
	2002		265,000	0	168,960	40,000	5,500
M. Wayne Wisehart	2004		246,150	220,000	0	80,000	6,150
Executive Vice President	2003	(5)	221,667	54,000	153,230	75,000	64,000	(6)
and Chief Financial Officer

(1)	This column shows the market value of restricted stock grants on the date of grant. Each restricted stock grant in the fiscal years 2002 and 2003 is fully vested.

(2)	Consists of matching Western Wireless contributions under Western Wireless’ 401(k) Profit Sharing Plan and Trust, a portion of which was refunded to Western Wireless and/or Messrs. Stanton, Thomsen, and Horwitz and Hertz in cash each year because non-discrimination (employee participation) thresholds established by the Internal Revenue Service were not met.

(3)	Mr. Hertz was elected chief operating officer of Western Wireless in May 2002.

(4)	Of this amount, $200,000 represents a relocation payment and $51,827 represents a payment made by Western Wireless in 2002 to cover taxes on Mr. Hertz’ initial restricted stock grant.

(5)	Mr. Wisehart was elected executive vice president and chief financial officer of Western Wireless in January 2003.

(6)	Of this amount, $60,000 represents a relocation payment.

Option Grants For 2004 Fiscal Year
      The following table provides information on options granted to the Named Executive Officers for Fiscal Year 2004.

		% of Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted to			Assumed Annual Rates of Stock Price
	Underlying	Employees	Exercise or		Appreciation for Option Term(2)
	Options	in Fiscal	Base Price	Expiration
Name	Granted(1)	Year	($/Sh)	Date	0% ($)	5% ($)	10% ($)

John W. Stanton	—	—	—	—	—	—	—
Mikal J. Thomsen	2,500	0.1	29.40	12/30/14	0	$46,224	$117,140
	20,000	1.1	21.89	1/15/14	0	$275,330	$697,740
Bradley J. Horwitz	25,000	1.4	29.40	12/30/14	0	$462,238	$1,171,401
	20,000	1.1	21.89	1/15/14	0	$275,330	$697,740
Eric Hertz	50,000	2.8	29.40	12/30/14	0	$924,475	$2,342,801
	75,000	4.1	21.89	1/15/14	0	$1,032,488	$2,616,527
M. Wayne Wisehart	30,000	1.7	29.40	12/30/14	0	$554,685	$1,405,681
	50,000	2.8	21.89	1/15/14	0	$688,325	$1,744,351

(1)	The options vest in four equal annual increments beginning December 30, 2005 (but subject to shareholder approval of the 2005 Long-Term Equity Incentive Plan) and January 1, 2005, respectively (subject, however, to acceleration in connection with the merger).

(2)	The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on Western Wireless’ Class A common stock over the term of the options. These numbers do not take into account certain provisions of the options providing for cancellation of the option following termination of employment.
Option Exercises and Values
      The following table provides information on option exercises in 2004 by the Named Executive Officers and the value of each Named Executive Officer’s unexercised options on December 31, 2004. On May 3, 1999, Western Wireless distributed its 80.1% ownership of VoiceStream to its shareholders on a 1-for-1 basis; for each share of Western Wireless’ common stock that shareholders owned at the record date for the spin-off of VoiceStream, they received a share of VoiceStream common stock (the “VoiceStream Spin-off”). This table excludes options to purchase VoiceStream common stock received in connection with the VoiceStream Spin-Off.

			Number of Securities			Value of Unexercised
			Underlying Unexercised			in-the-Money
	Shares		Options/SARs at Fiscal			Options/SARs at
	Acquired on		Year-End (#)			Fiscal Year-End ($)
	Exercise	Value Realized
Name	(#)	($)	Exercisable		Unexercisable	Exercisable		Unexercisable

John W. Stanton	0	—	1,335		0	26,807		0
Mikal J. Thomsen	58,500	1,633,759	548,992		76,500	9,860,276		873,600
Bradley J. Horwitz	0	—	202,521	*	75,500	13,480,314	*	692,250
Eric Hertz	0	—	68,750		231,250	1,750,875		3,213,375
M. Wayne Wisehart	0	—	18,750		136,250	453,375		1,730,625

*	Includes 4,000 vested Performance Units issued pursuant to the Western Wireless International Holding Company 1998 Stock Appreciation Plan, as amended.

Employment Agreements
      Mr. Stanton’s employment agreement and the employment agreements between Western Wireless and each of Messrs. Thomsen, Hertz, Horwitz, and Wisehart provide for annual base salaries and an opportunity to earn an annual bonus, as determined by Western Wireless’ board of directors. The foregoing employment agreements also provide that the contracting employee may be terminated by Western Wireless at any time, with or without cause (as such term is defined in the employment agreements); however, in the event of an involuntary termination (as defined therein) for other than cause, (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive’s then base compensation, and an amount equal to 12 months of such executive’s existing annual targeted incentive bonus, (2) Western Wireless will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer which remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Among other things, an executive officer’s death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each employment agreement provides for full vesting of all stock options granted upon a change of control (as such term is defined in the stock option agreements with the executive officer) of Western Wireless.
      Pursuant to his employment agreement, Mr. Hertz received a payment of $200,000 in 2002 for relocation costs, a grant of 35,000 shares from the Executive Restricted Stock Plan as amended, and an additional cash payment of $51,827 to cover taxes related to this grant of restricted stock. These shares of restricted stock are now fully vested but were subject to forfeiture if Mr. Hertz terminated his employment voluntarily without cause or his employment is terminated by Western Wireless with cause prior to May 20, 2003. In 2002, Mr. Hertz also received an option to purchase 100,000 shares of Western Wireless’ Class A common stock.
      Pursuant to his employment agreement, Mr. Wisehart received a payment of $60,000 in 2003 for relocation costs and an option to purchase 75,000 shares of Western Wireless’ Class A common stock.
      Pursuant to each such employment agreement, Western Wireless has agreed to indemnify the executive officer against certain liabilities arising by reason of the executive officer’s affiliation with the Western Wireless. Pursuant to the terms of each employment agreement, each executive officer agrees that during such executive officer’s employment with Western Wireless and for one year following the termination of such executive officer’s employment with Western Wireless for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of Western Wireless and which competes within the applicable commercial mobile radio services markets serviced by Western Wireless. Mr. Stanton’s agreement provides that such prohibition shall not preclude Mr. Stanton’s investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director of Western Wireless.
Retention Bonus Plan and Severance Plan
      On February 8, 2005, in connection with the merger, Western Wireless’ Compensation Committee adopted a Retention Bonus Plan and a Severance Plan. The objective of the these plans is to retain officers and other critical employees during the period leading up to the merger and for a two-year transition period thereafter and to provide an incentive to complete a successful merger and an effective transition.

      Under the Retention Bonus Plan, executive officers of Western Wireless will be eligible to receive a cash retention bonus equal to 12 months of their base salary, 50% of which will be paid at the next payroll period after the completion of the merger and 50% of which will be paid at the next payroll period following the date that is six months thereafter, subject to the executive officer’s continued employment with ALLTEL or Western Wireless through such dates. The retention bonuses will be paid regardless of whether the merger is consummated. If the merger agreement is terminated, executive officers will be paid 50% of their retention bonus at the next payroll period after the one-month anniversary of the termination and 50% at the next payroll period after the seven-month anniversary of the termination, subject to each executive officer’s continued employment with Western Wireless through such payment dates. The Retention Bonus Plan also provides other employees with cash retention bonuses of varying amounts payable at different intervals. A retention pool with an aggregate payout amount of $20 million was established under the Retention Bonus Plan to pay all such cash retention bonuses.
      If the employment of a participant in the Retention Bonus Plan is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Retention Bonus Plan as a failure to pay, or a reduction in, the participant’s compensation, or a relocation of the participant’s place of employment) or terminated as a result of death or disability, prior to the scheduled payment date of any retention bonus to which the participant would otherwise have been entitled if the participant had remained employed until such payment date, the participant will receive the full amount of his or her cash retention bonus at the next payroll period after such termination of employment. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any cash retention bonus that had not already been paid. ALLTEL has agreed to honor the terms of the Retention Bonus Plan following the completion of the merger. The Retention Bonus Plan will be administered by John W. Stanton, Western Wireless’ chairman and chief executive officer, or his designee.
      John Stanton, Mikal J. Thomsen, Bradley J. Horwitz, Theresa Gillespie and Donald Guthrie will not participate in the Retention Bonus Plan.
      Under the Severance Plan, the severance payments for executive officers will be equal to one year of such executive officer’s total compensation (base salary and target bonus). Severance payments will be paid if the employment of a participant is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Severance Plan as a failure to pay, or a reduction in, the participant’s compensation, or a relocation of the participant’s place of employment) during the two year period following the closing of the merger. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any severance payments. The Severance Plan also provides employees who are not executive officers with cash severance payments of varying amounts. If a Severance Plan participant is entitled to greater benefits under any agreement with Western Wireless which provides for severance pay, he or she would be paid in accordance with such agreement and not under the Severance Plan. None of the executive officers who have employment agreements with Western Wireless are entitled to severance payments of greater than one year of total compensation under such employment agreements. ALLTEL has agreed to honor the Severance Plan following the merger. No severance payments will be made under the Severance Plan in the event the merger is not consummated. Mr. Stanton (or his designee) will also administer the Severance Plan.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of Western Wireless’ board of directors was formed in July 1994. Its members are Jonathan M. Nelson, Mitchell R. Cohen and Daniel J. Evans. None of the members was at any time during 2004, or at any other time, an officer or employee of Western Wireless. In 2004, Western Wireless paid legal expenses of $0.3 million to Lane Powell Spears Lubersky LLC. These legal fees were paid by Western Wireless to defend Hellman and Friedman in a lawsuit filed by certain former holders of minority interests in three of Western Wireless’ subsidiaries against Western Wireless, Hellman and Friedman and certain of Western Wireless’ directors. Hellman and Friedman is associated with two of Western Wireless’ directors, including Mr. Cohen. No executive officer of Western Wireless served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of Western Wireless’ board of directors or Compensation Committee.
Compensation Committee Report on Executive Compensation
      The Compensation Committee is responsible for setting policy and the oversight of executive compensation. The Compensation Committee’s functions include determining the compensation of the Western Wireless’ chief executive officer; developing guidelines and reviewing the compensation and performance of the Western Wireless’ other key executive officers in consultation with the Western Wireless’ chief executive officer; and administering Western Wireless’ Management Incentive Stock Option Plan, 2005 Long-Term Equity Incentive Plan, Executive Restricted Stock Plan, as amended, and 2004 Employee Stock Purchase Plan.
      The Compensation Committee believes that the actions of each executive officer have the potential to affect the short-term and long-term performance of Western Wireless. Consequently, the Compensation Committee places considerable importance on its task of designing and overseeing the executive compensation program. The Compensation Committee annually reviews the compensation programs of peer and competing companies to assess the competitiveness of its compensation and to determine whether Western Wireless’ executive compensation program is meeting the goals and objectives set by the Western Wireless’ board of directors. In 2004, Western Wireless retained an outside compensation consultant to assist the Compensation Committee in this compensation review.
      Philosophy and Objectives for Executive Compensation. The purpose of Western Wireless’ executive compensation program is to: (i) increase shareholder value; (ii) improve the overall performance of Western Wireless; and (iii) attract, motivate, reward and retain key executives.
      The Compensation Committee believes that Western Wireless’ executive compensation should reflect each executive officer’s qualifications, experience, role and performance achievements and Western Wireless’ performance achievements. In determining compensation levels, the Compensation Committee focuses on the competitive environment of the wireless and telecommunications industry group, considering compensation practices, organization and performance of other companies. The Compensation Committee also considers general industry trends in the geographic markets that are relevant to its operations. Total cash compensation (base salary plus annual cash incentives) and total direct compensation (base salary plus annual cash incentives plus the expected value of long-term incentives) should directly reflect the level of performance achieved by Western Wireless and its executives. Within this overall philosophy, the Compensation Committee’s specific objectives are to: (i) offer compensation which is competitive with other well-managed wireless and telecommunications companies and reward superior performance with enhanced levels of compensation; and (ii) provide variable compensation awards that are based on Western Wireless’ overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels that help create value for shareholders.
      Components of Executive Compensation. The three primary components of executive compensation are: (i) base salary, (ii) bonuses and (iii) long-term incentive awards.
      Base Salary. Executive officers’ base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, and job performance in the context of the competitive marketplace. Marketplace levels of compensation are determined using compensation surveys which reflect the relevant segments of the market and include some of the companies which are included in Western Wireless’ peer group as reflected in the Performance Graph, and other companies which, while not in the peer group, are deemed appropriate comparisons for compensation purposes. Base salaries are reviewed each year, with consideration for adjustments being based on a combination of each executive officer’s ongoing role, his or her job performance and marketplace competitiveness.
      Bonuses. Awards under the bonus plan are based on the achievement of quality, growth and operating cash flow targets and specific objective performance goals. These goals are set annually for a one-year period. Performance goals are set to represent a range of performance, with the level of associated incentive award varying with different levels of performance achievement. The chief executive officer recommends bonuses to the Compensation Committee for key executive officers other than himself. Awards earned under the plan are contingent upon employment with Western Wireless through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Bonus payments for Named Executive Officers in 2004, 2003 and 2002 are presented in the Summary Compensation Table under the heading “Bonus.”
      Long-Term Incentive Compensation. Long-term incentives are provided in the stock options granted under the Management Incentive Stock Option Plan, 2005 Long-Term Equity Incentive Plan and restricted stock granted under the Executive Restricted Stock Plan, as amended. The Compensation Committee believes that stock option and restricted stock grants encourage and reward effective management, assist in the retention of key executive officers, and further align shareholder and management interests. The restricted stock grants listed in the Summary Compensation Table above reflect stock bonus grants earned by the Named Executive Officers in 2003 and 2002. Those grants were based on the recommendation of the chief executive officer other than for himself. Options were provided to the Named Executive Officers based on the recommendations of the chief executive officer other than for himself.
      Chief Executive Officer Compensation. The executive compensation policy described above is applied in setting the chief executive officer’s compensation. Mr. Stanton participated in the same base salary compensation plan available to Western Wireless’ other executive officers. In 2003, Mr. Stanton’s annual base compensation was reduced at his request. In 2004, Mr. Stanton earned a total base salary of $270,475, the third consecutive year that Mr. Stanton’s total base salary has decreased. The Committee believes that Mr. Stanton’s base salary is currently set at an amount significantly below salaries paid to chief executive officers of comparable size companies in similar industries. Mr. Stanton’s bonus was determined on the basis of Western Wireless’ operating results and achievements in 2004 and other objectives. During 2004, under Mr. Stanton’s leadership, Western Wireless (i) continued to deliver outstanding financial and operating results, including record net income and the highest level of customer growth in Western Wireless’ history; (ii) continued expansion of its GSM network; (iii) generated the largest amount of universal service fund revenue in Western Wireless’ history; (iv) continued to reduce Western Wireless’ operating and cost of service expenses per minute of use; and (v) launched important initiatives to improve customer retention and reduce churn. In addition, Mr. Stanton continued to strengthen Western Wireless’ balance sheet allowing Western Wireless to reduce debt and improve its capital structure. Mr. Stanton’s efforts included the sale by Western Wireless of 8 million shares of Class A Common Stock, and the refinancing of Western Wireless’ Credit Facility. Under Mr. Stanton’s leadership, Western Wireless International also delivered outstanding financial and operating results and continued its rapid growth, ending the year with approximately 1.8 million mobile subscribers. Finally, on January 10, 2005, Western Wireless announced it had entered into an Agreement and Plan of Merger with ALLTEL Corporation. The Compensation Committee determined that Mr. Stanton earned a cash bonus in the amount of $600,000. Mr. Stanton is a large shareholder in the Western Wireless and declined to accept a grant of stock options again in 2004.
      Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as “outside directors.” The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to Western Wireless’ executive officers.

      Summary. The Compensation Committee believes that the mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in Western Wireless represents a balance that will motivate the executive management team to continue to produce strong results. The Committee further believes this program strikes an appropriate balance between the interests and needs of Western Wireless in operating its business and appropriate rewards based on enhancement of shareholder value.

Respectfully submitted,

Jonathan M. Nelson (Chairman)
Mitchell R. Cohen
Daniel J. Evans
Performance Graph
      The following graph depicts Western Wireless Class A common stock price performance from May 22, 1996 (the date on which quotations for the Class A common stock first appeared on the Nasdaq Stock Market) through December 31, 2004, relative to the performance of the Nasdaq and the Nasdaq TELECOM. All indices shown in the graph have been reset to a base of 100 as of May 22, 1996, and assume an investment of $100 on that date and the reinvestment of dividends, if any, paid since that date. Western Wireless has not paid cash dividends on its common stock. The graph has been adjusted to reflect the VoiceStream Spin-off completed on May 3, 1999, as if the VoiceStream shares were sold on May 4, 1999, at its closing price of $25.188, and reinvested in Western Wireless’ Class A common stock at its closing price of $22.00. The graph set forth below was prepared by Western Wireless.
WWCA Price and Index Comparison
Certain Relationships and Related Transactions
      In 2004, Western Wireless paid legal expenses of $0.3 million to Lane Powell Spears Lubersky LLC. These legal fees were paid by Western Wireless to defend Hellman and Friedman in a lawsuit filed by certain former holders of minority interests in three of Western Wireless’ subsidiaries against Western

Wireless, Hellman and Friedman and certain of Western Wireless’ directors. Hellman and Friedman is associated with two of Western Wireless’ directors, Messrs. Bunce and Cohen.
      In January 2005, Bradley J. Horwitz, the president of WWI, who is also an executive vice president of Western Wireless, exercised his right, pursuant to a Subscription and Put and Call Agreement with Western Wireless, to exchange, for fair value, his 2.02% interest in WWI. Western Wireless paid approximately $30 million in cash for the interest. This transaction was completed in March 2005 and Western Wireless now owns 100% of WWI.
      Western Wireless had travel expenses of $0.2 million and $0.3 million in 2004 and 2003, respectively, with TPS, LLC, a company owned by Western Wireless’ chief executive officer and chairman of the board of directors, John W. Stanton, and vice chairman and director, Theresa E. Gillespie. TPS, LLC owns and operates an airplane used for certain business travel by Western Wireless. Western Wireless paid a discounted rate approximately 40% less per hour than the market rate for charter of this aircraft.
Compliance with Section 16(a) of the Exchange Act
      Section 16(a) of the Exchange Act requires Western Wireless’ directors and executive officers, and persons who own more than 10% of Western Wireless’ Class A common stock, to file with the SEC initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Class A common stock and other equity securities of Western Wireless (“Forms 4 and Forms 5”). Executive Officers, directors, and greater than 10% shareholders of Western Wireless are required by SEC regulations to furnish to Western Wireless copies of all Section 16(a) reports that they file. To Western Wireless’ knowledge, based solely on a review of the copies of such reports furnished to Western Wireless and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2004.

APPROVAL OF WESTERN WIRELESS CORPORATION 2005 LONG-TERM
EQUITY INCENTIVE PLAN
(PROPOSAL NO. 4)
General Information
      At the annual meeting, the board of directors of Western Wireless will request that the shareholders approve the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which was adopted by the board of directors on December 30, 2004. The purposes of the 2005 Plan are to promote the growth and success of Western Wireless’ business by:

•	attracting and retaining the most talented employees, consultants and directors available, and

•	aligning the long-term interests of employees, consultants and directors with those of Western Wireless’ shareholders by providing an opportunity to acquire an interest in Western Wireless’ business, and by providing rewards for exceptional performance and long-term incentives for future contributions to Western Wireless’ success.
      The 2005 Plan permits the grant of the following awards:

•	nonqualified stock options;

•	incentive stock options;

•	restricted stock;

•	restricted stock units; and

•	stock appreciation rights (“SARs”).
      The following is a summary of the material terms of the 2005 Plan and is qualified in its entirety by reference to the 2005 Plan. A copy of the 2005 Plan is attached to this proxy statement/prospectus as Annex F.
Summary of the 2005 Plan
Administration
      The Compensation Committee of Western Wireless’ board of directors will administer the 2005 Plan. The Compensation Committee will have authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition the Compensation Committee has the authority to interpret the 2005 Plan and the awards granted under the plan, and establish rules and regulations for the administration of the plan. The Compensation Committee may delegate the administration of the plan to one or more subcommittees consisting of members of the Compensation Committee or independent directors of Western Wireless.
Eligible Participants
      Any employee or consultant providing services to Western Wireless or any of its subsidiaries and any director on the board of directors is eligible to be selected to receive awards under the 2005 Plan. As of the date of this proxy statement/prospectus approximately 4,000 employees, consultants and directors were eligible as a class to be selected to receive awards under the 2005 Plan.
Shares Available for Awards
      The aggregate number of shares of Western Wireless’ Class A common stock that may be issued as awards under the 2005 Plan will be 8,000,000 shares, plus any shares of Class A common stock subject to awards under the Amended and Restated 1994 Management Incentive Stock Option Plan (the “MISOP”) on the date of shareholder approval of the 2005 Plan that later cease to be subject to such awards for any reason other than such awards having been exercised. As of March 1, 2005, there were 4,019,432 shares of common stock subject to outstanding awards under the MISOP.
      If any shares of Class A common stock subject to any award granted under the 2005 Plan are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of Class A common stock previously set aside for such awards will be available for future awards under the 2005 Plan. In addition, shares of Class A common stock that would otherwise be issued upon the exercise of an award and that are used by award recipients as payment of the exercise price of the award or in satisfaction of the tax obligations relating to the award other than an incentive stock option will be available again for award grants. The aggregate number of shares of Class A common stock that may be granted to any one participant in any one year under the 2005 Plan is 2 million. The maximum aggregate number of shares of Class A common stock which may be granted as incentive stock options is 3 million.
      The Compensation Committee may adjust the aggregate number of shares reserved for issuance under the 2005 Plan in the case of a change in the Class A common stock as a result of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares of Class A common stock without Western Wireless’ receipt of consideration, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan. Subject to certain requirements set forth in the 2005 Plan, in the event of a reorganization (through a merger, consolidation or other change to the capital or business structure of Western Wireless) the effect of which is to organize a parent company of Western Wireless which will own not less than 50% of the capital stock of Western Wireless and in which the shareholders of Western Wireless hold the same proportional share interests after the reorganization as they held in Western Wireless prior to the reorganization, the Compensation Committee shall have the authority, without the consent of holders of awards granted under the 2005 Plan to (1) cancel all outstanding awards granted under the 2005 Plan and substitute therefor awards with respect to shares of such parent company, or (2) have such parent company assume awards granted under the 2005 Plan.
      The aggregate number of shares of Class A common stock that may be issued under the 2005 Plan will be reduced by one share for each share delivered in settlement of any option or award of restricted stock, restricted stock unit or SAR. The closing price of the Western Wireless’ Class A common stock on the Nasdaq Stock Market on                          , 2005 was $                    .
Stock Options
      The holder of an option will be entitled to purchase a number of shares of Class A common stock at a specified exercise price (which may not be less than the fair market value of the underlying shares on the date of grant) during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in shares of Western Wireless Class A common stock.
Restricted Stock and Restricted Stock Units
      A holder of restricted stock issued under the 2005 Plan will own shares of Class A common stock subject to such terms, conditions and restrictions, including vesting, if any, as determined by the Compensation Committee. A holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of Class A common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with Western Wireless until such future date). As discussed below under “Federal Income Tax Consequences”, new federal tax legislation may impose significant adverse tax consequences on individuals who receive certain types of restricted stock units. Until the Internal Revenue Service issues further guidance regarding the precise scope and application of these rules, Western Wireless does not intend to issue restricted stock units having terms that would make them subject to the application of these new rules.

      The awards of restricted stock and restricted stock units that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will be subject to the attainment of performance goals relating to the performance criteria selected by the Compensation Committee as permitted under the 2005 Plan.
      Unless the Compensation Committee determines otherwise, the agreement relating to an award shall provide for the forfeiture of the non-vested shares underlying restricted stock or restricted stock units upon cessation of the participant’s service with Western Wireless. To the extent that the participant purchased the shares granted under such restricted stock or restricted stock units and any such shares remain non-vested at the time of cessation of the participant’s service with Western Wireless, the cessation of the participant’s service with Western Wireless shall cause an immediate sale of such non-vested shares to Western Wireless at the original price per share paid by the participant.
Stock Appreciation Rights
      Participants may be granted tandem SARs (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect, subject to the Compensation Committee’s approval, between the exercise of the underlying option for shares of Class A common stock or the surrender of the option in exchange for the receipt of a payment (in cash, Class A common stock or both as determined by the Compensation Committee) equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of a stand-alone SAR will be entitled to receive (in cash, Class A common stock or both as determined by the Compensation Committee) the excess of the fair market value (on the exercise date) over the exercise price for such shares. As discussed below under “Federal Income Tax Consequences”, new federal tax legislation may impose significant adverse tax consequences on individuals who receive certain types of SARs, including SARs that are settled in cash and tandem SARs. Until the Internal Revenue Service issues further guidance regarding the precise scope and application of these rules, Western Wireless does not intend to issue SARs that may be settled in cash or any other type of SAR that it believes may be subject to these rules.
Forfeiture of Awards
      Unless otherwise provided in the applicable award agreement or any severance agreement, vested awards granted under the 2005 Plan will expire, terminate, or otherwise be forfeited as follows:

•	six months and one day (except in the case of an incentive stock option in which case such period shall be shortened to three months) after the date of termination of the participant’s service with Western Wireless other than in circumstances covered by the following two bulletpoints;

•	twelve months after the date on which a participant ceased performing services as a result of his or her total and permanent disability; and

•	twenty-four months from the date of the death of a participant whose service with Western Wireless terminated as a result of his or her death.
Duration, Termination and Amendment
      The 2005 Plan will terminate on the tenth anniversary of the date the board of directors adopted the plan, unless terminated by the board of directors or the Compensation Committee earlier, or extended by an amendment approved by Western Wireless’ shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.
      The board of directors and the Compensation Committee may generally amend or terminate the 2005 Plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Code, the rules of Nasdaq, or rules of the SEC. The board of directors or the Compensation

Committee has specific authority to amend the 2005 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2005 Plan or any award agreement.
      Notwithstanding anything in the 2005 Plan to the contrary, (1) no awards other than options may be granted under the 2005 Plan prior to shareholder approval of the 2005 Plan, (2) no options granted under the 2005 Plan may be exercised prior to such shareholder approval and (3) in the event shareholder approval is not obtained within twelve (12) months of the date the 2005 Plan was first adopted by the board of directors, then any options granted under the 2005 Plan shall be forfeited by the holders thereof and the 2005 Plan shall be terminated.
Prohibition on Repricing Awards
      Without the approval of Western Wireless’ shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price.
Transferability of Awards
      Unless otherwise provided by the Compensation Committee, awards under the 2005 Plan may only be transferred by will or the laws of descent and distribution. The Compensation Committee may permit further transferability pursuant to conditions and limitations that it may impose.
Federal Income Tax Consequences
      The federal income tax consequences of awards under the 2005 Plan to Western Wireless and Western Wireless’ employees, consultants and directors are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 2005 Plan.
      Under new Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, recipients of certain equity compensation awards (including certain types of stock appreciation rights and restricted stock units) may be subject to a burdensome taxation regime. If Section 409A were to apply to awards under the 2005 Plan, the affected participants may be required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the discussion below and to pay substantial penalties. The 2005 Plan allows for the issuance of certain of these types of awards for purposes of giving Western Wireless maximum flexibility. However, Western Wireless does not intend to issue any awards that would be subject to Section 409A until the new rules have been revised or clarified. Furthermore, the board of directors and the Compensation Committee generally have the authority to amend the 2005 Plan as they deem necessary to comply with applicable laws, including Section 409A. Therefore, the following discussion does not specifically address the potential impact of Section 409A on the various awards.
Options
      Options granted under the 2005 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by Western Wireless and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a nonqualified stock option.
Incentive Stock Options
      If an option granted under the 2005 Plan qualifies as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and Western Wireless will not be entitled to a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and Western Wireless will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.
      If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date the option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, Western Wireless will not be entitled to a federal tax deduction.
      If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, the disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income). The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option.
      The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.
      In general, Western Wireless will not be entitled to a federal income tax deduction upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of the stock received on the exercise of an incentive stock option in a disqualifying disposition, Western Wireless will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.
Nonqualified Stock Options
      Nonqualified stock options granted under the 2005 Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.
      The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.
      In general, Western Wireless will not be entitled to a federal income tax deduction upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, Western Wireless will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units
      Generally, the holder of restricted stock will recognize ordinary compensation income at the time the stock becomes vested. The amount of ordinary compensation income recognized will be equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the holder in exchange for stock.
      In the case of restricted stock units, the holder will recognize ordinary compensation income at the time the stock is received equal to the excess of value of the stock on the date of receipt over any amount paid by the holder in exchange for stock. If the holder of a restricted stock unit receives the cash equivalent of the stock issuable under the restricted stock unit in lieu of actually receiving the stock, the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received. In the case of both restricted stock and restricted stock units, the income recognized by the holder will generally be subject to U.S. income tax withholding and employment taxes. Depending on their terms, certain types of restricted stock units may be subject to the application of new Code Section 409A, discussed above. Western Wireless does not intend to issue restricted stock units having features that could render them subject to the application of new Code Section 409A until the new rules are revised or clarified.
      In the year that the recipient of a stock award recognizes ordinary taxable income in respect of restricted stock or a restricted stock unit, Western Wireless will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.
Stock Appreciation Rights
      As discussed above, new Code Section 409A may impose significant adverse tax consequences on the recipients of SARs, other than SARs that may only be settled in stock. Until further guidance is issued, the specific consequences under new Code Section 409A to the holder of a SAR are unclear. Although the 2005 Plan allows the flexibility to issue cash-settled and stock-settled SARs, as well as tandem SARs, Western Wireless does not intend to issue any such SARs until the new rules are revised or clarified.
Vote Required
      The affirmative vote of a majority of the total number of votes attributable to all shares of common stock represented at the meeting is required for approval of the board’s adoption of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE WESTERN WIRELESS CORPORATION 2005 LONG-TERM EQUITY INCENTIVE PLAN.
New Plan Benefits
      The Compensation Committee has discretion to determine the individuals to receive awards under the 2005 Plan and the terms and conditions of such awards. On December 30, 2004, the Compensation Committee granted pursuant to the 2005 Plan, subject to shareholder approval, the awards indicated in the following table. As of the date of this proxy statement/prospectus there has been no determination by the Compensation Committee with respect to any other awards under the 2005 Plan. Accordingly, except as indicated, Western Wireless cannot now determine the awards to be granted under the 2005 Plan in the future to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, or all employees, including current officers who are not executive officers, as a group.

Name and Position	Number of Units(1)

John W. Stanton Chairman and Chief Executive Officer	0
Mikal J. Thomsen President and Chief Executive Officer	2,500
Eric Hertz Chief Operating Officer	50,000
Bradley J. Horwitz Executive Vice President	25,000
M. Wayne Wisehart Executive Vice President and Chief Financial Officer	30,000
Executive Group	208,500
Non-Executive Director Group	15,000
Non-Executive Officer Employee Group	771,000

(1)	The options granted under the 2005 Plan were granted at an exercise price of $29.40, the average of the opening and closing sales prices of Western Wireless Class A common stock on the Nasdaq Stock Market on December 30, 2004, the date of grant; vest in four equal annual increments beginning December 30, 2005 (subject to acceleration in connection with the merger); and expire December 30, 2014.
Securities Authorized for Issuance Under Equity Compensation Plans
      The following is a summary as of December 31, 2004 of all equity compensation plans of Western Wireless that provide for the issuance of equity securities as compensation.

	Number of
	Securities to be		Number of Securities
	Issued upon	Weighted Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights(a)	and Rights(b)	Reflected in Column(a))(c)

Equity compensation plans approved by security holders	4,085,882	$15.01	656,990
Equity compensation plans not approved by security holders	994,500	29.40	7,005,500

Total	5,080,382	$12.76	7,662,490	(1)

(1)	The following plans have securities available for future issuance: Western Wireless Corporation 2005 Long-Term Equity Incentive Plan (subject to shareholder approval) (7,005,500 shares), and Western Wireless Corporation Executive Restricted Stock Plan, as amended (656,990 shares).
     All securities shown in the above table as being issuable under equity compensation plans not approved by security holders relate to option grants under the 2005 Plan, described above, being submitted to Western Wireless shareholders for approval at the annual meeting. Pursuant to the terms of the 2005 Plan, no awards other than options may be granted under the 2005 Plan prior to shareholder approval. In addition, no options granted under the 2005 Plan may be exercised prior to shareholder approval and in the event shareholder approval is not obtained within 12 months of the date the 2005 Plan was first approved by the Board of Directors, then any options granted under the 2005 Plan will be forfeited and the 2005 Plan will be terminated.

POSTPONEMENT OR ADJOURNMENT FOR THE PURPOSE
OF OBTAINING ADDITIONAL VOTES FOR THE MERGER
(PROPOSAL NO. 5)
      At the annual meeting, we may ask shareholders to vote upon an adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies for the approval of the merger agreement and the merger.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
      We are sending you this proxy statement/prospectus as part of a solicitation of proxies by the Western Wireless board of directors for use at the annual meeting of Western Wireless shareholders. We are first mailing this proxy statement/prospectus, including a notice of the annual meeting and a form of proxy, on or about                     , 2005.
      The annual meeting is scheduled to be held at                     , on                     , 2005 at            a.m., (Pacific Time).
Purpose of the Annual Meeting
      The purpose of the annual meeting is to:

1.	vote on a proposal to approve and adopt the merger agreement and the merger;

2.	elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified or until the consummation of the merger;

3.	ratify the selection of PricewaterhouseCoopers LLP as Western Wireless’ independent registered public accounting firm for 2005; and

4.	vote on a proposal to approve and adopt the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan.
Recommendation of the Western Wireless Board
      Western Wireless’ board of directors has unanimously approved the merger agreement and the merger. Western Wireless’ board has also unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Western Wireless and its shareholders and unanimously recommends that Western Wireless’ shareholders vote “FOR” the approval and adoption of the merger agreement and the merger. See “The Merger — Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger.” The Western Wireless board of directors also unanimously recommends that Western Wireless shareholders vote “FOR” each of the director nominees listed under the heading “Election of Directors — Information about the Nominees,” “FOR” the ratification of the selection of PricewaterhouseCooper LLP as Western Wireless’ independent registered public accounting firm for 2005 and “FOR” the approval of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan.
Required Vote
      Approval and adoption of the merger agreement and the merger require the affirmative vote at the annual meeting of holders of shares of Western Wireless Class A and Class B common stock outstanding as of the record date, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast by such holders. Ratification of the selection of the independent registered public accounting firm, and approval of the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan, require the affirmative vote of holders of outstanding shares of Western Wireless Class A and Class B common stock, voting together as a single class, representing a majority of the votes present at the meeting, in person or by proxy. For the election of directors, if a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Each share of outstanding Western Wireless Class A common stock entitles its holder to one vote and each share of outstanding Western Wireless Class B common stock entitles its holder to ten votes.
      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. Abstentions and “broker non-votes” (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. For the election of directors, abstentions from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, including the proposal to approve and adopt the merger agreement and the merger, abstentions from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.
      Certain shareholders of Western Wireless, that hold 5,867,658 shares of Western Wireless Class A common stock and 6,050,693 shares of Western Wireless Class B common stock, representing approximately 41% of the number of votes entitled to be cast as of the record date, entered into a voting agreement with ALLTEL pursuant to which such shareholders have agreed to vote or cause to be voted all of their shares of Western Wireless common stock in favor of the approval and adoption of the merger agreement and the merger. See “Voting Agreement” above and the voting agreement attached as Annex B to this proxy statement/prospectus.
Record Date
      Western Wireless’ board of directors has fixed the close of business on May 24, 2005 as the record date for the annual meeting. At that date, there were 93,875,487 shares of Western Wireless Class A common stock outstanding and 6,668,794 shares of Western Wireless Class B common stock outstanding. Only shareholders of record on the record date will receive notice of and be entitled to vote at the meeting. No other voting securities of Western Wireless are outstanding.
      As of the record date, directors and executive officers of Western Wireless as a group beneficially owned and had the right to vote 9,269,214 shares of Western Wireless Class A common stock and 6,393,968 shares of Western Wireless Class B common stock entitling them to collectively cast approximately 44.54% of the votes entitled to be cast at the annual meeting.
Quorum
      The holders of a majority of the total number of votes attributable to all shares of Western Wireless common stock entitled to vote at the annual meeting must be present at the annual meeting, either in person or by proxy, in order for there to be a quorum at the annual meeting. There must be a quorum in order for the vote on the merger agreement and the merger, and each of the other proposals being considered at the annual meeting, to be taken.
      We will count the following shares of Western Wireless common stock as present at the annual meeting for purposes of determining whether or not there is a quorum:

•	shares held by persons who attend or are represented at the Western Wireless annual meeting whether or not the shares are voted;

•	shares for which Western Wireless received properly executed proxies; and

•	shares held by brokers or banks in nominee or street name for beneficial owners if those brokers or banks return an executed proxy card indicating that the beneficial owner has not given the broker or bank specific instructions on how to vote those shares.
Proxies
      Whether or not you plan to attend the annual meeting in person you should submit your proxy as soon as possible. Shareholders whose shares of Western Wireless common stock are registered in their own name may submit their proxies by filling out and signing the proxy card, and then mailing the signed proxy card in the enclosed envelope. Shareholders whose shares are held in “street name” must follow the instructions provided by their broker or bank to vote their shares.
      All properly submitted proxies received by Western Wireless before the annual meeting that are not revoked prior to being voted at the annual meeting will be voted at the annual meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR approval and adoption of each of the proposals being considered at the annual meeting, including the merger agreement and the merger.
      Proxies marked “Abstain” will not be voted at the annual meeting. For the election of directors, abstentions from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, including the proposal to approve and adopt the merger agreement and the merger, abstentions from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters. Accordingly, Western Wireless’ board of directors urges you to promptly submit your proxy.
      Submitting a proxy may impact your dissenters’ rights in respect of the merger. See “Dissenters’ Rights.”
Other Matters
      As of the date of this proxy statement/prospectus, Western Wireless’ board of directors knows of no other matters that will be presented for consideration at the annual meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the annual meeting of Western Wireless shareholders, or any adjournments or postponements of the annual meeting are proposed (other than any adjournments or postponements contemplated by Proposal No. 5), and are properly voted upon, the enclosed proxies will give the individuals that Western Wireless shareholders name as proxies discretionary authority, to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of Western Wireless’ board of directors.
Revocation
      Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the annual meeting. If your shares of Western Wireless common stock are registered in your own name, you can revoke your proxy, by:

•	delivering a signed notice of revocation or properly executed proxy bearing a later date to Western Wireless Corporation, Attn: Investor Relations, 3650 131st Avenue SE, Bellevue, Washington 98006; or

•	attending the Western Wireless annual meeting and voting your shares in person.
      If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.
Solicitation of Proxies
      In addition to soliciting proxies by mail, officers, directors and employees of Western Wireless, without receiving additional compensation, may solicit proxies by telephone, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Western Wireless common stock held of record by those persons, and Western Wireless will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. Western Wireless has also made arrangements with Mellon Investor Services to help in soliciting proxies for the proposed merger and in communicating with shareholders. Western Wireless has agreed to pay approximately $                    plus expenses for its services. The costs of the solicitation will be borne by Western Wireless. ALLTEL and

Western Wireless will pay their respective expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.
Shareholder Proposals
      To be considered for inclusion in Western Wireless’ proxy statement for its 2006 annual meeting of shareholders, shareholder proposals must have been received at Western Wireless’ principal executive offices, 3650 131st Avenue SE, Bellevue, Washington 98006, no later than the close of business on                     , 2005 and otherwise have complied with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.
      With respect to any shareholder proposal which the shareholder has not previously sought to include in Western Wireless’ proxy statement, notice of the same must have been provided by                     , 2005 or management proxies will be allowed, pursuant to Rules 14a-4 and 14a-5(e) promulgated pursuant to the Securities Exchange Act of 1934, to use their discretionary authority with respect to such proposals when raised at Western Wireless’ 2006 annual meeting.
      Any such proposal must meet the requirements of the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
      This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains certain forward-looking statements, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “will,” “may,” “should,” “continue,” “believes,” “expects,” “intends,” “anticipates”, “estimates” or similar expressions identify forward-looking statements; and any statements regarding the benefits of the merger, or ALLTEL’s or Western Wireless’ expected financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections “Risk Factors,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger,” “The Merger — Opinion of Financial Advisor to Western Wireless” and “The Merger — ALLTEL’s Reasons for the Merger” including, without limitation, any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the SEC by ALLTEL and Western Wireless including, without limitation, any statements contained herein or therein regarding the possible or assumed future results of operations of ALLTEL’s and Western Wireless’ businesses, the markets for ALLTEL’s and Western Wireless’ services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger, and other statements contained or incorporated by reference herein regarding matters that are not historical facts constitute forward-looking statements.
      These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	adverse changes in economic conditions, nationally, internationally and in the regions and countries in which ALLTEL and Western Wireless operate;

•	the extent, timing, and overall effects of competition in the communications business;

•	material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	material changes in communications technology;

•	the risks associated with the integration of acquired businesses;

•	adverse changes in the terms and conditions of the ALLTEL’s and Western Wireless’ wireless roaming agreements;

•	the potential for adverse changes in the ratings given to ALLTEL’s and Western Wireless’ debt securities by nationally accredited ratings organizations;

•	the availability and cost of financing in the corporate debt markets;

•	the uncertainties related to ALLTEL’s and Western Wireless’ strategic investments;

•	the effects of work stoppages;

•	the effects of litigation;

•	the effects of federal and state legislation, rules, and regulations governing the communications industry;

•	product liability and other claims asserted against ALLTEL or Western Wireless; and

•	those factors listed under the heading “Risk Factors.”

      In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.
      Any forward-looking statements in this proxy statement/ prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. ALLTEL and Western Wireless disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information.”
EXPERTS
      The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/ prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 of ALLTEL Corporation have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/ prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 of Western Wireless Corporation have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
      Kutak Rock LLP has provided to ALLTEL a legal opinion regarding the issuance of ALLTEL common stock in connection with the merger. Skadden, Arps, Slate, Meagher & Flom LLP has provided to ALLTEL a legal opinion regarding certain Federal income tax matters relating to the merger. At May      , 2005, the attorneys of Kutak Rock LLP who are or may be participating in the matters contemplated by this proxy statement/prospectus, beneficially owned a total of 2,670 shares of ALLTEL common stock. Jones Day has provided to Western Wireless a legal opinion regarding certain federal income tax matters relating to the merger.

WHERE YOU CAN FIND MORE INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Western Wireless and ALLTEL from documents filed with the SEC that are not included in or delivered with this proxy statement/ prospectus.
      Western Wireless and ALLTEL file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by ALLTEL or Western Wireless at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about ALLTEL at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104. You can inspect copies of such materials relating to Western Wireless at the offices of the NASD, 1735 K Street, Washington, D.C. 20006.
      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.
      The SEC maintains a website that contains reports, proxy statements and other information, including those filed by ALLTEL and Western Wireless, at http://www.sec.gov. You may also access the SEC filings and obtain other information about ALLTEL and Western Wireless through the websites maintained by ALLTEL and Western Wireless, which are http://www.alltel.com and www.westernwireless.com. The information contained in such websites is not incorporated by reference into this proxy statement/ prospectus.
      As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by ALLTEL to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows ALLTEL and Western Wireless to “incorporate by reference” information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that ALLTEL and Western Wireless have previously filed with the SEC. These documents contain important information about the companies and their financial condition.
      The following ALLTEL and Western Wireless documents are incorporated by reference into this proxy statement/ prospectus and are deemed to be a part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus:

ALLTEL filings with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

•	Proxy Statement on Schedule 14A, dated March 2, 2005;

•	Current Reports on Form 8-K filed on January 10, 2005, January 11, 2005, February 15, 2005, March 3, 2005, March 7, 2005 and the Form 8-K filed on April 21, 2005 regarding the departure of Mr. Frank Reed from the board of directors;

•	The description of ALLTEL common stock (discussed above under the heading “Description of ALLTEL Capital Stock — ALLTEL Common Stock and Related Rights”) contained in ALLTEL’s Registration Statement on Form 8-A (File No. 1-4996) filed February 9, 1987; and

•	The description of the Rights Agreement (discussed above under the heading “Description of ALLTEL Capital Stock — ALLTEL Common Stock and Related Rights”) contained in ALLTEL’s Registration Statement on Form 8-A (File No. 1-4996) filed February 4, 1997.

Western Wireless filings with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2005; and

•	Current Reports on Form 8-K filed on January 11, 2005, January 13, 2005, February 14, 2005, February 16, 2005 and March 4, 2005.

      All documents filed by ALLTEL and Western Wireless pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/ prospectus to the date of the annual meeting shall also be incorporated herein by reference.
      You can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company with the following contact information:

Western Wireless Corporation:	ALLTEL Corporation:
Investor Relations 3650 131st Avenue SE Bellevue, Washington 98006 (425) 586-8700 email address: investor.relations@wwireless.com	Investor Relations Department One Allied Drive Little Rock, Arkansas 72202 (877) 446-3628 email address: alltel.investor.relations@alltel.com
      If you would like to request any documents, please do so by                     , 2005 in order to receive them before the annual meeting.
      Neither ALLTEL nor Western Wireless have authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that are incorporated by reference into this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/ prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/ prospectus nor the issuance of ALLTEL common stock pursuant to the merger shall create an implication to the contrary. All information contained in or incorporated by reference in this proxy statement/ prospectus with respect to Western Wireless and its subsidiaries has been provided by Western Wireless. All information contained or incorporated by reference in this proxy statement/ prospectus with respect to ALLTEL and its subsidiaries has been provided by ALLTEL. Neither ALLTEL nor Western Wireless warrants the accuracy of the information provided by the other party.

AGREEMENT AND PLAN OF MERGER
among
ALLTEL CORPORATION,
WIGEON ACQUISITION LLC
and
WESTERN WIRELESS CORPORATION
Dated as of January 9, 2005

Page

Section 5.18	Real Estate Transfer Taxes	A-48
Section 5.19	Parent Covenant Concerning Subsidiary Indebtedness	A-48

ARTICLE VI CONDITIONS TO THE MERGER
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-49
Section 6.2	Conditions to Obligation of the Company to Effect the Merger	A-49
Section 6.3	Conditions to Obligation of Parent to Effect the Merger	A-50

ARTICLE VII
TERMINATION
Section 7.1	Termination or Abandonment	A-50
Section 7.2	Termination Fee	A-51
Section 7.3	Amendment or Supplement	A-52
Section 7.4	Extension of Time, Waiver, Etc.	A-52

ARTICLE VIII
MISCELLANEOUS
Section 8.1	No Survival of Representations and Warranties	A-52
Section 8.2	Expenses	A-52
Section 8.3	Counterparts; Effectiveness	A-52
Section 8.4	Governing Law	A-53
Section 8.5	Jurisdiction; Enforcement	A-53
Section 8.6	Waiver of Jury Trial	A-53
Section 8.7	Notices	A-53
Section 8.8	Assignment; Binding Effect	A-54
Section 8.9	Date For Any Action	A-54
Section 8.10	Severability	A-54
Section 8.11	Entire Agreement; No Third-Party Beneficiaries	A-54
Section 8.12	Headings	A-54
Section 8.13	Interpretation	A-54
Section 8.14	Definitions	A-55
Exhibit A — Form of Voting Agreement
Exhibit B — Form of the Company Affiliate Agreement
Schedule 2.1(d)(ii)
Schedule 5.9(d)
Company Disclosure Schedule
Parent Disclosure Schedule

      AGREEMENT AND PLAN OF MERGER, dated as of January 9, 2005 (the “Agreement”), among ALLTEL Corporation, a Delaware corporation (“Parent”), Wigeon Acquisition LLC, a Washington limited liability company and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Western Wireless Corporation, a Washington corporation (the “Company”).
W I T N E S S E T H:
      WHEREAS, the respective Boards of Directors of Parent and the Company, and the manager of Merger Sub, have approved the acquisition of the Company by Merger Sub upon the terms and subject to the conditions set forth in this Agreement;
      WHEREAS, the respective Boards of Directors of Parent and the Company, and the manager of Merger Sub, have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the “WBCA”) and the Washington Limited Liability Company Act (“WLLCA”);
      WHEREAS, the Board of Directors of the Company has taken all actions so that the restrictions contained in the Company’s articles of incorporation and the WBCA applicable to a “significant business transaction” (as defined in Section 23B.19 of the WBCA) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement (as defined below), or to the consummation of the Merger or the other transactions contemplated hereby and thereby;
      WHEREAS, for United States federal income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code; and
      WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent’s willingness to enter into this Agreement and incurring the obligations set forth herein, certain of the Company’s shareholders, who beneficially or of record hold an aggregate of approximately 41.2% of the voting power of the outstanding shares of capital stock of the Company, have entered with Parent into a Voting Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which such shareholders have agreed to vote their shares of capital stock of the Company over which such shareholders of the Company have voting power to approve this Agreement and the transactions contemplated hereby.
      NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA and the WLLCA, the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the WBCA and the WLLCA.
      Section 1.2     Closing. The closing of the Merger shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in Article VI (other than those that are to be satisfied by action at the Closing) at a location specified in writing by Parent.

      Section 1.3     Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of the State of Washington the articles of merger in accordance with the plan of merger, in such form as required by, and executed in accordance with, the relevant provisions of the WBCA and the WLLCA (the “Articles of Merger”), and shall make all other filings or recordings, if any, required under the WBCA and the WLLCA. The Merger shall become effective at the time of filing of the Articles of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
      Section 1.4     Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA and the WLLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
      Section 1.5     Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a) Subject to Section 5.12 of this Agreement, at the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by the WLLCA or therein, except that as of the Effective Time, Paragraph 1 of the certificate of formation of the Surviving Company shall be amended to reflect the name of the Company (or a variation thereof) as the name of the Surviving Company.

(b) Subject to Section 5.12 of this Agreement, at the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall become the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided by the WLLCA, the certificate of formation of the Surviving Company and such limited liability company agreement.
      Section 1.6     Manager. The manager of Merger Sub immediately prior to the Effective Time shall become the initial manager of the Surviving Company, to hold office in accordance with the limited liability company agreement of the Surviving Company.
      Section 1.7     Officers. The officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
      Section 2.1     Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(d) and 2.1(e), each issued and outstanding share of Class A Common Stock, no par value per share (“Class A Common Stock”), and each issued and outstanding share of Class B Common Stock, no par value per share (“Class B Common Stock”), in each case, of the Company (together, Class A Common Stock and Class B Common Stock, “Company Common Stock” or “Shares”) (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)) shall thereupon be converted into and shall thereafter represent the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Mixed Consideration Electing Share”) and each Non- Electing Company Share (as that term is defined in Section 2.2(c) hereof) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $9.25 in cash (the “Per Share Cash Amount”) and (y) 0.535 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Stock Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d).

(ii) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Cash Electing Company Share”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $40.00 in cash without interest (the “Per Share Cash Election Consideration”); if, however, (A) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Cancelled Shares, as such term is defined in Section 2.1(b) hereof) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Mixed Consideration Electing Shares and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

(iii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked or lost pursuant to Section 2.2 (each, a “Stock Electing Company Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 0.7 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(e), the “Stock Consideration”), however, if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(b) Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Interests. Each issued and outstanding limited liability company interest of Merger Sub shall be converted into one validly issued limited liability company interest of the Surviving Company.

(d) Adjustments. (i) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Per Share Cash Amount, the Mixed Election Stock Exchange Ratio, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted; provided, however, that nothing contained herein shall be deemed to permit any action that Parent is otherwise prohibited from taking pursuant to this Agreement.

(ii) The matters contained in Schedule 2.1(d)(ii) are incorporated here.

(e) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary other than Section 2.1(e)(ii), any Shares of Company Common Stock held by a holder who has demanded and perfected dissenters rights for such shares in accordance with the provisions of Section 23B.13 of the WBCA and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the WBCA. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Company or of a shareholder of Parent. For purposes of the calculations in Section 2.1(a), all Non-Electing Company Shares and shares of Company Common Stock that constitute Dissenting Shares immediately prior to the Effective Time shall be deemed to be Mixed Consideration Electing Shares.

(ii) Notwithstanding the provisions of Section 2.1(a), if any holder of shares of Company Common Stock who demands dissenters’ rights of such shares under the WBCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration payable or issuable in respect of Mixed Consideration Electing Shares as set forth in Section 2.1(a) of this Agreement, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the WBCA and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for dissenters’ rights under the WBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights of Company Common Stock or offer to settle or settle any such demands.
      Section 2.2     Company Election Procedures.
      (a) Not less than three Business Days prior to the mailing of the Proxy Statement, Parent shall designate a bank or trust company to act as exchange agent hereunder (the “Exchange Agent”), which Exchange Agent shall be reasonably acceptable to the Company, for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) and shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”).

      (b) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock other than Dissenting Shares shall be entitled to specify the number of such holder’s shares of Company Common Stock (and, if such shares to which the election relates are represented by Certificates, such particular shares) with respect to which such holder makes a Cash Election, Stock Election or Mixed Election.
      (c) Parent shall prepare and file as an exhibit to the Registration Statement a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Proxy Statement (as defined in Section 3.12) to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Meeting (as defined in Section 5.5(d)). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a valid and timely Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a valid and timely Cash Election, a Stock Election or a Mixed Election with respect to any shares of Company Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a “Non-Electing Company Share”). The Company shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Meeting and the Election Date.
      (d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the date specified on the Form of Election as agreed upon by the parties, or if no such date is specified, on the later of (1) the date of the Company Meeting or (2) if the Closing Date is more than four Business Days following the Company Meeting, two Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.
      (e) Parent and Company shall publicly announce the anticipated Election Date at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.
      (f) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by Certificates, Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.
      (g) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Mixed Elections, Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.2 and as to when Mixed Elections, Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.1(a), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent, after Parent’s reasonable consultation with the Company, make any rules as are consistent with this Section 2.2 for the implementation of the Mixed Elections, Cash Elections, Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Mixed Elections, Cash Elections and Stock Elections.
      Section 2.3     Exchange of Certificates.
      (a) Deposit of Merger Consideration. (i) At or prior to Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the shareholders of the Company, (A) certificates or, at Parent’s option, evidence of shares in book entry form, representing shares of Parent Common Stock (the “Parent Certificates”) in denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of shares of Company Common Stock for which Certificates or Company Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such Parent Certificates (or evidence of book-entry form, as the case may be) and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration, pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. (x) Each former shareholder of the Company who properly made and did not revoke a Cash Election, Stock Election or Mixed Election shall be entitled to receive in exchange for such shareholder’s Cash Electing Company Shares, Stock Electing Company Shares or Mixed Consideration Electing Shares, as the case may be; and (y) each holder of Non-Electing Company Shares, upon surrender to the Exchange Agent of a Certificate or Company Book-Entry Shares, as applicable, representing such Non-Electing Company Shares together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, shall be able to exchange therefor, the following

(i) the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Company Common Stock to which an election or non-election of the same type were made), and such Certificates or Company Book-Entry Shares so surrendered shall be forthwith cancelled, and

(ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant this Section 2.3(b)) equal to (I) the amount of cash (including the Per Share Cash Election Consideration or the Per Share Cash Election Amount, as applicable and cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 2.3(e)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.3(c); provided, however, that the holders of such Certificates or Company Book-Entry Shares, as applicable, shall be permitted to specifically elect on such letter of transmittal those shares of stock that are to be Mixed Consideration Electing Shares, Cash Electing Company Shares, and/or Stock Electing Company Shares, at such holder’s option. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income Taxes (as defined in Section 3.15(k)) required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that any such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to withhold or deduct under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Until surrendered as contemplated by this Section 2.3, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II and cash, if any, in lieu of any fractional share in accordance with Section 2.3(e). No interest will be paid or will accrue on any cash payable to holders of Certificates under the provisions of this Article II.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time, or that are payable to the holders of record thereof who become such on or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate or Company Book-Entry Share until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. All such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock which are to be paid in respect of the shares of Parent Common Stock to be received upon surrender of the Certificate shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws and Laws with respect to the withholding of Taxes, following surrender of any such Certificate there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent sufficient cash for the purpose of satisfying its obligations under clause (i) above.
      (d) No Further Ownership Rights in Company Common Stock. The transfer of shares of Parent Common Stock issued upon the surrender for the applicable Merger Consideration in accordance with the terms of this Article II (including distributions and dividends paid pursuant to Section 2.3(c) and any cash paid in lieu of fractional shares pursuant to Section 2.3(e)) shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the

Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.
      (e) No Fractional Shares.

(i) No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, the Surviving Company shall pay to the Exchange Agent, for the benefit of each holder of Company Common Stock, an amount in cash, if any, equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the day of the Effective Time. The Surviving Company shall pay any commissions, transfer Taxes and other out-of-pocket transaction costs in connection with the sale, if any, of any Parent Common Stock in connection with this Section 2.3(e).
      (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.
      (g) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section, except as otherwise provided by Section 2.1(e).
      (h) No Liability. None of the Company, Parent, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.
      (i) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.
      (j) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in accordance with this Article II in respect thereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as disclosed in the Company SEC Documents or in the corresponding section of the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement and signed by an authorized officer of the Company (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:
      Section 3.1     Qualification, Organization, Etc.
      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Company. As used in this Agreement, any reference to any state of facts, event, change or effect having a “Material Adverse Effect” on or with respect to the Company or Parent, as the case may be, means such state of facts, event, change or effect that has had a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole or of Parent and its Subsidiaries, taken as a whole, as the case may be, but shall not include facts, events, changes, effects or developments (i) (A) generally affecting the rural, regional or nationwide wireless voice and data industry in the United States or in other countries in which the Company or its Subsidiaries conduct business, including regulatory and political developments, or (B) generally affecting the economy or financial markets in the United States or in other countries in which the Company or its Subsidiaries conduct business, or (ii) resulting from the announcement or the existence of this Agreement and the transactions contemplated hereby. The copies of the Company’s articles of incorporation and by-laws which have been delivered to Parent are complete and correct copies thereof, each as amended through the date hereof. The Company is not in violation of any provision of its articles of incorporation or by-laws.
      (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of (i) each Subsidiary of the Company and (ii) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company owns, directly or indirectly, an equity interest, other than any such interest held as a passive investment (each, a “Company Minority Interest Business”), in each case identifying the percentage and type of ownership held by the Company. Each of the Company’s Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiaries which are corporations are validly issued and, if applicable, fully paid and non-assessable and all the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiaries which are owned by the Company or any of its Subsidiaries are owned free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”). There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company which are owned by the Company or any of its Subsidiaries.
      Section 3.2     Capital Stock.
      (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”). Of the Company Common Stock, 293,161,204 shares are classified as Class A Common Stock and 6,838,796 shares are classified as Class B Common Stock. As of December 31, 2004, (i) 93,300,241 shares of Class A Common Stock were issued and outstanding, (ii) 6,838,796 shares of Class B Common Stock were issued and outstanding, (iii) 4,068,632 shares of Class A Common Stock were reserved for issuance pursuant to the Amended and Restated 1994 Management Incentive Stock Option Plan (the “Option Plan”); (iv) 6,838,796 shares of Class A Common Stock were reserved for issuance upon the conversion of Class B Common Stock; (v) 945,750 shares of Class A Common Stock were reserved for issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”); (vi) 656,990 shares of Class A Common Stock were reserved for issuance pursuant to the Executive Restricted Stock Plan (the “Restricted Stock Plan”); (vii) 286,984 shares of Class B Common Stock were reserved for issuance pursuant to options granted to certain officers and directors of the Company, (viii) 993,500 shares of Class A Common Stock were reserved for issuance pursuant to the Company’s 2005 Long-Term Incentive Compensation Plan (the “2005 Plan”) (subject to approval of the 2005 Plan by Company Shareholders), (ix) 7,440,000 shares of Class A Common Stock were reserved for issuance upon conversion of the 4.625% Notes (as defined in Section 3.2(d)), and (x) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all Shares of Company Common Stock reserved for issuance as noted in clauses (iii)-(ix) above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of pre-emptive rights.
      (b) Except as set forth in subsection (a) above, as of the date hereof: (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Class A Common Stock that have become outstanding after December 31, 2004, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
      (c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of December 31, 2004 held outstanding awards to acquire shares of Company Common Stock or to acquire cash payments (the “Company Stock Awards”) under each of the Option Plan and the Restricted Stock Plan or under any other equity incentive plan of the Company and its Subsidiaries, indicating, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement and a description of whether (and to what extent) the vesting of such Company Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

      (d) Except for the 4.625% Convertible Subordinated Notes of the Company due 2023 (the “4.625% Notes”) and the Company Stock Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter.
      (e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
      (f) Neither the Company nor any Subsidiary of the Company owns, directly or indirectly, a material amount of any capital stock or equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary or Company Minority Interest Business.
      Section 3.3     Corporate Authority Relative to this Agreement; No Violation.
      (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the (i) Company Shareholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of Washington, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that Section 23B.19 of the WBCA will be inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its shareholders and to recommend to such shareholders that they approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).
      (b) Other than in connection with or in compliance with (i) the provisions of the WBCA and the WLLCA, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Exchange Act, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) the Communications Act of 1934, as amended (the “Communications Act”) and applicable rules and regulations thereunder and any applicable laws, rules, regulations, practices and orders of any state public utility commissions (“PUCs”) or similar state or foreign regulatory bodies regulating competition and telecommunications businesses, (vi) any applicable non-United States competition, antitrust and investment laws and (vii) the approvals set forth on Section 3.3(b) of the Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each a “Governmental Entity”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or significantly impair or delay the consummation of the transactions contemplated hereby and thereby.
      (c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any Laws (as defined in Section 3.7(a)) applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 3.4     Reports and Financial Statements.
      (a) The Company has filed all forms, documents and reports required to be filed prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2002 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.
      (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2002, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
      Section 3.5     Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since December 31, 2003 and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since December 31, 2002 and prior to the date hereof. As of the date hereof, the Company is implementing such programs and is taking such steps as it believes are necessary to effect compliance (not later than the relevant statutory and regulatory deadline therefor) with all provisions of Section 404 of the Sarbanes-Oxley Act that will become applicable to the Company and has not received, orally or in writing, any notification that its independent auditor (i) believes that the Company will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.
      Section 3.6     No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2003, (iii) liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (iv) liabilities and obligations arising after December 31, 2003, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any Company Minority Interest Business, has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).
      Section 3.7     No Violation of Law; Permits.
      (a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), applicable to the Company, such Subsidiaries or any of their respective properties or assets, including, without limitation, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the Foreign Corrupt Practices Act of 1977, as amended, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5, or in respect of environmental, tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 3.5, 3.8, 3.9, 3.15, 3.16, 3.21 and 3.22 of this Agreement.
      (b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby.
      Section 3.8     Environmental Laws and Regulations.
      (a) The Company and each of its Subsidiaries is in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Company Permits that are required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such non-compliance or failure to possess such Company Permits as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (b) neither the Company nor any of its Subsidiaries has received written notice of, or, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of the Company or its Subsidiaries to conduct investigations or clean-up activities under Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, “Environmental Claims”) which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. As used herein “knowledge” of any person means the actual knowledge of the executive officers of such person.
      Section 3.9     Employee Benefit Plan.
      (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries, except to the extent providing benefits imposed or implied by applicable foreign Law.
      (b) Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service and, to the knowledge of the Company, continues to satisfy the requirements for such qualification, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliates of the Company maintains or contributes to any benefit plan covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or has engaged in any transaction which is reasonably likely to result in any liability or penalty which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Company Benefit Plan provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee following his retirement or termination of employment, except as required by applicable Law. The Company has not amended the Company Benefit Plans in any manner whatsoever that would increase materially the expense to the Company or its Subsidiaries of maintaining the Company Benefit Plans above the level or expense incurred in respect thereof for the year ended December 31, 2003. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (A) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement, and no amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code (assuming no acceleration of any options set forth on Section 3.2(c) of the Company Disclosure Schedule).
      (c) No Company Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a “multiple employer plan” as such term is defined in Section 413 of the Code. Each Company Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code satisfies the requirements of Section 501(c)(9) of the Code, except where failure to satisfy such requirements has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (d) With respect to each Company Benefit Plan that is not subject to United States law (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) as of the Closing Date, the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, will be sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, except, in each case, for insufficiencies or transactions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (e) For purposes of this Agreement, “ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of ERISA and the Code.
      Section 3.10     Absence of Certain Changes or Events. Other than the transactions contemplated by this Agreement and as disclosed in the Company SEC Documents, from December 31, 2003 through the date of this Agreement, the businesses of the Company and its Subsidiaries, and, to the knowledge of the Company, the Company Minority Interest Businesses, have been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 3.11     Investigations; Litigation. Except as described in the Company SEC Documents:

(a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company, any of the Company’s Subsidiaries or, to the knowledge of the Company, any of the Company Minority Interest Businesses, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of the Company’s Subsidiaries or, to the knowledge of the Company, any of the Company Minority Interest Businesses, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 3.12     Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) or the Registration Statement (as defined in Section 5.5(a)(i)) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the “Proxy Statement.”
      Section 3.13     No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.
      Section 3.14     Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company’s employee benefit plans).
      Section 3.15     Tax Matters.
      (a) The Company and each of the Company’s Subsidiaries has (A) duly and timely filed (or there has been filed on its behalf) all material Tax Returns (as defined below) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below), (B) paid all Taxes shown as due on such Tax Returns, except for such failures to file or pay which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (b) Except for such Liens which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no Liens for Taxes upon any property or assets of the Company or any of the Company’s Subsidiaries except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement.
      (c) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, none of the Company or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.
      (d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or income Tax deficiencies against the Company or any of the Company’s Subsidiaries, except, in each case, with respect to income Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, as of the date hereof, no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

      (e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.
      (f) Neither the Company nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
      (g) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof, except for such inclusions or exclusions which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (h) The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (i) Section 3.15(i) of the Company Disclosure Schedule lists all foreign jurisdictions in which the Company and any of the Company’s Subsidiaries files a material Tax Return.
      (j) For purposes of this Agreement: (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (ii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and (iii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
      Section 3.16     Labor Matters. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), and, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees; and (d) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of the Merger) and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 3.17     Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses as currently conducted, and (ii) the consummation of the transactions will not alter or impair such rights. There are no pending or, to the knowledge of the Company, threatened claims by any Person challenging the use by the Company or its Subsidiaries of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any Person, and neither the Company nor any Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Subsidiary to use any of the Intellectual Property. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      Section 3.18     Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Bear, Stearns & Co. Inc. dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. The Company has delivered a complete and accurate copy of such opinion to Parent, which opinion shall be included in the Proxy Statement.
      Section 3.19     Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”).
      Section 3.20     Material Contracts.
      (a) Except for this Agreement, the Voting Agreement and the Company Benefit Plans and except as set forth in the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.20 being referred to herein as “Company Material Contracts”).
      (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
      Section 3.21     Domestic Communications Regulatory Matters.
      (a) Section 3.21 of the Company Disclosure Schedule (the “Company License Schedule”) lists all licenses and authorizations issued by the Federal Communications Commission (the “FCC”) to the Company or its Subsidiaries (the “Company Licenses”), together with the name of the licensee or authorization holder, the expiration date of the Company Licenses and, where applicable, the relevant FCC market designation. The Company Licenses constitute all authorizations necessary from the FCC for the business operations of the Company and its Subsidiaries as they are currently being conducted in the United States, except those authorizations the absence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”) and the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (d) Except as provided in the Company License Schedule, there are no outstanding material auction or other monetary obligations due to the FCC, and the completion of the Merger will not give rise to any unjust enrichment obligations related to Company Licenses obtained through the FCC’s auction process.
      (e) Except for structures that do not require registration, each of the antenna structures used for the operation of the Company Licenses has been registered with the FCC, except with respect to registrations the failure of which to obtain have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except with the consent of the FCC or as otherwise permitted in accordance with the FCC Rules, no facility located in the United States for the operations of the Company and its Subsidiaries has been constructed in a manner that has resulted in a significant environmental effect, as defined by FCC Rules, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Other than as may affect the wireless industry generally, there is no application, petition, objection or other proceeding pending before any Governmental Entity that could affect the Company Licenses or the business operations of the Company or any of its Subsidiaries, except for such applications, petitions, objections or other proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      (f) The Company or a wholly-owned Subsidiary of the Company owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses.
      (g) Section 3.21 of the Company Disclosure Schedule lists all pending federal or state proceedings with regard to efforts by the Company or any of its Subsidiaries to be designated as an Eligible Telecommunications Carrier.
      Section 3.22     Foreign Communications Regulatory Matters.
      (a) Section 3.22 of the Company Disclosure Schedule (the “Foreign License Schedule”) lists all the licenses and authorizations issued by the Telekom-Control-Kommission (the “TKK”), the Rundfunk & Telekom Regulierungs-GmbH (the “RTR-GmbH”) in Austria and the Commission for Communications Regulation in Ireland (“ComReg”) to the Company or its Subsidiaries (the “Austrian and Irish Company Licenses”). Such licenses constitute all material authorizations necessary from the TKK, the RTR-GmbH and ComReg for the business operations of the Company and its Subsidiaries as they are currently being conducted in Austria and Ireland, except those authorizations the absence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, the Company holds all licenses and authorizations necessary for the business operations of the Company in Bolivia, Georgia and Haiti, except those licenses and authorizations the failure to hold which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Austrian and Irish Company Licenses, together with the material licenses and authorizations in Bolivia, Georgia and Haiti are hereinafter referred to collectively as the “Foreign Company Licenses.”
      (b) Each Foreign Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of such license or licenses has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Foreign Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have a Material Adverse Effect on the Company.
      (c) The licensee of each Foreign Company License is in compliance with the terms of and the Laws that apply to each applicable Foreign Company License and has fulfilled and performed all of its material obligations with respect thereto, including all material reports, notifications and applications required by any Governmental Entity and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 3.23     Company’s Articles of Incorporation and WBCA 23B.19. The Board of Directors of the Company has taken all actions so that the restrictions contained in the Company’s articles of incorporation and the WBCA applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement, or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.
      Section 3.24     Affiliate Transactions. There are no Material Contracts or other material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or of any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) affiliate of any such officer, director or beneficial owner.
      Section 3.25     Finders or Brokers. Except for Bear, Stearns & Co. Inc., a copy of whose engagement agreement has been provided to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
      Except as disclosed in the Parent SEC Documents or in the corresponding section of the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement and signed by an authorized officer of Parent (the “Parent Disclosure Schedule,” and together with the Company Disclosure Schedule, the “Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:
      Section 4.1     Qualification; Organization, Etc.
      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The copies of Parent’s certificate of incorporation and by-laws which have been delivered to the Company are complete and correct copies thereof, each as amended through the date hereof. Parent is not in violation of any provision of its certificate of incorporation or by-laws.
      (b) Section 4.1 of the Parent Disclosure Schedule sets forth a list of (i) each Subsidiary of Parent, and (ii) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Parent owns, directly or indirectly, an equity interest, in each case identifying the percentage and type of ownership held by Parent. Each of Parent’s Subsidiaries (including Merger Sub) is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All the outstanding shares of capital stock of, or other ownership interests in, Parent’s Subsidiaries which are corporations are validly issued and, if applicable, fully paid and non-assessable and all of the outstanding shares of capital stock of, or other ownership interests in, Parent’s Subsidiaries which are owned by Parent or any of its Subsidiaries are owned free and clear of all Liens. There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent which are owned by Parent or any of its Subsidiaries.
      Section 4.2     Capital Stock.
      (a) The authorized capital stock of Parent consists of 1,000,000,000 shares of common stock, par value $1.00 per share (“Parent Common Stock”), 50,000,000 shares of voting cumulative preferred stock, par value $25.00 per share (“Par Preferred Stock”), and 50,000,000 shares of non-voting cumulative preferred stock, no par value (“No Par Preferred Stock,” and together with Par Preferred Stock, “Parent Preferred Stock”). As of December 31, 2004, (i) 302,267,959 shares of Parent Common Stock were issued and outstanding and no shares were held in the treasury of Parent, (ii) no shares of Par Preferred Stock were outstanding, (iii) 12,288 shares of No Par Preferred Stock, designated as $2.06 No Par Cumulative Convertible Preferred Stock, Series C, were issued and outstanding and no shares were held in the treasury of Parent and (iv) 32,190 shares of No Par Preferred Stock, designated as $2.25 No Par Cumulative Convertible Preferred Stock, Series D, were issued and outstanding and no shares were held in the treasury of Parent. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock which may be issued, including shares of Parent Common Stock which may be issued pursuant to this Agreement, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights.
      (b) Except as set forth in subsection (a) above, as of the date hereof, (i) Parent does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any Subsidiary of Parent to, in either case (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
      (c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter.
      (d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.
      (e) Neither Parent nor any Subsidiary of Parent owns, directly or indirectly, a material amount of any capital stock or equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary.
      Section 4.3     Corporate Authority Relative to this Agreement; No Violation.
      (a) Each of Parent and Merger Sub has requisite corporate or limited liability company power and authority to enter into this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent and the manager of Merger Sub and, except for the filing of the Articles of Merger with the Secretary of State of Washington, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement and the Voting Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement and the Voting Agreement constitute valid and binding agreements of the other parties hereto or thereto, this Agreement and the Voting Agreement constitute valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).
      (b) Other than in connection with or in compliance with (i) the provisions of the WBCA and the WLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act, FCC Rules and any applicable laws, rules, regulations, practices and orders of any PUCs or similar state or foreign regulatory bodies regulating competition and telecommunications businesses, (vi) any applicable non-United States competition, antitrust and investment laws, (vii) the approvals set forth on Section 4.3 of the Parent Disclosure Schedule and (viii) the rules and regulations of the NYSE (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent of the transactions contemplated by this Agreement and the Voting Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or significantly impair or delay the consummation of the transactions contemplated hereby and thereby.
      (c) The execution and delivery by Parent of this Agreement and the Voting Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      Section 4.4     Reports and Financial Statements.
      (a) Parent has filed all forms, documents and reports required to be filed prior to the date hereof by it with the SEC since December 31, 2002 (the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, Parent SEC Documents complied in all material respects, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.
      (b) The consolidated financial statements (including all related notes and schedules) of Parent included in Parent SEC Documents fairly present in all material respects, and included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form  10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2002,

Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
      Section 4.5     Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company complete and accurate copies of notices from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since December 31, 2003 and any other management letter or similar correspondence from any independent auditor of Parent or any of its Subsidiaries since December 31, 2002. Parent has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to Parent and has not received, orally or in writing, any notification that its independent auditor (i) believes that Parent will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.
      Section 4.6     No Undisclosed Liabilities. Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2003, (iii) liabilities or obligations which have been discharged or paid in full in the ordinary course of business and (iv) liabilities and obligations arising after December 31, 2003 which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto).
      Section 4.7     No Violation of Law; Permits.
      (a) Parent and each of Parent’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Parent or such Subsidiaries or any of their respective properties or assets, including, without limitation, the Sarbanes-Oxley Act and the Foreign Corrupt Practices Act of 1977, as amended, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. Notwithstanding anything contained in this Section 4.7(a), no representation or warranty shall be deemed to be made pursuant to this Section 4.7(a) in respect of matters which are the subject of representations and warranties made pursuant to Sections 4.8, 4.9, 4.15, and 4.18.
      (b) Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and except as would not reasonably be expected to significantly impair or delay consummation of the transactions contemplated hereby.
      Section 4.8     Environmental Laws and Regulations. Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all Parent Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such non-compliance or failure to possess which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (b) neither Parent nor any of its Subsidiaries has received written notice of, or, is the subject of, Environmental Claims which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent.
      Section 4.9     Employee Benefit Plan.
      (a) Section 4.9(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans. “Parent Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of employees, directors, consultants, former employees, former consultants and former directors of Parent or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of Parent or its Subsidiaries, except to the extent providing benefits imposed or implied by applicable foreign Law.
      (b) Any Parent Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service and, to the knowledge of Parent, continues to satisfy the requirements for such qualification, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any Subsidiaries of Parent maintains or contributes to any benefit plan covered by Title IV of ERISA or Section 412 of the Code. Neither Parent nor any of its Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or has engaged in any transaction which is reasonably likely to result in any liability or penalty which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Parent Benefit Plan provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee following his retirement or termination of employment, except as required by applicable Law. Parent has not amended the Parent Benefit Plans in any manner whatsoever that would increase materially the expense to Parent or its Subsidiaries of maintaining the Parent Benefit Plans above the level or expense incurred in respect thereof for the year ended December 31, 2003. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (A) entitle any current or former employee, consultant or officer of Parent or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.
      (c) No Parent Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a “multiple employer plan” as such term is defined in Section 413 of the Code. Each Parent Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code satisfies the requirements of Section 501(c)(9) of the Code, except where failure to satisfy such requirements has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      Section 4.10     Absence of Certain Changes or Events. Other than the transactions contemplated by this Agreement and as disclosed in the Parent SEC Documents, since December 31, 2003, the businesses of Parent and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      Section 4.11     Investigations; Litigation. Except as described in the Parent SEC Documents:

(a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      Section 4.12     Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
      Section 4.13     Lack of Ownership of the Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Parent’s employee benefit plans).
      Section 4.14     Tax Matters.
      (a) Parent and each of its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority, (B) paid all Taxes shown as due on such Tax Returns, except for such failures to file or pay which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (b) Except for such Liens which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement.

      (c) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date hereof, none of Parent or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to Parent or such Subsidiary.
      (d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or income Tax deficiencies against Parent or any of Parent’s Subsidiaries, except, in each case, with respect to income Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and, as of the date hereof, no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes is currently in force.
      (e) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among Parent and any of its Subsidiaries, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.
      (f) Neither Parent nor any of its Subsidiaries has: (A) agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
      (g) Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof, except for such inclusions or exclusions which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (h) Parent and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws, except for such failures to comply which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (i) Section 4.14(i) of the Parent Disclosure Schedule lists all foreign jurisdictions in which Parent and any of its Subsidiaries files a material Tax Return.
      (j) All of the outstanding equity securities of Merger Sub are owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub owns no assets, and has engaged in no activities, other than those necessary to effectuate the Merger. No election has been filed to cause Merger Sub to be classified as a corporation for federal Tax purposes.
      Section 4.15     Labor Matters. Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), and, (ii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees; and (d) Parent and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. As of the date hereof, neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act as a result of any action taken by Parent and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      Section 4.16     Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and (ii) the consummation of the transactions will not alter or impair such rights. There are no pending or, to the knowledge of Parent, threatened claims by any Person challenging the use by Parent or its Subsidiaries of any material Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the conduct of the businesses of Parent and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any Person, and (ii) neither Parent nor any Subsidiary has received any written notice from any other Person pertaining to or challenging the right of Parent or any Subsidiary to use any of the Intellectual Property. As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      Section 4.17     Parent Material Contracts.
      (a) Except for this Agreement, the Voting Agreement and the Parent Benefit Plans and except as set forth in the Parent SEC Documents, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.17 being referred to herein as “Parent Material Contracts”).
      (b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
      Section 4.18     Communications Regulatory Matters.
      (a) Section 4.18 of the Parent Disclosure Schedule (the “Parent License Schedule”) lists all licenses and authorizations issued by the FCC to Parent or its Subsidiaries (the “Parent Licenses”), together with the name of the licensee or authorization holder, the expiration date of the Parent License and, where applicable, the relevant FCC market designation. The Parent Licenses constitute all authorizations necessary from the FCC for the business operations of Parent and its Subsidiaries as they are currently being conducted in the United States, except those authorizations the absence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (b) Each Parent License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. No Parent License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or is subject to any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Entity. Parent and its Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Parent License from being renewed in the ordinary course (to the extent that such Parent License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (c) The licensee of each Parent License is in compliance with each Parent License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or FCC Rules and the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (d) Except as provided in the Parent License Schedule, there are no outstanding material auction or other monetary obligations due to the FCC, and the completion of the Merger will not give rise to any unjust enrichment obligations related to Parent Licenses obtained through the FCC’s auction process.
      (e) Except for structures that do not require registration, each of the antenna structures used for the operation of the Parent Licenses has been registered with the FCC, except with respect to registrations the failure of which to obtain have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except with the consent of the FCC or as otherwise permitted in accordance with the FCC Rules, no facility located in the United States for the operations of Parent and its Subsidiaries has been constructed in a manner that has resulted in a significant environmental effect, as defined by FCC Rules, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Other than as may affect the wireless industry generally, there is no application, petition, objection or other proceeding pending before any Governmental Entity that could affect the Parent Licenses or the business operations of Parent or any of its Subsidiaries, except for such applications, petitions, objections or other proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      (f) Parent or a wholly-owned Subsidiary of Parent owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Parent Licenses.
      (g) Section 4.18 of the Parent Disclosure Schedule lists all pending federal or state proceedings with regard to efforts by Parent or any of its Subsidiaries to be designated as an Eligible Telecommunications Carrier.
      Section 4.19     Parent’s Certificate of Incorporation. The provisions contained in Article VIII of the Parent’s certificate of incorporation do not apply to the execution, delivery or performance of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement. To the knowledge of Parent, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.
      Section 4.20     Affiliate Transactions. There are no Parent Material Contracts or other material transactions or agreements between Parent or any of its Subsidiaries, on the one hand, and any (a) officer or director of Parent or of any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of Parent or (c) affiliate of any such officer, director or beneficial owner.
      Section 4.21     No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the NYSE in order for Parent to issue shares of Parent Common Stock pursuant to the terms of this Agreement or to consummate the Merger.
      Section 4.22     Finders or Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, Stephens, Inc. and Goldman, Sachs & Co., a copy of whose engagement agreements has been provided to the Company, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.
ARTICLE V
COVENANTS AND AGREEMENTS
      Section 5.1     Conduct of Business by the Company or Parent. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by Parent and the Company after seeking consent from the other party (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement or, (iv) as set forth in Section 5.1 of the Company Disclosure Schedule or Section 5.1 of the Parent Disclosure Schedule, as the case may be:

(a) the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into the Company or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, the Company:

(i) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iii) except as required pursuant to existing written agreements or employee benefit plans in effect prior to the execution of this Agreement, or as otherwise required by Law, shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business, consistent with past practice, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, (B) other than, in the case of employees who are not executive officers, in the ordinary course of business, consistent with past practice, grant any severance or termination pay to, or enter into any severance agreement or settle any employment claim by any employee with, any employee of the Company or any of its Subsidiaries, (C) enter into any employment agreement with any director or officer of the Company or any of its Subsidiaries (except to the extent necessary to replace a departing employee or as is customary practice in any foreign jurisdiction and except for employment agreements terminable on less than 30 days’ notice without penalty), or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(iv) shall not, and shall not permit any of its Subsidiaries, to enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(v) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) approve or authorize any action to be submitted to the shareholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement, provided that, nothing shall prevent the Company from holding its 2005 Annual Meeting of shareholders in the ordinary course, substantially consistent with past practice;

(vii) except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or acquisitions of assets or securities (A) with a value or purchase price (inclusive of assumption or incurrence of long-term indebtedness incurred in connection therewith, including any current portion thereof) in the aggregate in excess of $100 million in the case of all transactions collectively (which consideration may not be paid in equity securities of the Company), or (B) which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby;

(viii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its articles of incorporation or by-laws;

(ix) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Company Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Section 5.1(a) of the Company Disclosure Schedule, (B) issuances of Company Common Stock upon conversion of the 4.625% Notes in accordance with the terms of such Notes as in effect on the date hereof, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding, and (D) issuance of shares of capital stock under the ESPP which shares are acquired by the Company in accordance with the terms of this Agreement or the ESPP);

(x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof);

(xi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except that the Company shall be permitted to acquire shares of Company Common Stock from time to time as permitted by or in accordance with Article IX of the Company’s articles of incorporation;

(xii) shall not, and shall not permit any of its Subsidiaries to, repurchase, redeem or repay the 4.625% Notes or the 9.250% Senior Notes of the Company due 2013 (the “9.250% Notes” and together with the 4.625% Notes, the “Notes”);

(xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) indebtedness for borrowed money incurred pursuant to the Company’s existing $1.5 billion Credit Agreement, dated as of May 28, 2004, (B) indebtedness for borrowed money in replacement of or to refinance existing indebtedness for borrowed money, (C) guarantees by the Company of indebtedness for borrowed money of wholly-owned Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(a), (D) interest rate swaps on customary commercial terms, consistent with past practices, (E) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, and (F) indebtedness for borrowed money not to exceed $400 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries in connection with the Company’s international operations (inclusive of the principal amount of indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness incurred in connection with the Company’s international operations);

(xiv) shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company;

(xv) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries other than in the ordinary course of business consistent with past practice and except (A) for ordinary course sales of mobile telephone equipment to customers of the Company or services in the ordinary course of business, (B) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (C) pursuant to existing agreements in effect prior to the execution of this Agreement, and (D) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xvi) shall not, and shall not permit any of its Subsidiaries to, except as required by Law, (i) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or (ii) change its fiscal year;

(xvii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Material Contract in any material respect other than in the ordinary course of business;

(xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business;

(xix) shall not adopt a shareholder rights plan, “poison pill” or similar anti-takeover device unless, by its terms, such shareholder rights plan, “poison pill” or similar anti-takeover device is not applicable to the transactions contemplated by this Agreement and the Voting Agreement; and

(xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(b) Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and Parent for itself and on behalf of its Subsidiaries agrees with the Company to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into Parent or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent:

(i) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except that Parent may continue to pay regular quarterly cash dividends on the Parent Common Stock and Parent Preferred Stock consistent with past practice in timing and amount (including customary increases);

(ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in accordance with Parent’s stock repurchase program consistent with past practice;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Parent which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income Tax purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) (1) (A) shall not issue any shares of Parent Common Stock (or other securities convertible into or exercisable for shares of Parent Common Stock) in any transaction or (B) repurchase, redeem or cause to cease to be issued and outstanding any shares of Parent Common Stock if in either case the taking of any such actions, individually or in the aggregate, would have the effect of giving rise to a vote of Parent’s stockholders with respect to the Merger or the issuance of shares of Parent Common Stock pursuant to the terms of this Agreement, and (2) except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among Parent’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to any mergers, consolidations or business combinations or acquisitions of assets or securities (A) with a value or purchase price (inclusive of assumption or incurrence of long-term indebtedness incurred in connection therewith, including any current portion thereof) in the aggregate in excess of $750 million in the case of all transactions collectively (of which no more than $50 million may be paid in equity securities of Parent), or (B) which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby; provided, that Parent shall inform the Company prior to entering into a definitive agreement relating to any material acquisition;

(vi) shall not, and shall not permit Merger Sub to, adopt any amendments to its certificate of incorporation or by-laws;

(vii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Parent Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in Section 5.1(b) of the Parent Disclosure Schedule, (B) issuances of up to $50 million of equity securities of Parent as consideration for the acquisition of, or in respect of rights, warrants or options to acquire, equity securities of any Person that is the subject of an acquisition permitted by this Agreement, (C) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding, and (D) issuance of stock options, restricted stock or shares of capital stock or other ownership interests of Parent or its Subsidiaries in the ordinary course of business consistent with past practice in connection with compensation or retention of officers, directors or employees of the Company or its Subsidiaries);

(viii) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of properties or assets relating to its wireless telephony service business, including the capital stock of Subsidiaries other than in the ordinary course of business consistent with past practice and except (A) for ordinary course sales of mobile telephone equipment to customers of Parent or services in the ordinary course of business, (B) for sales, leases, licenses, transfers, mortgages or encumbrances of obsolete assets, (C) pursuant to existing agreements in effect prior to the execution of this Agreement, (D) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, and (E) for the disposition (other than by way of a dividend or distribution to its shareholders) of properties or assets relating to its wireline telephony service business;

(ix) shall not, and shall not permit any of its Subsidiaries to, except as required by Law, (i) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to any material Taxes or (ii) change its fiscal year; and

(x) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

      Section 5.2     Tax-Free Reorganization Treatment.
      (a) Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing the representations, covenants and certificates referred to in Sections 5.5(a)(v) and 6.1(g).
      (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
      Section 5.3     Investigation. Each of the Company and Parent shall afford to the other and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall all reasonable efforts to cause their respective Representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as the other or its Representatives may from time to time reasonably request, except that nothing herein shall require either the Company or Parent or any of their respective Subsidiaries to disclose any information to the other that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of a loss of privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of November 24, 2004, between the Company and Parent (the “Confidentiality Agreement”). Subject to the exception in the first sentence of this section and to the immediately preceding sentence, the Company and Parent each agree to confer at such times as the other may reasonably request with one or more directors, officers, employees or agents of the Company or Parent, as applicable, to report material operational matters and the general status of their respective ongoing operations. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws or regulations.
      Section 5.4     No Solicitation.
      (a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Company Alternative Proposal or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal (except to the extent specifically permitted pursuant to this Section 5.4), (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.4 and except to the extent specifically permitted under this Section 5.4, (iv) approve, endorse or recommend any Company Alternative Proposal (except to the extent specifically permitted under this Section 5.4) or (v) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal (except for confidentiality agreements specifically permitted under Section 5.4(c)). The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to a Company Alternative Proposal, or which could reasonably be expected to lead to a Company Alternative Proposal.
      (b) Promptly after receipt of any Company Alternative Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Company Alternative Proposal, and the identity of the person or group making any such Company Alternative Proposal. After receipt of the Company Alternative Proposal, the Company shall keep Parent promptly informed in all material respects of material amendments of any such Company Alternative Proposal and use all reasonable efforts to promptly provide to Parent a copy of all written materials subsequently provided in connection with such Company Alternative Proposal.
      (c) If the Company receives a Company Alternative Proposal which (i) constitutes a Company Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, after the taking of any of the actions referred to in either of clause (x) or (y) below, could reasonably be expected to result in a Company Superior Proposal, the Company may take the following actions (and in such event it shall provide Parent written notice of the Company’s intention to do so (a “Company Action Notice”)) (x) furnish nonpublic information to the third party making such Company Alternative Proposal, if, and only if, (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less restrictive than the Confidentiality Agreement and (B) upon furnishing any such nonpublic information to such third party, the Company uses all reasonable efforts to furnish concurrently a copy of such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (y) engage in discussions or negotiations with the third party with respect to the Company Alternative Proposal.
      (d) For a period of at least forty-eight (48) hours after Parent’s receipt from the Company of each Company Action Notice, the Company shall not effect a Company Change of Recommendation.
      (e) In response to the receipt of a Company Superior Proposal that has not been withdrawn and continues to constitute a Company Superior Proposal after the Company’s compliance with Section 5.4(d), the Board of Directors of the Company may change, withhold or withdraw the Company Recommendation (a “Company Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Company Superior Proposal, the failure of the Board of Directors to effect a Company Change of Recommendation would be reasonably likely to result in a breach by the directors of their fiduciary obligations to the Company’s shareholders under applicable Law.
      (f) Notwithstanding anything to the contrary contained in this Agreement, to the extent permitted by applicable Law, (i) the obligation of the Company to call, give notice of, convene and hold the Company Meeting and to hold a vote of the Company’s shareholders on the approval of the Merger and the approval and adoption of the Merger Agreement at the Company Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Alternative Proposal (whether or not a Company Superior Proposal), or by any Company Change of Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 5.4(e), recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, exist in light of the provisions of this Section 5.4 and/or the provisions of the Voting Agreement, the Company shall submit this Agreement and the Merger to a vote of its shareholders with no recommendation as permitted by Section 23B.11.030(2) of the WBCA.
      (g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable Law.
      (h) As used in this Agreement, “Company Alternative Proposal” shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent, any of its Subsidiaries or its or their affiliates or associates) for (i) the acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company; (ii) the acquisition by any person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Company Common Stock.
      (i) As used in this Agreement “Company Superior Proposal” shall mean a bona fide Company Alternative Proposal made by any person (and which has not been obtained by or on behalf of the Company in violation of this Section 5.4 and with respect to which the Company has fulfilled its obligations pursuant to this Section 5.4) on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the conditionality and timing of such proposal), are more favorable to the Company and its shareholders than the transactions contemplated by this Agreement.
      Section 5.5     Proxy Material; Registration Statement.
      (a) The Company and Parent shall together (unless any action is specifically identified as the obligation of only one of the parties hereto) or pursuant to an allocation of responsibility to be agreed upon between them:

(i) As soon as is reasonably practicable, Parent and the Company shall prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file a registration statement on Form S-4 under the Securities Act with respect to the Parent Common Stock issuable in the Merger (the “Registration Statement”) which shall, except to the extent provided in Section 5.4(e), include the recommendation of the Company’s Board of Directors that the Company’s shareholders approve and adopt this Agreement, and shall each use all reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

(ii) as soon as is reasonably practicable Parent shall take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

(iii) Parent shall promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger and use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

(iv) cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

(v) cooperate with each other in obtaining a written opinion of its respective legal counsel, Jones Day or Wachtell, Lipton, Rosen & Katz, in the case of the Company and Skadden, Arps, Slate, Meagher & Flom LLP, in the case of Parent (“Tax Counsel”), in a form reasonably satisfactory to the Company and Parent, respectively (each such opinion, a “Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and Parent and the Company each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Each of the Company, Parent and Merger Sub shall deliver to Tax Counsel for purposes of the Tax Opinion customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to Tax Counsel.
      (b) Notwithstanding anything herein to the contrary (other than this Section 5.5(b)), the parties agree that Parent may convert Merger Sub from a limited liability company to an entity treated as a corporation for federal income tax purposes in the event that Parent reasonably determines (following consultation with the Company) that such change would result in significant tax savings and will not have an adverse effect on the tax treatment of the shareholders of the Company, provided, however, that such change shall not be made if either Parent or the Company is advised by its Tax Counsel that such change would result in such Tax Counsel’s inability to render the opinion specified in Section 6.1(g).
      (c) Subject to the limitations contained in Section 5.3, the Company and Parent shall each furnish the other and to its counsel all such information as may be required in order to effect the foregoing actions, and each represents and warrants to the other that no information furnished by it in connection with such actions, or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.
      (d) The Company shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
      (e) The Company shall take all action necessary in accordance with the WBCA and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the effectiveness of the Registration Statement and mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”) and, subject to Section 5.4, shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.4 of this Agreement, the Company will use all reasonable efforts to solicit from its shareholder proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of The Nasdaq Stock Market and the WBCA to obtain such approvals. The Company may not adjourn or postpone the Company Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting and the Company believes such shares will be voted in number sufficient to approve and adopt this Agreement and the Merger. The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the WBCA, its articles of incorporation and by-laws, the applicable rules of The Nasdaq Stock

Market and all other applicable legal requirements. The Board of Directors of the Company shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation, other than to the extent permitted and in compliance with Section 5.4 of this Agreement.
      Section 5.6     Affiliate Agreements. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company’s reasonable judgment, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use all reasonable efforts to cause each person who is identified as an “affiliate” in the list furnished pursuant to this Section 5.6 to execute a written agreement on or prior to the mailing of the Proxy Statement, in the form of Exhibit B hereto.
      Section 5.7     Stock Options; Restricted Stock; Employee Matters.
      (a) Stock Options. At the Effective Time, each outstanding unexpired and unexercised option to purchase or acquire a share of Company Common Stock under the Option Plan or otherwise (each, a “Company Stock Option”) shall be converted into an option to purchase the number of shares of Parent Common Stock equal to the product of (x) the Stock Option Conversion Fraction multiplied by (y) the number of shares of Company Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option (rounded to the nearest whole share), at an exercise price per share (rounded to the nearest cent) equal to the exercise price for each such share of Company Common Stock subject to a Company Stock Option divided by the Stock Option Conversion Fraction, and all references to the Company in each such option shall be deemed to refer to Parent, where appropriate. The other terms of such Company Stock Options shall continue to apply in accordance with their terms, including any provisions for the acceleration of vesting resulting from the consummation of the transactions contemplated by this Agreement (or any subsequent termination of employment) pursuant to such preexisting terms and conditions. Each Company Stock Option converted pursuant to the terms of this Section 5.7(a) shall be referred to as a “Parent Exchange Option.” In connection with the issuance of Parent Exchange Options, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Exchange Options pursuant to this Section 5.7(a). As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Parent Exchange Option a document evidencing the foregoing assumption by Parent. Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act on the Closing Date with respect to the shares of Parent Common Stock subject to Parent Exchange Options and shall use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of the Parent Exchange Options. For purposes of this Section 5.7(a), the Stock Option Conversion Fraction shall mean the sum of (x) the Mixed Election Stock Exchange Ratio plus (y) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the Parent Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.
      The number of shares subject to any Parent Exchange Option and the exercise price per share of such Parent Exchange Option shall be determined in a manner which would not result in the conversion of Company Stock Options into Parent Exchange Options being treated as a new grant of stock options under Section 409A of the Code, and the Company and Parent shall agree upon any adjustments to this Section 5.7(a) necessary to avoid such new grant of stock options.
      (b) Employee Stock Purchase Plan. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) shorten the offering period under the ESPP in effect at the Effective Time (the “Current Offering”), such that the Current Offering shall terminate immediately prior to the Effective Time, (ii) ensure that no offering periods under the ESPP commence after the date hereof, (iii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, any purchase rights existing immediately prior to the Effective Time under the ESPP to acquire shares of

Company Common Stock at the purchase price set forth in the ESPP and (iv) refund to participants in the ESPP the funds that remain in the Participants’ accounts after such purchase. At the Effective Time the Company shall terminate the ESPP.
      (c) Employee Benefits.
      (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of one year following the Effective Time, Parent shall provide to current and former employees of the Company and its Subsidiaries (the “Company Employees”) welfare, compensation and employee benefits plans, programs and arrangements (it being understood that discretionary equity and equity based awards will remain discretionary) that are not less favorable, in the aggregate, than those provided to Company Employees immediately before the Effective Time; it being understood that nothing contained herein shall preclude Parent from changing or terminating any existing plan, program or arrangement pursuant to its terms, so long as Parent complies with the provisions of this sentence. Following such one year period, Company Employees will receive compensation and benefits pursuant to the welfare, compensation and employee benefit plans, programs and arrangements of Parent as then in effect other than plans, programs and arrangements of Parent that are not open to new participants generally (such as “frozen” pension plans).
      (ii) For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of Parent employees is not taken into account. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to Company employee benefit plan or compensation arrangement or agreements in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
      (iii) The Company may provide a retention pool (the “Retention Pool”) for the purpose of retaining the services of key Company Employees, on the terms set forth on Section 5.7(c)(iii) of the Company Disclosure Schedule. Subject to the terms set forth on Section 5.7(c)(iii) of the Company Disclosure Schedule, John Stanton, or in the event that he is not able to perform such function, his designee (Mr. Stanton or such designee, the “Administrator”), shall determine the size of the Retention Pool, the Company Employees eligible to receive retention awards from the Retention Pool (each a “Retention Bonus”) and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Participants in the Retention Pool shall receive, within 10 days following employment termination, any Retention Bonus which would have been otherwise due to them in the event that their employment is constructively terminated or terminated without cause or as a result of death or disability prior to the date of required service for the Retention Bonus. The Administrator shall be indemnified for all good faith actions taken in connection with the Retention Pool, to the fullest extent permitted by applicable Law. Parent shall have no obligation to make payments pursuant to the Retention Pool in the event this Agreement is terminated or abandoned. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties.
      (iv) Parent shall honor the Company severance program (the “Program”) set forth on Section 5.7(c)(iv) of the Company Disclosure Schedule that shall be applicable in the event of a participant’s qualifying termination (as described in the Program) of employment during the two (2) year period immediately following the Closing. The Program shall be administered by the Administrator, who shall have discretionary authority with respect to the interpretation and application of the Program. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties. The Administrator shall be indemnified for all good faith actions taken in connection with the Program, to the fullest extent permitted by applicable Law.
      Section 5.8     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (1) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect on it or (B) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time; or (2) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.
      Section 5.9     Filings; Other Action.
      (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
      (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly but in no event later than fifteen (15) days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) promptly (but in no event later than fifteen (15) days after the date hereof) file applications (the “FCC Applications”) required to be filed with the FCC to effect the transfer of control of the Licenses (the “FCC Consents”) and respond as promptly as practicable to any additional requests for information received from the FCC by any party to an FCC Application, (iii) use all reasonable efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules, (iv) use all reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Entities (including any foreign jurisdiction in which the Company’s Subsidiaries are operating any business) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (v) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby; and (vi) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.
      (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Parent shall cooperate in all respects with each other and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.9.
      (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Parent shall use all reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Parent be required to, or the Company be permitted to, agree to any divestiture of any businesses, assets or product lines of the Company, Parent or any of their respective Subsidiaries in order to enable any approval under any Regulatory Law that is necessary to consummate the Merger or any other transaction contemplated by this Agreement, except as set forth on Section 5.9(d) hereof. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise, through merger or acquisition.
      Section 5.10     Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
      Section 5.11     Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a press release announcing this Agreement.
      Section 5.12     Indemnification and Insurance.
      (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent and Surviving Company shall (i) maintain in effect (A) the current provisions regarding indemnification of officers and directors contained in the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof, and (ii) jointly and severally indemnify the Indemnified Parties to the fullest extent permitted by applicable Law. For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy”, in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the annual premium paid by the Company for such insurance for the year ending December 31, 2005 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 5.12 it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.
      (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.
      (c) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.12 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under any other applicable Laws.
      (d) In the event that either Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.12.
      Section 5.13     Accountants’ “Comfort” Letters. The Company and Parent will each use commercially reasonable efforts to cause to be delivered to each other letters from their respective independent accountants, dated as of a date within two Business Days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.
      Section 5.14     Additional Reports and Information.
      (a) From and after the date hereof, the Company and Parent shall use all reasonable efforts to implement such programs and take such steps reasonably necessary to comply with all provisions of Section 404 of the Sarbanes-Oxley Act not later than the relevant statutory and regulatory deadline therefor.
      (b) The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and 4.4, respectively, which it files with the SEC on or after the date hereof.

      (c) The Company shall provide Parent with a copy of the then most recent draft of the Company 2004 Form 10-K and each Form 10-Q for periods ending in prior to Closing, no fewer than five (5) business days prior to filing it with the SEC and provide as soon as practicable any material changes thereto.
      (d) To the extent required in connection with the preparation of any registration statement or other report to be filed with the SEC by Parent prior to the Closing, if reasonably requested by Parent, the Company shall use all reasonable efforts to (i) provide audited and unaudited financial statements for inclusion therein with respect to periods reasonably requested by Parent and (ii) assist in obtaining any necessary consents from the Company’s independent accountants relating thereto.
      Section 5.15     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) to or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.
      Section 5.16     Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
      Section 5.17     Internal Controls and Procedures.
      (a) The Company shall promptly deliver to Parent complete and accurate copies of any notices received from its independent auditor after the date hereof of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting, and any other management letter or similar correspondence received after the date hereof from any independent auditor of the Company or any of its Subsidiaries.
      (b) From the date hereof until the Closing Date, the Company shall use all reasonable efforts to continue implementing such programs and taking such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that will become applicable to the Company.
      Section 5.18     Real Estate Transfer Taxes. Any liability arising out of any real estate transfer tax with respect to interests in real property owned directly or indirectly by the Company and its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Company or Parent and expressly shall not be a liability of shareholders of the Company.
      Section 5.19     Parent Covenant Concerning Subsidiary Indebtedness. Parent covenants and agrees that at or prior to the Effective Time it shall take one or more of the following actions to ensure that no violation of the Subsidiary indebtedness covenant contained in its credit agreement (as described in Section 4.3 of the Parent Disclosure Schedule) shall occur or be continuing as a result of the consummation of the Merger and the transactions contemplated hereby: Parent shall (i) pay or cause to be paid all Subsidiary indebtedness (including for such purposes any Subsidiary indebtedness outstanding immediately after the consummation of the Merger and the transactions contemplated hereby), (ii) obtain an appropriate waiver from the requisite lenders under such credit agreement, or (iii) pay or cause to be paid all indebtedness outstanding under such credit agreement.

ARTICLE VI
CONDITIONS TO THE MERGER
      Section 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained, all in accordance with applicable Law and the rules and regulations of The Nasdaq Stock Market.

(b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or Governmental Entity which prohibits the consummation of the Merger, and shall continue to be in effect.

(c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

(d) The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(e) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and any other Company Approvals and Parent Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals and Parent Approvals the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent (“Required Approval”) shall have been obtained.

(f) (i) Unless waived by the Company and Parent, all FCC Consents other than any FCC Consents the failure to obtain which would not reasonably be expected to have a Material Adverse Effect on the Company or Parent shall have been granted without the imposition of any condition that Parent or the Company would not be required to agree to pursuant to Section 5.9, and (ii) all such FCC Consents shall be in full force and effect.

(g) Each of the Company and Parent shall have received a Tax Opinion of its respective Tax Counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such Tax Opinion, Tax Counsel may require and rely upon customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to such Tax Counsel.
      Section 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Sections 4.2, 4.3(a), 4.4(b), 4.10 and 4.21) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) the representations and warranties of Parent set forth in Sections 4.2, 4.3(a) and 4.4(b) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) the representations and warranties contained in Sections 4.10 and 4.21 shall have been true and correct in all respects when made and as of the Effective Time;

(b) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or any Executive Vice President certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

      Section 6.3     Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Sections 3.2(a), 3.3(a), 3.4(b) and 3.10) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.3(a) and 3.4(b) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) the representations and warranties contained in Section 3.10 shall have been true and correct in all respects when made and as of the Effective Time;

(b) The Company, shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Except as disclosed in the Company SEC Documents or in the Company Disclosure Schedule or as expressly contemplated by this Agreement, since the date of this Agreement, there shall have been no event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE VII
TERMINATION
      Section 7.1     Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective shareholders of the Company and Parent:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before August 31, 2005 and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date, except that if, as of August 31, 2005, all conditions set forth in Section 6.1, 6.2 and 6.3 of this Agreement have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Section 6.1(e) or (f), then either Parent or the Company may extend the Termination Date to November 30, 2005, by providing written notice to the other party on or before August 31, 2005;

(c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used all reasonable efforts to remove such injunction, order, decree or ruling;

(d) by either the Company or Parent if the Company Meeting shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained, except that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (2) cannot be cured by the Termination Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (2) cannot be cured by the Termination Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the confidentiality agreement referred to in Section 5.4 and the provisions of Sections 7.2, 8.2, 8.4 and 8.5), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
      Section 7.2     Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) prior to the termination of this Agreement, any Company Alternative Proposal is commenced, publicly proposed or publicly disclosed prior to, and, in each case, not withdrawn at the time of, the Company Meeting, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of Section 7.1(b)(ii)) or by Parent or the Company pursuant to Section 7.1(d) and (iii) concurrently with or within (A) nine (9) months after such termination, any agreement relating to a Qualifying Transaction (as defined below) shall have been entered into with the person who made the Company Alternative Proposal that was existing at the time of the Company Meeting, or any affiliate or associate thereof (each, a “Qualifying Person”), or (B) six (6) months after such termination, any agreement relating to a Qualifying Transaction shall have been entered into with any person other than a Qualifying Person or

Parent, any of its Subsidiaries or any of their affiliates or associates, then, in either case, the Company shall pay to Parent a fee of $120 million in cash and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its shareholders (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made upon entering into an agreement relating to such Qualifying Transaction, it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2 on more than one occasion.
      For purposes of this Agreement, “Qualifying Transaction” shall mean any (i) acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company; (ii) acquisition by any person (other than Parent, any of its Subsidiaries or their affiliates or associates) of forty percent (40%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) acquisition by any person of forty percent (40%) or more of the outstanding shares of Company Common Stock.
      Section 7.3     Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Parent and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company and Parent there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval nor any amendment or change not permitted under applicable Law.
      Section 7.4     Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein.
Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE VIII
MISCELLANEOUS
      Section 8.1     No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.
      Section 8.2     Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the filing of the Registration Statement and the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.
      Section 8.3     Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
      Section 8.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except the WBCA shall govern the internal affairs of the Company and the WBCA and the WLLCA shall govern the Merger.
      Section 8.5     Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.
      Section 8.6     Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
      Section 8.7     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
      To Parent or Merger Sub:

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
Attention: Chief Executive Officer
(with a copy to the Corporate Secretary)
Telecopy: (501) 905-5444
      To the Company:

Western Wireless Corporation
3650 131st Avenue, S.E.
Suite 400
Bellevue, Washington 98006
Attention: Chief Executive Officer
Telecopy: (425) 586-8700

      with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy:(212) 403-2000
Attention: Daniel A. Neff
Mark Gordon

and

Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
Attention: Barry A. Adelman
Gregg S. Lerner
Telecopy: (212) 833-1250
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
      Section 8.8     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
      Section 8.9     Date For Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.
      Section 8.10     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
      Section 8.11     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.12 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
      Section 8.12     Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
      Section 8.13     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words

“hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
      Section 8.14     Definitions.
      (a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity. References in this Agreement to “associate” shall have the meaning set forth in Section 12b-2 of the Exchange Act.
      (b) Each of the following terms is defined on the pages set forth opposite such term:

2005 Plan	14
4.625% Notes	15
9.250% Notes	36
affiliates	43
Agreement	5
Articles of Merger	6
associate	35
Available Cash Election Amount	7
Cash Electing Company Share	7
Cash Election	7
Cash Election Amount	6
Cash Fraction	7
Certificates	8
Class A Common Stock	6
Class B Common Stock	6
Closing Date	5

Code	5
Communications Act	15
Company	5
Company Action Notice	40
Company Alternative Proposal	41
Company Approvals	15
Company Benefit Plans	18
Company Book-Entry Shares	8
Company Change of Recommendation	40
Company Common Stock	6
Company Disclosure Schedule	13
Company Employees	44
Company License Schedule	23
Company Licenses	23
Company Material Contracts	22
Company Meeting	42
Company Minority Interest Business	13
Company Permits	17
Company Preferred Stock	14
Company Recommendation	42
Company SEC Documents	16
Company Shareholder Approval	22
Company Stock Awards	14
Company Stock Options	43
Company Superior Proposal	41
ComReg	24
Confidentiality Agreement	39
Current Offering	43
Disclosure Schedule	25
Dissenting Shares	8
Effective Time	6
Election Date	9
eligible guarantor institution	9
Employees	21
Environmental Claims	18
Environmental Laws	18
ERISA	18
ERISA Affiliate	19
ESPP	14
Exchange Act	9
Exchange Agent	8
Exchange Ratio	7
FCC	23
FCC Applications	45
FCC Consents	45

FCC Rules	23
Foreign Benefit Plan	19
Foreign License Schedule	24
Form of Election	9
GAAP	16
Governmental Entity	15
HSR Act	15
Indemnified Parties	47
Intellectual Property	22
knowledge	18
Laws	17
Lien	13
Material Adverse Effect	13
Maximum Amount	47
Merger	5
Merger Consideration	7
Merger Sub	5
Mixed Consideration Electing Share	7
Mixed Election	7
No Par Preferred Stock	26
Non-Electing Company Share	9
Notes	36
Option Plan	14
Par Preferred Stock	26
Parent	5
Parent Approvals	27
Parent Benefit Plans	29
Parent Certificates	10
Parent Common Stock	26
Parent Disclosure Schedule	25
Parent Employees	32
Parent License Schedule	33
Parent Licenses	33
Parent Material Contracts	32
Parent Permits	29
Parent Preferred Stock	26
Parent SEC Documents	27
Per Share Cash Election Consideration	7
person	55
Program	45
Proxy Statement	20
PUCs	15
Qualifying Person	51
Qualifying Transaction	52
Registration Statement	41

Regulatory Law	46
Representatives	39
Required Approval	49
Retention Bonus	44
Retention Pool	44
RTR-GmbH	24
Sarbanes-Oxley Act	17
SEC	16
Securities Act	15
Shares	6
Stock Consideration	7
Stock Electing Company Share	7
Stock Election	7
Subsequent Company SEC Documents	16
Subsequent Parent SEC Documents	27
Subsidiaries	55
Surviving Company	5
Tax Authority	21
Tax Counsel	42
Tax Opinion	42
Tax Return	21
Taxes	21
Termination Date	34
TKK	24
Voting Agreement	5
WARN Act	22
WBCA	5
WLLCA	5

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford

Name: Scott T. Ford
Title: President and Chief Executive Officer

WIGEON ACQUISITION LLC

By:	/s/ Scott T. Ford

Name: Scott T. Ford
Title: President

WESTERN WIRELESS CORPORATION

By:	/s/ John W. Stanton

Name: John W. Stanton
Title: Chairman and Chief Executive Officer

EXECUTION COPY
VOTING AGREEMENT
      VOTING AGREEMENT (this “Agreement”) dated as of January 9, 2005, among ALLTEL Corporation, a corporation organized under the laws of the State of Delaware (“Parent”), and each person listed on the signature page hereof as a shareholder (each, a “Shareholder” and, collectively, the “Shareholders”).
RECITALS
      A. Western Wireless Corporation is a corporation organized under the laws of the State of Washington (the “Company”). Each Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock, no par value per share, of the Company (the “Class A Common Stock”) and of Class B Common Stock, no par value per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) set forth opposite such Shareholder’s name on Schedule A hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).
      B. Concurrently with the execution and delivery of this Agreement, Parent, Wigeon Acquisition LLC, a limited liability company organized under the laws of the State of Washington (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger (the “Merger”) upon the terms and subject to the conditions set forth therein.
      C. As a condition to entering into the Merger Agreement, Parent has required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce Parent to enter into the Merger Agreement.
      D. The Board of Directors of the Company has taken all actions so that the restrictions contained in the Company’s articles of incorporation and the Washington Business Corporation Act (the “WBCA”) applicable to a “significant business transaction” (as defined in Section 23B.19 of the WBCA) will not apply to the execution, delivery or performance of this Agreement or the Merger Agreement, or to the consummation of the Merger, this Agreement and the Merger Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
      1.     Representations and Warranties of Each Shareholder.
      Each Shareholder, jointly and severally, represents and warrants to Parent as follows:

(a) Authority. Such Shareholder, if not an individual, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable). Such Shareholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity). If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this

Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity). If such Shareholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) No Conflicts. (i) No filing by any Shareholder with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by any Shareholder and the consummation by any Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholders, the consummation by any Shareholder of the transactions contemplated hereby or compliance by any Shareholder with any of the provisions hereof shall (A) if such shareholder is not an individual, conflict with or result in any breach of the organizational documents of any Shareholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which any Shareholder is a party or by which any Shareholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to prevent any Shareholder from performing its obligations under this Agreement.

(c) The Subject Shares. Schedule A sets forth, opposite each Shareholder’s name, the number of Subject Shares over which such Shareholder has record or beneficial ownership as of the date hereof. As of the date hereof, each Shareholder is the record or beneficial owner of the Subject Shares denoted as being owned by such Shareholder on Schedule A (or is trustee of a trust that is the record holder of and whose beneficiaries are the beneficial owners of such Subject Shares) and has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on such Schedule A, no Shareholder nor any controlled affiliate of a Shareholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Each Shareholder has good and valid title to the Subject Shares denoted as being owned by such Shareholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, as disclosed on Schedule A, or as would not prevent any Shareholder from performing its obligations under this Agreement.

(d) Reliance By Parent. Such Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, there is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

      2.     Representations and Warranties of Parent.
      Parent hereby represents and warrants to the Shareholders as follows:

(a) Due Organization, etc. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Conflicts. (i) No filing by Parent with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent Parent from performing its obligations under this Agreement.

(c) Reliance by the Shareholders. Parent understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

      3.     Covenants of Each Shareholder.
      Until the termination of this Agreement in accordance with Section 5, each Shareholder, in its capacity as such, agrees as follows:

(a) At the Company Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances occurring prior to the Company Meeting upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought , each Shareholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Parent, against any Company Alternative Proposal. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

(b) Each Shareholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any person if such Transfer or agreement, option or other arrangement would result in the Shareholder’s inability to perform his or her obligations under Section 3(a) hereof, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Meeting if and to the extent such proxy is consistent with the Shareholder’s obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement. Each Shareholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(c) Such Shareholder shall not, nor shall such Shareholder permit any controlled affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled affiliate to act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock intended to facilitate any Company Alternative Proposal or to cause shareholders of the Company not to vote to approve and adopt the Merger Agreement. Such Shareholder shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Shareholder not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any person, other than Parent, relating to any Company Alternative Proposal. Each Shareholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than Parent with respect to any Company Alternative Proposal.

      4.     Shareholder Capacity.
      No Person executing this Agreement who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Shareholder is entering into this Agreement solely in his or her capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.
      5.     Termination.
      This Agreement shall terminate (i) upon the earlier of (A) the approval and adoption of the Merger Agreement at the Company Meeting, (B) provided that the Company Meeting shall have concluded, the failure of the shareholders of the Company to approve and adopt the Merger Agreement at the Company Meeting, and (C) the termination of the Merger Agreement, or (ii) at any time upon notice by Parent to the Shareholders. No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination. Notwithstanding the foregoing, Section 6 and Sections 10 through 22, inclusive, of this Agreement shall survive the termination of this Agreement.
      6.     Appraisal Rights.
      To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.
      7.     Publication.
      Each Shareholder hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement and the Registration Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.
      8.     Affiliate Letters.
      Each Shareholder agrees to execute an affiliate agreement in substantially the form attached as Exhibit B to the Merger Agreement, as soon as practicable after the date hereof.
      9.     Governing Law.
      This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to any principles or rules of conflicts of laws thereof.
      10.     Jurisdiction; Waiver of Jury Trial.
      (a) Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware or the United States District Court for the District of Delaware (each, a “Delaware Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.
      (b) Each of the parties agrees and acknowledges that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement.
      11.     Specific Performance.
      Each Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Parent shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements.
      12.     Amendment, Waivers, Etc.
      Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.
      13.     Assignment; No Third Party Beneficiaries.
      This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that Parent may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to Merger Sub or any direct or indirect wholly-owned subsidiary of Parent; provided that any such assignment shall not relieve Parent of its obligations hereunder. This Agreement shall be binding upon the respective heirs, legal representatives and permitted transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, legal representatives and permitted transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.
      14.     Notices.
      All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:
           If to Parent, to:

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
Attention: Chief Executive Officer
(with a copy to the Corporate Secretary)
Telecopy: (501) 905-5444
      If to any Shareholder, at the address set forth under such Shareholder’s name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith, with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52(nd) Street
New York, New York 10019
Telecopy: (212) 403-2000
Attention: Daniel A. Neff
Mark Gordon

and

Friedman, Kaplan, Seiler, Adelman LLP
1633 Broadway
New York, New York 10019
Telecopy: (212) 833-1250
Attention: Barry A. Adelman
Gregg S. Lerner
      15.     Severability.
      If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
      16.     Integration.
      This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.
      17.     Mutual Drafting.
      Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
      18.     Section Headings.
      The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      19.     Counterparts.
      This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
      20.     Acknowledgement.
      The parties hereto acknowledge and agree that this Agreement is entered into in accordance with the provisions of Section 23B.07.310 of the Business Corporation Act of the State of Washington.
      21.     Capitalized Terms.
      For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
      22.     Definitions.
      References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a governmental body or authority.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford

Name: Scott T. Ford

Title:	President and Chief Executive Officer

/s/ John W. Stanton

Name: John. W. Stanton

/s/ Theresa E. Gillespie

Name: Theresa E. Gillespie

STANTON FAMILY TRUST

By:	/s/ John W. Stanton

Name: John W. Stanton

Title:	Trustee

PN CELLULAR, INC.

By:	/s/ John W. Stanton

Name: John W. Stanton

Title:	Chief Executive Officer

STANTON COMMUNICATIONS
CORPORPATION

By:	/s/ John W. Stanton

Name: John W. Stanton

Title:	Chief Executive Officer

ANNEX C
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Tel 212.272.2000
www.bearstearns.com
January 9, 2005
The Board of Directors
Western Wireless Corporation
3650 131st Avenue, S.E. Suite 400
Bellevue, WA 98006
Ladies and Gentlemen:
We understand that Western Wireless Corporation (“Western Wireless”), ALLTEL Corporation (“ALLTEL”) and Wigeon Acquisition LLC, a wholly owned subsidiary of ALLTEL (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Western Wireless will be merged with and into Merger Sub with Merger Sub surviving (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Western Wireless Class A Common Stock, no par value per share, and each issued and outstanding share of Western Wireless Class B Common Stock, no par value per share (other than shares held by shareholders who properly exercise dissenters’ rights (“Dissenting Shares”) and certain shares to be canceled pursuant to the Agreement), will, at the election of the holder thereof, be converted into the right to receive one of the following: (i) a combination of $9.25 in cash and 0.535 shares of ALLTEL Common Stock, par value $1.00 per share (“ALLTEL Common Stock”); (ii) $40.00 in cash or (iii) 0.7 shares of ALLTEL Common Stock ((i), (ii) and (iii) are collectively referred to herein as the “Merger Consideration”) all as more further described in the Agreement, including certain procedures and limitations set forth in the Agreement. You have provided us with a copy of the Agreement dated as of January 9, 2005.
You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of Western Wireless.
In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement and the Voting Agreement, dated as of January 9, 2005, among ALLTEL and the shareholders of Western Wireless named therein;

•	reviewed Western Wireless’ and ALLTEL’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001, 2002 and 2003, their Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, their Current Reports on Form 8-K for the three years ended the date hereof and the preliminary results of Western Wireless and ALLTEL for the quarter ended December 31, 2004 provided to us by the managements of Western Wireless and ALLTEL, respectively;

•	reviewed certain operating and financial information relating to Western Wireless’ and ALLTEL’s business and prospects. This information included projections for the six years ended December 31, 2009 for Western Wireless prepared by Western Wireless’ management and for the year ended December 31, 2004 for ALLTEL prepared by ALLTEL’s management. We also reviewed publicly available research analyst projections for the five years ended December 31, 2009 for ALLTEL and reviewed and discussed such projections with the managements of ALLTEL and Western Wireless.

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by ALLTEL’s management;
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Western Wireless Corporation
January 9, 2005

•	met with certain members of Western Wireless’ and ALLTEL’s senior managements to discuss each entity’s respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the common shares of each of Western Wireless and ALLTEL;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to each of Western Wireless and ALLTEL;

•	reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Western Wireless and the Merger;

•	performed discounted cash flow analyses based on the projections for each of Western Wireless and ALLTEL and synergy estimates for the combined company furnished to us;

•	reviewed the pro forma financial results, financial condition and capitalization of ALLTEL giving effect to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us or discussed with us by Western Wireless and ALLTEL, including, without limitation, the projections and synergy estimates. With respect to the projected financial results for Western Wireless and ALLTEL and the potential synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the persons who prepared such projected financial results and potential synergies (and with respect to ALLTEL, were also prepared on bases that are consistent with the best currently available estimates and judgments of ALLTEL management), as to the expected future performance of Western Wireless and ALLTEL, as the case may be. We have not assumed any responsibility for the independent verification of any such information or any such projections and synergy estimates, and we have further relied upon the assurances of the senior managements of Western Wireless and ALLTEL that they are unaware of any facts that would make the information, and projections and synergy estimates, reviewed by us incomplete or misleading.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Western Wireless and ALLTEL, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have also assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Western Wireless, ALLTEL or Merger Sub.
We do not express any opinion as to the price or range of prices at which the shares of common stock of Western Wireless and ALLTEL may trade subsequent to the announcement or consummation of the Merger. We also do not express any opinion as to the fairness of the Merger Consideration to the holders of Dissenting Shares.
We have acted as a financial advisor to Western Wireless in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Western Wireless to provide certain investment banking and financial advisory services for which we have received or may in the future receive customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Western Wireless and ALLTEL for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Western Wireless Corporation
January 9, 2005

It is understood that this letter is intended for the benefit and use of the Board of Directors of Western Wireless and does not constitute a recommendation to the Board of Directors of Western Wireless or any holders of Western Wireless common stock as to how to vote in connection with the Merger. This opinion does not address Western Wireless’ underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Western Wireless or the effects of any other transaction in which Western Wireless might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/ prospectus to be distributed to the holders of Western Wireless common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Western Wireless.
Very truly yours,
BEAR, STEARNS & CO. INC.

By:	/s/ Louis P. Friedman

Louis P. Friedman
Vice Chairman — Investment Banking

ANNEX D
CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT
DISSENTERS’ RIGHTS
RCW 23B.13.010 — Definitions.
      As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.
RCW 23B.13.020 — Right to dissent.
      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.
      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.
RCW 23B.13.030 — Dissent by nominees and beneficial owners.
      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.
      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
RCW 23B.13.200 — Notice of dissenters’ rights.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
      (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.
RCW 23B.13.210 — Notice of intent to demand payment.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.
RCW 23B.13.220 — Dissenters’ rights — Notice.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.
      (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.
RCW 23B.13.230 — Duty to demand payment.
      (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.
      (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.
      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.
RCW 23B.13.240 — Share restrictions.
      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.
      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
RCW 23B.13.250 — Payment.
      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.
RCW 23B.13.260 — Failure to take action.
      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.
      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.
RCW 23B.13.270 — After-acquired shares.
      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.
RCW 23B.13.280 — Procedure if shareholder dissatisfied with payment or offer.
      (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 — Court action.
      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.
      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.
RCW 23B.13.310 — Court costs and counsel fees.
      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.
      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.
      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
Scope:
      The Audit Committee is a subcommittee of the Board of Directors. The primary function of the Audit Committee is to represent the Board of Directors in discharging its responsibilities relating to the accounting, auditing, reporting and financial practices of Western Wireless Corporation and its subsidiaries (collectively, the “Company”). The Audit Committee’s role is to provide oversight regarding financial information of the Company by:

•	Reviewing the financial information provided to shareholders and others, the business risk environment and the audit process.

•	Reviewing the systems of internal control which management and the Board of Directors have established.

•	Providing an open avenue of communication between the Board of Directors, management, the internal audit department and the outside auditors.

•	Ensuring compliance with the Company’s Code of Business Conduct and Ethics.

•	Ensuring the ultimate accountability of the outside auditors to the Board of Directors and the Audit Committee, and exercising that authority though the selection, evaluation and if necessary, replacement of the outside auditors.
      The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in performing its duties set forth in this charter, and to approve the fees and other retention terms of such advisors.
      It is not the responsibility of the Audit Committee to plan or conduct audits or to determine whether the Company’s financial statement are complete and accurate or in accordance with generally accepted accounting principles.
Composition:
      The Audit Committee shall be comprised of:

•	Three or more members of the Board of Directors, each of whom shall be “independent” of the management of the Company, and free from any relationship that, in the opinion of the Board, would interfere with his or her independence. For the purposes hereof, “independent” shall mean a director who meets the independence requirements of th National Association of Securities Dealers, Inc. (the “NASD”), the Securities and Exchange Commission (the “SEC”), and any other regulations applicable tot he Company form time to time.

•	Each member shall, in the judgment of the Board of Directors, be financially literate and be able to read and understand the fundamental financial statements of the Company, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall, in the judgment of the Board of Directors, be an “audit committee financial expert” as the term is defined in applicable SEC rules.

•	The members Audit Committee shall be appointed by the Board and the Board may remove any member from the Audit Committee at any time with or without cause.
Meetings:
      The Audit Committee shall:

•	Conduct regular meetings, not less than one each quarter, either in person or telephonically, as would be necessary to ensure the successful achievement of the Board of Director’s oversight responsibilities. The majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee may act by unanimous written consent.

•	Meet at least annually with management and with the outside auditors to discuss any matters that the Audit Committee or each of these groups believes requires discussion.

•	Meet in separate executive sessions with management and the outside auditors, as necessary or appropriate, to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately with the Audit Committee.

•	Conduct special meetings which may be called by the Chairman of the Audit Committee, or at the request of management or the outside auditors.

•	Report to the full Board of Directors with respect to its meetings and on any significant matter arising from the Audit Committee’s work with such recommendations as the Audit Committee may deem appropriate.

Areas of Focus and Responsibilities:

•	Select and retain the outside auditors, oversee the work of the outside auditors, review the fees of the outside auditors, and if necessary, review and approve the discharge of the outside auditors. Approve in advance the engage of the outside auditors and their fees for all audit and permitted non-audit services. Adopt specific policies and procedures for such preapproval, ensuring that they provide sufficient detail so that the Audit Committee’s responsibilities are not delegated to management. Ensure that the Audit Committee’s approval of any audit and permitted non-audit services is publicly disclosed pursuant to applicable rules.

•	Enable direct communication between the outside auditors and the Audit Committee at any time. Instruct the outside auditors to report directly to the Audit Committee any serious difficulties or disputes with management, and ensure such issues are resolved in a timely and appropriate manner.

•	At least annually, obtain and review the letter and written disclosures from the outside auditor consistent with Independence Standards Board Standard No. 1, including a written statement by the outside auditor delineating all relationships between the auditor and the Company; engage in a dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

•	Discuss with the outside auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise applicable laws, rules and regulations.

•	At least annually, evaluate the outside auditors’ qualifications and performance.

•	Prepare annually the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Review and discuss with the outside auditors their audit procedures, including the scope and timing of the audit, the results of the annual audit examination, any accompanying management letters, and any reports of the outside auditors with respect to interim periods.

•	Review and assess the adequacy of the audit committee charter at least annually, or as conditions require.

•	Review and discuss with management and the outside auditors the Company’s annual audited financial statements, including disclosures made in Management’s Discussion and Analysis, and make a recommendation regarding the inclusion of the audited financial statements in the Company’s annual report on Form 10-K to the Board of Directors.

•	Review and discuss with management and the outside auditors the Company’s quarterly financial statements, including disclosures made in Management’s Discussion and Analysis, prior to the filing of the Company’s quarterly report on Form 10-Q, and the results of the outside auditors’ review of the quarterly financial statements.

•	Make specific inquiry with respect to the outside auditors’ judgment regarding the “quality” of financial information in addition to compliance with accounting standards and conventions.

•	Review with management and the outside auditors the adequacy and effectiveness of the Company’s internal controls, and the outside auditors’ related attestation. Consider with management and the internal and outside auditors whether any changes to such internal controls are appropriate.

•	Review disclosures made to the Audit Committee by the Company’s chief executive officer and chief financial officer during their certification process for the Company’s reports on Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operations of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	Review with management and the outside auditors the accounting policies which may be viewed as critical, and review any significant changes in accounting policies of the Company and accounting and financial reporting proposal that may have a significant impact on the Company’s financial reports.

•	Review with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review compliance with audit committee membership requirements annually, or as new members are added to the Committee. Periodically evaluate the performance of and take steps to improve the effectiveness of the Audit Committee in meeting its responsibilities under the audit committee charter.

•	Review the internal audit department’s staffing, budget and responsibilities. Enable direct communication between the Audit Committee and the internal audit department at any time, as needed, to address concerns.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Approve all related party transactions, as defined by applicable NASD rules, to which the Company is a party for potential conflict of interest situations.

•	Review the procedures established by management to monitor compliance with the Company’s Code of Business Conduct and Ethics. Receive reports from management regarding the Company’s compliance with the Code of Business Conduct and Ethics.

•	Review with management and the outside auditors changes in accounting standards or rules proposed by the Financial Accounting Standards Board or the SEC that may effect the Company’s financial statements.

•	The Audit Committee may form a delegate authority to subcommittees and may delegate authority to one or more designated members of the Audit Committee when necessary or appropriate.

•	Make relevant inquiries and take necessary actions to fulfill the undertakings set forth in this charter.

WESTERN WIRELESS CORPORATION
2005 LONG-TERM EQUITY INCENTIVE PLAN
(Adopted by Board of Directors December 30, 2004;
Approved by Shareholders [          ], 2005;
Expires December 30, 2014)

F-i

F-ii

Page

11.	Expiration of Awards		F-10
	(a)	Expiration, Termination or Forfeiture of Awards	F-10
	(b)	Extension of Term	F-11
12.	Term, Amendment and Termination of the Plan		F-11
	(a)	Term of Plan	F-11
	(b)	Amendment and Termination	F-11
	(c)	Participants in Foreign Countries	F-11
	(d)	Effect of Amendment or Termination	F-11
13.	Shareholder Approval		F-11

F-iii

WESTERN WIRELESS CORPORATION
2005 LONG-TERM EQUITY INCENTIVE PLAN
      1. Purpose of the Plan. The purposes of this Plan are to further the growth, development and financial success of the Company by attracting and retaining the most talented Employees, Consultants and Directors available, and by aligning the long-term interests of Employees, Consultants and Directors with those of the shareholders by providing an opportunity to acquire an ownership interest in the Company and by providing both performance rewards and long term incentives for future contributions to the success of the Company.
      The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, or SARs, at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria.
      This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to Employees, Directors and Consultants, including such persons working for the Company outside of the United States.
      2. Definitions. As used herein, the following definitions shall apply:

(a) “Award” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, and SARs.

(b) “Award Agreement” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award. Such agreements may contain other terms and conditions, including without limitation a nondisclosure agreement and noncompetition agreement, which the Committee deems appropriate for inclusion in an Award Agreement. The provisions of the various Award Agreements or other agreements entered into under the Plan need not be identical.

(c) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee appointed by the Board, which at all times shall consist solely of Independent Directors.

(g) “Common Stock” shall mean the Class A Common Stock of the Company, no par value per share.

(h) “Company” shall mean Western Wireless Corporation, a Washington corporation and any successor thereto.

(i) “Company Holdings” shall have the meaning set forth in Section 4(c) of the Plan.

(j) “Consultant” shall mean any person, except an Employee, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor.

(k) “Continuous Status as a Participant” shall mean (i) for Employees, the absence of any interruption or termination of service as an Employee, (ii) for Directors, the absence of any interruption or termination of service as a Director, and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or the occurrence of any termination event as set forth in such person’s Award Agreement. Continuous Status as a Participant shall not be considered interrupted (A) for an Employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence in each case so long as such leave has been properly approved and taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company which has been authorized in writing by a vice president of the Company prior to its commencement. In the event a Subsidiary ceases to be a Subsidiary, such event will constitute termination of Continuous Status as a Participant with respect to Participants providing services as an Employee, Consultant or Director of such Subsidiary.

(l) “Director” shall mean a member of the Board.

(m) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the term “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall mean a “permanent and total disability” as the term is defined for purposes of Section 22(e)(3) of the Code.

(n) “Employee” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services, as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity, as common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(q) “Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market System, the Fair Market Value of a Share of Common Stock shall be the average of the opening and closing sales prices for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable; and

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee as required.

(r) “FAS 123” shall mean Statement of Financial Accounting Standard 123, “Accounting for Stock-based Compensation,” as promulgated by the Financial Accounting Standards Board.

(s) “FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.

(t) “Former Plan” shall mean the Western Wireless Corporation Amended and Restated 1994 Management Incentive Stock Option Plan.

(u) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(v) “Independent Director” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Employees.

(w) “Maximum Annual Participant Award” shall have the meaning set forth in Section 5(b) of the Plan.

(x) “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

(y) “New Awards” shall have the meaning set forth in Section 4(c) of the Plan.

(z) “Non-Employee Director” shall mean a Director who is not an Employee.

(aa) “Nonqualified Stock Option” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(bb) “Option” shall mean a stock option granted pursuant to Section 7 of the Plan.

(cc) “Option Price” shall mean the per share purchase price of a Share purchased pursuant to an Option, as specified by the Committee in the applicable Award Agreement.

(dd) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” shall mean an Employee, Director or Consultant who holds an outstanding Award.

(ff) “Performance Criteria” shall have the meaning set forth in Section 8(c).

(gg) “Plan” shall mean this Western Wireless Corporation 2005 Long-Term Equity Incentive Plan, including any amendments thereto.

(hh) “Reorganization” shall have the meaning set forth in Section 4(c) of the Plan.

(ii) “Reprice” shall mean the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means.

(jj) “Restricted Stock” shall mean a grant of Shares pursuant to Section 8 of the Plan.

(kk) “Restricted Stock Units” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 8 of the Plan.

(ll) “SAR” shall mean a stock appreciation right awarded pursuant to Section 9 of the Plan.

(mm) “SEC” shall mean the Securities and Exchange Commission.

(nn) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 4 of the Plan.

(oo) “Stand-Alone SARs” shall have the meaning set forth in Section 9(c) of the Plan.

(pp) “Subcommittee” shall have the meaning set forth in Section 5(d) of the Plan.

(qq) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

(rr) “Tandem SARs” shall have the meaning set forth in Section 9(a) of the Plan.
      3. Shares Subject to the Plan.
      (a) Reservation of Shares. The number of shares of Common Stock that may be issued under the Plan shall be 8,000,000 plus any shares of Common Stock subject to outstanding awards under the Former Plan on the date of shareholder approval of the Plan that later cease to be subject to such awards for any reason other than such awards having been exercised, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Former Plan, but shall be available for issuance under the Plan. The options granted under the Former Plan shall continue to be administered under the Former Plan until such time as those options have been exercised, expire or become unexercisable for any reason. Notwithstanding anything to the contrary herein, subject to the provisions of Section 4(a), the maximum aggregate number of Shares which may be granted through Incentive Stock Options under the Plan shall not exceed 3,000,000. The aggregate number of Shares available for issuance under the Plan will be reduced by one Share for each Share delivered in settlement of an Option or award of Restricted Stock, Restricted Stock Unit, or SAR. The number of Shares underlying an Award not issued as a result of any of the following actions shall again be available for issuance under the Plan: (i) a payout of a Non-Tandem SAR, or a performance-based Restricted Stock award in the form of cash; (ii) a cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award; or (iii) payment of the Option exercise price and/or payment of any taxes arising upon exercise of the Option by withholding Shares which otherwise would be acquired on exercise or issued upon such payout. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock.
      (b) Substitutions and Assumptions. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3(a) may be increased by a corresponding number of Awards assumed and, in the case of substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.
      (c) Securities Law Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
      4. Adjustments to Shares Subject to the Plan.
      (a) Changes in Capitalization. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, and (iii) the Maximum Annual Participant Award. The Committee may also make adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 4, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. In lieu of the payment of a dividend, the Committee in its discretion may provide holders of Restricted Stock or Restricted Stock Units a dividend equivalent right, in the form of additional Shares or units, with respect to the unvested Shares or unvested units the Participant shall be entitled to receive or purchase. For purposes of this Section 4, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”
      (b) Issuance of Securities. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
      (c) Corporate Structure. In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or other change to the capital or business structure of the Company (including, without limitation, by means of an exchange offer or other transaction) (collectively, a “Reorganization”) the effect of which is to organize a parent company of the Company which will own not less than 50% of the capital stock of the Company (such parent company is hereinafter referred to as “Company Holdings”) in which the shareholders of the Company prior to the Reorganization hold the same proportional share interests in Company Holdings after the Reorganization as they held in the Company prior to the Reorganization, the Committee shall have the authority to effect, without the consent of the Participants, (i) the cancellation of all outstanding Awards granted under the Plan and substitute therefor awards with respect to shares of Company Holdings (“New Awards”), or (ii) the assumption by Company Holdings of Awards granted under the Plan; provided, however, that (x) immediately after the Reorganization the excess of the aggregate fair market value of all shares subject to New Awards over the aggregate exercise prices of all shares subject to New Awards shall equal but not be more than the excess of the aggregate fair market value immediately preceding the Reorganization of all Shares subject to Awards granted under the Plan over the aggregate exercise prices of all Shares subject to Awards granted under the Plan, and (y) New Awards, or the assumption or substitution of Awards granted under the Plan, do not give a Participant additional benefits which such Participant did not have under Awards granted under the Plan. Such a Reorganization shall not be treated as a Change of Control for purposes of the Plan and related Award Agreements. The grant of Awards under this Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets or effect any other Reorganization.
      5. Plan Administration.
      (a) Authority. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. The Board, in its sole discretion, may exercise any authority of the

Committee under the Plan in lieu of the Committee’s exercise thereof and in such instances references in the Plan to the Committee shall refer to the Board.
      (b) Powers of the Committee. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i) to grant Incentive Stock Options to Employees and to grant Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, and SARs to Employees, Consultants and Directors and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price, and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Employees, Consultants and Directors to whom Awards, if any, will be granted hereunder, the timing of such Awards, and the number of Shares to be represented by each Award;

(iii) to construe and interpret the Plan, the Awards granted hereunder, and any Award Agreement;

(iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

(v) to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii) to establish subplans, procedures or guidelines for the grant of Awards to Employees, Directors and Consultants, including such persons working for the Company outside of the United States;

(ix) to authorize the cancellation, forfeiture or suspension of an Award; and

(x) to make all other determinations deemed necessary or advisable for the administration of the Plan;
      Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 4.
      (c) Effect of Committee’s Decision. All decisions, determinations, and interpretations of the Committee shall be final, conclusive and binding on all Participants, the Company, any shareholder and all other persons.
      (d) Delegation and Administration. Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate to one or more subcommittees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”) the administration of the Plan, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.
      6. General Eligibility.
      (a) Awards. Awards may be granted to Employees, Directors or Consultants, provided however that Incentive Stock Options may only be granted to Employees. Granting of all Awards is at the discretion of the Committee.
      (b) Maximum Annual Participant Award. The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 2,000,000 shares of Common Stock (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares). If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering one Share for purposes of the Maximum Annual Participant Award.
      (c) No Employment/Service Rights. Nothing in the Plan shall confer upon any Employee, Consultant or Director the right to an Award or to continue in service as an Employee, Consultant or Director for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Employee, Consultant or Director, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.
      7. Grant, Terms and Conditions of Options.
      (a) Designation. Each Option shall be designated in an Award Agreement as either Incentive Stock Options or Nonqualified Stock Options. However, notwithstanding the preceding sentence, if an Option is not designated as an Incentive Stock Option, such Option will be deemed to be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.
      (b) Option Price. The per Share exercise price under an Incentive Stock Option (i) granted to an Employee who, at the time of grant of such Incentive Stock Option, owns Shares representing more than ten percent (10%) of the voting power of all classes of Shares of the Company or any Parent or Subsidiary, shall be no less than 110% of the Fair Market Value per Share on the date of grant, or (ii) granted to any other Participant, shall be no less than 100% of the Fair Market Value per Share on the date of grant. Subject to the discretion of the Committee, the per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant.
      (c) Term of Options. The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to an Employee who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant. The term of all Nonqualified Options shall be at the discretion of the Committee.
      (d) Vesting. Unless the Committee determines otherwise, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Participant’s death, Disability or termination of such Participant’s Continuous Status as a Participant for any other reasons.

      (e) Substitution of SARs for Options. Notwithstanding the foregoing, if the Company is required to or elects to expense the cost of Options pursuant to FAS 123 (or a successor or other standard), the Committee shall have the sole discretion to substitute without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms of the Options, the number of shares underlying the number of stock SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying Shares and the exercise price of the Options.
      (f) Exercise. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as shall be permissible under the terms of the Plan. No fractional Shares may be issued or delivered pursuant to the Plan or any Award.
      8. Grant, Terms and Conditions of Stock Awards.
      (a) Designation. Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 4. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Restricted Stock Units may be paid for as permitted by Section 10(b). The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.
      (b) Restrictions. Subject to Section 8(c), the Committee may impose such conditions or restrictions on the Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may determine advisable, including the achievement of specific performance goals, time based restrictions on vesting, or others. If the Committee has established performance goals, the Committee in its sole discretion shall determine whether a Participant has satisfied the performance goals.
      (c) Performance Criteria. Restricted Stock and Restricted Stock Units granted pursuant to the Plan that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall be subject to the attainment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock and Restricted Stock Units are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share; (iii) earnings before interest, taxes, and amortization; (iv) Adjusted EBITDA; (v) return on equity; (vi) total shareholder return; (vii) share price performance; (viii) return on capital; (ix) return on assets or net assets; (x) revenue; (xi) earnings growth; (xii) operating income; (xiii) operating profit; (xiv) profit margin; (xv) return on operating revenue; (xvi) return on invested capital; (xvii) market price; (xviii) brand recognition; (xix) customer satisfaction; (xx) operating efficiency; (xxi) productivity; (xxii) subscriber growth; or (xxiii) subscriber retention. Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company.
      (d) Vesting. Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon cessation of a Participant’s Continuous Status as a Participant. To the extent that the Participant purchased the Shares granted under such Restricted Stock or Restricted Stock Units and any such Shares remain non-vested at the time of cessation of a Participant’s Continuous Status as a Participant, the cessation of a Participant’s Continuous Status as a Participant shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

      9. Grant, Terms and Conditions of SARs.
      (a) Grants. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Employees, Consultants and Directors. The Committee is authorized to grant both tandem stock appreciation rights consisting of SARs with underlying Options (“Tandem SARs”) and stand-alone stock appreciation rights consisting of SARs with no underlying Options (“Stand-Alone SARs”). The term of a SAR shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.
      (b) Tandem SARs.

(i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

(ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 9(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.
      (c) Stand-Alone SARs.

(i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 7 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.
      10. Procedure for Exercise; Rights as a Shareholder.
      (a) Procedure. An Award shall be exercised when written notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under the terms of this Plan. The Company shall issue (or cause to be issued) such Share promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 7(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Share is issued, except as provided in Section 4 of the Plan.
      (b) Method of Payment. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including a method of payment, shall be determined by the Committee in its sole discretion at the time of grant of the Award or settlement, and which forms may include at the Committee’s discretion: (i) check; (ii) wire transfer; (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time; and (iv) a request that the Company or a designated brokerage firm conduct a cashless exercise of the Option. Shares used to pay the Option Price shall be valued at their Fair Market Value on the exercise date. Payment of the aggregate Option Price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.
      (c) Withholding Obligations. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may, at the sole discretion of the Committee, be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.
      (d) Shareholder Rights. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.
      (e) Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, and may not be transferred other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.
      11. Expiration of Awards.
      (a) Expiration, Termination or Forfeiture of Awards. Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) Six (6) months and one (1) day (except in the case of an Incentive Stock Option in which case such period shall be shortened to three (3) months) after the date of termination of a Participant’s Continuous Status as a Participant other than in circumstances covered by (ii) or (iii) below;

(ii) twelve (12) months after the date on which a Participant ceased performing services as a result of his or her total and permanent Disability; and

(iii) twenty-four (24) months from the date of the death of a Participant whose Continuous Status as a Participant terminated as a result of his or her death.
      (b) Extension of Term. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Options or SARs other than an Incentive Stock Option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Award would have expired or been forfeited if there had been no termination of the Employee’s Continuous Status as a Participant).
      12. Term, Amendment and Termination of the Plan.
      (a) Term of Plan. The Plan shall become effective as of the date the Plan is first adopted by the Board and shall continue in effect until the tenth anniversary of such date or until sooner terminated under this Section 12 or Section 13 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 12(b).
      (b) Amendment and Termination. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.
      (c) Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.
      (d) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.
      13. Shareholder Approval. The Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules. Notwithstanding anything in the Plan to the contrary, (i) no Awards other than Options may be granted under the Plan prior to such shareholder approval, (ii) no Options granted under the Plan may be exercised prior to such shareholder approval and (iii) in the event shareholder approval is not obtained within twelve (12) months of the date the Plan is first adopted by the Board, then any Options granted under the Plan shall be forfeited by the holders thereof and the Plan shall be terminated.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The DGCL permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The DGCL permits a corporation to indemnify a director, officer, employee, or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.
      The Amended and Restated Certificate of Incorporation of ALLTEL (the “Certificate”) provides for indemnification to the fullest extent permitted by the DGCL, as amended from time to time. Under the Certificate, any expansion of the protection afforded directors, officers, employees, or agents by the DGCL will automatically extend to ALLTEL’s directors, officers, employees, or agents, as the case may be.
      Article VII of the Certificate provides for the indemnification of directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively. Article VII of the Certificate also requires ALLTEL, to the fullest extent expressly authorized by Section 145 of the DGCL, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.
      In addition, as permitted under the DGCL, ALLTEL has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, ALLTEL will indemnify its directors and officers to the fullest extent permitted or authorized by the DGCL, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of ALLTEL’s directors and officers’ liability and company reimbursement insurance policy, directors and officers of ALLTEL are insured against certain liabilities, including liabilities arising under the Securities Act of 1933. ALLTEL will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits, or dishonesty; provided, however, that ALLTEL’s obligations will be satisfied to the extent of any reimbursement under such insurance.

Item 21.	Exhibits and Financial Statements

2.1	Agreement and Plan of Merger, dated as of January 9, 2005, by and among ALLTEL Corporation, Wigeon Acquisition LLC and Western Wireless Corporation (included as Annex A to the Proxy Statement/Prospectus forming a part of this registration statement). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Agreement. The Registrant agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

2.2	List of exhibits and schedules to Agreement and Plan of Merger.

3.1	Amended and Restated Certificate of Incorporation of ALLTEL Corporation, as amended.*

3.3	By-laws of ALLTEL Corporation, as amended as of January 29, 1998 (incorporated herein by reference to Exhibit 3(b) to ALLTEL’s Form 10-K for the fiscal year ended December 31, 1997).

4.1	Rights Agreement dated as of January 30, 1997, between ALLTEL Corporation and First Union National Bank of North Carolina (incorporated herein by reference to ALLTEL’s Registration Statement on Form 8-A (File No. 1-4996) filed February 4, 1997).

5.1	Form of Opinion of Kutak Rock LLP as to the legality of the securities to be issued.

8.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain Federal income tax matters.

8.2	Form of Opinion of Jones Day regarding certain Federal income tax matters.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of ALLTEL Corporation.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Western Wireless Corporation.

23.3	Consent of Kutak Rock LLP (included in Exhibit 5.1).

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

23.5	Consent of Jones Day (included in Exhibit 8.2).

24.1	Powers of Attorney.*

99.1	Voting Agreement by and among ALLTEL Corporation and John W. Stanton, Theresa E. Gillespie, the Stanton Family Trust, PN Cellular, Inc. and Stanton Communications Corporation, dated as of January 9, 2005 (included as Annex B to the Proxy Statement/ Prospectus forming a part of this registration statement).

99.2	Form of Proxy Card of Western Wireless Corporation.

99.3	Form of Merger Consideration Election Form.**

99.4	Consent of Bear, Stearns & Co. Inc.

*	Filed with the original filing of this Registration Statement on Form S-4 (Reg. No. 333-123596) on March 25, 2005.

**	To be filed by amendment.

Item 22.	Undertakings.
      The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 27th day of May, 2005.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford

(Scott T. Ford, President
and Chief Executive Officer)
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of May, 2005.

Signature	Title

/s/ Joe T. Ford* (Joe T. Ford)	Chairman of the Board

/s/ Scott T. Ford (Scott T. Ford)	President, Chief Executive Officer, and Director

/s/ Jeffery R. Gardner (Jeffery R. Gardner)	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/s/ Sharilyn S. Gasaway (Sharilyn S. Gasaway)	Controller (Principal Accounting Officer)

/s/ John R. Belk* (John R. Belk)	Director

/s/ William H. Crown* (William H. Crown)	Director

/s/ Dennis E. Foster* (Dennis E. Foster)	Director

/s/ Lawrence L. Gellerstedt, III* (Lawrence L. Gellerstedt, III)	Director

/s/ Emon A. Mahony, Jr.* (Emon A. Mahony, Jr.)	Director

/s/ John P. McConnell* (John P. McConnell)	Director

Signature	Title

/s/ Josie C. Natori* (Josie C. Natori)	Director

/s/ Gregory W. Penske* (Gregory W. Penske)	Director

/s/ Warren A. Stephens* (Warren A. Stephens)	Director

/s/ Ronald Townsend* (Ronald Townsend)	Director

*BY /s/ Francis X. Frantz (Francis X. Frantz, Attorney in Fact)